As filed with the Securities and Exchange Commission on February 17, 2023.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jayud Global Logistics Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	4731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Building 4, Shatoujiao Free Trade Zone

Shenyan Road, Yantian District

Shenzhen, China

(86) 0755-25595406

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yang Ge, Esq. DLA Piper UK LLP 20th Floor, South Tower, Kerry Center No.1 Guanghua Road, Chaoyang District Beijing, China 100020 Tel: 86-10-8520-0616	Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated             , 2023

Jayud Global Logistics Limited

             Class A Ordinary Shares

This is an initial public offering of              Class A ordinary shares, par value US$0.000125 per share, by Jayud Global Logistics Limited. We currently anticipate the initial public offering price of our Class A ordinary shares to be between US$                  and US$                  per Class A ordinary share.

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “JYD.” This offering is contingent upon the listing of our Class A ordinary shares on the Nasdaq Capital Market. At this time, the Nasdaq Capital Market has not yet approved our application to list our Class A ordinary shares. We cannot assure you that our application will be approved; however, if it is not approved, we will not complete this offering.

We have two classes of ordinary shares outstanding: Class A ordinary shares and Class B ordinary shares. Upon the completion of this offering, our issued and outstanding share capital will consist of              Class A ordinary shares and 5,127,680 Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one (1) vote, and each Class B ordinary share shall be entitled to ten (10) votes on all matters subject to a vote at general meetings of our Company. Each Class B ordinary share shall be convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. For more detailed description of risks related to the dual-class structure, please see “Risk Factors—Risks Related to the Class A Ordinary Shares and This Offering—The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.”

[Additionally, upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market, because our founder and chief executive officer, Mr. Xiaogang Geng, as the only shareholder of all our issued and outstanding 5,127,680 Class B ordinary shares, will beneficially own approximately                 % of our then-issued and outstanding ordinary shares and will be able to exercise approximately                 % of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Class A ordinary shares. For further information, see “Principal Shareholders.” For more detailed description of risks related to being a “controlled company,” see “Risk Factors—Risks Related to Our Business and Industry—We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”]

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws, and, as such are eligible for certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

We are not a Chinese operating company but a Cayman Islands holding company with operations conducted by our subsidiaries based in China. The “Company” and “our Company” refer to Jayud Global Logistics Limited, a Cayman Islands company. “We,” “us,” and “our” refer to Jayud Global Logistics Limited and its subsidiaries. We currently conduct our business substantially through Shenzhen Jayud Logistics Technology Co., Ltd., an indirect wholly owned subsidiary of Jayud Global Logistics Limited, and nine first-level operating subsidiaries wholly owned by Shenzhen Jayud Logistics Technology Co., Ltd. All of these ten operating subsidiaries are established under the laws of the PRC. This operating structure may involve unique risks to investors. Under relevant PRC laws and regulations, foreign investors are permitted to own 100% of the equity interests in a PRC-incorporated company engaged in the business of providing end-to-end supply chain solution. However, the PRC government may implement changes to the existing laws and regulations in the future, which may result in the prohibition or restriction of foreign investors from owning equity interests in our PRC operating subsidiaries. There are significant legal and operational risks and uncertainties associated with being based in or having the majority of operations in China. Any of such risks and uncertainties could result in a material change in our operations and/or the value of our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government has significant authority to exert influence on the ability of a company with operations in China to conduct business. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement and data privacy protection. As of the date of this prospectus, we do not believe that we are subject to: (a) the cybersecurity review with the Cyberspace Administration of China, or CAC, as our products and services are not offered to individual users but to our institutional customers, we do not possess a large amount of personal information in our business operations, and our business does not involve the collection of data that affects or may affect national security, implicates cybersecurity, or involves any type of restricted industry; or (b) merger control review by China’s anti-monopoly enforcement agency due to the fact that we do not engage in monopolistic behaviors that are subject to these statements or regulatory actions. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and, if any, the potential impact such modified or new laws and regulations will have on our daily business operation, ability to accept foreign investments and listing of our securities on a U.S. or other foreign exchange. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission (“CSRC”) or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless. For a detailed description of risks related to doing business in China, see “Risk Factors—Risks Related to Doing Business in China” from pages 39 to 58 of this prospectus.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For additional information, see “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless” on page 40 of this prospectus.

As of the date of this prospectus, we have three subsidiaries in Hong Kong, including (i) Jayud Global Logistics (Hong Kong) Limited, a wholly owned subsidiary of Jayud Global Logistics Limited; (ii) HongKong Jayud International Logistics Company Limited, a wholly owned subsidiary of Jayud Global Logistics (Hong Kong) Limited; and (iii) Sky Pacific Logistics HK Company Limited, 67.0% equity interest of which is wholly owned by our PRC subsidiary, Shenzhen Jiayuda Global Supply Chain Co., Ltd. Hong Kong is currently a separate jurisdiction from mainland China. Pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the “Basic Law,” which is a national law of the PRC and the constitutional document for Hong Kong, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law (which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we do not believe there will be material effects on our Hong Kong Subsidiaries’ operations and financial results resulting from the legal and operational risks relating to the PRC regulations. As such, the legal and operational risks associated with our operations in the PRC apply to its operations in Hong Kong only to the extent applicable. However, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard, which could result in a material adverse change to our business, prospects, financial condition, results of operations, and the value of our securities.

Furthermore, on May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the HFCA Act, requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. On March 28, 2021, the SEC issued interim measures implementing the HFCA Act which became effective on May 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the submission and disclosure requirements outlined in the HFCA Act, which went into effect on January 10, 2022. Our Class A ordinary shares may be prohibited to trade on a national exchange or in the over-the-counter trading market in the United States under the Holding Foreign Companies Accountable Act, or HFCA Act, if the Public Company Accounting Oversight Board (United States), or the PCAOB, determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the PRC Ministry of Finance which was the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, Friedman LLP, which is based in New York, is currently subject to inspection by the PCAOB at least every three years. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. However, our auditor’s China affiliate is located in, and organized under the laws of the PRC. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take any remedial measures. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act and, as a result, we cannot assure you that we will be able to maintain the listing of our Class A ordinary shares on the Nasdaq Capital Market or that you will be allowed to trade our Class A ordinary shares in the United States on the “over-the-counter” markets or otherwise. Should our Class A ordinary shares become not listed or tradeable in the United States, the value of the Class A ordinary shares could be materially affected. See “Risk Factors—Risks Related to Doing Business in China” from pages 39 to 58 of this prospectus for a detailed discussion.

Jayud Global Logistics Limited holds all of the equity interests in Shenzhen Jayud Logistics Technology Co., Ltd. and its PRC subsidiaries through the subsidiary incorporated in Hong Kong, Jayud Global Logistics (Hong Kong) Limited. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure. Within our direct equity ownership structure, funds from foreign investors can be directly transferred to our PRC subsidiaries by way of capital injection or in the form of a shareholder loan from Jayud Global Logistics Limited following this offering. If we plan to distribute dividends to our shareholders, our PRC operating subsidiaries will transfer the funds to our subsidiary incorporated in Hong Kong, Jayud Global Logistics (Hong Kong) Limited, which will be subject to the PRC laws and regulations, and Jayud Global Logistics Limited will then distribute dividends to all shareholders in proportion to the shares they hold, regardless of the citizenship or domicile of the shareholders. See “Corporate History and Structure” on pages 77 to 79 for additional details.

See “Risk Factors” beginning on page 19 to read about factors you should consider before buying our Class A ordinary shares.

	Per Class A Ordinary Share	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)(2)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”
(2)

Represents underwriting discounts up to seven percent (7%) (or $             per Class A ordinary share), of gross proceeds of this offering. Does not include a non-accountable expense allowance. See “Underwriting” for all compensation to be paid to the underwriters.

The underwriters have a [30]-day option to purchase up to an additional                  Class A ordinary shares from us at the initial public offering price less the underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares against payment in U.S. dollars in New York, NY on                , 2023.

The Benchmark Company

The date of this prospectus is                 , 2023

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A ordinary shares.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until                , 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A ordinary shares. In addition, this prospectus contains information from a report prepared by Frost & Sullivan (Beijing) Inc., or Frost & Sullivan, a third-party market research firm. Frost & Sullivan was commissioned by us to provide information on the end-to-end cross-border supply chain industry in China.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retroactive basis to reflect a reverse share split of our outstanding ordinary shares at a ratio of 1 for 1.25, which was implemented on February 16, 2023.

OUR MISSION

Our mission is to become a leading global end-to-end supply chain solution provider.

OVERVIEW

We are one of the leading Shenzhen-based end-to-end supply chain solution providers in China, with a focus on providing cross-border logistics services. According to the Frost & Sullivan Report, in 2021, we ranked fifth in terms of the revenues generated from providing end-to-end cross-border supply chain solution among all end-to-end supply chain solution providers based in Shenzhen. Headquartered in Shenzhen, a key component of the Guangdong-Hong Kong-Macau Greater Bay Area, or the Greater Bay Area, in China, we benefit from the unique geographical advantages of providing high degree of support for ocean, air and overland logistics. A well-connected transportation network enables us to significantly increase efficiency and reduce transportation costs. As one of the most open and dynamic regions in China, Shenzhen is home to renowned enterprises and the gathering place of cross-border e-commerce market players, which provides us with a large customer base and enables us to develop long-term in-depth relationships with our customers. In addition, the sustained and steady growth of local economy and supportive government policies have backed up our development and brought us great convenience in daily operations.

According to the Frost & Sullivan Report, the global end-to-end cross-border supply chain solution market experienced a soaring growth during the past two years, with its total revenue surging from US$211.8 billion for the year ended December 31, 2020 to US$537.8 billion for the year ended December 31, 2021. In line with this increase, we experienced a rapid growth in 2020 and 2021 as well as the six months ended June 30, 2022. Our gross profit increased by RMB19.1 million, or 161.4%, from RMB11.8 million for the six months ended June 30, 2021 to RMB30.9 million (US$4.6 million) for the six months ended June 30, 2022. Our gross profit increased by RMB13.5 million, or 64.1%, from RMB21.0 million for the year ended December 31, 2020 to RMB34.5 million (US$5.4 million) for the year ended December 31, 2021. Our revenue generated from end-to-end cross-border logistics services increased from approximately RMB98.9 million for the six months ended June 30, 2021 to approximately RMB332.7 million (US$49.6 million) for the six months ended June 30, 2022, representing a period-to-period increase of 236.5%. Our revenue generated from end-to-end cross-border logistics services increased from approximately RMB210.8 million for the year ended December 31, 2020 to approximately RMB390.2 million (US$61.2 million) for the year ended December 31, 2021, representing a year-on-year increase of 85.1%.

We offer a comprehensive range of cross-border supply chain solution services, including: (i) freight forwarding services, (ii) supply chain management, and (iii) other value-added services.

Freight Forwarding Services

Our freight forwarding services primarily comprise (i) integrated cross-border logistics services, and (ii) fragmented logistics services. For the six months ended June 30, 2021 and 2022, revenues from our freight forwarding services amounted to RMB138.6 million and RMB412.2 million (US$61.4 million), respectively, representing an increase of 197.5%. For the years ended December 31, 2020 and 2021, revenues from our freight forwarding services amounted to RMB243.6 million and RMB488.0 million (US$76.5 million), respectively, representing a year-on-year increase of 100.3%.

Integrated Cross-border Logistics Services

Our integrated cross-border logistics services primarily consist of (i) contract logistics services, and (ii) basic logistics services. In our contract logistics services, we provide our enterprise customers with customized integrated logistics services covering the entire delivery process from order origination to the final point of sale or delivery, representing a customized and seamless combination of order processing, warehousing management, transportation and delivery, and other value-added services. In our basic logistics services, our customers may choose from various modularized integrated logistics service offerings that are designed based on our in-depth understanding of the demands of various industries, such as cross-border e-commerce, chemical industry, and the retail sector. Leveraging our integrated service capabilities and our self-developed logistics information technology, or IT, systems, we aspire to manage our distribution network seamlessly, allowing our customers to outsource to us their supply chain process. For the six months ended June 30, 2021 and 2022, revenues from our integrated cross-border logistics services amounted to RMB98.9 million and RMB332.7 million (US$49.6 million), respectively, representing an increase of 236.5%. For the years ended December 31, 2020 and 2021, revenues from our integrated cross-border logistics services amounted to RMB210.8 million and RMB390.2 million (US$61.2 million), respectively, representing a year-on-year increase of 85.1%.

Fragmented Logistics Services

We are also engaged by our customers to provide one or more types of logistics services that only cover part of the entire cross-border cargo delivery process. Such fragmented logistics services primarily include one or a combination of the following: (i) air freight forwarding; (ii) ocean freight forwarding; (iii) overland freight services; (iv) warehousing; and (v) other fragmented logistics services, such as port and depot services, non-time-definite delivery and coordination among various carriers and freight forwarders. For the six months ended June 30, 2021 and 2022, revenues from our fragmented logistics services amounted to RMB39.7 million and RMB79.5 million (US$11.9 million), respectively, representing an increase of 100.3%. For the years ended December 31, 2020 and 2021, revenues from our fragmented logistics services amounted to RMB32.8 million and RMB97.8 million (US$15.3 million), respectively, representing a year-on-year increase of 198.1%.

Supply Chain Management

Our supply chain management business primarily consists of two sub-segments, namely, (i) international trading business, where we engage in international trading directly, with our customers being the purchasers or sellers, and (ii) agent services, where we are engaged by customers as their international trade agent, for the purpose of further streamlining the customers’ supply chain process. We believe our supply chain management business allows us to enhance the overall customer experience and to create vast cross-selling opportunities to drive customer retention, thus further differentiating us from our competitors. For the six months ended June 30, 2021 and 2022, revenues from our supply chain management business amounted to RMB24.8 million and RMB39.0 million (US$5.8 million), respectively, representing an increase of 57.1%. For the years ended December 31, 2020 and 2021, revenues from our supply chain management business amounted to RMB44.0 million and RMB53.5 million (US$8.4 million), respectively, representing a year-on-year increase of 21.8%.

International Trading

We engage in international trading directly through the wholesaling of certain goods with our customers. Unlike our freight forwarding services, our international trading business requires us to bear both inventory risks and credit risks. For the six months ended June 30, 2021 and 2022, revenues from our international trading amounted to RMB24.7 million and RMB38.9 million (US$5.8 million), respectively, representing an increase of 57.6%. For the years ended December 31, 2020 and 2021, revenues from our international trading amounted to RMB42.0 million and RMB53.0 million (US$8.3 million), respectively, representing a year-on-year increase of 26.2%.

Agent Services

We may be engaged by our customers to act as their international trade agent, managing their cross-border supply chains through assisting our customers, pursuant to an agreement between our customers and a designated third-party, either (i) to procure certain goods from the designated third-party, or (ii) to sell and deliver certain goods to the designated third-party. Similar to our integrated cross-border logistics services, our agent services also involve a seamless combination of order processing, warehousing management, transportation and delivery, and other value-added services, with the major difference being that we carry out a substantial portion of the supply chain process in our own name, and accordingly may be required to bear credit risks in the supply chain process. For the six months ended June 30, 2021 and 2022, revenues from our agent services amounted to

RMB0.2 million and RMB0.1 million (US$0.02 million), respectively, representing a decrease of 17.2%. For the years ended December 31, 2020 and 2021, revenues from our agent services amounted to RMB2.0 million and RMB0.6 million (US$0.1 million), respectively, representing a year-on-year decrease of 71.9%.

Other Value-added Services

We endeavor to differentiate our service offerings by, among other things, developing other value-added services. Our value added services primarily include (i) custom brokerage and (ii) intelligent logistic IT systems. For the six months ended June 30, 2021 and 2022, revenues from our other value-added services amounted to RMB1.9 million and RMB2.9 million (US$0.4 million), respectively, representing an increase of 52.4%. For the years ended December 31, 2020 and 2021, revenues from our other value-added services amounted to RMB2.8 million and RMB4.0 million (US$0.6 million), respectively, representing a year-on-year increase of 45.9%.

Leveraging our integrated service capabilities and our proprietary IT systems, we aspire to manage our distribution network seamlessly, allowing our customers to outsource to us their supply chain process.

OUR GLOBAL NETWORK

Our Geographic Location

Headquartered in Shenzhen, Guangdong province, we focus on China as our primary market and also expect to expand our business globally. Located in this strategic city, we enjoyed the benefits of its rapid development over the three decades and will continue to take advantage of its continued growth. The advantages of being headquartered in Shenzhen include: (i) strategic geographical location; (ii) large customer base; and (iii) sustained and steady growth of the local economy as well as supportive government policies. For more details, please see “Business—Our Global Network—Our Geographic Location.”

Our Network

We have established a global operation nexus to support our business. We own logistic facilities strategically located throughout major transportation hubs in China and globally. As of June 30, 2022, we have established a presence in 12 provinces (including provincial municipalities) in mainland China, such as Shenzhen of Guangdong province, Nanjing of Jiangsu province, Ningbo and Yiwu of Zhejiang province, Beijing, Shanghai, Tianjin, as well as some major global transportation hubs such as Hong Kong.

Our global freight network covers various major trade lanes across the world, including Asia-North America, Asia-Europe and Intra-Asia trade lines. As of June 30, 2022, our footprints spread across six continents and over 16 countries, such as Thailand, Singapore, India, Philippine, Hamburg, the United Kingdom, and the United States.

Please see maps set forth the countries and regions where we have established presence as of June 30, 2022 under “Business—Our Global Network.”.

OUR STRENGTHS

We believe the following strengths have contributed to our success and differentiate us from others:

•	One of the leading end-to-end supply chain solution providers based in Shenzhen

•	Strong and integrated logistic service capabilities

•	Customized logistic solutions comprising a wide range of integrated logistics and freight forwarding services

•	R&D capabilities in proprietary IT systems’ development contributing to increased operational efficiency

•	Long-standing relationships with a wide and diversified customer base

•	Visionary and experienced management team with a proven track record

OUR STRATEGIES

We aim to execute the following business strategies:

•	Further enhance our distribution network

•	Adapt our logistic services and customized solutions to different industry verticals in China

•	Further invest in our intelligent logistic IT systems

•	Further invest in our human capital

•	Develop our business and service capacities through investments or acquisitions

RECENT REGULATORY DEVELOPMENTS

Cybersecurity Review

On December 28, 2021, the Cyberspace Administration of China, or the CAC, and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The final Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security.

Potential CSRC Filing Requirements

On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and Administrative

Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or, collectively, the Draft Overseas Listing Regulations. Such Draft Overseas Listing Regulations set out new filing procedures for China-based companies seeking direct or indirect listings and offerings in overseas markets. The Draft Overseas Listing Regulations require that China-based companies seeking to offer and list securities in overseas markets complete certain post-application / post-listing filing procedures with the CSRC, and that an initial filing with the CSRC be submitted within three working days after the application for an initial public offering is submitted to the overseas regulators, and that a supplemental filing with respect to the result of the overseas listing or offering be submitted after the overseas listing or offering is completed. The Draft Overseas Listing Regulations do not require a China-based company including the Company to obtain the CSRC’s pre-approval before it applies for or completes a listing or offering of securities in overseas markets.

Under the Draft Overseas Listing Regulations, an overseas offering or listing is prohibited if (i) it is prohibited by PRC laws, (ii) it constitutes a threat to or endanger national security as reviewed and determined by competent PRC authorities, (iii) it has material ownership disputes over equity, major assets, and core technology, (iv) in recent three years, the Chinese operating entities and their controlling shareholders and actual controllers have committed certain criminal offenses or are currently under investigations for suspicion of criminal offenses or major violations, (v) the directors, supervisors, or senior executives have been subject to administrative punishment for severe violations, or are currently under investigations for suspicion of criminal offenses or major violations, or (vi) it is subject to other circumstances as prescribed by the State Council.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which will become effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Draft Overseas Listing Regulations by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Overseas Listing Regulations: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. As the Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and its implementation, if we are required to submit to the CRSC and complete the filing procedure of our overseas public offering and listing, we cannot be sure that we will be able to complete such filings in a timely manner. Any failure or perceived failure by us to comply with such filing requirements under the Trial Measures may result in forced corrections, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Structure

We commenced our commercial operations in September 2009 through Shenzhen Jiayuda Trading Co., Ltd. In July 2015, Shenzhen Jayud Logistics Technology Co., Ltd. (previously under the name of “Shenzhen Xinyuxiang Supply Chain Co., Ltd.”) was established to optimize our resource allocation to further expand our business. On June 10, 2022, we incorporated Jayud Global Logistics Limited under the laws of the Cayman Islands as our offshore holding company to facilitate offshore financing. In June 2022, we established Jayud Global Logistics (Hong Kong) Limited, our wholly owned Hong Kong subsidiary. From May to September 2022, we underwent a series of corporate reorganizations in anticipation of our initial public offering.

On February 16, 2023, we implemented a 1 for 1.25 reverse share split of our ordinary shares under Cayman Islands law, or the Reverse Share Split. As a result of the Reverse Share Split, the total of 13,590,400 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 10,872,320 issued and outstanding Class A ordinary shares and the total of 6,409,600 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 5,127,680 issued and outstanding Class B ordinary shares. The purpose of the Reverse Share Split was to enhance our ability to achieve a share price for our Class A ordinary shares consistent with the listing requirements of the Nasdaq Capital Market. The Reverse Share Split maintained our existing shareholders’ percentage ownership interests in our company. The Reverse Share Split also increased the par value of our ordinary shares from $0.0001 to $0.000125 and decreased the number of authorized shares of our company from 500,000,000 to 400,000,000, which are divided into 384,000,000 Class A ordinary shares and 16,000,000 Class B ordinary shares.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Note:	the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(1)	No single shareholder among “other shareholders” beneficially owns more than 5% of our ordinary shares.

Holding Company Structure

Jayud Global Logistics Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China and Hong Kong. As a result, Jayud Global Logistics Limited’s ability to pay dividends depends upon dividends paid by our PRC and Hong Kong subsidiaries. If our existing PRC and Hong Kong subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries had aggregate retained earnings as determined under PRC accounting standards as of December 31, 2022. Pursuant to the Company Law of the People’s Republic of China, or the PRC Company Law, our PRC subsidiaries are required to make contribution of at least 10% of their after-tax profits calculated in accordance with the PRC GAAP to the statutory common reserve. Contribution is required until the reserve fund has reached 50% of the registered capital of our subsidiaries. As of June 30, 2022, our reserve fund did not reach 50% of the registered capital of our subsidiaries.

As of June 30, 2022, our PRC subsidiaries had RMB52.9 million (US$7.9 million) of restricted net asset. As of December 31, 2021, our PRC subsidiaries had RMB22.6 million of restricted net asset.

On February 8, 2022 and February 28, 2022, Shenzhen Jiayuda E-Commerce Technology Co., Ltd and Shenzhen Jiayuda Global Supply Chain Co., Ltd. declared RMB2.4 million cash dividend and RMB7.4 million cash dividend respectively, to its then shareholders and its holding company, Shenzhen Jayud Logistics Technology Co., Ltd. On March 15, 2022, Shenzhen Jayud Logistics Technology Co., Ltd declared RMB9.0 million of dividend to its then shareholders. Historically, Shenzhen Jayud Logistics Technology Co., Ltd. has also received equity financing from its then shareholders to fund business operations of our PRC subsidiaries. For the years ended December 31, 2020 and 2021, two of our Hong Kong subsidiaries, Sky Pacific Logistics HK Company Limited (“Sky Pacific”) and HongKong Jayud International Logistics Company Limited (“HK Jayud International”), transferred cash proceeds of nil and RMB0.9 million (US$0.1 million) to our PRC subsidiaries for the settlement of intercompany transactions for our PRC subsidiaries. For the years ended December 31, 2020 and 2021, we transferred cash proceeds of RMB1.6 million and RMB7.3 million (US$1.1 million) to Sky Pacific and HK Jayud International for the settlement of intercompany transactions. For the six months ended June 30, 2022, we transferred cash proceeds of RMB0.3 million (US$0.04 million) to Sky Pacific and HK Jayud International for the settlement of intercompany transactions. In the future, most cash proceeds raised from overseas financing activities, including this offering, may be, and are intended to be, transferred by us through our wholly owned Hong Kong subsidiary, Jayud Global Logistics (Hong Kong) Limited, to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Our PRC subsidiaries that receive such cash proceeds then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Use of Proceeds” and “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds are received by Jayud Global Logistics Limited, our holding company, at the close of this offering, subject to the cash demand of our PRC and Hong Kong subsidiaries, the funds can be transferred to our wholly owned Hong Kong subsidiary, Jayud Global Logistics (Hong Kong) Limited, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to Jayud Global Logistics (Hong Kong) Limited in accordance with the laws and regulations of the PRC, and then Jayud Global Logistics (Hong Kong) Limited will transfer the dividends up to Jayud Global Logistics Limited, and the dividends will be distributed from Jayud Global Logistics Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China and Hong Kong. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We currently do not have any cash management policy that dictate the transfer of cash between our subsidiaries. See “Regulations—Regulations Relating to Foreign Exchange” for details of such procedures.

We estimate that the net proceeds to us from this offering will be approximately US$             million (after deducting underwriting discounts and commissions and estimated offering expenses payable by us), of which approximately US$             million will be transferred to our PRC subsidiaries for daily operations. See “Use of Proceeds” for more details.

CORPORATE INFORMATION

We were incorporated on June 10, 2022 as a company limited by shares structures as a holding company incorporated under the laws of Cayman Islands. Our registered office is located at Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands.

Our principal executive offices of our operating subsidiaries are located at 4th Floor, Building 4, Shatoujiao Free Trade Zone, Yantian District, Shenzhen, the People’s Republic of China. Our telephone number at this address is +86 0755-25595406.

Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is http://www.jayud.com/. The information contained on our website is not a part of this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are also considered a “foreign private issuer.” Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATION OF BEING A CONTROLLED COMPANY

Upon the completion of this offering, our founder and chief executive officer, Mr. Xiaogang Geng, as the only shareholder of all our issued and outstanding 5,127,680 Class B ordinary shares, will beneficially own             % of our total issued and outstanding ordinary shares, representing             % of our total voting power, assuming that the underwriters do not exercise their option to purchase additional Class A ordinary shares, or             % of our total issued and outstanding ordinary shares, representing             % of our total voting power, assuming that the option to purchase additional Class A ordinary shares is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Xiaogang Geng will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Except otherwise indicated or the context otherwise requires:

•	“CAGR” refers to compound average growth rate;

•

“China” or the “PRC”, in each case, refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus. When used in the case of laws and regulations, of “China” or “the PRC”, it refers to only such laws and regulations of mainland China;

•	“Class A ordinary shares” refer to our class A ordinary shares, par value US$0.000125 per share after the Reverse Share Split;

•	“Class B ordinary shares” refer to our class B ordinary shares, par value US$0.000125 per share after the Reverse Share Split;

•	“EIT” refers to enterprise income tax;

•	“Hong Kong” refers to Hong Kong Special Administrative Region in the PRC;

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“ordinary shares” or “shares” prior to the completion of this offering refer to our ordinary shares of par value US$0.000125 per share after the Reverse Share Split, and upon and after the completion of this offering are to our Class A ordinary shares and Class B ordinary shares;

•	“R&D” refers to research and development;

•	“Reverse Share Split” refers to a 1 for 1.25 reverse share split of our ordinary shares under Cayman Islands law implemented on February 16, 2023;

•	“RMB” and “Renminbi” refer to the legal currency of mainland China;

•	“SEC” refers to the Securities and Exchange Commission;

•	“US$” and “U.S. dollars” refer to the legal currency of the United States;

•	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•	“we,” “us,” “our company,” and “our” refer to Jayud Global Logistics Limited, a Cayman Islands company and its subsidiaries.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares, and (b) references in this prospectus to this offering are to our offering of Class A ordinary shares pursuant to this prospectus.

Our reporting currency is RMB. This prospectus contains translations from RMB to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, the translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.3757 to US$1.00 for the year of 2021 and RMB6.7114 to US$1.00 for the six months ended June 30, 2022, representing the middle rates as set forth in the statistical release of the Bank of China as of December 31, 2021 and June 30, 2022, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

The English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and the reports. This prospectus contains statistical data and estimates published by Frost & Sullivan, an independent research firm, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

OUR CHALLENGES

Investing in our Class A ordinary shares involves a high degree of risk. Investors in the Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Jayud Global Logistics Limited is a Cayman Islands holding company that conducts substantial business operation in China through its PRC subsidiaries, in particular, Shenzhen Jayud Logistics Technology Co., Ltd. and its subsidiaries. Such structure involves unique risks to investors in the Class A ordinary shares. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 19 of this prospectus, including the risks described under the subsections headed “Risks Related to Our Business and Industry,” “Risks Related to Doing Business in China” and “Risks Related to the Class A ordinary shares and This Offering,” and other information contained in this prospectus before you decide whether to purchase the Class A ordinary shares.

In particular, as we are a China-based company incorporated in the Cayman Islands, we face various legal and operational risks and uncertainties related to being based in and having substantive business operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges. Such risks could result in a material change in our operations and/or the value of our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government also has significant oversight and discretion over the conduct of our business and our operations may be affected by evolving regulatory policies as a result. The PRC government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. These risks could result in a material change in our operations and the value of our Class A ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. You should pay special attention to the subsection headed “Risks Related to Doing Business in China” below.

Hong Kong is currently a separate jurisdiction from mainland China. Pursuant to the Basic Law, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law (which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we do not believe there will be material effects on our Hong Kong subsidiaries’ operations and financial results resulting from the legal and operational risks relating to the PRC regulations. As such, the legal and operational risks associated with our operations in the PRC apply to its operations in Hong Kong only to the extent applicable. However, such list of national laws and regulations that are applicable in Hong Kong can be expanded by amendment to the Basic Law. There is no assurance that (1) the Basic Law will not be further amended to apply more PRC laws and regulations in Hong Kong, or (2) the PRC and/or Hong Kong government will not take other actions to promote the integration of Hong Kong legal system into the PRC legal system. Our Hong Kong subsidiaries could be subject to more influence and/or control of the PRC government or even direct oversight or intervention thereof if the Hong Kong legal system becomes more integrated into the PRC legal system. As such, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard, which could result in a material adverse change to our business, prospects, financial condition, and results of operations, and the value of our securities.

We face the following risks and uncertainties in realizing our business objectives and executing our strategies. For details of each of these bulleted risk factors, see “Risk Factors—Risks Related to Our Business and Industry” under the same subheadings.

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Our business and growth are significantly affected by the development of international commerce and the e-commerce industry, as well as macroeconomic and other factors that affect demand for supply chain solutions and logistics services, in China and globally. (page 19)

•	Trade restrictions could materially and adversely affect our business, financial condition and results of operations. (page 20)

•	We face intense competition which could adversely affect our results of operations and market share. (page 20)

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We face risks associated with the items we deliver and the contents of shipments and inventories handled through our logistics networks, including real or perceived quality or health issues with the products that are handled through our logistics networks, and risks inherent in the logistics industry, including personal injury, product damage, and transportation-related incidents. (page 21)

•	We may be exposed to credit risks in relation to defaults from customers. (page 22)

•	Our historical results of operations and financial performance are not indicative of future performance. (page 22)

•	If we are unable to collect our receivables from our existing customers, our results of operations and cash flows could be adversely affected. (page 22)

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Our financial position and results of operations may be materially adversely affected if our expenditure on warehouses and equipment do not match customer demand or if there is a lack of funding for these investments. (page 23)

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Failure to successfully implement our business strategy, effectively respond to changes in market dynamics and satisfactorily meet customer demand will cause our future financial results to suffer. (page 23)

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We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all. (page 24)

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We may fail to successfully enter necessary or desirable strategic alliances or make acquisitions or investments, and we may not be able to achieve the anticipated benefits from these alliances, acquisitions or investments we make. (page 24)

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We rely on service providers, such as air, ocean and ground freight carriers, and if they become financially unstable or have reduced capacity to provide services because of COVID-19, it may adversely impact our business and operating results. (page 25)

•	Our business may be affected by fluctuations in China’s road transportation market. (page 25)

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Any disruption to the operation of the warehousing and logistics facilities operated by us or other third-party transportation companies and couriers that facilitate our logistics services, or to the development of new warehousing and logistics facilities, could have a material adverse effect on our business, financial condition and results of operations. (page 25)

•	If we are unable to utilize our container depots and warehouses effectively, our business and results of operations may be adversely affected. (page 26)

•	We may be unable to obtain adequate amount of cargo space to meet our customers’ needs. (page 26)

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We use third parties in some aspects of our operations and failure to maintain positive relationships with them could have a material adverse effect on our business, financial condition and results of operations. (page 26)

•	If we are unable to manage the expansion of our logistics infrastructure successfully, our business prospects and results of operations may be materially and adversely affected. (page 27)

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We depend on a limited number of customers for a significant portion of our revenues and the loss of one or more of these customers could adversely affect our business, financial condition, and results of operations. (page 27)

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If our customers reduce their expenditure on third-party supply chain solutions and logistics services or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected. (page 28)

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If we fail to cost-efficiently attract new customers to use our solutions and services, or to maintain relationships with existing customers, our business and results of operations could be adversely affected. (page 28)

We are a China-based company and we may face the following risks and uncertainties in doing business in China. For details of each of these bulleted risk factors, see “Risk Factors — Risks Related to Doing Business in China” under the same subheadings.

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Change in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations. (page 39)

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Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless. (page 40)

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The Chinese government exerts substantial oversight and influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. (page 41)

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The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. (page 42)

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The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. (page 43)

•	We may be liable for improper use or appropriation of personal information provided directly or indirectly by our customers or end users. (page 45)

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. (page 47)

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You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws. (page 47)

•	It may be difficult for overseas regulators to conduct investigations or collect evidence within China. (page 48)

•	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within Hong Kong. (page 48)

•	If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders. (page 49)

•	We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies. (page 49)

•

If our preferential tax treatments are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions. (page 50)

•

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties. (page 51)

•	The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may subject us to penalties or liabilities. (page 51)

•	The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions. (page 51)

•

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws. In addition, any failure to comply with PRC regulations with respect to registration requirements for offshore financing may subject us to legal or administrative sanctions. (page 52)

•	We may be materially adversely affected if our shareholders and beneficial owners who are PRC entities fail to comply with the PRC overseas investment regulations. (page 53)

In addition to the risks described above, we are subject to the following risks relating to the Class A ordinary shares and this offering. For details of each of these bulleted risk factors, see “Risk Factors—Risks Related to the Class A Ordinary Shares and This Offering” under the same subheadings.

•	An active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly. (page 58)

•	The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors. (page 58)

•

The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control. (page 60)

•	The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares. (page 60)

•

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline. (page 61)

•	The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price. (page 61)

•	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment. (page 61)

•	[Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.] (page 62)

•	We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree. (page 62)

•

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our Class A ordinary shares to significant adverse U.S. federal income tax consequences. (page 62)

•	Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares. (page 63)

•

Our post-offering amended and restated memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. This could limit the ability of holders of our Class A ordinary shares or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, and potentially others. (page 63)

•	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. (page 64)

•	Certain judgments obtained against us by our shareholders may not be enforceable. (page 64)

•	We will incur increased costs as a result of being a public company. (page 65)

•	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies. (page 65)

•

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies. (page 65)

•	We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A ordinary shares less attractive to investors. (page 66)

•

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and [insiders will hold a large portion of the company’s listed securities]. (page 66)

THE OFFERING

Offering price	US$ per Class A ordinary share

Class A ordinary shares offered by us	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares).

Ordinary shares	We have adopted a dual-class structure which has been effective since our incorporation. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one (1) vote, and each Class B ordinary share shall be entitled to ten (10) votes on all matters subject to a vote at general meetings of our Company. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances.

The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to us that such holder elects to convert a specified number of Class B ordinary shares into Class A ordinary shares. Any conversion of Class B ordinary shares into Class A ordinary shares may be affected by means of the re-designation and re-classification of each relevant Class B ordinary share as a Class A ordinary share.

Ordinary shares issued and outstanding immediately after this offering	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise the option to purchase additional Class A ordinary shares in full) and 5,127,680 Class B ordinary shares.

Option to purchase additional Class A ordinary shares	We have granted to the underwriters an option, exercisable for [30 days] from the date of this prospectus, to purchase up to an aggregate of additional Class A ordinary shares at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Listing	We have applied to have our Class A ordinary shares listed on the Nasdaq Capital Market under the symbol “JYD.” Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Payment and settlement	The underwriters expect to deliver the Class A ordinary shares on , 2023.

Use of proceeds	We estimate that we will receive net proceeds of approximately US$ million from this offering, assuming an initial public offering price of US$ per Class A ordinary share, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We intend to use our net proceeds from this offering for the daily operations of onshore and offshore subsidiaries. See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our Class A ordinary shares.

Transfer agent	Transhare Corporation

Representative’s Warrant	We have agreed to issue warrants to the representative of the underwriters to purchase such number of Class A ordinary shares equal to 3% of the total number of Class A ordinary shares sold in this offering (including any Class A ordinary share sold pursuant to the exercise of the over-allotment option). Such warrants shall have an exercise price equal to 100% of the offering price of the Class A ordinary shares sold to investors in this offering and may be exercised on a cashless basis. The representative’s warrants will be exercisable commencing six months from the closing of this offering and will terminate on the fifth anniversary of the commencement of sales for this offering.

Lock-up	Our directors and officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of this offering. We have agreed with the underwriters that, for a period of three (3) months from the closing of this offering, we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares. See “Underwriting” for more information.

RISK FACTORS

Investing in the Class A ordinary shares involves a high degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A ordinary shares. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material, that may become important factors that adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends. In such case, the market prices of the Class A ordinary shares could decline and you may lose part or all of your investment.

Risks Related to Our Business and Industry

Our business and growth are significantly affected by the development of international commerce and the e-commerce industry, as well as macroeconomic and other factors that affect demand for supply chain solutions and logistics services, in China and globally.

We generate a significant portion of volume of orders by serving merchants that may conduct business on various e-commerce platforms, which rely on our supply chain solutions and logistics services to fulfill orders placed by consumers on such platforms. As such, our business and growth are highly dependent on the viability and prospects of international commerce, as well as the domestic and international e-commerce industry. Any uncertainties relating to the growth, profitability and regulatory regime of international commerce and/or the e-commerce industry could have a significant impact on us. The development of international commerce and/or the e-commerce industry is affected by a number of factors, most of which are beyond our control. These factors include but not limited to:

•	the consumption power and disposable income of consumers, as well as changes in demographics and consumer tastes and preferences;

•	the potential impact of the COVID-19 and other pandemics on our business operations and the economy in China and elsewhere in the world generally;

•	the growth of broadband and mobile Internet penetration and usage;

•	the availability, reliability and security of e-commerce platforms;

•	the selection, price and popularity of products offered on e-commerce platforms;

•	the emergence of alternative channels or business models that better suit the needs of consumers;

•	the development of logistics, payment and other ancillary services associated with international commerce and/or e-commerce; and

•	changes in laws and regulations, as well as government policies that govern international commerce and/or the e-commerce industry.

International commerce and the e-commerce industry are highly sensitive to the changes of macroeconomic conditions, and people’s e-commerce spending tends to decline during recessionary periods. Many factors beyond our control, including economic recessions, downturns in business cycles, inflation and deflation, fluctuation of currency exchange rate, volatility of stock and property markets, interest rates, tax rates and other government policies and changes in unemployment rates, can adversely affect international commerce, consumer confidence and spending behavior on e-commerce platforms, which could in turn materially and adversely affect our growth and profitability. In addition, unfavorable changes in domestic and international politics, including military conflicts, political turmoil and social instability, may also adversely affect consumer confidence and spending behavior, which could in turn negatively impact our growth and profitability.

Further, the supply chain solution industry has historically experienced cyclical fluctuations in operational and financial performance due to economic recessions, reductions in per capita disposable income and levels of consumer spending, downturns in the business cycles of customers, interest rate fluctuations and economic factors beyond our control. During economic downturns, whether in China or globally, reduced overall demand for supply chain services will likely result in decreased demand for our supply chain solutions and logistics services and exert downward pressures on our rates and margins. As we provide a significant portion of our supply chain solutions and logistics services for the international commerce and the e-commerce industry, if the online and offline retail channel integration trend or any other trend required for the development of international commerce and the e-commerce industry does not develop as we expect, our business prospect may be adversely affected. In periods of strong economic growth, demand for limited transportation resources can also result in increased network congestion and operating inefficiencies.

In addition, any deterioration in the economic environment subjects our business to various risks that may have a material impact on our operating results and future prospects. For example, the trade dispute between the PRC and the United States and the increase in tariffs that the two states imposed on each other’s imports have contributed to increased market volatility, weakened business and consumer confidence, and diminished expectations for economic growth around the world. The adverse impact on sellers, cross-border e-commerce, logistics companies and overseas warehouses were most prominent in the trade war if products sold belonged to the tariff lines, further leading to massive growth in tax costs. Any trade barriers, legal measures and exchange rate fluctuations may severely affect cross-border business activities or integrated supply chain solution providers that are highly sensitive to price changes. In such deteriorated economic environment, some of our customers may face difficulties in paying us, and some may go out of business. These customers may not complete their payments as quickly as they did in the past, if at all, which may have adverse impact on our working capital. We may not be able to promptly adjust our expenses in response to changing market demands and it may be more difficult to match our staffing levels to our business needs.

Trade restrictions could materially and adversely affect our business, financial condition and results of operations.

We are an end-to-end supply chain solution provider, and a substantial portion of our business operations is freight forwarding, particularly international freight forwarding. Our freight forwarding operations may be affected by trade restrictions implemented by countries or territories in which our customers are located or in which our customers’ products are manufactured or sold. For example, we are subject to risks relating to changes in trade policies, tariff regulations, embargoes or other trade restrictions adverse to our customers’ business. Actions by governments which result in restrictions on movement of cargo or otherwise could also impede our ability to carry out freight forwarding operations. In addition, international trade and political issues, tensions, conflicts and wars may cause delays and interruptions to cross-border transportation and result in limitations on our insurance coverage. If we are unable to transport cargo to and from countries with trade restrictions in a timely manner or at all, we may face to risks related to contract violations and our business, financial condition and results of operations could be materially and adversely affected.

We face intense competition which could adversely affect our results of operations and market share.

The industries we operate in are highly competitive and fragmented. Our extensive supply chain solutions and logistics services encompass a wide range of services, including freight forwarding services, supply chain management and other value-added services. As a result, we may compete with a broad range of companies, such as integrated supply chain solution and service providers, and express and freight delivery service providers. Specifically, there are multiple existing market players that offer integrated supply chain solutions and logistics services, and there may be new entrants emerging in each of the markets we operate in, which compete to attract, engage and retain consumers and merchants. These companies may have greater financial, technological, research and development, marketing, distribution, and other resources than we do. They may also have longer operating histories, a larger customer base or broader and deeper market coverage. As a result, our competitors may be able to respond more quickly and effectively to new or evolving opportunities, technologies, standards or user requirements than we do and may have the ability to initiate or withstand significant regulatory changes and industry evolvement. Furthermore, when we expand into other markets, we will face competition from new competitors, domestic or foreign, who may also enter markets where we currently operate or plan to operate.

Any significant increase in competition may have a material adverse effect on our revenue and profitability as well as on our operations and business prospect. We cannot assure you that we will be able to continuously distinguish our services from those of our competitors, preserve and improve our relationships with various participants in the supply chain solution industry, or increase or even maintain our existing market share. We may experience the loss of market share, and our financial condition and results of operations may deteriorate if we fail to compete effectively.

In addition, many operators in the supply chain solution industry have consolidated in recent years to create larger enterprises with greater bargaining power, which created greater competitive pressures on us. If this consolidation trend continues, this industry will be more competitive. New partnerships and strategic alliances in the supply chain solution industry also can alter market dynamics and adversely impact our businesses and competitive positioning. If we cannot equip ourselves with necessary resources and skills, we may lose our market share as competition increases. In addition, our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. If we are unable to anticipate or react to these competitive challenges, our competitive position could be undermined, and we could experience a decline in growth which may adversely affect our business, financial condition and results of operations. Further, certain large retailers or e-commerce platforms may establish or further develop their own logistics networks leveraging on their established warehousing and delivery capacities in selected areas in order to gain control of the consumer touchpoint and to create synergies with their businesses. They may also compete with us for qualified delivery personnel and warehouse staff with competitive remuneration. Any of the above could adversely affect our results of operations and market share.

We face risks associated with the items we deliver and the contents of shipments and inventories handled through our logistics networks, including real or perceived quality or health issues with the products that are handled through our logistics networks, and risks inherent in the logistics industry, including personal injury, product damage, and transportation-related incidents.

We handle a large volume of parcels, cargo and freights across our logistics network, and face challenges with respect to the protection and examination of these parcels. Parcels in our network may be delayed, stolen, damaged or lost during delivery for various reasons, and we may be perceived or found liable for such incidents. In addition, we may fail to screen parcels and detect unsafe, prohibited or restricted items. Unsafe items, such as flammables and explosives, toxic or corrosive items and radioactive materials, may damage other parcels in our network, harm the personnel and facilities of us, or even injure the recipients. Furthermore, if we fail to prevent prohibited or restricted items from entering into our network and if we participate in the transportation and delivery of such items unknowingly, we may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, we may also be liable for civil compensation.

The delivery of parcels also involves inherent risks. We constantly have a large number of vehicles and personnel in transportation, and are therefore subject to risks associated with transportation safety. The insurance maintained by us may not fully cover the liabilities caused by transportation related injuries or losses. From time to time, the vehicles and personnel of our third-party business partners may be involved in transportation and vehicle accidents, and the parcels carried by them may be lost or damaged. In addition, frictions or disputes may occasionally arise from the direct interactions between the pickup and delivery personnel with parcel senders and recipients. Personal injuries or property damages may arise if such incidents escalate.

Any of the foregoing could disrupt our services, cause us to incur substantial expenses and divert the time and attention of our management. We may face claims and incur significant liabilities if found liable or partially liable for any of injuries, damages or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Any uninsured or underinsured loss could negatively influence our business and financial condition. Governmental authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be insecure or unsafe by our customers, our business volume may be significantly reduced, and our business, financial condition and results of operations may be materially and adversely affected.

We may be exposed to credit risks in relation to defaults from customers.

Our exposure to credit risk may be influenced mainly by the individual characteristics of each customer as well as the industry or country in which the customers operate, and may be concentrated on few number of customers. Although we will monitor our exposure to credit risk on an ongoing basis and make periodic judgment on impairment of overdue receivables based on the likelihood of collectability, we cannot assure you that all of our customers are creditworthy and reputable and will not default on payments in the future. If we encounter significant delays or defaults in payment by our customers or are otherwise unable to recover our accounts receivables, our cash flow, liquidity and financial condition may be materially and adversely affected.

Our historical results of operations and financial performance are not indicative of future performance.

Our total revenues increased by 174.7% from RMB165.3 million for the six months ended June 30, 2021 to RMB454.1 million (US$67.7 million) for the six months ended June 30, 2022. Our total revenues increased by 87.9% from RMB290.3 million for the year ended December 31, 2020 to RMB545.6 million (US$85.5 million) for the year ended December 31, 2021. Our gross profits increased by 90.7% from RMB11.8 million for the six months ended June 30, 2021 to RMB30.9 million (US$4.6 million) for the six months ended June 30, 2022. Our gross profits increased by 64.1% from RMB21.0 million for the year ended December 31, 2020 to RMB34.5 million (US$5.4 million) for the year ended December 31, 2021. Although our business has grown rapidly, our historical results of operations and financial performance may not be indicative of our future performance. In addition, we cannot assure you that we can continue to operate under our existing business models successfully. As the market and our business evolve, we may modify our operations, data and technology, sales and marketing, solutions and services. These changes may not achieve expected results and may have a material and adverse impact on our results of operations and financial condition. We expect our expenses to continue to increase in the future as we expand our business. Our expenses may grow faster than our revenue, and our expenses may be greater than we expected. We cannot assure you that we will be able to achieve similar results or grow at the same speed as we did in the past or at all. Rather than relying on our historical operating and financial results to evaluate us, you should consider our business prospects in light of the risks and difficulties we may encounter as a company in its ramp-up stage of development and operating in emerging and dynamic industries, including, among other factors, our ability to attract and retain customers; our ability to create value for participants in our ecosystem and increase monetization; our ability to navigate in the evolving regulatory environment; our ability to provide high-quality and satisfactory services; our ability to build up our reputation and promote our brand; and our ability to anticipate and adapt to changing market conditions. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, results of operations and financial condition.

If we are unable to collect our receivables from our existing customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully collect payment from our customers of the amounts they owe us for our services. As of June 30, 2022, we had accounts receivable recorded at RMB54.6 million (US$8.1 million), of which RMB0.8 million (US$0.1 million) was allowanced, accounting for approximately 1.5% of our total accounts receivable. We establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on customer receivables balance could differ from our anticipation and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, requesting modifications to their payment arrangements that could increase our receivables balance or default on the payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.

Our financial position and results of operations may be materially adversely affected if our expenditure on warehouses and equipment do not match customer demand or if there is a lack of funding for these investments.

In order to carry out our strategies and expansion plan, we will incur significant expenses on equipment and infrastructure in connection with the growth of our business, including leasing warehouses, fleet procurement, and purchase of equipment and other fixed assets.

To facilitate our future expansion, including the entry into new markets, we may need to continue to make substantial capital expenditures. Our operations require significant expenditure on warehouses and equipment, the amount and timing of which depend on various factors, including anticipated order volume and the price/rental rates and availability of appropriate property that could be used as our warehouses. If our anticipated requirements for warehouses, fleet or other equipment differ materially from actual usage and demand, our operations may have more or less capacity than optimal.

Our expenditure on warehouses and equipment depends on our ability to generate cash flow from operations and our access to external financing channels. A decline in the availability of these funding sources could adversely affect our financial condition and results of operations. Even if we have sufficient funding, facilities and equipment that best suit our needs may not be available at reasonable prices or at all. For example, warehouse resources may be scarce in an area that best fits our network expansion plan due to local zoning plans or other regulatory controls. In addition, we are likely to incur expenditures earlier than all of the anticipated benefits and the return on these expenditures may be lower, or may be realized more slowly, than we expected. In addition, the carrying value of the related assets may be subject to impairment, which may adversely affect our financial conditions and operating results. Furthermore, our continued expenditure on our logistics infrastructure and networks may put us at a competitive disadvantage against competitors who spend less on these assets but focus more on improving other aspects of their business that are less capital intensive.

Failure to successfully implement our business strategy, effectively respond to changes in market dynamics and satisfactorily meet customer demand will cause our future financial results to suffer.

We are making significant investments and other decisions in connection with our long-term business strategy including our ability to expand the breadth and depth of our solutions and services and further invest in supply chain technologies. Such initiatives and enhancements may require us to make significant capital expenditures. Additionally, in developing our business strategy, we make certain assumptions including, but not limited to, those related to customer demand and preferences, competition landscape and the economy in China and globally. However, the actual market, economic and other conditions may be different from our assumptions. As the technology, customer behavior and market conditions continue to evolve, it is important that we maintain the relevance of our brand and service offerings to our customers. If we are not able to successfully implement our business strategies and effectively respond to changes in market dynamics, our future financial results will suffer. We have also incurred, and may continue to incur, increased operating expenses in connection with certain changes to our business strategies.

In addition, we make planning and spending decisions, including capacity expansion, procurement commitments, personnel needs and other resource requirements based on our estimate of customer demand. In particular, we may potentially experience capacity and resource shortages in fulfilling customer orders during peak season of e-commerce consumption or following special promotional campaigns on any e-commerce platforms. Failure to meet customer demand in a timely fashion or at all will adversely affect our competitive position, financial condition and results of operations.

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.

Since inception, we have obtained credit facilities from commercial banks to support the growth of our business. As we intend to continue to make investments to support the growth of our business, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including developing new supply chain solutions and logistics services, expanding our logistics infrastructure, and acquiring complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Repayment of the indebtness may divert a substantial portion of cash flow to repay principal and service interest, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer default and foreclosure on our assets if our operating cash flow is insufficient to fulfill our obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit our sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations and prospects could be adversely affected.

We may fail to successfully enter necessary or desirable strategic alliances or make acquisitions or investments, and we may not be able to achieve the anticipated benefits from these alliances, acquisitions or investments we make.

We may evaluate and consider strategic investments and acquisitions or enter into strategic alliances to develop new services or solutions and enhance our competitive position. Investments or acquisitions involve numerous risks, including potential failure to achieve the expected benefits of the integration or acquisition; difficulties in, and the cost of, integrating operations, technologies, services and personnel; potential write-offs of acquired assets or investments; and downward effect on our operating results. These transactions will also divert the management’s time and resources from our normal course of operations, and we may have to incur unexpected liabilities or expenses. Further, since our inception, we had entered into strategic alliances with air freight carriers and ocean freight carriers, thus boosting and stabilizing our service capabilities. We may also in the future enter into strategic alliances with various third parties. Strategic alliances with third parties could subject us to a number of risks, including risks associated with potential leakage of proprietary information, non-performance by the counterparty and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business.

In addition, if we do not successfully execute or effectively operate, integrate, leverage and grow acquired businesses, our financial results and reputation may suffer. Our strategy for long-term growth, productivity and profitability depends in part on our ability to make prudent strategic investment or acquisition decisions and to realize the benefits we expect when we make those investments or acquisitions. While we expect our past and future acquisitions to enhance our value proposition to customers and improve our long-term profitability, there can be no assurance that we will realize our expectations within the time frame we envisage, if at all, or that we can continue to support the value we allocate to these acquired businesses, including their goodwill or other intangible assets.

We rely on service providers, such as air, ocean and ground freight carriers, and if they become financially unstable or have reduced capacity to provide services because of pandemics, such as COVID-19, it may adversely impact our business and operating results.

We depend on services by air, ocean and overland freight carriers. The quality and profitability of our services depend upon the effective selection and oversight of our service providers. Pandemics, such as COVID-19 have ever placed significant stress on our air, ocean and freight ground carriers, which may continue to result in reduced carrier capacity or availability, pricing volatility or more limited carrier transportation schedules which could adversely impact our operations and financial results. During the pandemic, air carriers have been particularly affected having to cancel flights due to travel restrictions resulting in dramatic drops in revenues, historical losses and liquidity challenges. Uncertainty over recovery of demand for passenger air travel, in particular business travel, to pre-pandemic levels means air carriers’ operations and financial stability may be adversely affected long term.

Our business may be affected by fluctuations in China’s road transportation market.

We are sensitive to changes in overall economic conditions that impact cargo volumes and truck capacity. China’s road transportation market historically has experienced cyclical fluctuations due to economic slowdowns, downturns in business cycles of shippers, volatility in energy price, pandemic and other economic factors beyond our control. Deterioration in the economic environment subjects our business to various risks, including the following that may have a material and adverse impact on our operating results and cause us not to achieve growth or profitability:

•

a reduction in overall cargo volumes reduces our revenue and opportunities for growth; in addition, a decline in the volume of cargo shipped due to a downturn in shippers’ business cycles or other factors generally results in decreases in order pricing, as truckers compete for shipping orders to maintain truck productivity, which will affect our monetization opportunities;

•	a number of truckers may go out of business and we may be unable to have sufficient truckers to meet shippers’ demand when the market recovers; and

•

we may not be able to appropriately adjust our expenses to changing platform activities. In order to maintain high variability in our business model, it is necessary to adjust staffing levels to changing platform activities. In periods of rapid change, it is more difficult to match our staffing levels to our business needs. In addition, we have other expenses that are fixed for a period of time, and we may not be able to adequately adjust them in a period of rapid change in platform activities.

Any disruption to the operation of the warehousing and logistics facilities operated by us or other third-party transportation companies and couriers that facilitate our logistics services, or to the development of new warehousing and logistics facilities, could have a material adverse effect on our business, financial condition and results of operations.

As of June 30, 2022, we self-operated one warehouse located in Shenzhen of Guangdong province, with an aggregate gross floor area, or GFA, of approximately 5,596 sq. m. As of the same date, we had the rights to use two third-party warehouses located in Yiwu of Zhejiang province and Hong Kong, with an aggregate GFA of approximately 8,531 sq.m. In May 2022, we, through Shenzhen Jayud Logistics Technology Co., Ltd., entered into an agreement to obtain the right to use a brand new warehouse (“Dachan Bay Warehouse”) that was located close to Dachan Bay Terminals, Shenzhen Baoan International Airport and National Highway G4 which connects Beijing, Hong Kong and Macao, with an aggregate GFA of approximately 11,000 sq.m. Later in August, Shenzhen Jayud Logistics Technology Co., Ltd. assigned all its rights and obligations under such agreement to Shenzhen Jayud Yuncang Technology Co., Ltd., one of our subsidiaries in China, by entering into a supplementary agreement. Dachan Bay Warehouse further enhances our capabilities to cover logistics services in the Southeast Asian market. See “Business—Our Business Model—Fragmented Logistics Services—Warehousing Services.” Natural disasters or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, environmental pollutions, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land underlying these facilities, could destroy any inventory located in these facilities and significantly impair our business operations. We may not be able to identify suitable replacement warehousing and logistics facilities that meet our requirements in a timely manner, should any of the foregoing occur.

If we are unable to utilize our container depots and warehouses effectively, our business and results of operations may be adversely affected.

As part of our end-to-end supply chain solution, we offer depot and warehousing services to our customers. Our continued growth depends in part on our ability to open and profitably operate our container depots and warehouses. The actual opening timing of new warehouses and its associated contribution to our growth are subject to a number of risks and uncertainties, including but not limited to our ability to: (i) obtain adequate funding for development; (ii) accurately estimate the customer demand in new warehouses; (iii) successfully promote our new warehouses; and (iv) hire and retain skilled management and employees, especially qualified warehouse managers through our training and promotion, on commercially reasonable terms. Adverse changes in the economic conditions and any material decline in demand of our container depots and warehouse may lead to excess capacity. If we are unable to utilize excess warehouse capacity on hand, we may incur losses which could materially and adversely affect our business, financial condition and results of operations.

We may be unable to obtain adequate amount of cargo space to meet our customers’ needs.

We typically obtained cargo space from carriers through arrangements under block space agreements and spot agreements. Pursuant to the block space agreements, we may procure cargo space on specified routes for an agreed freight carriage capacity that the shipping carriers provide and we agree to obtain during the term of the contract. If we wish to obtain more cargo space than the allocated under the block space agreements, such additional cargo space will be subject to the latest market price, and there is no guarantee that we will be able to obtain such additional cargo space at all. Further, since cargo space offered by our suppliers is on a first-come-first-served basis with no formal agreement for guaranteed supply of cargo space from our suppliers other than those under block space agreements, there is no assurance that we will be able to source cargo space within our customers’ expected timeframe cost-effectively. We cannot guarantee that this will not happen in the future and if we cannot obtain sufficient cargo space from our suppliers to meet our customers’ demand, in particular during peak seasons, our reputation within the industry could be damaged.

We use third parties in some aspects of our operations and failure to maintain positive relationships with them could have a material adverse effect on our business, financial condition and results of operations.

We engage independent third parties to supplement some aspects of our operations and form our integrated logistic service offerings, such as freight transportation and last-mile delivery. We also depend on third parties to provide transportation services, including fleet and drivers, warehousing equipment, replacement parts, packaging and certain other materials. Our equipment and transportation service supplier bases are not concentrated and their performance will impact our overall service quality. In addition, the market for third-party transportation services is fragmented with a large number of service providers, and it can be difficult to find reliable partners whose performance and reliability meet our standards at the scale our operations require. Decreased availability or increased costs of key logistics and supply chain services, such as warehousing equipment and materials, could impact our cost of operations, our profitability, as well as our cash flows. In addition, we may also be exposed to legal risks and subject to certain liabilities, including administrative fines, if those third parties fail to obtain all necessary licenses and permits as required.

In addition, we are dependent in part on third party business partners to report certain events to us, such as delivery information and cargo claims. This partial reliance on third parties could cause delays in reporting certain events, impacting our ability to recognize revenue and claims in a timely manner. In addition, we cannot assure you that we will be able to obtain access to preferred third-party service providers at attractive rates or that these providers will have adequate capacity available to meet the needs of our customers.

We believe that we have good relationships with our third-party business partners and are generally able to obtain favorable pricing and other terms from such parties. If we fail to maintain these relationships with our third-party business partners, or if our third-party business partners are unable to provide the services we need or undergo financial hardship, we could experience difficulty in obtaining the services needed. Subsequently, our business and operations could be materially and adversely affected. In addition, our inability to maintain positive relationships with these third-party service providers could significantly limit our ability to serve our customers on competitive terms. If we are unable to secure sufficient equipment or other transportation or delivery services to meet our commitments to our customers or provide our services on competitive terms, our customers could shift their business to our competitors or other third-party service providers, temporarily or permanently, and our operating results could be materially and adversely affected. Our ability to secure sufficient equipment or other transportation or delivery services to meet our commitments to customers or provide our services on competitive terms is subject to inherent risks, many of which are beyond our control, including:

•	equipment shortages, particularly among contracted truckload carriers and railroads;

•	interruptions or stoppages in transportation services as a result of labor disputes, strikes, network congestion, weather-related issues, wars, or acts of terrorism;

•	changes in regulations that have adverse impact on transportation;

•	increases in operating expenses for carriers, such as fuel costs, insurance premiums and licensing expenses, that result in a reduction in available carriers; and

•	changes in transportation rates.

If we are unable to manage the expansion of our logistics infrastructure successfully, our business prospects and results of operations may be materially and adversely affected.

As of June 30, 2022, we self-operated one warehouses located in Shenzhen City of Guangdong province, respectively, with an aggregate GFA of approximately 5,596 sq.m. In addition, as of the same date, we had the rights to use two third-party warehouses located in Yiwu City of Zhejiang province and Hong Kong, with an aggregate GFA of approximately 8,531 sq.m. In May 2022, we, through Shenzhen Jayud Logistics Technology Co., Ltd., entered into an agreement to obtain the right to use a brand new warehouse (“Dachan Bay Warehouse”) that was located close to Dachan Bay Terminals, Shenzhen Baoan International Airport and National Highway G4 which connects Beijing, Hong Kong and Macao, with an aggregate GFA of approximately 11,000 sq.m. Later in August, Shenzhen Jayud Logistics Technology Co., Ltd. assigned all its rights and obligations under such agreement to Shenzhen Jayud Yuncang Technology Co., Ltd., one of our subsidiaries in China, by entering into a supplementary agreement. As of June 30, 2022, we had an operation team of over 49 personnel who are responsible for delivery, warehouse operations as well as other functions such as customer services. We plan to establish larger, custom-designed warehouses to increase our storage capacity and to restructure and reorganize our logistics workflow and processes. We also plan to establish more warehouses in additional counties and districts to further enhance our service capacity and distribution network. As we continue to add logistics and warehouse capability, our logistics network becomes increasingly complex and challenging to operate. We cannot assure you that we will be able to set up warehouses or lease suitable facilities on commercially acceptable terms or at all. Moreover, the order volume in those less developed areas may not be sufficient to allow us to operate our own delivery network in a cost-efficient manner. We may not be able to recruit a sufficient number of qualified employees in connection with the expansion of our logistics infrastructure. In addition, the expansion of our logistics infrastructure may strain our managerial, financial, operational and other resources. If we fail to manage such expansion successfully, our growth potential, business and results of operations may be materially and adversely affected. Even if we manage the expansion of our logistics infrastructure successfully, it may not give us the competitive advantage that we expect if improved logistics services become widely available at reasonable prices to our existing and potential customers, such as large retailers, in China.

We depend on a limited number of customers for a significant portion of our revenues and the loss of one or more of these customers could adversely affect our business, financial condition, and results of operations.

Certain of our businesses depend significantly on a limited number of key customers. For the six months ended June 30, 2021 and 2022, revenues generated from our five largest customers in terms of contract amount accounted for approximately 39.8% and 53.1%. For the years ended December 31, 2020 and 2021, revenues generated from our five largest customers in terms of contract amount accounted for approximately 59.9% and 35.8%. Most of our contracts with these key customers are generally renewed year-by-year. No other client accounted for more than 10.0% of revenues. Due to the concentration of revenues from a limited number of customers, if we do not receive the payments expected from any of these key customers, our revenue, financial condition and results of operations will be negatively impacted. In addition, we cannot assure that any of our customers in the future will not cease purchasing services or products from us in favor of services or products from our competitors, significantly reduce orders or seek price reductions in the future, and any such event could have a material adverse effect on our revenue, profitability, and results of operations.

If our customers reduce their expenditure on third-party supply chain solutions and logistics services or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected.

Our growth strategy is partially based on the assumption that the trend toward outsourcing of supply chain services will continue. Third-party service providers like us are generally able to provide such services more efficiently than otherwise could be provided “in-house,” primarily as a result of our expertise, technology and lower and more flexible employee cost structure. However, many factors could cause a reversal in the trend. For example, our customers may see risks in relying on third-party service providers, or they may begin to define these activities as within their own core competencies and decide to perform supply chain operations themselves. If our customers are able to improve the cost structure of their in-house supply chain activities, including in particular their labor-related costs, we may not be able to provide our customers with an attractive alternative for their supply chain needs. If our customers in-source significant aspects of their supply chain operations, or if potential new customers decide to continue to perform their own supply chain activities, our business, results of operations and financial condition may be materially adversely affected.

If we fail to cost-efficiently attract new customers to use our solutions and services, or to maintain relationships with existing customers, our business and results of operations could be adversely affected.

The success of our business depends in part on our ability to cost-effectively attract and retain new customers and increase engagement of existing customers by providing additional solutions and services. During the years ended December 31, 2020 and 2021, we were successful in increasing our cooperation with existing customers and retaining new customers and the total number of customers increased from 535 in 2020 to 1,299 in 2021. As of June 30, 2022, the total number of customers decreased to 1,184 mainly because we ceased to cooperate with some low-margin customers. We believe that our selling and marketing efficiency, consistent and reliable services and rapid responses to changing customer preferences have been critical in promoting awareness of our services, which in turn drive customer growth and engagement. However, if our promotional activities and marketing strategies do not work efficiently, we cannot maintain our selling and marketing expenses at a reasonable level.

In addition, if the customers do not perceive our solutions and services to be timely and reliable, we may not be able to attract and retain customers and increase their use of our solutions and services. If we fail to cost-effectively retain customers and increase their use of our solutions and services, our business and results of operations could be adversely and materially affected.

Further, while we currently believe we can achieve profitability and grow cash flows organically through further penetration of existing customers and by expanding our customer base, we may not be able to effectively and successfully implement such strategies and realize our stated goals. Our goals may be negatively affected by a failure to further penetrate our existing customer base, expand our service offerings, pursue new customer opportunities, manage the operations and expenses of new or growing service offerings or otherwise achieve growth of our service offerings.

Overall tightening of the labor market, increases in labor costs or any labor unrest may affect our business as we operate in a labor-intensive industry.

Our business requires a considerable number of personnel. For the six months ended June 30, 2021 and 2022, our labor costs comprised 2.5% and 4.8% of our total operating expenses and cost of revenue for the same periods, respectively. And the labor costs comprised 5.3% and 3.5% of our total operating expenses and cost of revenue for the years ended December 31, 2020 and 2021, respectively. Any failure to retain stable and dedicated labor by us may lead to disruptions to or delays in our services. We sometimes hire additional or temporary workers, in particular logistics and delivery personnel, during peak periods of e-commerce activities. We have observed an overall tightening labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salaries, social benefits and employee headcounts and we may also face seasonal labor shortages. We may compete with other companies for labor, and we may not be able to offer competitive salaries and benefits compared to what other companies do.

Our results of operations are subject to seasonal fluctuations.

We experience seasonality in our business, mainly correlating to the seasonality patterns associated with the e-commerce and logistics and supply chain industries both in China and in other countries. We typically experience a seasonal surge in volume of orders during the second and fourth quarters of each year when major online retail and e-commerce platforms launch special promotional campaigns, for example, June 18 Anniversary Sale in China and the Black Friday Sale in the United States each year. We may experience capacity and resource shortages in fulfilling orders during the period of such seasonal surge in our business. On the contrary, activity levels across our business lines are typically lower around Chinese national holidays, including Chinese New Year in the first quarter of each year, primarily due to weaker consumer spending, lower user activity levels and decreased availability of delivery personnel and warehouse staff during these holiday seasons.

Our financial condition and results of operations for future periods may continue to fluctuate, and the trading price of our Class A ordinary shares, may fluctuate from time to time, due to seasonality.

Fluctuations in the price or availability of fuel, may adversely affect our results of operations.

We offer transportation services as part of our supply chain solutions and logistics services, for which we use heavy-duty trucks as the major transportation instrument. Therefore truck fuel costs and tolls account for a portion of our cost. We, or our third party business partners, must purchase large quantities of fuel to meet the demand of our vehicles, and the price and availability of fuel is subject to political, economic, and market factors that are outside of our control and can be highly volatile. In the event of significant fuel prices rise, our related costs may arise and our gross profits may decrease if we are unable to adopt any effective cost control-measures or pass on the incremental costs to our customers in the form of service surcharges.

Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material and adverse impact on our business, financial condition and results of operations, and any requirement of approvals or permits in connection with our offering of securities could cause our operations and financial conditions to be materially adversely affected, our ability to offer securities to investors to become significantly limited or completely hindered, and the securities being offered to substantially decline in value and become worthless.

Our business is subject to certain regulations, and we are required to hold or complete a number of licenses, permits and filings in connection with our business operation, including, but not limited to, Road Transportation Operation Permit, Filings of International Freight Forwarding Agencies, Fillings of Non-Vessel Operating Common Carrier and Fillings of Customs Declaration Entities. Failure to satisfy these requirements may result in penalties to rectify, fines, or suspension of business for remediation. We hold and complete all material licenses, permits and filings for our current operations and will apply for certain permits and filings with the government authorities if needed in the future. Please see “Business—Licenses, Permits and Approvals” for more details of licenses and permits we have obtained and filings we have made. However, we cannot assure you that we can complete such filings in a timely manner, or at all, due to complex procedural requirements and the expansion of our business.

We, as an end-to-end supply chain solution provider, conduct a substantial portion of our business operations of freight forwarding, particularly international freight forwarding. According to the Administrative Provisions on International Freight Forwarders and the implementation rules thereof as well as the Tentative Measures on Putting on Record of International Freight Forwarding Agencies, all international freight forwarding agencies and their branches shall be filed with the Ministry of Commerce (“MOC”) or the governmental authorities authorized by MOC. Entities engaging in international freight forwarding operations who do not complete or maintain the filing will be subject to penalties as determined by competent authorities and any illegal operational activities will be banned. In addition, we, as an end-to-end supply chain solution provider, also provide our service as a non-vessel operating common carrier (“NVOCC”). Under the Regulations on International Maritime Transport and its implementation rules, all NVOCC shall complete bill of lading filing formalities with the department responsible for transportation under the State Council. Entities conducting business as an NVOCC in violation of such filing requirements may be ordered to suspend business and the illegal gains may be confiscated. If the illegal gains are less than RMB100,000, a fine of between two to five times of their illegal gains may be imposed. Where there are no illegal gains or the illegal gains are less than RMB100,000, a fine ranging from RMB50,000 to RMB200,000 may be imposed.

Meanwhile, we also conduct international trading business and provide agent services related to export and import business, including application for duty-refund and customs brokerage services. According to the Customs Law of the People’s Republic of China and the Administrative Provisions of the Customs of the People’s Republic of China on Record-filing of Customs Declaration Entities, enterprises conducting customs declaration business shall file a record with the Customs in accordance with laws. Implementing Regulations of the Customs of the People’s Republic of China on Administrative Penalties provides that, in case anyone undertakes customs declaration business without completing filing with the Customs, including the fillings of customs declaration entities, it shall be prohibited from conducting relevant business activities, the illegal gains shall be confiscated, and a fine of less than RMB100,000 may be imposed. Before December 30, 2022, the then-effective Foreign Trade Law and the Measures for the Record-Filing and Registration of Foreign Trade Business Operators require a foreign trade business operator who engages in the import or export of goods or technologies to go through the record registration formalities with the MOC or its entrusted agency. In case a foreign trade business operator fails to complete the said record registration formalities, the Customs shall not process the formalities for import or export declaration and release. On December 30, 2022, the Foreign Trade Law of the PRC was amended, and foreign trade operators were no longer required to go through the record registration formalities.

We are also engaged in the business of road transportation in support of and concurrently with our main business mentioned above. Road Transport Regulation of the PRC requires that entities apply for engaging in the freight transport business operations shall apply for a road transport business operation permit, and further sets out that entities engaging in the road transport business operations without possessing a road transport business operation permit will be subject to an order to stop business operation and confiscation of any illegal gains, and shall be fined two to ten times of the amount of the illegal gains, and, if it has not obtained any illegal gains or the amount of illegal gains is less than RMB20,000, a fine ranging from RMB30,000 to RMB100,000 shall be imposed.

The information contained in the licenses, permits, records or filings that we possessed may not be updated in a timely manner due to changes in any registered information of the applicable PRC subsidiaries, such as their domicile address, registered capital and type of entity, and we will apply for these changes of registration as required. However, we cannot guarantee that we will complete such change of registration in time or at all and any failure to complete the change of registration in a timely manner may result in fines and penalties.

New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have or provide additional requirements on the operation of our business. If we do not receive, complete or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, we may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend our operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings. These risks could result in material adverse changes in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, aside from the necessary documentation, approvals and filings required in the ordinary course of business, as advised by our PRC counsel, PacGate Law Group, neither we nor any of our subsidiaries are currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve our subsidiaries’ operations. However, given the current PRC regulatory environment, it is uncertain when and whether we or our subsidiaries will be required to obtain permission from the PRC government to list on the U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital market activities. If we do not receive or maintain such permissions or approvals should the permissions or approvals be required in the future by the PRC government, or we inadvertently conclude that such permissions or approvals are not required, or due to the change of applicable laws, regulations, or interpretations in the future, we are required to obtain such permissions or approvals, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless.

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of any PRC regulatory authority is required for this offering, we may face sanctions by such regulatory authorities. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

The PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. See “—Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless” on page 40 and “The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” on page 43.

The COVID-19 pandemic has, and will likely continue to, negatively impact the global economy and disrupt normal business activity, which may have an adverse effect on our results of operations.

The global spread of COVID-19 and the efforts to control it have slowed global economic activity and disrupted, and reduced the efficiency of, normal business activities in much of the world. The pandemic has resulted in authorities around the world implementing numerous unprecedented measures such as travel restrictions, quarantines, shelter in place orders, and factory and office shutdowns. These measures have impacted and will likely continue to impact our workforce and operations, and those of our customers and suppliers.

In particular, we have experienced some disruption to our supply chain during the Chinese government mandated lockdown. For instance, from April to May, 2022, Shanghai was shut down and all the businesses in Shanghai were closed due to the COVID-19 Omicron variant. While all our major suppliers were fully operational as of June 30, 2022, any future disruption in their operations would impact our ability to manufacture and deliver our products to customers. In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the pandemic are resulting in increased transport times to deliver packages to our customers.

In response to governmental directives and recommended safety measures, we have implemented personal safety measures at all our facilities. However, these measures may not be sufficient to mitigate the risk of infection by COVID-19. If a significant number of our employees, or employees and third parties performing key functions, including our chief executive officer and members of our board of directors, become ill, our business may be further adversely impacted.

In the longer-term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn and a recession. Although China began to modify its zero-COVID policy in late 2022, and most of the travel restrictions and quarantine requirements were lifted in December 2022, there remains uncertainty as to the future impact of the virus, especially in light of this change in policy. Future lockdowns or other restrictive measures that may be imposed, especially those imposed in major cities where we have a significant presence, may have a material impact on our services and our customers, which may, in turn negatively impact our results of operations.

The Russia-Ukrainian War has, and will likely continue to, negatively impact the global economy and disrupt international trade and oil price, which may have an adverse effect on our results of operations.

The conflict between Russia and Ukraine, which commenced in February 2022, has disrupted supply chains and caused instability and significant volatility in the energy markets and the global economy. Much uncertainty remains regarding the global impact of the conflict in Ukraine, and it is possible that such instability, uncertainty and resulting volatility could significantly increase our costs and adversely affect our business, including our ability to obtain oil and other energy resources, and as a result, adversely affect our business, financial condition, results of operation and cash flows.

As a result of the conflict between Russia and Ukraine, Switzerland, the US, the EU, the UK and others have announced unprecedented levels of sanctions and other measures against Russia and certain Russian entities and nationals. Such sanctions against Russia may adversely affect our business, financial condition, results of operation and cash flows. For example, apart from the immediate commercial disruptions caused in the conflict zone, escalating tensions among the two countries and fears of potential shortages in the supply of Russian crude have caused the price of oil to trade above $100 per barrel as of March 18, 2022. The consequent rise of fuel prices may increase our costs and reduce our profits. See “—Fluctuations in the price or availability of fuel, may adversely affect our results of operations” for more details. In addition, the China-Europe Railway Express, which we originally relied on as a major means of overland transportation between China and Europe, was at risk because most of its routes pass through Russia. The ongoing conflict could result in the imposition of further economic sanctions against Russia, with uncertain impacts on the logistics market and the world economy. While we do not have any Ukrainian or Russian crew, our shipping routes currently do not cross the Black Sea and we otherwise conduct zero operations in Russia and Ukraine, it is possible that the conflict in Ukraine, including any increased shipping costs, disruptions of global shipping routes, any impact on the global supply chain and any impact on current or potential customers caused by the events in Russia and Ukraine, could adversely affect our operations or financial performance.

Any failure to maintain the satisfactory performance of our technology systems and resulting interruptions in the availability of our websites, applications, or services could adversely affect our business, results of operations and prospects.

The satisfactory performance, reliability and availability of our technology platform are critical to our success. We have developed a technology platform that enables us to deliver supply chain solutions and logistics services with simplicity, convenience, speed and reliability. These integrated systems support the smooth performance of certain key functions of our business. However, our technology platform or infrastructure may not function properly at all times. We may be unable to monitor and ensure high-quality maintenance and upgrade of our technology platform and infrastructure, and our customers may experience service outages and delays in accessing and using our platforms as we seek to source additional capacity. In addition, we may experience surges in online traffic and orders associated with promotional activities as we scale, which can put additional demand on our platform at specific times. Any disruption to our technology platform and causing interruptions to our website, applications, platform or services could adversely affect our business and results of operations.

Our technology systems may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, or other attempts to harm our technology systems, which may result in the unavailability or slowdown of our technology platform or certain functions, delays or errors in transaction processing, loss of data, inability to accept and fulfill orders, reduced gross merchandise volume and the attractiveness of our technology platform. Further, hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in our business. Any of such occurrences could cause severe disruption to our daily operations. If we cannot successfully execute system maintenance and repair, our business and results of operations could be adversely affected and we could be subject to liability claims.

If we fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected.

We apply technology to serve our clients more efficiently and bring them better user experience. Our success will in part depends on our ability to keep up with the changes in technology and the continued successful implementation of advanced technology, including 5G, cloud computing, distributed architecture and big data analytics. If we fail to adapt our platform and services to changes in technological development in an effective and timely manner, our business operations may suffer. Changes in technologies may require substantial expenditures in research and development as well as in modification of our services. Technical hurdles in implementing technological advances may result in our services becoming less attractive to clients, which, in turn, may materially and adversely affect our business, results of operations and prospects.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property (which we have ownership or legal rights to use) as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete arrangements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that our patent applications will be approved, that any issued patents will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We cannot assure you that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our solutions or services, the solutions or services provided by third-party merchants on our marketplace, or other aspects of our business. There could also be existing patents of which we are not aware that our solutions or services may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspects of our technology platform or business, if any such holders exist, would not seek to enforce such patents against us in China, the United States or any other jurisdictions. Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question. Finally, we use open source software in connection with our solutions and services. Companies that incorporate open source software into their solutions and services have, from time to time, faced claims challenging the ownership of open source software and compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or noncompliance with open source licensing terms. Some open source software licenses may require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and make available any derivative works of the open source code on unfavorable terms or at no cost. Any requirement to disclose our source code or pay damages for breach of contract could be harmful to our business, results of operations and financial condition.

Our business depends on the continued efforts of our senior management, particularly Mr. Geng. If Mr. Geng, or one or more other of our key executives and employees, were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management, particularly Mr. Geng, our chairman and chief executive officer, and our other executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our key executives of our subsidiaries in China, there is no assurance that any member of our management team will not join our competitors or form a competing business. Moreover, it is possible that our key employees, upon their departure, will join our competitors or start their own competing businesses, and may solicit certain of our current customers, which may adversely affect our business, financial results and daily operations. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

Any damage to the reputation and recognition of our brand names, including negative publicity against us, our solutions and services, operations and our directors, senior management and business partners may materially and adversely affect our business operations and prospects.

We believe our brand image and corporate reputation will play an increasingly important role in enhancing our competitiveness and maintaining business growth. Many factors, some of which are beyond our control, may negatively impact our brand image and corporate reputation if not properly managed. These factors include our ability to provide superior solutions and services to our customers, successfully conduct marketing and promotional activities, manage relationship with and among our customers and business partners, and manage complaints and events of negative publicity, maintain positive perception of our Company, our peers and logistics industry in general. Any actual or perceived deterioration of our service quality, which is based on an array of factors including customer satisfaction, rate of complaint or rate of accident, could subject us to damages such as loss of important customers. Any negative publicity against us, our solutions and services, operations, directors, senior management, employees, business partners or our peers could adversely affect customer perception of our brand, cause damages to our corporate reputation and result in decreased demand for our solutions and services. If we are unable to promote our brand image and protect our corporate reputation, we may not be able to maintain and grow our customer base, and our business and growth prospects may be adversely affected.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance- related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our founder, Mr. Xiaogang Geng, will beneficially own more than 50% of our total voting power immediately after the completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

Following this offering, we will be subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the SEC and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.

We are subject to the reporting requirements of the Exchange Act of 1934, or Exchange Act, the Sarbanes-Oxley Act of and the rules and regulations of the Nasdaq Stock Market. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting, as we are not required to provide a report of management’s assessment on our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies. However, in the course of auditing our consolidated financial statements for the financial statements included elsewhere in this prospectus, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting. As defined in standards established by the Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to (i) the lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework; (ii) the lack of accounting staff and resources with appropriate knowledge of generally accepted U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements; and iii) Information technology general control (“ITGC”) in the areas of: (1) Risk and Vulnerability Assessment and Management; (2) Third-Party (Service Organization) Vendor Management; (3) System Change Management; (4) Backup and Recovery Management; (5) Access to Systems and Data; (6) Segregation of Duties, Privileged Access, and Monitoring; (7) Password Management.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures to address the material weakness identified, including but not limited to (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; and (ii) organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest US GAAP accounting standards, and establishing an audit committee and strengthening corporate governance.

However, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our Class A ordinary shares may not be able to remain listed on the Nasdaq Capital Market.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report beginning with our second annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes- Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.

We have obtained or caused relevant counterparties to obtain insurance to cover certain potential risks and liabilities. We provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for our employees. Additionally, we provide group accident insurance for all delivery personnel we employed and some drivers we cooperated with. Further, we have purchased compulsory motor vehicle liability insurance, as well as commercial insurance for self-operated vehicles. In addition, we also purchase logistics liability insurance, property insurance covering warehouses and parcels, and some other liability insurance as needed. However, we do not maintain product liability insurance or key-man insurance. There can be no assurance that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Natural disasters, epidemics, acts of war, terrorist attacks and other events could materially and adversely affect our business.

Natural disasters (such as typhoons, flooding and earthquakes), epidemics, acts of war, terrorist attacks and other events, many of which are beyond our control, may lead to global or regional economic instability, which may in turn materially and adversely affect our business, financial condition and results of operations. An outbreak or epidemic, such as those of the severe acute respiratory syndrome (“SARS”), the H1N1 and H5N1, and the COVID-19 viruses, could cause general consumption or the demand for specific products to decline, which could result in reduced demand for our services. Such an outbreak or epidemic may also cause significant interruption to our operations as health or governmental authorities may impose quarantine and inspection measures on our contract carriers or restrict the flow of cargo to and from areas affected by the epidemic. In addition, airplanes, shipping vessels and other transportation vehicles can be targets of terrorist attacks, which could lead to, among other things, increased insurance and security costs. Political tensions or conflicts and acts of war, such as the conflicts in Ukraine, or the potential for war could also cause damage and disruption to our business, which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to potential liability in connection with pending or threatened legal proceedings and other matters, which could adversely affect our business or financial results

From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business in China. We may also be subject to potential liability in connection with pending or threatened legal proceedings arising from breach of contract claims, anti-competition claims and other matters. These proceedings, investigations, claims and complaints could be initiated or asserted under or on the basis of a variety of laws in different jurisdictions, including data protection and privacy laws, trucker or consumer protection laws, labor and employment laws, anti-monopoly or competition laws, transportation laws, advertising laws, intellectual property laws, securities laws, tort laws, contract laws and property laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. If we fail to defend ourselves in these actions, we may be subject to restrictions, fines or penalties that will materially and adversely affect our operations. Even if we are successful in our attempt to defend ourselves in legal and regulatory actions or to assert our rights under various laws and regulations, the process of communicating with relevant regulators, defending ourselves and enforcing our rights against the various parties involved may be expensive and time-consuming. These actions could expose us to negative publicity, substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

Risks Related to Doing Business in China

Change in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations.

Substantially all of our revenues are sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. The Chinese government has implemented measures to encourage economic growth and guide the allocation of the resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

Although the PRC economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on a specific industry including our operating companies in China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

Our operating subsidiaries are incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, rules and regulations in China can change quickly with little advance notice. The interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws and regulations involve uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company like us, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. See “—Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material and adverse impact on our business, financial condition and results of operations, and any requirement of approvals or permits in connection with our offering of securities could cause our operations and financial conditions to be materially adversely affected, our ability to offer securities to investors to become significantly limited or completely hindered, and the securities being offered to substantially decline in value and become worthless.” for more details. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate or predict the outcome of administrative and court proceedings and the level of legal protection available to you and us than in more developed legal systems.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this announcement is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and, if any, the potential impact such modified or new laws and regulations will have on companies like us and our securities.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

The Chinese government has substantial oversight and influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time as the government deems appropriate to further regulatory, political and societal goals. For instance, the Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, which could materially and adversely impact the results of our operations and future prospects.

Our ability to operate in the PRC may be further harmed by changes in its laws and regulations. The central or local governments of the PRC may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof. We cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition, results of operations and the value of our Class A ordinary shares.

Our business is also subject to various government and regulatory interference. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in further material changes in our operations and adversely impact the value of our securities.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law. On March 28, 2021, the SEC issued interim measures implementing the HFCA Act which became effective on May 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing congressionally mandated submission and disclosure requirements of the HFCA Act, which went into effect on January 10, 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act. The bill, if enacted, would shorten the three-consecutive-year compliance period under the HFCA Act to two consecutive years. As a result, the time period before our Class A ordinary shares may be prohibited from trading or delisted will be reduced.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission and the PRC Ministry of Finance, which was the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. Law. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. However, in the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. Furthermore, due to the recent developments in connection with the implementation of the HFCA Act, we cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. The requirement in the HFCA Act that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in our delisting in the future if the PCAOB is unable to inspect our accounting firm at such future time.

As of April 12, 2022, 23 China-based companies have been identified by SEC and were given 15 business days to submit opinion. The identification occurred after these companies have filed their annual reports to the SEC and subsequently, share prices of them plunged. As such, it is possible that we will be identified by SEC and the value of our Class A ordinary shares may be materially adversely affected.

The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Class A ordinary shares on the Nasdaq under the M&A Rules. However, the interpretation and application of the regulations remain unclear, and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As a follow-up, on December 24, 2021, the State Council issued a draft of the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies, and the CSRC issued a draft of Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies for public comments, collectively with the above draft of the Provisions, the draft Provisions and Measures. These draft Provisions and Measures propose to establish a new filing-based regime to regulate overseas offerings and listings by domestic companies. Specifically, an overseas offering and listing by a PRC company, whether directly or indirectly, an initial or follow-on offering, must be filed with the CSRC. The examination and determination of an indirect offering and listing will be conducted on a substance-over-form basis, and an offering and listing shall be deemed as a PRC company’s indirect overseas offering and listing if the issuer meets the following conditions: (i) any of the operating income, gross profit, total assets, or net assets of the PRC enterprise in the most recent fiscal year was more than 50% of the relevant line item in the issuer’s audited consolidated financial statement for that year; and (ii) senior management personnel responsible for business operations and management are mostly PRC citizens or are ordinarily resident in the PRC, and the principal place of business is in the PRC or carried out in the PRC. The issuer or its affiliated PRC entity, as the case may be, shall file with the CSRC for its initial public offering, follow-on offering and other equivalent offering activities. Particularly, the issuer shall submit the filing with respect to its initial public offering and listing within three business days after its initial filing of the listing application, and submit the filing with respect to its follow-on offering within three business days after the completion of the follow-on offering. Failure to comply with the filing requirements may result in fines to the relevant PRC companies, suspension of their businesses, revocation of their business licenses and operation permits and fines on the controlling shareholder and other responsible persons. These draft Provisions and Measures also set forth certain regulatory red lines for overseas offerings and listings by PRC enterprises.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which will become effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the draft Provisions and Measures by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the draft Provisions and Measures: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. As the Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and its implementation, if we are required to submit to the CRSC and complete the filing procedure of our overseas public offering and listing, we cannot be sure that we will be able to complete such filings in a timely manner. Any failure or perceived failure by us to comply with such filing requirements under the Trial Measures may result in forced corrections, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

On December 27, 2021, the NDRC and the Ministry of Commerce jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or the 2021 Negative List, which became effective on January 1, 2022. Pursuant to the Special Administrative Measures, if a PRC company engaging in the prohibited business stipulated in the 2021 Negative List seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. Besides, the foreign investors of the issuer shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. As the 2021 Negative List is relatively new, there remain substantial uncertainties as to the interpretation and implementation of these new requirements, and it is unclear as to whether and to what extent listed companies like us will be subject to these new requirements. If we are required to comply with these requirements and fail to do so on a timely basis, if at all, our business operation, financial conditions and business prospect may be adversely and materially affected.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the Measures for Cybersecurity Review and the Draft Measures for Internet Data Security, are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our listed securities. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

We may be liable for improper use or appropriation of personal information provided directly or indirectly by our customers or end users.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. The integrity and protection of our customers, employees and company data is critical to our business. Our customers, end users and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China (“CAC”), MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the CAC and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures (2020), which became effective in June 2020. Pursuant to the Cybersecurity Review Measures (2020), operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.

On November 14, 2021, the CAC published the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterate that data processors that process the personal information of more than one million users and intend to list overseas should apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change.

On December 28, 2021, the CAC issued the Cybersecurity Review Measures (2021), which replaced the Cybersecurity Review Measures (2020) and took into effect on February 15, 2022. The Cybersecurity Review Measures (2021) required that, in addition to “operator of critical information infrastructure,” any “operator of internet platform” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the Cybersecurity Review Measures (2021), operators of internet platforms holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. Given the recency of the issuance of the Cybersecurity Review Measures (2021), there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas. We do not know what regulations will be adopted or how such regulations will affect we and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

We are not subject to the cybersecurity review by the CAC, given that: (i) we do not possess a large amount of personal information in our business operations and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Cybersecurity Review Measures (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures (2021). If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

On August 20, 2021, the Standing Committee of the NPC approved the Personal Information Protection Law (“PIPL”), which became effective on November 1, 2021. The PIPL regulates collection of personal identifiable information and seeks to address the issue of algorithmic discrimination. Companies in violation of the PIPL may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. We mainly interact with corporate clients and has limited direct interactions with individual customers, which means our potential access or exposure to customers’ personal identifiable information is limited. However, in the event we inadvertently access or become exposed to end-users’ personal identifiable information, through our corporate clients’ end-user-facing applications which access or store end users’ personal identifiable information, then we may face heightened exposure to the PIPL.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

As of the date of this prospectus, our three Hong Kong subsidiaries have not collected, stored, or managed any personal information in Hong Kong. Therefore, we concluded that currently we do not expect that laws and regulations in mainland China on data security, data protection, or cybersecurity to be applied to our Hong Kong subsidiaries or that the oversight of the Cyberspace Administration of China will be extended to its operations outside of mainland China. In Hong Kong, the Personal Data (Privacy) Ordinance (Cap. 486 of Hong Kong), or the PDPO, applies to data users, that control the collection, holding, processing or use of personal data in Hong Kong. Our Hong Kong subsidiaries are subject to the general requirements under PDPO including the need to obtain the prescribed consent of the data subject and to take all practicable steps to protect the personal data held by data users against unauthorized or accidental access, loss or use. Breaches of the PDPO may lead to a variety of civil and criminal sanctions including fines and imprisonment. In addition, data subjects have a right to bring proceedings in court to seek compensation for damage. We cannot guarantee that we are, or will be, in compliance with all applicable international regulations as they are enforced now or as they evolve.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands. However, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our management members reside within China for a significant portion of the time and many of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management named in the prospectus inside mainland China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Furthermore, class action lawsuits, which are available in the United States for investors to seek remedies, are generally uncommon in China.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

We have three subsidiaries in Hong Kong, including (i) Jayud Global Logistics (Hong Kong) Limited, the wholly owned subsidiary of Jayud Global Logistics Limited; (ii) HongKong Jayud International Logistics Company Limited, a wholly owned subsidiary of Jayud Global Logistics (Hong Kong) Limited; and (iii) Sky Pacific Logistics HK Company Limited, 67.0% equity interest of which is wholly owned by our PRC subsidiary,

Shenzhen Jiayuda Global Supply Chain Co., Ltd. We do have management members who are Hong Kong residents and reside within Hong Kong for a significant portion of the time. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of the U.S. courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020 (“Article 177”), no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. In addition, entities or individuals are prohibited from providing documents and information in connection with any securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “—Risks Related to the Class A Ordinary Shares and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within Hong Kong.

The Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by the U.S. regulators.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. The Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, which was issued by the State Administration of Taxation on April 22, 2009 and further amended on December 29, 2017, or Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, subject to any reduction set forth in applicable tax treaties. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country or area of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We may face uncertainties regarding the reporting on and consequences of private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors in the future. In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on

Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017 and was most-recently amended on June 15, 2018. Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax. We face uncertainties on the reporting and consequences of potential future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such transactions will be increased, which may have an adverse effect on our financial condition and results of operations. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance to them for the investigation of any transactions we were involved in. Heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

If our preferential tax treatments are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions.

The Chinese government has provided various tax incentives to our PRC subsidiaries, primarily in the form of reduced enterprise income tax rates. For example, under the Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%. However, the income tax of an enterprise that has been determined to be a small low-profit enterprise can be reduced to a preferential rate of 20% on 12.5% of its taxable income with respect to the portion of the annual taxable income that does not exceed RMB1 million during certain periods. In addition, certain of our PRC subsidiaries enjoy preferential tax treatment. Any increase in the enterprise income tax rate applicable to our PRC subsidiaries in China, or any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments and local government subsidies currently enjoyed by our PRC subsidiaries in China, could adversely affect our business, financial condition and results of operations.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Currently, our PRC subsidiaries are making contributions to the plans based on the minimum standards as required by law for most employees. With respect to the underpaid or unpaid employee benefits, we may be required to complete registrations, make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid or unpaid employee benefits, our financial condition and results of operations may be adversely affected. We may also be subject to regulatory investigations and other penalties if our other employment practices are deemed to be in violation of relevant PRC laws and regulations.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may subject us to penalties or liabilities.

The PRC Labor Contract Law, which was enacted in 2008 and amended in 2012, introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign a non-fixed term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have non-fixed term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

These laws and regulations designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our employment practices may not be at all times deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, which became effective in 2008 and was recently amended in June 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Ministry of Commerce before they can be completed. In addition, the Rules on Implementation of Security Review System for the Merger and Acquisitions of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce and became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. The application and interpretations of M&A Rules are still uncertain, and there is possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain approval of the Ministry of Commerce for our completed or ongoing mergers and acquisitions. There is no assurance that we can obtain such approval from the Ministry of Commerce for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws. In addition, any failure to comply with PRC regulations with respect to registration requirements for offshore financing may subject us to legal or administrative sanctions.

In July 2014, the State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies are required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update its previously filed SAFE registration, to reflect any material change involving its round-trip investment. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be restricted from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be restricted from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions, including (i) the requirement by SAFE to return the foreign exchange remitted overseas or into the PRC within a period of time specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas or into PRC and deemed to have been evasive or illegal and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive or illegal.

We are committed to complying with and to ensuring that our shareholders who are subject to these regulations will comply with the SAFE rules and regulations. However, due to the inherent uncertainty in the implementation of the regulatory requirements by the PRC authorities, such registration might not be always practically available in all circumstances as prescribed in those regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. We cannot assure you that SAFE or its local branches will not release explicit requirements or interpret the PRC laws and regulations otherwise. We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules in a timely manner.

Because there is uncertainty concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the governmental authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In addition, our offshore financing activities, such as the issuance of foreign debt, are also subject to PRC laws and regulations. In accordance with such laws and regulations, we may be required to complete filing and registration with the National Development and Reform Commission (or “NDRC”) prior to such activities. Failure to comply with the requirements may result in administrative meeting, warning, notification and other regulatory penalties and sanctions.

We may be materially adversely affected if our shareholders and beneficial owners who are PRC entities fail to comply with the PRC overseas investment regulations.

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments by Enterprises, which took effect as of March 1, 2018. According to this regulation, nonsensitive overseas investment projects are subject to record-filing requirements with the local branch of the NDRC. On September 6, 2014, the Ministry of Commerce promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve nonsensitive countries and regions and nonsensitive industries are subject to record-filing requirements with a local branch of Ministry of Commerce. According to the Circular of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, and Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which was promulgated by the SAFE on February 13, 2015 and took effect on June 1, 2015, PRC enterprises must register for overseas direct investment with a local SAFE branch or its authorized banks.

We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC entities, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC entities will comply with our request to complete the overseas direct investment procedures under the aforementioned regulations or other related rules in a timely manner, or at all. If they fail to complete the filings or registrations required by the overseas direct investment regulations, the authorities may order them to suspend or cease the implementation of such investment and make corrections within a specified time, which may adversely affect our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject our plan participants for us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who may be granted options will be subject to these regulations when our company grants options after it becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt incentive plans for our directors, executive officers and employees under PRC law.

In addition, the State Administration of Taxation has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options and/or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options and/or restricted shares with tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC and Hong Kong subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If our PRC and Hong Kong subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiary, which is a foreign-owned enterprise, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise, according to the PRC companies law, is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends.

Our PRC subsidiaries generate essentially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use their Renminbi revenues to pay dividends to us.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Class A ordinary shares.

Under the Enterprise Income Tax Law and its implementation rules, PRC withholding tax at a rate of 10% is generally applicable to dividends from PRC sources paid to investors that are resident enterprises outside of China and that do not have an establishment or place of business in China, or that have an establishment or place of business in China if the income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such investors is subject to 10% PRC income tax if this gain is regarded as income derived from sources within China. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within China paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by these investors on the transfer of shares are generally subject to 20% PRC income tax. Any such PRC tax liability may be reduced by the provisions of an applicable tax treaty.

Although substantially all of our business operations are in China, it is unclear whether the dividends we pay with respect to our Class A ordinary shares, or the gains realized from the transfer of our Class A ordinary shares, would be treated as income derived from sources within China and as a result be subject to PRC income tax if we are considered a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our Class A ordinary shares or on dividends paid to our non-resident investors, the value of your investment in our Class A ordinary shares may be materially and adversely affected. Furthermore, our shareholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under these tax treaties or arrangements.

In addition, pursuant to the Double Tax Avoidance Arrangement between Hong Kong and China, if a Hong Kong resident enterprise owns more than 25% of the equity interest of a PRC company at all times during the twelve-month period immediately prior to obtaining a dividend from such company, the 10% withholding tax on the dividend is reduced to 5%, provided that certain other conditions and requirements are satisfied at the discretion of the PRC tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued in 2009 by the State Administration of Taxation, if the PRC tax authorities determine, in their discretion, that a company benefits from the reduced income tax rate due to a structure or arrangement that is primarily tax-driven, the PRC tax authorities may adjust the preferential tax treatment. If our Hong Kong subsidiaries are determined by PRC government authorities as receiving benefits from reduced income tax rates due to a structure or arrangement that is primarily tax-driven, the dividends paid by our PRC subsidiaries to our Hong Kong subsidiaries will be taxed at a higher rate, which will have a material adverse effect on our financial performance.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiary when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future. From time to time, we are exposed to currency risk primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in currencies other than the functional currency of the operations to which the transactions relate.

Substantially all of our income and expenses are denominated in Renminbi and our reporting currency is Renminbi. Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would reduce the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of paying dividends or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our income in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements payable outside of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company without prior approval of SAFE. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay any debts they may incur in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In addition, if any of our shareholders who is subject to SAFE regulations fails to satisfy the applicable overseas direct investment filing or approval requirement, the PRC government may restrict our access to foreign currencies for current account transactions. If we are prevented from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so.

We may be subject to penalties for failure to register our lease with the PRC real estate administration department.

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract and to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000. Our PRC subsidiaries only registered three of their leases with the real estate administration department. With respect to the unregistered lease, we may be required to complete such registration or subject to fines, which may materially affect our financial position or operation.

Risks Related to the Class A Ordinary Shares and This Offering

An active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

We have applied to list our Class A ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their investment.

The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

Moreover, the volatility and fluctuation of the trading price of our Class A ordinary shares may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•	variations in our income, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A ordinary shares.

In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A ordinary shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A ordinary shares. As a result of this volatility, investors may experience losses on their investment in our Class A ordinary shares. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class B ordinary shares have ten (10) votes per share, and our Class A ordinary shares have one (1) vote per share. Upon the completion of this offering, our issued and outstanding share capital will consist of              Class A ordinary shares and 5,127,680 Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Before and immediately after this offering, our founder and chief executive officer, Mr. Xiaogang Geng is and will be the only shareholder who owns all our issued and outstanding 5,127,680 Class B ordinary shares. Upon the closing of this offering, Mr. Xiaogang Geng, will beneficially own more than 50% of our total voting power. See “Principal Shareholders” and “—Risks Related to Our Business and Industry—We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.” Upon the closing of this offering, our existing shareholders prior to the consummation of this offering will beneficially own approximately             % of the voting power of our outstanding shares. Accordingly, considering there are voting agreements among some of our existing shareholders and Mr. Xiaogang Geng, upon the closing of this offering, our existing shareholders prior to the consummation of this offering, including Mr. Xiaogang Geng, individually or together, will be able to significantly influence matters submitted to our shareholders for approval, including the election of directors, amendments of our memorandum and articles of association and any merger or other major corporate transactions that require shareholder approval. Our existing shareholders prior to the consummation of this offering, including Mr. Xiaogang Geng, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may, by changing the directors of the Company, have the ultimate effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately materially and adversely affect the market price of our Class A ordinary shares. Future transfers by the holder of Class B ordinary shares may result in those shares converting into Class A ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. However, following this offering, as long as at least              Class B ordinary shares remain outstanding, and without giving effect to any future issuances, the holder of our Class B ordinary shares will hold a majority of the outstanding voting power and will continue to control the outcome of matters submitted to shareholders approval. Our amended and restated articles of association generally does not prohibit us from issuing additional Class B ordinary shares, and any future issuance of Class B ordinary shares may be dilutive to Class A ordinary shareholders. For more information about our dual-class structure, see “Description of Share Capital.”

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on companies with dual-class or multi-class share structures in their indices. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A ordinary shares. These policies are still relatively new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A ordinary shares less attractive to investors and, as a result, the market price of our Class A ordinary shares could be adversely affected.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be              Class A ordinary shares outstanding immediately after this offering, or              Class A ordinary shares if the underwriters exercise their option to purchase additional Class A ordinary shares in full. In connection with this offering, our directors and officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of this offering. We have agreed with the underwriters that, for a period of three (3) months from the closing of this offering, we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

[Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.]

If you purchase Class A ordinary shares in this offering, you will pay more for each Class A ordinary share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$             per Class A ordinary share. This number represents the difference between (1) our pro forma net tangible book value per Class A ordinary share of US$             as of             , after giving effect to this offering and (2) the assumed initial public offering price of US$             per Class A ordinary share, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our Class A ordinary shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our Class A ordinary shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). We will be treated as owning our proportionate share of the assets and earnings of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our Class A ordinary shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the Class A ordinary shares and on the receipt of distributions on the Class A ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Class A ordinary shares. For more information see “Taxation—U.S. Federal Income Tax Considerations—PFIC Rules.”

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

We have conditionally adopted our post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected.

Our post-offering amended and restated memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States regardless of whether such legal suit, action, or proceeding also involves parties other than us. This could limit the ability of holders of our Class A ordinary shares or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, and potentially others.

Our post-offering amended and restated memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. However, the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the choice of forum provision contained in our post-offering amended and restated memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering amended and restated memorandum and articles of association may limit a security-holder’s ability to bring a claim against us, our directors and officers, and potentially others in a his or her preferred judicial forum, and this limitation may discourage such lawsuits.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we plan to rely on home country practice with respect to corporate governance matters, and our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries and regions other than the United States, including China and Hong Kong. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, China and Hong Kong see “Enforcement of Civil Liabilities.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, we expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file annual reports with the Securities and Exchange Commission. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that some of our competitors are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A ordinary shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited consolidated financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A ordinary shares less attractive if we rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and the trading price of our Class A ordinary shares may be reduced or more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our founder will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where we engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform our audit; (ii) where we planned a small public offering, which would result in insiders holding a large portion of our listed securities. Nasdaq was concerned that the offering size was insufficient to establish our initial valuation, and there would not be sufficient liquidity to support a public market for us; and (iii) where we did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small, and our founder will hold a large portion of our listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the integrated logistics industry in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our bases of customers;

•	our plans to invest in our products and services;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. China’s integrated logistics industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. In addition, the highly-fragmented and rapidly changing nature of the integrated logistics industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per Class A ordinary share, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per Class A ordinary share would increase (decrease) the net proceeds to us from this offering by US$             million, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares and the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to the daily operations of onshore and offshore subsidiaries. We expect approximately 20% of the net proceeds from this offering to be used to fund operations of our offshore subsidiaries and 80% of the net proceeds to be used to fund operations of our subsidiaries in the PRC.

We plan to use the net proceeds from this offering as follows:

•	Approximately 40% of the net proceeds from this offering for supplementing our operating cash flow and general corporate use;

•	Approximately 20% of the net proceeds from this offering for leasing or purchasing warehouses that have strategic importance to our business operation on a long-term basis;

•	Approximately 20% of the net proceeds from this offering for adding new chartered services in key trade lines in the future;

•	Approximately 10% of the net proceeds from this offering for the registration and operation of our overseas business entities, branches and offices; and

•	Approximately 10% of the net proceeds from this offering for overseas investments and potential mergers and acquisitions in the future.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. With respect to the use of proceeds on leasing and purchasing warehouses that have strategic importance to our business operation on a long-term basis, (i) domestically, we plan to lease and/or purchase warehouses that have easy access to major highways and close to airports or ports in economically active areas in China; (ii) internationally, we plan to lease and/or purchase warehouses that have strategic importance to our operation at our major trade destinations, such as Los Angeles, California and Atlanta, Georgia in the U.S., York in the U.K., as well as Hamburg in Germany. With respect to the use of proceeds on adding new chartered services in key trade lines, we plan to add new chartered services between the airports in Shenzhen and Delhi, India and we are also evaluating the feasibility of adding long-haul chartered services from Shenzhen to the U.S. and the EU.

Our management will have flexibility and discretion in the application of net proceeds from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, which may delay or prevent us from providing the proceeds of this offering to our PRC subsidiaries. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they become due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

As of June 30, 2022 and December 31, 2021, the balance of dividend payable was RMB6,950,000 (US$1,035,552) and RMB1,200,000, respectively. In February 2022 and March 2022, our subsidiaries declared cash dividends in the amount of RMB11,931,000. As of the date of this prospectus, we have paid cash dividends of RMB7,531,000 in total. Please see “Consolidated Statements of Changes in Shareholders’ Equity” on page F-6, “Note 17 Subsequent Events” on page F-35, and “Note 17 Subsequent Events” on page F-73 for more details. We do not have any present plan to declare any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. For example, under PRC laws and regulations, we are permitted to use the net proceeds of this offering to provide funding to our PRC Subsidiaries only through loans or capital contributions. Subject to satisfaction of necessary registrations with government authorities and required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC Subsidiaries. We cannot assure you that we will be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

CAPITALIZATION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect the Reverse Share Split of our outstanding ordinary shares at a ratio of 1 for 1.25 which was implemented on February 16, 2023.

The following table sets forth our capitalization, as of June 30, 2022 as follows:

•	on an actual basis;

•

on an adjusted basis to reflect the issuance and sale of              Class A ordinary shares in this offering at an initial public offering price of US$             per Class A ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this table together with the consolidated financial statements and related notes, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included in this prospectus.

	As of June 30, 2022
	Actual		Pro Forma As adjusted(1)
	RMB	US$	RMB	US$
	(in US$, except for share and per share data)
Long-term borrowings	—	—
Shareholders’ Equity:
Class A Ordinary shares (par value of US$0.000125 per share; 384,000,000 Class A ordinary shares authorized and 10,872,320 Class A ordinary shares issued and outstanding as of June 30, 2022, respectively.)*	6,880	1,079
Class B Ordinary shares (par value of US$0.000125 per share; 16,000,000 Class B ordinary shares authorized and 5,127,680 class B shares issued and outstanding as of June 30, 2022, respectively.)*	4,087	641
Additional paid in capital	37,870,206	5,642,669
Statutory reserves	4,395,909	654,991
Accumulated deficit	(2,506,044)	(373,401)
Accumulated other comprehensive income	(45,241)	(6,827)

Total Jayud Global Logistics Limited shareholders’ equity	39,725,797	5,919,152

Total capitalization	39,725,797	5,919,152

*	The shares data are presented on a retroactive basis to reflect the Reverse Share Split.
(1)

Reflects the sale of Class A ordinary shares in this offering at an assumed initial public offering price of US$             per Class A ordinary share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming that the option to purchase additional Class A ordinary shares has not been exercised. The pro forma as adjusted information is for illustrative purposes only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital includes the aggregate amount of issued and paid-in capital of the entities now comprising our corporate group less consideration paid to acquire the relevant interest, if any. We estimate that net proceeds will be approximately US$            , assuming no exercise of the option to purchase additional Class A ordinary shares. The net proceeds of US$             is calculated as follows: US$             gross offering proceeds, less underwriting discounts and commissions of US$             and estimated offering expenses of US$            . The pro forma as adjusted total shareholders’ equity is the sum of the net proceeds of US$             and the actual equity of US$            .

DILUTION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect the Reverse Share Split of our outstanding ordinary shares at a ratio of 1 for 1.25 which was implemented on February 16, 2023.

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per both Class A and Class B ordinary share after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per both Class A and Class B ordinary share attributable to the existing shareholders for our presently outstanding Class A and Class B ordinary shares.

Our net tangible book value as of June 30, 2022 was approximately US$             million, or US$             per both Class A and Class B ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per both Class A and Class B ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per Class A ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after June 30, 2022, other than to give effect to the sale of              Class A ordinary shares offered in this offering at the assumed initial public offering price of US$             per Class A ordinary share, the midpoint of the estimated range of the offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2022 would have been approximately US$             million, or US$             per outstanding Class A and Class B ordinary share. This represents an immediate increase in net tangible book value of US$             per Class A and Class B ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$             per Class A ordinary share to investors purchasing Class A ordinary shares in this offering. The following table illustrates such dilution:

Pro Forma As Adjusted (Assuming No Exercise of Over-Allotment Option)
(US$)
Assumed initial public offering price per Class A ordinary share
Net tangible book value per both Class A and Class B ordinary share as of June 30, 2022
Pro forma as adjusted net tangible book value per both Class A and Class B ordinary share after giving effect this offering
Amount of dilution in net tangible book value per both Class A and Class B ordinary share to new investors in this offering

A US$1.00 change in the assumed public offering price of US$             per Class A ordinary share would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately US$             million, the pro forma as adjusted net tangible book value per both Class A and Class B ordinary share after giving effect to this offering by US$             per Class A ordinary share and Class B ordinary share, and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by US$             per both Class A and Class B ordinary share, assuming no change to the number of Class A ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share (in US$)
	Number	Percent	Amount (in US$ thousands)	Percent
Existing shareholders
New investors

Total

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A ordinary shares and other terms of this offering determined at pricing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States, including China and Hong Kong, and some of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Harney Westwood & Riegels, our legal counsel as to Cayman Islands law, and PacGate Law Group, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. The Cayman Islands Grand Court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, or in respect of a fine or other penalty (which may include a multiple damages judgment in an anti-trust action)). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court will exercise its discretion in the enforcement of non-money judgments by applying the law of equity and determining whether the principle of comity requires recognition. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands, and it is therefore uncertain whether such civil liability judgments from the Foreign Court would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

PacGate Law Group has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ordinary shares.

In addition, our investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S.. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

CORPORATE HISTORY AND STRUCTURE

OUR CORPORATE HISTORY

We are a Cayman Islands holding company and primarily conduct our operations in China through our PRC subsidiaries. We commenced our commercial operations in September 2009 through Shenzhen Jiayuda Trading Co., Ltd. In July 2015, Shenzhen Jayud Logistics Technology Co., Ltd. (previously under the name of “Shenzhen Xinyuxiang Supply Chain Co., Ltd.”) was established to optimize our resource allocation to further expand our business. On June 10, 2022, we incorporated Jayud Global Logistics Limited under the laws of the Cayman Islands as our offshore holding company to facilitate offshore financing. In June 2022, we established Jayud Global Logistics (Hong Kong) Limited, our wholly owned Hong Kong subsidiary.

Under PRC laws and regulations, our PRC subsidiary may pay cash dividends to us of its respective accumulated profits. However, the ability of our PRC subsidiary to make such distribution to us is subject to various PRC laws and regulations, including the requirement to fund certain statutory funds, as well potential restriction on currency exchange and capital controls imposed by the PRC government. For more details, see “Risk Factors—Risks Related to Doing Business in China” and “Regulations—Regulations Relating to Dividend Distributions.”

On February 16, 2023, we implemented a 1 for 1.25 reverse share split of our ordinary shares under Cayman Islands law (the “Reverse Share Split”). As a result of the Reverse Share Split, the total of 13,590,400 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 10,872,320 issued and outstanding Class A ordinary shares and the total of 6,409,600 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 5,127,680 issued and outstanding Class B ordinary shares. The purpose of the Reverse Share Split was to enhance our ability to achieve a share price for our Class A ordinary shares consistent with the listing requirements of the Nasdaq Capital Market. The Reverse Share Split maintained our existing shareholders’ percentage ownership interests in our company. The Reverse Share Split also increased the par value of our ordinary shares from $0.0001 to $0.000125 and decreased the number of authorized shares of our company from 500,000,000 to 400,000,000, which are divided into 384,000,000 Class A ordinary shares and 16,000,000 Class B ordinary shares.

OUR CORPORATE STRUCTURE

From May to September 2022, in anticipation of the proposed initial public offering, we completed a series of reorganizational steps. The following diagram illustrates our corporate structure prior to the initial offering, including our principal subsidiaries and other entities that are material to our business:

Note:	the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(1)	No single shareholder among “other shareholders” beneficially owns more than 5% of our ordinary shares.

The following diagram illustrates our corporate structure, including our significant subsidiaries immediately upon the completion of this offering, assuming no exercise of the over-allotment option granted to the underwriters, based on the initial public offering price of US$             per Class A ordinary share.

Note:	the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(1)	No single shareholder among “other shareholders” beneficially owns more than 5% of our ordinary shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect the Reverse Share Split of our outstanding ordinary shares at a ratio of 1 for 1.25 which was implemented on February 16, 2023.

OVERVIEW

We are one of the leading Shenzhen-based end-to-end supply chain solution providers in China, with a focus on providing cross-border logistics services. According to the Frost & Sullivan Report, in 2021, we ranked fifth in terms of the revenues generated from providing end-to-end cross-border supply chain solutions among all end-to-end supply chain solution providers based in Shenzhen, China. Headquartered in Shenzhen, a key component of the Greater Bay Area in China, we benefit from the unique geographical advantages of providing high degree of support for ocean, air and overland logistics. A well-connected transportation network enables us to significantly increase efficiency and reduce transportation costs. As one of the most open and dynamic regions in China, Shenzhen is home to renowned enterprises and the gathering place of cross-border e-commerce market players, which provides us with a large customer base and enables us to develop long-term in-depth relationships with our customers. In addition, the sustained and steady growth of local economy and supportive government policies have backed up our development and brought us great convenience in daily operations.

According to the Frost & Sullivan Report, the global end-to-end cross-border supply chain solution market experienced a soaring growth during the past two years, with its total revenue surging from US$211.8 billion for the year ended December 31, 2020 to US$537.8 billion for the year ended December 31, 2021. In line with this increase, we experienced a rapid growth in 2020 and 2021 as well as for the six months ended June 30, 2022. Our gross profit increased by RMB19.1 million, or 161.4%, from RMB11.8 million for the six months ended June 30, 2021 to RMB30.9 million (US$4.6 million) for the six months ended June 30, 2022. Our gross profit increased by RMB13.5 million, or 64.1%, from RMB21.0 million for the year ended December 31, 2020 to RMB34.5 million (US$5.4 million) for the year ended December 31, 2021. Our revenue generated from end-to-end cross-border logistics services increased from approximately RMB98.9 million for the six months ended June 30, 2021 to approximately RMB332.7 million (US$49.6 million) for the six months ended June 30, 2022, representing a period-to-period increase of 236.5%. Our revenue generated from end-to-end cross-border logistics services increased from approximately RMB210.8 million for the year ended December 31, 2020 to approximately RMB390.2 million (US$61.2 million) for the year ended December 31, 2021, representing a year-on-year increase of 85.1%.

We offer a comprehensive range of cross-border supply chain solution services, including: (i) freight forwarding services, (ii) supply chain management, and (iii) other value-added services. Please see the section entitled “Business” for more details.

KEY FACTORS THAT AFFECT OPERATING RESULTS

Changes in the global and local economic conditions

Our financial performance, particularly our ability to drive growth, depends upon the demand for our services, which is closely linked to the global and local economies, and is sensitive to the level of expenditure by business entities’ on our services. While the logistics industry in China has been benefiting from the remarkable growth of the Chinese economy in recent years, issues and conditions with global reach, such as the COVID-19 outbreak, trade wars and occasional regional armed conflicts, have negatively affected the global economy and had a chain reaction in the global logistics industry. Despite the substantial improvements in social and economic conditions in China since the peak of COVID-19 in March 2020, there remain uncertainties regarding the overall economic conditions and demand for our services worldwide. Other macro-economic factors beyond our control may also affect our results of operations. For example, any prolonged recurrence of other contagious diseases, social instability or significant natural disasters may have a negative impact on the demand for our services.

Our ability to maintain our major customers

For the six months ended June 30, 2021 and 2022, approximately 40.0% and 53.1% of our total revenues, respectively, were generated by our five largest customers of the same periods. For the years ended December 31, 2020 and 2021, approximately 59.9% and 35.8% of our total revenues, respectively, were generated by our five largest customers of the same periods. While certain service contracts contain options of renewal, there is no assurance that our major customers will continue their business relationships with us, or the revenue generated from dealings with them will be maintained or increased in the future. If we are unable to enter into new service contracts with our customers upon expiry of the current contracts, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into service contracts of comparable size and terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected.

Our ability to obtain new customers and to increase our revenue per customer

The number of our customers increased from 722 as of June 30, 2021 to 1,184 as of June 30, 2022, representing a 64.0% increase. Meanwhile, average revenue per customer was RMB228.9 thousand for the six months ended June 30, 2021 as compared to approximately RMB383.5 thousand (US$57.1 thousand) per customer for the six months ended June 30, 2022. The number of our customers increased from 535 as of December 31, 2020 to 1,299 as of December 31, 2021, representing a 142.8% increase. In addition, average revenue per customer was RMB542.7 thousand for the year ended December 31, 2020 as compared to approximately RMB420.0 thousand (US$65.9 thousand) per customer for the year ended December 31, 2021. Our ability to increase our revenues and our profitability will depend on our ability to continue to increase our customer base and revenue per customer. To achieve this, we strive to increase our marketing efforts such as making more event sponsorships, increasing online and offline advertising advertisements in targeted markets and enhancing the quality and capabilities of our technologies.

Our ability to pursue strategic opportunities for growth

Although the end-to-end cross-border supply chain solution market in China is highly fragmented, top companies in this market in China hold stronger comprehensive service capabilities and bargaining power. In the future, it is expected that more competitors will enter this market. Therefore, we intend to continue to pursue strategic investments in selective businesses in the logistics industry that will enhance our service capabilities. We believe that a solid investment strategy in warehouses and licenses for e-commerce exports may be critical for us to accelerate our growth and strengthen our competitive position in the future. Our ability to identify and execute strategic investments will likely have an effect on our operating results over time.

Regulatory Environment

Our ability to anticipate and respond to potential changes in government policies and regulations will have a significant impact on our business operations in such countries and our overall results of operations. In recent years, the PRC government has issued many supportive policies to encourage the development of the logistic industry. Encouraged by those policies, the logistic industry in China is expected to become more standardized and modernized. The integrated cross-border logistics service market, as a sub-segment of the logistic industry, is likely to evolve along with the development of the logistic industry.

Impact of Global Inflationary Pressures

We primarily face two types of inflationary pressures: one is inflation-related economic slowdown, and the other is a rise in fuel prices as a result of inflation. Our business is less affected by the first type of inflationary pressure since substantially all of our business operations are in China, where inflation has been stable over the past three years. In 2019, 2020 and 2021, the inflation rate in China was 2.9%, 2.5% and 0.9%, respectively. However, due to global inflation and also triggered by the conflict between Russia and Ukraine in 2022, the prices of fossil fuel have surged and affected the freight forwarding services section which still relies heavily on fossil fuels to power transportation. With higher fuel prices, costs of freight forwarding services will increase and the demand for cross-border logistics services will be adversely affected. But we expect the pressure of high fuel prices to be limited, as we plan to expand warehouse management services to diversify our service lines to mitigate the impact starting from June 30, 2022.

Impact of Supply Chain Disruptions

The outbreak of COVID-19 since the beginning of March 2020 caused widespread shutdown and weakened the financial conditions of our upstream suppliers and downstream customers, which resulted in some disruptions to our business operations. However, as supply chain disruptions in North America and Europe have stimulated global demand for Chinese exports, we, on the other hand, have gained more opportunities to provide cross-border logistics services. Based on the current situation in China, we do not expect a material impact on our results of operations and financial performance to be caused by COVID-19 in the future. The war in Ukraine in 2022 also gave rise to supply chain disruptions in Europe. However, supply chain disruption in Europe does not have material impact on our results of operations and financial performance since our revenue generated from Europe, primarily from freight forwarding services and supply chain management in aggregate, accounted only RMB3.1 million, or 0.69% of total revenue, for the six months ended June 30, 2022 and RMB18.6 million (US$2.9 million), or 3.4% of total revenue, for the year ended December 31, 2021. We will continuously pay close attention to the supply chain disruptions caused by COVID-19 and the war in Ukraine, conduct a further assessment, and take measures to minimize the impact. Except for the impact of COVID-19 and the war in Ukraine, there are no other supply chain disruptions affecting our business.

KEY COMPONENTS OF OUR RESULTS OF OPERATIONS

Revenues

Our revenues consist of (i) revenues from our freight forwarding services, which primarily comprise service fees typically ascertained based on the number of packages, weight, measurement, destination port, types of freight and other special demands; (ii) revenues from our supply chain management, which primarily comprise product revenues and commissions relates to cross-border supply chains; and (iii) revenues from our other valued-added services, which primarily comprise custom brokerage, and intelligent logistic IT systems.

Our breakdown of revenues for the six months ended June 30, 2021 and 2022 is summarized below:

	For the Six Months Ended June 30,			Variances
	2021	2022		Amount	%
	RMB ’000	RMB ’000	US$ ’000	RMB ’000
Freight forwarding	138,568	412,189	61,417	273,621	197.5
Integrated cross-border logistics services	98,867	332,661	49,567	233,794	236.5
Fragmented logistics services	39,701	79,528	11,850	39,827	100.3
Supply chain management	24,832	39,019	5,814	14,187	57.1
International trading	24,663	38,879	5,793	14,216	57.6
Agent services	169	140	21	(29)	(17.2)
Other value-added services	1,898	2,892	431	994	52.4
Total revenues	165,298	454,100	67,662	288,802	174.7

Our breakdown of revenues for the years ended December 31, 2020 and 2021 is summarized below:

	For the Years Ended December 31,			Variances
	2020	2021		Amount	%
	RMB ’000	RMB ’000	US$ ’000	RMB ’000
Freight forwarding	243,607	488,036	76,547	244,429	100.3%
Integrated cross-border logistics services	210,795	390,229	61,206	179,434	85.1%
Fragmented logistics services	32,812	97,807	15,341	64,995	198.1%
Supply chain management	43,967	53,532	8,396	9,565	21.8%
International trading	41,986	52,975	8,309	10,989	26.2%
Agent services	1,981	557	87	(1,424)	(71.9)%
Other value-added services	2,759	4,025	631	1,266	45.9%
Total revenues	290,333	545,593	85,574	255,260	87.9%

Cost of Revenues

Cost of revenues represents costs and expenses incurred in order to generate revenue. Our cost of revenues primarily consists of (i) cost of freight charges, (ii) cost of goods, (iii) labor costs, (iv) cost of customs brokerage, (v) cost of packaging, (vi) cost of indemnities paid to carriers. Cost of freight charges consists of (i) air freight/ocean freight/land freight charges, (ii) delivery fees, and (iii) other service fees.

Our breakdown of cost of revenues for the six months ended June 30, 2021 and 2022 is summarized below:

	For the Six Months Ended June 30,			Variances
	2021	2022		Amount	%
	RMB ’000	RMB ’000	US$ ’000	RMB ’000
Freight forwarding	127,976	382,859	57,046	254,883	199.2
Integrated cross-border logistics services	90,714	306,674	45,694	215,960	238.1
Fragmented logistics services	37,262	76,185	11,352	38,923	104.5
Supply chain management	24,025	38,616	5,754	14,591	60.7
International trading	24,025	38,616	5,754	14,591	60.7
Agent services	—	—	—	—	—
Other value-added services	1,478	1,737	259	259	17.5
Total cost of revenues	153,479	423,212	63,059	269,733	175.7

Our breakdown of cost of revenues for the years ended December 31, 2020 and 2021 is summarized below:

	For the Years Ended December 31,			Variances
	2020	2021		Amount	%
	RMB ’000	RMB ’000	US$ ’000	RMB ’000
Freight forwarding	226,154	456,262	71,563	230,108	101.7
Integrated cross-border logistics services	195,000	364,104	57,108	169,104	86.7
Fragmented logistics services	31,154	92,158	14,455	61,004	195.8
Supply chain management	41,263	51,929	8,145	10,666	25.8
International trading	41,263	51,929	8,145	10,666	25.8
Agent services	—	—	—	—	NA
Other value-added services	1,889	2,902	455	1,013	53.6
Total cost of revenues	269,306	511,093	80,163	241,787	89.8

Gross Profit

Our gross profit equals to our revenue less our cost of revenues. Our gross profit is primarily affected by our ability to generate revenue and the fluctuation of our cost. Our cost of revenues increased by 175.7% from RMB15.3 million for the six months ended June 30, 2021 to RMB42.3 million (US$6.3 million) for the six months ended June 30, 2022. Our gross profit margin was 7.2% and 6.8% for the six months ended June 30, 2021 and 2022, respectively. Our breakdown of gross profit by service line for the six months ended June 30, 2021 and 2022 is set forth below:

	For the Six Months ended June 30,			Variance
	2021	2022
	RMB ’000	RMB ’000	US$ ’000	RMB ’000 or %
Freight forwarding
Gross profit	10,592	29,330	4,371	18,738
Gross margin	7.6%	7.1%	7.1%	(0.5)%
Supply chain management
Gross profit	807	403	60	(404)
Gross margin	3.2%	1.0%	1.0%	(2.2)%
Other value-added services
Gross profit	420	1,155	172	735
Gross margin	22.1%	39.9%	39.9%	17.8%
Total
Gross profit	11,819	30,888	4,603	19,069
Gross margin	7.2%	6.8%	6.8%	(0.4)%

Our cost of revenues increased by 89.8% from RMB269.3 million for the year ended December 31, 2020 to RMB511.1 million (US$80.2 million) for the year ended December 31, 2021, which was primarily attributable to the increase of freight charges. Our gross profit margin was 7.2% and 6.3%, respectively, for the same periods. Our breakdown of gross profit by service line for the years ended December 31, 2020 and 2021 is set forth below:

	For the Years ended December 31,			Variance
	2020		2021
	RMB ’000	RMB ’000	US$ ’000	RMB ’000 or %
Freight forwarding
Gross profit	17,453	31,774	4,984	14,321
Gross margin	7.2%	6.5%	6.5%	(0.7)%
Supply chain management
Gross profit	2,704	1,603	251	(1,101)
Gross margin	6.2%	3.0%	3.0%	(3.2)%
Other value-added services
Gross profit	870	1,123	176	253
Gross margin	31.5%	27.9%	27.9%	(3.6)%
Total
Gross profit	21,027	34,500	5,411	13,473
Gross margin	7.2%	6.3%	6.3%	(0.9)%

Operating expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the six months ended June 30, 2021 and 2022:

	For the six months Ended June 30,
	2021		2022
	RMB ’000%		RMB ’000	US$ ’000%
General and administrative expenses	4,748	57.7	9,223	1,374	49.8
Selling expenses	2,763	33.6	8,289	1,235	44.8
Research and development expenses	723	8.7	999	149	5.4

Total operating expenses	8,234	100.0	18,511	2,758	100.0

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the years ended December 31, 2020 and 2021:

	For the Years Ended December 31
	2020		2021
	RMB ’000%		RMB ’000	US$ ’000%
General and administrative expenses	7,043	47.9	11,276	1,768	52.0
Selling expenses	6,273	42.7	8,956	1,405	41.3
Research and development expenses	1,377	9.4	1,461	229	6.7

Total operating expenses	14,693	100.0	21,693	3,402	100.0

Operating expenses include selling expenses, general and administrative expenses, and research and development expenses. General and administrative expenses mainly consist of (i) employee payroll, rental and depreciation related to general and administrative personnel, (ii) professional service fees; and (iii) other corporate expenses. Our selling expenses mainly consist of (i) employee payroll and commission, (ii) entertainment and marketing expenses, and (iii) rental and depreciation related to selling and marketing functions. Research and development expenses mainly consist of (i) cost of materials used for experiment, (ii) employee payroll, and (iii) depreciation expense for experimental facilities and other daily expenses related to our research and development activities in logistics related software development.

We anticipate that our operating expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations and in anticipation to become a public listed company.

Other income, net

Other expenses, net consists of other non-operating expenses, net and financial expenses, net. Other non-operating expenses, net mainly consists of (i) government subsidy, and (ii) other gains or losses for penalties and compensation. Foreign exchange gain mainly consists of foreign exchange gain or loss. Interest expense, net mainly consists of (i) interest expenses and (ii) bank charges.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2022

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the six months ended June 30,			Change
	2021	2022	2022	Amount	%
	RMB	RMB	US$	RMB
Revenues	165,297,747	454,099,525	67,660,924	288,801,778	174.7%
Cost of revenues	(153,479,652)	(423,211,920)	(63,058,664)	(269,732,268)	175.7%
Gross profit	11,818,095	30,887,605	4,602,260	19,069,510	161.4%

Operating expenses:
General and administrative expenses	(4,747,775)	(9,223,117)	(1,374,246)	(4,475,342)	94.3%
Selling expenses	(2,763,178)	(8,288,836)	(1,235,038)	(5,525,658)	200.0%
Research and development expenses	(723,204)	(998,923)	(148,840)	(275,719)	38.1%

Total operating expenses	(8,234,157)	(18,510,876)	(2,758,124)	(10,276,719)	124.8%

Operating profit	3,583,938	12,376,729	1,844,136	8,792,791	245.3%

Other income:
Other non-operating income, net	33,851	99,901	14,885	66,050	195.1%
Foreign exchange gain, net	535,244	2,567,807	382,604	2,032,563	379.7%
Interest expenses, net	(442,494)	(500,445)	(74,566)	(57,951)	13.1%

Total other income, net	126,601	2,167,263	322,923	2,040,662	1,611.9%

Income before income tax expense	3,710,539	14,543,992	2,167,059	10,833,453	292.0%
Income tax expenses	(1,272,006)	(4,927,596)	(734,213)	(3,655,590)	287.4%

Net income	2,438,533	9,616,396	1,432,846	7,177,863	294.4%

Revenues

Total revenues increased by approximately RMB288.8 million, or 174.7%, from approximately RMB165.3 million for the six months ended June 30, 2021 to approximately RMB454.1 million (US$67.7 million) for the six months ended June 30, 2022, primarily attributable to a huge growth of our freight forwarding services, and slight increase of our supply chain management and other value-added services.

Revenues from our freight forwarding services increased by RMB273.6 million, or 197.5%, from RMB138.6 million for the six months ended June 30, 2021 to RMB412.2 million (US$61.4 million) for the six months ended June 30, 2022. The increase was mainly due to the development of new routes of chartered airline freight services, which accounted for 25.9% of total revenue. This new chartered airline freight services operated three times a week and through the same route for one single client from integrated cross-border logistics services. In addition, the 64.0% increase in customers from 722 customers for the six months ended June 30, 2021 to 1,184 customers for the six months ended June 30, 2022, was attributable to the thriving of e-commerce related logistics services. Among the new customers acquired for the six months ended June 30, 2022, 45.6% of them are relevant to e-commerce related logistics services. With the expansion of our e-commerce related logistics services, the percentage of revenue generated from e-commerce related logistics services increased from 13.2% for the six months ended June 30, 2021 to 14.6% for the six months ended June 30, 2022.

Revenues from our supply chain management increased by RMB14.2 million, or 57.1%, from RMB24.8 million for the six months ended June 30, 2021 to RMB39.0 million (US$5.8 million) for the six months ended June 30, 2022. The increase was primarily attributable to the business growth of international trading, which was resulting from the growing logistic network enabling us to serve a wider range of customers in different geographic areas.

Revenues from our other value-added services increased by RMB1.0 million, or 52.4%, from RMB1.9 million for the six months ended June 30, 2021 to RMB2.9 million (US$0.4 million) for the six months ended June 30, 2022. The increase was primarily attributable to an increase of revenue generated from customs brokerage services as we acquired the certificate of Authorized Economic Operator (“AEO”) allowing us to benefit from special expedited customs treatment, which significantly facilitated the shipment of our goods in various markets so as to attract more customers.

Cost of Revenues

Our cost of revenues increased by 175.7% from RMB153.5 million for the six months ended June 30, 2021 to RMB423.2 million (US$63.1 million) for the six months ended June 30, 2022.

Our cost of revenues for freight forwarding services increased by approximately RMB254.9 million, or 199.2%, from approximately RMB128.0 million for the six months ended June 30, 2021 to approximately RMB382.9 million (US$57.0 million) for the six months ended June 30, 2022. The increase was primarily attributable to the increase of the freight charges.

Our cost of revenues for supply chain management increased by approximately RMB14.6 million, or 60.7%, from approximately RMB24.0 million for the six months ended June 30, 2021 to approximately RMB38.6 million (US$5.8 million) for the six months ended June 30, 2022. The increase was in line with the business growth of international trading.

Our cost of revenues for other value-added services was RMB1.7 million (US$0.5 million) for the six months ended June 30, 2022 remained steady as compared to RMB1.5 million for the six months ended June 30, 2021.

Cost of freight charges, representing the main source of our cost of revenue, increased by RMB263.7 million, or 226.3%, from approximately RMB116.5 million for the six months ended June 30, 2021 to approximately RMB380.2 million (US$56.7 million) for the six months ended June 30, 2022. The main components of freight charges were the freight and the delivery fees paid to third-party carriers. The total amount of the freight and the delivery fees were RMB108.0 million for the six months ended June 30, 2021 and RMB376.5 million (US$56.1 million) for the six months ended June 30, 2022, accounting for 92.7% of total freight cost for the six months ended June 30, 2021 and 99.0% for the six months ended June 30, 2022. The soaring in freight charges was primarily due to the continuous increase in fuel price for the six months ended June 30, 2022, which was consistent with the 50.8% increase in the average oil price disclosed by the Organization of Petroleum Exporting Countries, from US$69.9 per barrel to US$105.4 per barrel for the six months ended June 30, 2022. In addition, as a result of the rising fuel oil price, despite we canceled some flights due to cost control concerns, we still incurred indemnity costs paid to carriers. Last but not least, under the COVID-19 pandemic in 2022, in order to comply with the epidemic prevention requirements of the government such as Shenzhen, Shanghai and Hong Kong, we had to bear extra costs for longer delivery routes and sterilization for goods.

Gross Profit

Our gross profit increased by RMB19.1 million, or 161.3%, from RMB11.8 million for the six months ended June 30, 2021 to RMB30.9 million (US$4.6 million) for the six months ended June 30, 2022. The increase was primarily attributable to the business growth of freight forwarding services. For the six months ended June 30, 2021 and 2022, our overall gross profit margin slightly decreased from 7.2% to 6.8%.

Gross profit margin of freight forwarding services decreased from 7.6% for the six months ended June 30, 2021 to 7.1% for the six months ended June 30, 2022 mainly due to (i) additional costs for longer routes, costs associated with sterilization and inspection of goods caused by the COVID-19; and (ii) increasing costs of fuel oil price and indemnities paid to carriers as a result of flight cancelation, which was offset by (i) the higher price that we achieved with our stronger bargain power; and (ii) the increase in the number of customers with higher profit margin. We were seeking to expand our freight forwarding services by continuously developing new routes and attracting new customers in order to create economies of scale and thereby increased gross profit.

Gross profit margin of our supply chain management decreased from 3.2% for the six months ended June 30, 2021 to 1.0% for the six months ended June 30, 2022, resulting from the slow growth in international trading due to inflation and the need to lower gross profit margin in order to maintain customer relationships.

Gross profit margin of our other value-added services increased from 22.1% for the six months ended June 30, 2021 to 39.9% for the six months ended June 30, 2022 mainly due to the fact that we were able to undertake orders for customs brokerage with higher margin after we acquired the AEO certificate.

Operating Expenses

Our operating expenses increased from RMB8.2 million for the six months ended June 30, 2021 to RMB18.5 million (US$2.8 million) for the six months ended June 30, 2022, representing a period-on-period increase of 124.8%.

This increase was attributable to the increase in our general and administrative expenses, selling expenses and our research and development expenses. We anticipate that our operating expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations and the anticipation of becoming a public listed company.

General and administrative expenses

General and administrative expenses mainly consisted of (i) employee payroll, rental and depreciation related to general and administrative functions, (ii) professional service fees; and (iii) other corporate expenses. Our general and administrative expenses increased by 94.3% from RMB4.7 million for the six months ended June 30, 2021 to RMB9.2 million (US$1.4 million) for the six months ended June 30, 2022, which was primarily attributable to (i) an increase of RMB1.9 million (US$0.3 million) in professional expenses for consulting and auditing services; (ii) an increase of RMB1.5 million (US$0.2 million) in leasing expenses to satisfy the need for offices and warehouses; (iii) an increase of RMB1.3 million (US$0.2 million) in staff costs due to an increase of employee headcounts resulting from our business growth and establishment of three new branch offices of Shenzhen Jiayuda International Logistics Co., Ltd. in Guangzhou, Qingdao and Ningbo.

Selling expenses

Our selling expenses mainly consisted of (i) employee payroll and commission, (ii) entertainment and marketing expenses, and (iii) rental and depreciation related to selling and marketing functions. Our selling expenses increased by 200.0% from RMB2.8 million for the six months ended June, 2021 to RMB8.3 million (US$1.2 million) for the six months ended June 30, 2022, which was primarily attributable to (i) an increase of RMB4.6 million (US$0.7 million) of customer acquisition costs, including RMB3.3 million (US$0.5 million) in employee payroll and commission resulting from our business growth and establishment of three branch offices of Shenzhen Jiayuda International Logistics Co., Ltd. in Guangzhou, Qingdao and Ningbo, and RMB1.3 million (US$0.2 million) business promotion and entertainment expenses for market expansion; (ii) an increase of RMB0.8 million (US$0.1 million) for new office space.

Research and development expenses

Research and development expenses mainly consisted of (i) cost of materials used for experiments, (ii) employee payroll, and (iii) depreciation expense for experimental facilities and other daily expenses related to our research and development activities. Research and development expenses increased slightly by 38.1% from RMB0.7 million for the six months ended June 30, 2021 to RMB1.0 million (US$0.1 million) for the six months ended June 30, 2022, which was mainly due to more investment for maintenance and inspection of equipment for research activities.

Other income, net

Total other income, net increased by 1,611.9% from RMB0.1 million for the six months ended June 30, 2021 to RMB2.2 million (US$0.3 million) for the six months ended June 30, 2022. Other income, net consisted of financial expenses, non-operating income, and non-operating expenses.

Other non-operating income, net increased by 195.1% from RMB0.03 million for the year ended June 30, 2021 to RMB0.1 million (US$0.01 million) for the six months ended June 30, 2022, which was due to an increase of government subsidies.

Foreign exchange gain, net increased by 379.7% from RMB0.5 million for the six months ended June 30, 2021 to RMB2.6 million (US$0.4 million) for the six months ended June 2022, which was primarily attributable to an increase of RMB2.0 million (US$0.3 million) in foreign exchange gain.

Interest expenses, net increased by 13.1% from RMB0.4 million to RMB0.5 million (US$0.1 million), which relatively remained stable.

Income taxes

Our income tax expense increased by RMB3.7 million, or 287.4%, from RMB1.3 million for the six months ended June 30, 2021 to RMB4.9 million (US$0.7 million) for the six months ended June 30, 2022. This increase was primarily attributable to the growth of net income for the six months ended June 30, 2022.

Net income

As a result of the foregoing, our net income increased by RMB7.2 million, or 294.4%, from RMB2.4 million for the six months ended June 30, 2021 to RMB9.6 million (US$1.4 million) for the six months ended June 30, 2022.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2021

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,			Change
	2020	2021	2021	Amount	%
	RMB	RMB	US$	RMB
Revenues	290,332,933	545,593,497	85,573,897	255,260,564	87.9%
Cost of revenues	(269,306,314)	(511,092,522)	(80,162,574)	(241,786,208)	89.8%

Gross profit	21,026,619	34,500,975	5,411,323	13,474,356	64.1%

Operating expenses:
General and administrative expenses	(7,043,391)	(11,275,729)	(1,768,548)	(4,232,338)	60.1%
Selling expenses	(6,272,901)	(8,956,522)	(1,404,790)	(2,683,621)	42.8%
Research and development expenses	(1,376,644)	(1,460,960)	(229,145)	(84,316)	6.1%

Total operating expenses	(14,692,936)	(21,693,211)	(3,402,483)	(7,000,275)	47.6%

Operating profit	6,333,683	12,807,764	2,008,840	6,474,081	102.2%

Other income/(expenses):
Other non-operating expense, net	(87,504)	(11,599)	(1,819)	75,905	(86.7)%
Financial expenses, net	(1,564,122)	(869,318)	(136,349)	694,804	(44.4)%

Total other income/(expenses), net	(1,651,626)	(880,917)	(138,168)	770,709	(46.7)%

Income before income tax expense	4,682,057	11,926,847	1,870,672	7,244,790	154.7%
Income tax expenses	(1,634,929)	(1,703,179)	(267,136)	(68,250)	4.2%

Net income	3,047,128	10,223,668	1,603,536	7,176,540	235.5%

Revenues

Total revenues increased by approximately RMB255.3 million, or 87.9%, from approximately RMB290.3 million for the year ended December 31, 2020 to approximately RMB545.6 million (US$85.6 million) for the year ended December 31, 2021, primarily attributable to a huge growth of our freight forwarding services and stable development of our supply chain management and other value-added services.

Revenues from our freight forwarding services increased by RMB244.4 million, or 100.3%, from RMB243.6 million for the year ended December 31, 2020 to RMB488.0 million (US$76.5 million) for the year ended December 31, 2021. The increase was mainly due to the 142.8% increase in customers from 535 customers in 2020 to 1,299 customers in 2021, which is consistent with the 125.93% increase in our customer acquisition costs from RMB3.2 million for the year ended December 31, 2020 to RMB7.2 million (US$1.1 million) for the year ended December 31, 2021. The soaring customer acquisition costs in 2021 was mainly for the development of e-commerce related logistics services, as we established a new subsidiary (Shenzhen Jiayuda E-Commerce Technology Co., Ltd.) and three branch offices (Nanjing Jiayuda Logistics Co., Ltd. - Xiamen branch office and Danyang branch office, and Shenzhen Jiayuda International Logistics Co., Ltd. - Jiangmen Branch which was deregistered in February 2023) in 2021. Among the new customers acquired in 2021, 65.5% of them are relevant to e-commerce related logistics services.

With the expansion of our e-commerce related logistics services in 2021, the percentage of revenue generated from e-commerce related logistics services increased from 6.5% in 2020 to 24.6% in 2021. Customers from e-commerce businesses are relatively small-scale companies compared to traditional freight forwarding customers, resulting in higher transaction volume but lower transaction amount. Therefore, with the increase in e-commerce related logistics services, our number of customers increased rapidly in 2021, but our average revenue per customer decreased from RMB543 in 2020 to RMB420 in 2021.

As compared to 2020, the economy gradually recovered from the COVID-19 pandemic and the demand for domestic and cross boarder logistic services increased. Under the favorable environment, we established four new branch offices to complete our transportation coverage in Guangdong province, Fujian province and Jiangsu province in China. For the year ended December 31, 2021, our new branch offices in Guangdong province, Jiangsu province and Fujian province contributed RMB79.8 million (US$12.5 million), RMB2.4 million (US$0.4 million), and RMB1.4 million (US$0.2 million), representing 14.6%, 0.4% and 0.3% of the total revenue, respectively. All of the new branch offices are focused on e-commerce related logistics services, therefore, revenue generated from these new branch offices consists of relatively lower price but high transaction volumes. In addition, we chartered more airplanes and airlines to strengthen our transportation capacity and optimize transportation efficiency, which enables us to complete the domestic and global logistic network, providing our customers with more route choices and greater efficiency. Meanwhile, we continuously seek to expand our customer base and achieve a higher customer retention in 2022.

Revenues from our supply chain management increased by RMB9.6 million, or 21.8%, from RMB44.0 million for the year ended December 31, 2020 to RMB53.5 million (US$8.4 million) for the year ended December 31, 2021. The increase was primarily attributable to the business growth of international trading, which was resulted from (i) the increasing demand of commercial products under the gradual recovery of COVID-19 pandemic; (ii) the growing logistics network enabled us to serve a wider range of customers in different geographic areas.

Revenues from our other value-added services increased by RMB1.3 million, or 45.9%, from RMB2.8 million for the year ended December 31, 2020 to RMB4.0 million (US$0.6 million) for the year ended December 31, 2021. The increase was primarily attributable to an increase of revenue generated from selling intelligent logistic IT system and rendering IT services, as we offered an upgrade system with more functions.

Cost of Revenues

Our cost of revenues increased by 89.8% from RMB269.3 million for the year ended December 31, 2020 to RMB511.1 million (US$80.2 million) for the year ended December 31, 2021.

Our cost of revenues for freight forwarding services increased by approximately RMB230.1 million, or 101.7%, from approximately RMB226.2 million for the year ended December 31, 2020 to approximately RMB456.3 million (US$71.6 million) for the year ended December 31, 2021. The increase was primarily attributable to the increase of the freight charges. Cost of freight charges increased by RMB208.8 million, or 155.6%, from approximately RMB134.2 million for the year ended December 31, 2020 to approximately RMB342.9 million (US$53.8 million) for the year ended December 31, 2021. The main components of freight charges were the freight and the delivery fees paid to third-party carriers. The total amount of the freight and the delivery fees was RMB112.5 million in 2020 and RMB324.0 million (US$50.8 million) in 2021, accounting for 83.9% of total freight charges in 2020 and 94.5% in 2021. The soaring in freight charges was primarily due to the increase in fuel price in 2021, which was consistent with the 70.5% increase in the average oil price disclosed by the Organization of Petroleum Exporting Countries, from US$41.0 per barrel in 2020 to US$69.9 per barrel in 2021. Cost of warehouse management increased by RMB0.7 million, or 21.5%, from RMB3.4 million for the year ended December 31, 2020, to RMB4.1 million (US$0.6 million) for the year ended December 31, 2021. Warehouse management was the facilitating activities to our freight forwarding services for the years ended December 31, 2020 and 2021, which mainly included rental fees, labor costs for warehouse staff and depreciation and amortization expenses for warehouse equipment and software.

Our cost of revenues for supply chain management increased by approximately RMB10.6 million, or 25.8%, from approximately RMB41.3 million for the year ended December 31, 2020 to approximately RMB51.9 million (US$8.1 million) for the year ended December 31, 2021. The increase synchronized with the business growth of international trading. Our cost of revenues for other value-added services increased approximately RMB1.0 million, or 53.6%, from approximately RMB1.9 million for the year ended December 31, 2020 to approximately RMB2.9 million (US$0.5 million) for the year ended December 31, 2021. The increase was primarily attributable to more investment in rendering research IT services.

Gross Profit

Our gross profit increased by RMB13.5 million, or 64.1%, from RMB21.0 million for the year ended December 31, 2020 to RMB34.5 million (US$5.4 million) for the year ended December 31, 2021. The increase was primarily attributable to the business growth of freight forwarding services. For the years ended December 31, 2020 and 2021, our overall gross profit margin was 7.2% and 6.3%, respectively.

Gross profit margin of freight forwarding services decreased from 7.2% for the year ended December 31, 2020 to 6.5% for the year ended December 31, 2021 mainly due to (i) a lower price of our chartered airlines freight services provided in order to attract more customers as to increase the utilization; (ii) the increasing ocean freight charges due to the soaring demand caused by the COVID-19. Overall, although the gross profit margin slightly decreased, we were able to expand our freight forwarding services by continuously developing new routes and attracting new customers, resulting in an increase of gross profit.

Gross profit margin of our supply chain management decreased from 6.2% for the year ended December 31, 2020 to 3.0% for the year ended December 31, 2021, resulting from the slow growth in international trading and the decrease in agent services due to the decrease of import business.

Gross profit margin of our other value-added services decreased from 31.5% for the year ended December 31, 2020 to 27.9% for the year ended December 31, 2021 mainly due to the increasing employee welfare costs, in order to improve our efficiency of providing customs brokerage services, which was offset by increasing demands for software development system we offered.

Operating Expenses

Our operating expenses increased from RMB14.7 million for the year ended December 31, 2020 to RMB21.7 million (US$3.4 million) for the year ended December 31, 2021, representing a year-on-year increase of 47.6%. This increase was primarily attributable to the increases in our general and administrative expenses, selling expenses and, to a lesser extent, our research and development expenses. We anticipate that our operating expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations and the anticipation of becoming a public listed company.

General and administrative expenses

General and administrative expenses mainly consisted of (i) employee payroll, rental and depreciation related to general and administrative functions, (ii) professional service fees; and (iii) other corporate expenses. Our general and administrative expenses increased by 60.1% from RMB7.0 million for the year ended December 31, 2020 to RMB11.3 million (US$1.8 million) for the year ended December 31, 2021, which was primarily attributable to (i) an increase of RMB2.1 million in staff cost due to an increase of employee headcounts resulting from our business growth and establishment of a new subsidiary (Shenzhen Jiayuda E-Commerce Technology Co., Ltd.) and three branch offices (Nanjing Jiayuda Logistics Co., Ltd. - Xiamen branch office and Danyang branch office, and Shenzhen Jiayuda International Logistics Co., Ltd. - Jiangmen Branch which was deregistered in February 2023); (ii) an increase of RMB0.6 million in entertainment expense for business developments; (iii) an increase of RMB0.5 million in leasing expense to satisfy the need for office and warehousing.

Selling expenses

Our selling expenses mainly consisted of (i) employee payroll and commission, (ii) entertainment and marketing expenses, and (iii) rental and depreciation related to selling and marketing functions. Our selling expenses increased by 42.8% from RMB6.3 million for the year ended December 31, 2020 to RMB9.0 million (US$1.4 million) for the year ended December 31, 2021, which was primarily attributable to an increase of RMB2.2 million in employee payroll and commission resulting from our business growth and establishment of a new subsidiary (Shenzhen Jiayuda E-Commerce Technology Co., Ltd.) and three branch offices (Nanjing Jiayuda Logistics Co., Ltd. - Xiamen branch office and Danyang branch office, and Shenzhen Jiayuda International Logistics Co., Ltd. - Jiangmen Branch which was deregistered in February 2023). However, selling expenses as a percentage of revenues declined from 2.2% in 2020 to 1.6% in 2021, consistent with the slight decrease in customer acquisition costs per customer from RMB5,935 in 2020 to RMB5,523 in 2021. As analyzed under “—Revenues,” the soaring customer acquisition costs in 2021 were mainly due to the development of e-commerce related logistics services, and among the new customers acquired in 2021, 65.5% of customers were for e-commerce related logistics services. Due to the nature of new customers in e-commerce and the travel restrictions caused by COVID-19, the frequency of business travel was decreased, and we switched to online communication when we approached new customers in 2021. Instead of visiting customers in person and attending exhibitions, we set up online chatting groups through instant messaging software and post our promotions or advertisements through online communities.

Research and development expenses

Research and development expenses mainly consisted of (i) cost of materials used for experiment, (ii) employee payroll, and (iii) depreciation expense for experimental facilities and other daily expenses related to our research and development activities. Research and development expenses increased slightly by 6.1% from RMB1.4 million for the year ended December 31, 2020 to RMB1.5 million (US$0.2 million) for the year ended December 31, 2021. Our research project was mainly related to the logistics-related software development and our continuous improvement of the functions and efficiency of our softwares.

Other expenses, net

Total other expenses, net decreased by 46.7% from RMB1.7 million for the year ended December 31, 2020 to RMB0.9 million for the year ended December 31, 2021. Other expenses, net consisted of financial expenses, non-operating income, and non-operating expenses.

Financial expenses, net decreased by 44.4% from RMB1.6 million for the year ended December 31, 2020 to RMB0.9 million (US$0.1 million) for the year ended December 2021, which was primarily attributable to (i) an increase of RMB1.4 million in foreign exchange gain and was offset by (ii) an increase of RMB0.5 million in interest expenses as a result of the increased short-term borrowings balances.

Income taxes

Our income tax expense increased by RMB0.1 million, or 4.2%, from RMB1.6 million for the year ended December 31, 2020 to RMB1.7 million (US$0.3 million) for the year ended December 31, 2021. This increase was primarily attributable to the growth of net income for the year ended December 31, 2021 and was offset by the utilization of tax credit accumulated from net operating losses in previous years.

Net income

As a result of the foregoing, our net income increased by RMB7.2 million, or 235.5%, from RMB3.0 million for the year ended December 31, 2020 to RMB10.2 million (US$1.6 million) for the year ended December 31, 2021.

LIQUIDITY AND CAPITAL RESOURCES

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements from cash flow from operations, debt and equity financings and capital contributions from our existing shareholders.

As of June 30, 2022, we had cash of RMB46.7 million (US$7.0 million). Our working capital was approximately RMB9.0 million (US$1.3 million) as of June 30, 2022. As of December 31, 2021, we had cash of RMB40.3 million (US$6.3 million). Our working capital was approximately RMB13.6 million (US$2.1 million) as of December 31, 2021.

We believe our current working capital is sufficient to support our operations for the next twelve months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiaries in Hong Kong. However, as of the date of this prospectus, these restrictions have no impact on the ability of these PRC entities to transfer funds to us as we do not anticipate declaring or paying any dividends in the foreseeable future, as we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations.

To utilize the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiary, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or make loans to the PRC subsidiaries. However, most of these uses are subject to PRC regulations. Foreign direct investment and loans must be approved by and/or registered with SAFE, and its local branches. The total amount of loans we can make to our PRC subsidiary cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company, based on its discretionary application, is either the difference between the amount of total investment and the amount of registered capital or 2.5 times of the amount of the net assets of such foreign-invested company.

We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries in the PRC are subject to certain statutory limits. With respect to our PRC subsidiaries, the maximum amount of the loans that they can acquire in aggregate from the outside of China is (i) approximately RMB52.5 million (US$8.2 million) under the total investment minus registered capital approach as foreign-invested companies (assuming no change to the amount of registered capital of Shenzhen Jayud Logistics Technology Co., Ltd. as of the date hereof); or (ii) approximately RMB154.3 million (US$23.0 million) as of June 30, 2022 under the net asset approach. With respect to our PRC subsidiaries, the maximum amount of the loans that they can acquire in aggregate from the outside of China is

(i) approximately RMB52.5 million (US$8.2 million) under the total investment minus registered capital approach as foreign-invested companies (assuming no change to the amount of registered capital of Shenzhen Jayud Logistics Technology Co., Ltd. as of the date hereof); or (ii) approximately RMB77.9 million (US$12.2 million) as of December 31, 2021 under the net asset approach. We are able to use all of the net proceeds from this offering for investment in our PRC operations by funding our PRC subsidiaries through capital contributions which is not subject to any statutory limit on the amount under PRC laws and regulations. See “Regulations—Regulations Relating to Dividend Distributions” and “Regulations—Regulations Relating to Funds Transfer to PRC Subsidiaries.” We expect approximately 20% of the net proceeds from this offering to be used to fund operations of our offshore subsidiaries and 80% of the net proceeds to be used to fund operations of our subsidiaries in the PRC in the form of RMB. Therefore, our PRC subsidiaries will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

Cash Flows

Cash Flows for the Six Months Ended June 30, 2021 compared to the Six Months Ended June 30, 2022

The table below sets forth our cash flows for the six months ended June 30, 2021 and 2022.

	For the six months ended June 30,			Change
	2021	2022	2022	Amount	%
	RMB	RMB	US$	RMB
Net cash used in operating activities	(17,853,721)	(9,046,287)	(1,347,899)	8,807,434	(49.3)%
Net cash used in investing activities	(310,599)	(3,994,320)	(595,154)	(3,683,721)	1,186.0%
Net cash provided by financing activities	5,692,003	19,547,673	2,912,607	13,855,670	243.4%
Effects of exchange rate changes on cash	9,361	(63,841)	(9,512)	(73,202)	(782.0)%

Net (decrease) increase in cash	(12,462,956)	6,443,225	960,042	18,906,181	(151.7)%
Cash at the beginning of the periods presented	23,705,696	40,266,725	5,999,750	16,561,029	69.9%

Cash at the end of the periods presented	11,242,740	46,709,950	6,959,792	35,467,210	315.5%

Operating activities

For the six months ended June 30, 2021, our net cash used in operating activities was RMB17.9 million, which was primarily attributable to (i) net income of RMB2.4 million; (ii) an increase of accounts payable of RMB10.0 million; (iii) a decrease of accounts receivable from related parties of RMB2.5 million for collection; and (iv) an increase of contract liabilities of RMB1.7 million, which was offset by (i) an increase of prepaid expenses of RMB15.4 million for more logistics services and more tax refund receivables; (ii) a decrease of accounts payable to related parties of RMB10.8 million for payments; (iii) an increase of contract assets of RMB3.1 million and accounts receivable of RMB2.9 million for increasing service revenues; and (iv) an increase of prepaid expenses to related parties of RMB1.8 million for logistics services.

For the six months ended June 30, 2022, our net cash used in operating activities was RMB9.0 million (US$1.3 million), which was primarily attributable to (i) net income of RMB9.6 million (US$1.4 million); (ii) a decrease of accounts receivable of RMB32.8 million (US$4.9 million) for collection; (iii) an increase of contract liabilities of RMB28.9 million (US$4.3 million); and (iv) an increase of tax payable of RMB1.7 million (US$0.2 million) as we generated more income for this period, which was offset by (i) a decrease of accounts payable to related parties of RMB40.6 million (US$6.1 million) and accounts payable to third parties of RMB8.5 million (US$1.3 million) for payments; (ii) an increase of prepaid expense and other current assets of

RMB25.2 million (US$3.8 million) for increasing advances to suppliers, growing deposits from customers and tax refund receivables from the government; (iii) a decrease of operating lease liabilities of RMB7.4 million (US$1.1 million) for a new warehouse lease payment; and (iv) a decrease of accrued expenses and other current liabilities of RMB2.5 million (US$0.4 million).

The average receivable balance and revenues for the six months ended June 30, 2022 increased by 93.8% and 173.7% with those for the six months ended June 30 2021, respectively, which led to the decrease of the average days sales in receivables from 79 days for the six months ended June 30, 2021 to 55 days for the six months ended June 30, 2022. The decrease was mainly due to the credit term from the new route of chartered airline freight services which accounted for 5.9% of total revenue for the first half year of 2022, was is to pay the full transaction price in advance. The average payable balance increased by 51.6%, from the first half year of 2021 to first half year of 2022, and revenue increased by 174.7% from first half year of 2021 to first half year of 2022, resulting in the average days sales in payable decreased from 54 days in first half year of 2021 to 30 days in first half year of 2022. The decrease was also attributing to the requirement to pay airline carriers in advance in performing chartered airlines freight services.

We identified several material changes of assets and liabilities as below:

Accounts receivable, net decreased by RMB32.9 million, or 37.6% from RMB87.5 million as of December 31, 2021 to RMB54.6 million (US$8.1 million) as of June 30, 2022. The decrease of accounts receivable mainly attributable to the decrease of freight forwarding services in the slack season, especially during May and June, 2022. Compared with November and December in 2021, the revenue from freight forwarding services for May and June in 2022 decreased by RMB106.2 million, or 130%. The credit terms of our accounts receivable were generally between 30 to 60 days for the six months ended June 30, 2022 and for the year ended December 31, 2021.

Prepaid expenses and other current assets, net increased by RMB22.2 million, or 77.8% from RMB28.6 million as of December 31, 2021 to RMB50.8 million (US$7.6 million) as of June 30, 2022, which was mainly due to (i) the increase of RMB14.3 million (US$2.1 million) of advance to suppliers for chartered airlines freight services; (ii) an increase of RMB4.0 million (US$0.6 million) of tax refund receivable from local tax authorities; and (iii) an increase of RMB3.8 million (US$0.6 million) of current deposits receivable for the logistics services provided.

Accounts payable to third parties decreased by RMB8.5 million, or 20.3% from RMB41.9 million as of December 31, 2021 to RMB33.4 million (US$5.0 million) as of June 30, 2022. The decrease was consistent with the decrease of freight forwarding services we performed during May and June of 2022, compared to November and December of 2021.

Accounts payable to related parties decreased by RMB40.6 million, or 66.6% from RMB61.0 million as of December 31, 2021 to RMB20.4 million (US$3.0 million). The decrease was mainly due to the reduced freight forwarding services in the slack season, especially during May and June 2022 and the settlement of accounts payable.

Contract liabilities increased by RMB28.9 million, or 368.1% from RMB7.9 million as of December 31, 2021 to RMB36.8 million (US$5.5 million) as of June 30, 2022. It was mainly due to the increase of prepayment from customers for chartered airline freight services.

Investing activities

For the six months ended June 30, 2021, our net cash used in investing activities was RMB0.3 million, which was primarily attributable to purchase of property, equipment and intangible assets.

For the six months ended June 30, 2022, our net cash used in investing activities was RMB4.0 million (US$0.6 million), which was primarily attributable to (i) prepayment expenses of rent and payroll for an acquisition target of RMB3.5 million (US$0.5 million) and purchase of property, equipment and intangible assets of RMB0.5 million (US$0.1 million).

Financing activities

For the six months ended June 30, 2021, our net cash provided by financing activities was RMB5.7 million, which was primarily due to (i) proceeds of borrowings from banks of RMB8.0 million in total; (ii) proceeds from loans provided by third parties of RMB3.0 million mainly for business operation; and (iii) proceeds from shareholder’s contribution of RMB0.4 million; (iv) proceeds from loans provided by shareholders of RMB0.4 million and was offset by (i) repayments of bank borrowings of RMB3.3 million; (ii) repayments of loans to third parties of RMB1.4 million; (iii)) repayments for settling the constructive disbursement paid by related parties on behalf of us of RMB1.3 million; and (iv) repayments of loans to shareholders of RMB0.3 million.

For the six months ended June 30, 2022, our net cash provided by financing activities was RMB19.5 million (US$2.9 million), which was primarily due to (i) proceeds from shareholders’ contribution of RMB24.7 million (US$3.7 million), (ii) proceeds from loans provided by shareholders for RMB6.2 million (US$0.9 million); (iii)proceeds from loans provided by third parties of RMB5.6 million (US$0.8 million); (iv) proceeds from bank short-term borrowings of RMB5.0 million (US$0.7 million); (v) proceeds from a loan provided by a related party of RMB0.5 million (US$0.1 million); and (vi) an increase of others payable to related parties of RMB0.3 million (US$0.04 million) for constructive disbursement and was offset by (i) payments for dividend distribution of RMB6.2 million (US$0.9 million); (ii) repayments of loans to third parties of RMB5.3 million (US$0.8 million); (iii) repayments of bank borrowings of RMB3.9 million (US$0.6 million); (iv) repayments of loans to shareholders of RMB3.7 million (US$0.5 million); (v) repayments of loans to related parties of RMB2.1 million (US$0.3 million); and (vi) repayments for deferred offering costs of RMB1.5 million (US$0.2 million).

Cash Flows for the Years Ended December 31, 2020 compared to the Years Ended December 31, 2021

The table below sets forth our cash flows for the years ended December 31, 2020 and 2021.

	For the Years Ended December 31,			Change
	2020	2021	2021	Amount	%
	RMB	RMB	US$	RMB
Net cash provided by operating activities	15,319,723	4,239,582	664,960	(11,080,141)	(72.3)%
Net cash used in investing activities	(155,102)	(634,871)	(99,577)	(479,769)	309.3%
Net cash provided by financing activities	3,787,938	12,946,160	2,030,548	9,158,222	241.8%
Effects of exchange rate changes on cash	11,615	10,158	1,593	(1,457)	(12.5)%

Net increase in cash	18,964,174	16,561,029	2,597,524	(2,403,145)	(12.7)%
Cash at the beginning of the periods presented	4,741,522	23,705,696	3,718,132	18,964,174	400.0%

Cash at the end of the periods presented	23,705,696	40,266,725	6,315,656	16,561,029	69.9%

Operating activities

For the year ended December 31, 2020, our net cash provided by operating activities was RMB15.3 million, which was primarily attributable to (i) net income of RMB3.0 million; (ii) an increase of accounts payable to related parties of RMB6.2 million for purchase of freight services with Cargo Link Logistics HK Company Ltd.; (iii) a decrease of accounts receivable of RMB5.0 million for collection due to higher account receivable turnover as a result of better management; (iv) an increase of contract liabilities of RMB1.8 million and accounts payable of RMB0.6 million for purchase of logistic services; (v) an increase of tax payable of RMB1.6 million resulting from more profit achieved and was offset by (i) an increase of prepaid expenses and other current asset of RMB2.6 million for more tax refund and deposits receivables; (ii) an increase of accounts receivable from related parties of RMB0.7 million for logistic services provided.

For the year ended December 31, 2021, our net cash provided by operating activities was RMB4.2 million (US$0.7 million), which was primarily attributable to (i) net income of RMB10.2 million; (ii) an increase of RMB39.4 million in accounts payable to related parties as we purchased more freight services from Cargo Link Logistics HK Company Ltd. and Winpass Logistics (HK) Co. Limited; (iii) an increase of accounts payable of RMB22.1 million and contract liabilities of RMB5.9 million; (iv) an increase of accrued expenses and other current liabilities of RMB2.9 million for transportation deposits and advances to employees; (v) a decrease of accounts receivable from related parties of RMB2.8 million for collection; and was offset by (i) an increase of accounts receivable of RMB53.6 million and contract assets of RMB2.6 million as we achieved business growth and more sales; (ii) an increase of prepaid expenses and other current assets, net of RMB21.8 million as we made prepaid service fees for chartered airlines and advance payments for goods for international trading; (iii) a decrease of tax payable of RMB0.8 million for payments of taxation; (iv) a decrease of others payable to shareholders of RMB0.7 million for payments of reimbursement.

The average receivable balance increased by 65.4%, from 2020 to 2021, and revenue increased by 87.9% from 2020 to 2021, resulting in the average days sales in receivables decreased from 46 days in 2020 to 41 days in 2021. Specifically, the average days sales in receivables from e-commerce related logistics services dropped from 46 days in 2020 to 10 days in 2021. This is mainly due to the development of e-commerce related logistics services, accounting for 24.6% of total revenue in 2021 and 6.5% of total revenue in 2020, respectively, the customers of which have shortened payment terms. The average days sales in payables remained relatively stable, from 47 days in 2020 to 48 days in 2021, as the increase (90.0%) in average payable balance from 2020 to 2021 was comparable to the increase of 87.9% in revenue.

We identified several material changes of assets and liabilities as below:

Accounts receivable, net increased by RMB53.1 million, or 154.5%, from RMB34.4 million as of December 31, 2020 to RMB87.5 million (US$13.7 million) as of December 31, 2021, which was mainly due to the sharp increase of our revenues from freight forwarding services, especially during November and December 2021. Compared with the same period of 2020, the revenue from freight forwarding services for November and December 2021 increased by RMB154.3 million, or 82%. The credit terms of our accounts receivable were generally between 30 to 60 days for the fiscals years of 2020 and 2021.

Prepaid expenses and other current assets, net increased by RMB21.8 million, or 320.2%, from RMB6.8 million as of December 31, 2020 to RMB28.6 million (US$4.5 million) as of December 31, 2021, which was mainly due to (i) an increase of RMB18.5 million (US$2.9 million) of the advance payment to our suppliers of charter airlines freight services; (ii) an increase of RMB1.4 million (US$0.2 million) of tax refund receivable from local tax authorities.

Accounts payable increased by RMB22.1 million, or 111.4%, from RMB19.8 million as of December 31, 2020 to RMB41.9 million (US$6.6 million) as of December 31, 2021. This increase was consistent with the increase of freight forwarding services we performed during November and December 2021.

Accounts payable to related parties increased by RMB39.4 million, or 183.1%, from RMB21.5 million as of December 31, 2020 to RMB61.0 million (US$9.6 million) as of December 31, 2021. The increase was mainly due to the increase in accounts payable to Cargo Link Logistics HK Company Limited (“Cargo Link”), which was increased from RMB21.2 million as of December 31, 2020 to RMB60.8 million (US$9.5 million) as of December 31, 2021. Cargo Link was one of our suppliers which mainly engaged in air freight forwarding services. This increase in accounts payable to Cargo Link was consistent with the increase of freight forwarding services we performed during November and December 2021.

Investing activities

For the years ended December 31, 2020 and 2021, our net cash used in investing activities was RMB0.2 million and RMB0.6 million (US$0.1 million), respectively, which was primarily attributable to the purchase of property, equipment and software. Among the RMB0.6 million (US$0.1 million) increase in capital expenditure, RMB0.2 million (US$0.03 million) was invested in logistics-related software, in order to improve efficiency and effectiveness in daily operations. The rest of RMB0.4 million (US$0.06 million) was invested in electronic equipment and machinery.

The depreciation expense of property and equipment declined from RMB0.75 million in 2020 to RMB0.55 (US$0.08 million) in 2021. Among the RMB0.75 million depreciation expense incurred for the year ended December 31, 2020, RMB0.2 million depreciation expense was from electronic equipment and machinery which were fully depreciated in 2020. In addition, 44% of new electronic equipment and machinery was placed in use in the second half of 2021. Therefore, the depreciation expense of property and equipment was decreased by RMB0.2 million for the year ended December 31, 2021.

Financing activities

For the year ended December 31, 2020, our net cash provided by financing activities was RMB3.8 million, which was primarily attributable to (i) proceeds from short-term borrowings of RMB10.7 million; (ii) proceeds from loans provided by third parties of RMB7.6 million; (iii) expenses paid by related parties on behalf of Jayud of RMB3.0 million; (iv) proceeds from a loan provided by a related party of RMB1.4 million; and was offset by (i) repayments of short-term borrowings of RMB10.0 million; (ii) repayments of loans to third parties of RMB6.2 million; (iii) repayment of a loan to a related party of RMB1.4 million; (iv) payment of dividend distribution to a shareholder of RMB1.4 million.

For the year ended December 31, 2021, our net cash provided by financing activities was RMB12.9 million (US$2.0 million), which was primarily attributable to (i) proceeds from short-term borrowings of RMB18.0 million for our business growth and expansion; (ii) proceeds of loans provided by shareholders of RMB6.2 million; (iii) proceeds of loans provided by third parties of RMB4.8 million; (iv) proceeds from a long-term borrowing of RMB5.0 million; (v) proceeds of a short-term loan provided by a related party of RMB2.1 million; (vi) capital contribution by a shareholder of RMB0.4 million, and was offset by (i) repayments of short-term borrowings of RMB14.8 million and a long-term borrowing of RMB0.6 million; (ii) repayments of loans to shareholders of RMB3.7 million; (iv) repayments for settling the constructive disbursement paid by related parties on behalf of Jayud of RMB1.8 million; (v) repayments of loans to third parties of RMB1.4 million; (vi) payments for deferred offering costs of RMB0.9 million; (vii) repayment of a loan to a related party of RMB0.5 million.

CONTINGENCIES

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

CAPITAL EXPENDITURES

We made capital expenditures of RMB0.3 million and RMB0.5 million (US$0.1 million) for the six months ended June 30, 2021 and 2022. We made capital expenditures of RMB0.2 million and RMB0.6 million

(US$0.1 million) for the years ended December 31, 2020 and 2021, respectively. Our capital expenditures consisted primarily of expenditures related to the expansion of our new branch offices and logistics equipment. We plan to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

OFF-BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

CONTRACTUAL OBLIGATIONS

The following table sets forth our contractual obligations as of June 30, 2022:

	Payments due by period
	Total	Within one year	Within 1-2 years	Over 2 years
	RMB	RMB	RMB	RMB
Operating lease payment	41,341,487	7,958,341	14,473,681	18,909,465
Bank borrowings	12,300,000	12,300,000	—	—
Loans from shareholders	5,033,000	5,033,000	—	—
Loans from third parties	5,090,000	5,090,000	—	—

Total	63,764,487	30,381,341	14,473,681	18,909,465

The following table sets forth our contractual obligations as of December 31, 2021:

	Payments due by period
	Total	Within one year	Within 1-2 years
	RMB	RMB	RMB
Operating lease payment	6,769,937	3,889,527	2,880,410
Bank borrowings	15,350,000	11,500,000	3,850,000
Loans from related parties	1,612,000	1,612,000	—
Loans from shareholders	2,560,000	2,560,000	—
Loans from third parties	4,800,000	4,800,000	—

Total	31,091,937	24,361,527	6,730,410

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2021 and December 31, 2021.

HOLDING COMPANY STRUCTURE

Jayud Global Logistics Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China and Hong Kong. As a result, Jayud Global Logistics Limited’s ability to pay dividends depends upon dividends paid by our PRC and Hong Kong subsidiaries. If our existing PRC and Hong Kong subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries had aggregate retained earnings as determined under PRC accounting standards as of December 31, 2021. Pursuant to the Company Law of the People’s Republic of China, or the PRC Company Law, our PRC subsidiaries are required to make contribution of at least 10% of their after-tax profits calculated in accordance with the PRC GAAP to the statutory common reserve. Contribution is required until the reserve fund has reached 50% of the registered capital of our subsidiaries. As of June 30, 2022, our reserve fund did not reach 50% of the registered capital of our subsidiaries.

As of June 30, 2022, our PRC subsidiaries had RMB52.9 million (US$7.9 million) of restricted net asset. As of December 31, 2021, our PRC subsidiaries had RMB22.6 million of restricted net asset.

On February 8, 2022 and February 28, 2022, Shenzhen Jiayuda E-Commerce Technology Co., Ltd and Shenzhen Jiayuda Global Supply Chain Co., Ltd. declared RMB2.4 million cash dividend and RMB7.4 million cash dividend respectively, to its then shareholders and its holding company, Shenzhen Jayud Logistics Technology Co., Ltd. On March 15, 2022, Shenzhen Jayud Logistics Technology Co., Ltd declared RMB9.0 million of dividend to its then shareholders. Historically, Shenzhen Jayud Logistics Technology Co., Ltd. has also received equity financing from its then shareholders to fund business operations of our PRC subsidiaries. For the years ended December 31, 2020 and 2021, two of our Hong Kong subsidiaries, Sky Pacific Logistics HK Company Limited (“Sky Pacific”) and HongKong Jayud International Logistics Company Limited (“HK Jayud International”), transferred cash proceeds of nil and RMB0.9 million (US$0.1 million) to our PRC subsidiaries for the settlement of intercompany transactions for our PRC subsidiaries. For the years ended December 31, 2020 and 2021, we transferred cash proceeds of RMB1.6 million and RMB7.3 million (US$1.1 million) to Sky Pacific and HK Jayud International for the settlement of intercompany transactions. For the six months ended June 30, 2022, we transferred cash proceeds of RMB0.3 million (US$0.04 million) to Sky Pacific and HK Jayud International for the settlement of intercompany transactions. In the future, most cash proceeds raised from overseas financing activities, including this offering, may be, and are intended to be, transferred by us through our wholly owned Hong Kong subsidiary, Jayud Global Logistics (Hong Kong) Limited, to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Our PRC subsidiaries that receive such cash proceeds then will transfer funds to their respective subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Use of Proceeds” and “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds are received by Jayud Global Logistics Limited, our holding company, at the closing of this offering, subject to the cash demand of our PRC and Hong Kong subsidiaries, the funds can be transferred to our wholly owned Hong Kong subsidiary, Jayud Global Logistics (Hong Kong) Limited, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to Jayud Global Logistics (Hong Kong) Limited in accordance with the laws and regulations of the PRC, and then Jayud Global Logistics (Hong Kong) Limited will transfer the dividends up to Jayud Global Logistics Limited, and the dividends will be distributed from Jayud Global Logistics Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China and Hong Kong. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We currently do not have any cash management policy that dictates the transfer of cash between our subsidiaries. See “Regulations—Regulations Relating to Foreign Exchange” for details of such procedures.

We estimate that the net proceeds to us from this offering will be approximately US$             million (after deducting underwriting discounts and commissions and estimated offering expenses payable by us), of which approximately US$             million will be transferred to our PRC subsidiaries for daily operations. See “Use of Proceeds” for more details.

INFLATION

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2020 and December 2021 were increases of 0.2% and 1.5%, respectively. The period-over-period percent changes in the consumer price index for June 2021 and June 2022 were 1.1% and 2.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

TAXATION

Cayman Islands

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gain. Additionally, upon payments of dividends to our shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. We are not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Under the Enterprise Income Tax Laws of the PRC, or the EIT Laws, domestic enterprises and Foreign Investment Enterprises, or the FIEs, are usually subject to a unified 25% enterprise income tax rate, while preferential tax rates, tax holidays and tax exemption may be granted on case-by-case basis.

In January 2019, the State Administration of Taxation provides a preferential corporate income tax rate of 20% and an exemption ranged from 50% to 75% in the assessable taxable profits for entities qualified as small-size enterprises (the exemption range has been changed to from 50% to 87.5% for the period from January 1, 2021 to December 31, 2022). For the years ended December 31, 2020 and 2021, Shenzhen Jayud Logistics Technology Co., Ltd., Shenzhen Jiayuda International Logistics Co., Ltd., Shenzhen Jiayuda Trading Co., Ltd., Shenzhen Jiayuda Customs Declaration Co., Ltd., Shenzhen Xinyuxiang Import & Export Co., Ltd., and Nanjing Jiayuda Logistics Co., Ltd. were recognized as small low-profit enterprises and there were three additional subsidiaries, Xuchang Jayud Supply Chain Management Co., Ltd., Shenzhen Jiayuda E-commerce Technology Co., Ltd. and Cargo Link Company Limited that were recognized as small low-profit enterprises for the year ended December 31, 2021.

For the year ended December 31, 2020 the six months ended June 30, 2021, Shenzhen Jayud Logistics Technology Co., Ltd., Shenzhen Jiayuda International Logistics Co., Ltd., Shenzhen Jiayuda Trading Co., Ltd., Shenzhen Jiayuda Customs Declaration Co., Ltd., Shenzhen Xinyuxiang Import & Export Co., Ltd., Nanjing Jiayuda Logistics Co., Ltd., Xuchang Jayud Supply Chain Management Co., Ltd., Shenzhen Jiayuda E-commerce Technology Co., Ltd. and Cargo Link Company Limited were recognized as small low-profit enterprises. For the year ended December 31, 2021 and six months ended June 30, 2022, Shenzhen Jayud Logistics Technology Co., Ltd changed to be a general taxpayer whose applicable tax rate was 25% and other subsidiaries remained unchanged. General entity taxpayers are entities with annual taxable income exceeding RMB3,000,000, total assets exceeding RMB50,000,000, and the total number of employees exceeding 300.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates include, but not limited to allowance for doubtful accounts, useful lives and impairment of long-lived assets, accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

We believe the following critical accounting policies involve a higher degree of judgment and complexity than our other accounting policies. Therefore, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Accounts receivable, net

Accounts receivable, net, include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. The credit terms are generally between 30 to 60 days. Provision for doubtful accounts is recognized when reasonable and supportable forecasts affect the expected collectability. We review the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. We consider many factors in assessing the collectability such as the age of the amounts due, consideration of historical loss experience, adjusted for current conditions, forward-looking indicators, trends in customer payment frequency, and judgments about the probable effects of relevant observable data, including present and future economic conditions and the financial health of specific customers and market sectors. We established standards and policies for reviewing major account exposures and concentrations of risk.

Revenue Recognition

Substantially all of our revenues are from contracts associated with freight forwarding services domestically and internationally. Additionally, we provide supply chain management to customers, by exploiting its advantages in global supply chain services.

Type A: Freight forwarding services

We primarily engage in freight forwarding services, including freight services and facilitating services such as customs brokerage services, packaging services and so on. We fulfill our performance obligation by transporting freights from the origin to the destination, both are specified by customers, via air freight, ocean freight, and land freight. We consider that there is only one performance obligation as the customer cannot benefit from the facilitating services on its own but be bundled with the freight services since the customer’s purpose for entering into this order is to transport goods from the origin to the destination. This type of revenue is recognized over time based on the extent of progress towards completion of the performance obligation. We adopt the output method, which is based on the transit time period, to measure progress.

We consider itself the principal for transactions that it is in control of establishing the transaction price, and it is responsible for managing all aspects of the shipments process and taking the risk of loss for delivery. Therefore, such revenues are reported on a gross basis.

For certain contracts, we consider itself the agent for transactions that it cooperates with third-party carriers to arrange freight services. Third-party carriers signed the contracts with customers and were in control of establishing the transaction price, and were responsible for fulfilling the promise to provide freight services. Therefore, such revenues are reported on a net basis.

We further divide this type of revenue into two sub-categories, “Integrated cross-border logistics” and “Fragmented logistics”. These two sub-categories are consistent regarding revenue recognition analysis, but with different quotation process. For “Integrated cross-border logistics” services, transaction prices remained unchanged for similar orders during a specific period of time, usually six to twelve months depending on different route. While for “Fragmented logistics” services, transaction prices are assessed and quoted based on each specific order, which could be varied among similar orders during a specific period of time.

The payment term is within 60 days after completion of freight forwarding services.

Type B: Supply chain management

We also engage in supply chain management, which includes international trading and agent services. We provide international trading, which sells electronic products through both export and import, by exploiting its advantages in global supply chain services and networks. We fulfill our performance obligation by transferring products to the designated location. In accordance with our customary business practices, the delivery term is “Free on board” (“FOB”). Therefore, once the products are loaded on the board, the control of products has transferred. This type of revenue is recognized based on the product value specified in the contract at a point in time when the control of products has transferred. We consider itself the principal because it is in control of establishing the transaction price and bearing inventory risk. Therefore, such revenues are reported on a gross basis.

In addition to international trading, we also provide agent services relates to export/import procedures, for example, application for duty-refund, customs brokerage services and so on. We fulfill our performance obligation by arranging export/import business for the customer, including but not limited to signing contracts with end customers on behalf of the customer and preparing customs brokerage and duty refund. This type of revenue is recognized over time based on the extent of progress towards completion of the agent services. We consider itself the agent because we are not primarily responsible for fulfilling the promise to provide the specified goods, neither bears the inventory risks. Therefore, such revenues are reported on a net basis.

The payment term is within 60 days after completion of international trading and agent services.

Type C: Other value-added services

We also provide customs brokerage services, and logistics-related software development services.

Customs brokerage services under Type C represents independent revenue stream, different from being one of the facilitating services of the freight forwarding services under Type A, nor being one of the facilitating services of the agent services under Type B. We fulfill our performance obligation by providing customs brokerage services only. This type of revenue is recognized over service period, usually within one day.

We also generate revenues from logistics-related software development services. We identify two performance obligations within the contract: the software development services and the maintenance services. The transaction price is allocated based on the stand-alone selling price for each type of service. We recognize software development services revenue over time in proportionate to the relative labor costs over the total budgeted hours of the project. We also promise to provide one-year maintenance service after the abovementioned software has been launched. We recognize maintenance services revenue over the service period of one year.

Contract assets and liabilities

In-transit freight with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on consolidated balance sheets as “Contract assets”. Contract assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

Contract liabilities represents the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Our contract liabilities mainly consist of advance product payments from customers of international trading. We expect to recognize this balance as revenue over the next 12 months.

Contract costs

Contract costs consists of incremental costs of obtaining a contract with customers, for example, sales commissions. We elect to use the practical expedient, allowing to recognize the incremental costs of obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

Income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

We account for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. We believe there were no uncertain tax positions on December 31, 2020 and 2021, as well as June 30, 2022, respectively.

Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating our uncertain tax positions and determining provision for income taxes. We did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2020 and 2021. As of December 31, 2020 and 2021. As of December 31, 2020, 2021 and June 30, 2022, we did not have any significant unrecognized uncertain tax positions.

INTERNAL CONTROL OF FINANCIAL REPORTING

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. Our independent registered public accounting firm had not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements for the years ended and as of December 31, 2020 and 2021, we and our independent registered public accounting firm identified three “material weaknesses” in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are related to:

i)	Lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework;

ii)

Lack of accounting staff and resources with appropriate knowledge of generally accepted U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements; and

iii)

Information technology general control, or ITGC, in the areas of: (1) Risk and Vulnerability Assessment and Management; (2) Third-Party (Service Organization) Vendor Management; (3) System Change Management; (4) Backup and Recovery Management; (5) Access to Systems and Data; (6) Segregation of Duties, Privileged Access, and Monitoring; (7) Password Management.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures to address the material weaknesses identified, including but not limited to: hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting, and organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements.

We plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest US GAAP accounting standards, and establishing an audit committee and strengthening corporate governance.

We are also in the process of implementing a set of policies and procedures to address our ITGC deficiencies.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act as further explained on page 8. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes- Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and accounts receivable. We place substantially all of our cash with financial institutions with high credit ratings and quality in China. In the event of bankruptcy of one of these financial institutions, we may not be able to claim its cash and demand deposits back in full. We continue to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions.

For accounts receivables, credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Foreign Exchange Risk

Our operations are primarily in China. Our reporting currency is denominated in RMB. We are exposed to currency risk primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in currencies other than the functional currency of the operations to which the transactions relate. Thus, revenues and results of operations may be impacted by exchange rate fluctuations between RMB and US$. We incurred and recognized foreign currency exchange loss of RMB912,988, foreign currency exchange gain of RMB489,268 (US$76,739), foreign currency exchange gain of RMB2,567,807 (US$382,604) in 2020, 2021 and for the six months ended June 30, 2022, respectively, as a result of changes in the exchange rate.

RECENTLY ADOPTED OR ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses,” which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Further, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU No. 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. We will adopt ASU No. 2016-13 from January 1, 2023. We are in the process of evaluating the impacts the standards will have on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by removing exceptions and simplifies the accounting for income taxes regarding franchise tax, good will, separate financial statements, enacted change in tax laws or rates and employee stock ownership plans. ASU 2019-12 will be effective for us for annual reporting periods beginning January 1, 2022 and interim periods within fiscal years beginning January 1, 2023. We are in the process of evaluating the impacts the standards that will have on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by Frost & Sullivan in connection with this offering. All the information and data presented in this section has been derived from Frost & Sullivan’s industry report unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

OVERVIEW OF THE GLOBAL END-TO-END CROSS-BORDER SUPPLY CHAIN SOLUTION INDUSTRY

Between 2017 and 2021, the global end-to-end cross-border supply chain solution market, measured by revenues, increased from approximately US$122.8 billion to approximately US$537.8 billion, delivering a CAGR of approximately 44.7% during the period. In 2020, the outbreak of the global pandemic gave rise to the imbalance between cargo supply and freight demand, leading to the freight rates for the ocean and air logistics raised explosively from 2020 to 2021. Thereby the global end-to-end cross-border supply chain solution market presented a soaring growth, surging from approximately US$211.8 billion in 2020 to approximately US$537.8 billion in 2021. In the foreseeable future, it is forecasted that ocean and air logistics will fluctuate at a high level, compared with precrisis level, driven by the increasing demand especially from the e-commerce sector and the shortage of freight capacity.

End-to-end Cross-border Supply Chain Solution Market, Global

Source: Frost & Sullivan

Analysis of the Global Cross-border Supply Chain Solution Market

Cross-border supply chain solution primarily refers to a series of services along the whole process of cross-border cargo delivery, including ocean logistics, air logistics, depot operations, warehousing, trucking, customs clearance, and last-mile delivery, etc. that facilitate the delivery of cargos from shippers to consignees who are usually located in different countries. End-to-end cross-border supply chain solution refers to the logistics services that involve the delivery either through the ocean or air freight together with at least one type of other fulfillment services both before and after the ocean and air transportation stage.

Ocean and air logistics services consist of the most important components of global cross-border supply chain solutions. The ocean freight market maintained steady growth over the past few years. Ocean freight service undertakes pivotal responsibility for cross-border merchandise flow due to its convenient and affordable mode of transportation that importers and exporters use. In the past years, the global ocean freight market experienced stable growth, attaining an average CAGR of approximately 2.4% between 2017 and 2021. Whereas, the proliferation of the global retail and e-commerce market is expected to drive export volume and cross-border transportation needs, stimulating substantial demand for the industry. By 2026, the global ocean freight market as measured by volume is expected to reach approximately 262.1 million twenty-foot equivalent units, or TEUs, representing a CAGR of 4.8% between 2021 and 2026. The global air freight volume increased from approximately 197.2 billion freight tonne-kilometers, or FTKs, to approximately 203.3 billion FTKs from 2017 to 2018, due to the growth of international trade. Amidst trade tension between U.S. and China followed by the slowdown of the global economy, the volume of air freight volume decreased by approximately 2.8%. Since 2020, the pandemic has caused industry-wide plummet of the availability of air cargo tonne-kilometer. The restrictive regulation of international travel sharply reduced the air traffic, leading less cargo capacity available in passenger planes which represented around 60% of international air cargo capacity precrisis. Besides, the dynamics of international trade are dampened by an economic slowdown. Hence, the air freight market, measured by volume, was recorded at a value of approximately 161.1 billion FTKs in 2020. Due to the partially alleviated shortage of air cargo capacity in 2021, the figure of air freight volume was valued at approximately 184.5 billion FTKs. As more and more countries start to liberalize their air travel restrictions, international air cargo traffic is expected to resume back to the pre-COVID level.

Global Ocean Freight and Air Freight Market by Volume, 2017-2026E

Source: Frost & Sullivan

Analysis of the Asia-North America, Asia-Europe and Intra-Asia Trade Lanes

Between 2017 and 2021, the ocean freight volume of the Asia-North America trade lane increased from approximately 26.8 million TEUs to approximately 32.7 million TEUs, and is estimated to reach approximately 44.7 million TEUs by 2026, representing a CAGR of approximately 6.5% between 2021 and 2026.

As of the end of 2021, the ocean freight volume of the Asia-North America, Asia-Europe and Intra-Asia trade lanes accounted for approximately 15.8%, 12.8% and 16.4% of the global cargo shipping volume, respectively. In recent years, more and more manufacturing capacity has been shifting from western countries towards eastern Asia, illustrating the mounting exporting volume through the cross-border supply chain. As of the end of 2021, the air freight volume of the Asia-North America, Asia-Europe and Intra-Asia trade lanes accounted for approximately 26.7%, 22.1% and 9.5% of the international air freight traffic in 2021.

MARKET DRIVERS AND FUTURE TRENDS

Market Drivers

According to Frost & Sullivan, major drivers of the global end-to-end cross-border supply chain solution industry are set forth as below:

The prosperity of globalization stimulates cross-border supply chain services. Globalization entails incorporating national wealth through the cross-border flow of merchandise, relocating manufacturing, and exchange of labor. Retailers and manufacturers benefit from globalization to acquire more international customers and lower production cost by expanding overseas business and outsourcing manufacturing processes abroad, respectively. Moreover, many emerging economies have increasingly opened their markets to foreign companies and lowered trade barriers. Ultimately, the strong demand of transporting finished goods, semi-finished goods and raw materials and distributing merchandise to customers propels the growth of cross-border logistics services. Integrated supply chain solution providers capitalized strong growth of cross-border trade with divergent services, such as forwarding, freight, warehousing, etc. and gradually acquired industry-wide recognition.

Accelerated growth of cross-border e-commerce spawns demand for integrated supply chain solutions. The boom of cross-border e-commerce has changed the composition of consumer buying behavior and expectations, as consumers nowadays expect time-sensitive goods with free or affordable shipping and competitive pricing. Under the complex international cargo shipping process, the demanding delivery schedule encourages cross-border e-commerce companies to enhance their fulfillment capabilities by outsourcing the shipping process to integrated logistics service providers. Specifically for medium and small cross-border B2C e-commerce sellers, attaching importance to the timeliness of shipping but concerned on logistics management cost, integrated supply chain solution can shorten lead time by offering on-demand delivery service, but also provide value-added services, such as sophisticated operation, management and planning. Hence the end-to-end supply chain market experienced a steep increase through serving an incremental number of cross border e-commerce sellers.

Digitalization gives an essential impetus for supply chain efficiency. The rise of technologies, as part of industry 4.0, has enabled the supply chain to be managed more efficiently. More digital technologies such as blockchain, Internet of Things, or IoT, Radio Frequency Identification, or RFID, machine learning and Artificial Intelligence, or AI, are applied to optimize planning, sourcing and tracking throughout the whole cross-border supply chain. Besides, the global pandemic has hastened the cross-border supply chain to shift towards digitalization, due to the strict health protocols that moved away from face-to-face manual supply chain operation and transactions. Integrated logistics service providers have established comprehensive platforms to connect each key process of logistics, making delivery services more transparent and efficient.

Future Trends

According to Frost & Sullivan, major drivers of the global end-to-end cross-border supply chain solution industry are set forth as below:

Deeper adoption of visualization and cloud technology. Digitalization which involves data visualization and cloud technology throughout the whole cross-border supply chain is anticipated to be the key to efficiency improvement. As an asset-light service, it emerges to jointly operate supply chain platforms between consumers, retailers or merchants and suppliers by assessing, integrating and visualizing real-time logistics and operation overview by tracking each stage of the cross-border supply chain. The transparency and visibility of the delivery and transportation process enable companies to optimize operational performance and customers to monitor their orders as they move across the last mile, bringing customer trust and strong end-user stickiness. Consequently, a mounting number of cross-border retailers and merchants are attracted to access this service from integrated cross-border supply chain solution providers.

Intensified competition provokes increasing concentration. Despite the various nature of market players, the competitive landscape is expected to be concentrated in the long run. The leading integrated logistics service providers tend to operate essential trade routes on their own and establish field stocking locations and warehouses to provide stable and standardized services, strengthening their competitive advantages of integrating and controlling freight, warehousing and delivery resources. Plus, the top players will continuously expand their market share through merger and acquisition activities, which are sought to improve the economy of scale and diversify geographics and product offering. Therefore, the market dynamics of the integrated logistics industry are expected to be reinforced, leading to increasing concentration.

Customer-centric strategy embodies tailored supply chain services. Due to divergent product lines and various customer segments, nowadays brand owners are encountering more fragmented destinations, smaller loads, and higher frequency delivery schedules. Apparently, freight and forwarding demands are shifting from full container load, or FCL, towards less than container load, or LCL, revealing a lucrative market of tailored and targeted cross-border supply chain services. Tailored supply chain service is the use of extensive transportation methods, customized warehousing service and on-demand delivery schedule based on industry segment, customer density and distance, responsiveness required and product value & quantity. Further, tailored supply chain service empowers brand owners, retailers and manufacturers to enhance their logistics efficiency and competitive advantage by the purposing a professional management plan.

Favorable regulations are issued to advocate industry development. According to Opinions of the General Office of the State Council on Accelerating the Development of New Business Patterns and Modes of Foreign Trade (Guo Ban Fa [2021] 24), the Chinese government is dedicated to developing cross-border e-commerce and supporting services, which presents a great opportunity for the integrated logistics service providers in China. They have played increasingly prominent roles to help cross-border e-commerce businesses to reduce logistics costs and minimize lead time through a one-stop supply chain solution, as an innovative business model.

Entry Barriers

According to Frost & Sullivan, the entry barriers of the global end-to-end cross-border supply chain solution industry include the following:

Strong customer relationship. The long-term cooperation and diverse client base contribute to sustainable demand for integrated cross-border supply chain services. To be more specific, large clients base and solid customer relationship guarantee the ever-increasing scale and density of order, making the best use of resources and infrastructure. Operation efficiency also helps bring a better customer experience, strengthening user stickiness. The leading players, with strong customer relationships, not only enjoy operation efficiency, but also benefit from privileged brand names to recruit new customers. It is difficult for new entrants to possess various customer bases or gain customer trust in a short period of time.

Comprehensive network and industry resources. Extensive geographic coverage, sufficient freight capability on core trade lanes, and end-to-end digitalization are pillars for integrated cross-border supply chain players to maintain leadership. The comprehensive network and industry resources can meet customers’ ever-changing demands by providing flexible and miscellaneous logistics solutions. Further, it enables leading cross-border supply chain providers to grasp opportunities in considerable verticals, such as e-commerce. New entrants are not able to build such a comprehensive network with limited capability and resources.

High-quality and stable services. Well-established integrated logistics companies strongly connect with each stage of the process, helping their customers to increase fulfillment capability and shipping efficiency. Currently, shipping is seen as a significant component of purchasing experience. Retailers have shown more customer loyalty and stickiness to those who can consistently provide high-quality and stable logistics services in terms of timeliness and accuracy. Nevertheless, new entrants are hard to compete with the leading players in terms of high-quality and sophisticated services.

Industry expertise and authorized certifications. The integrated logistics market is highly fragmented and complicated, dealing with various authorized licenses and qualifications in each stage. The integrated logistics service providers are bound to have a good grasp of customs brokerage, warehouse management, freight and forwarding business to overcome underlying obstacles and mitigate uncertainties. However, the multiple certifications for imports and exports activities among different countries set up major barriers for the new entrants.

COMPETITIVE LANDSCAPE

The end-to-end cross-border supply chain solution market in China is a highly fragmented market with the top 10 China-based companies comprising only approximately 1.2% of the total integrated cross-border supply chain solution market. In the future, it is expected more integrated cross-border supply chain solution companies will strengthen their end-to-end cross-border abilities across the world to reasonably control and decrease transportation time and ensure a centralized logistics system.

In 2021, we ranked the fifth place in terms of the revenues generated from providing end-to-end cross-border supply chain solutions in Shenzhen. Shenzhen is a key component of the Greater Bay Area in China, which is comprised of Hong Kong, Macau and nine municipalities of Guangdong Province. The Greater Bay Area has three competitive advantages in cross-border logistics, including: (1) rapid growth of GDP and trading volume; (2) strategic geographical advantages providing high degree of support for the development of ocean, air and overland logistics; and (3) government policies supporting trade liberalization. Leveraging on the competitive advantages of the Greater Bay Area, Shenzhen also has advantages compared to other cities in China in cross-border logistics industry. Shenzhen has leading and surging-growth GDP within the Greater Bay Area, and possesses favorable industrial advantages and infrastructure and thus has gathered a large number of cross-boarder e-commerce market players who have substantive demands for logistics services. In addition, China’s General Administration of Customs Shenzhen Customs District has established integrated cross-border logistics ecosystem to ensure unobstructed pathway for logistics services, such as “China Railway Express”, “Sea-lane Mail” and “Airpass.” As one of the leading Shenzhen-based end-to-end cross-border supply chain solution providers in China, we focus on providing end-to-end cross-border logistics services and the revenue generated from providing end-to-end cross-border logistics services increased from approximately RMB210.8 million in 2020 to approximately RMB390.2 million (US$61.2 million) in 2021, representing impressive year-on-year growth of approximately 85.1%.

Ranking of Leading Shenzhen-based End-to-end Cross-border Supply Chain Solution Companies by Revenue, 2021

Ranking	Company	Revenue	Global Market Share
		(US$ in million)	(Percentage)
1	Company A	600.0	0.11%
2	Company B	310.0	0.06%
3	Company C	210.0	0.04%
4	Company D	120.0	0.02%
5	Our Company	61.2	0.01%

COST ANALYSIS

The major cost of integrated logistics services is transportation cost. For air freight and ocean freight, the prices have drastically increased from 2017 to 2021, mainly attributable to the outbreak of COVID-19. For air freight, the global cost has continued increasing from 2017 to 2021, and the price increase since 2020 is due to an upsurge in demand of cross-border shipping, owing to lockdowns and social distancing, and shortage of airlines, owing to decreased airlines from damped traveling volume. For ocean freights, the transport costs from Asia and China to Europe and the Mediterranean, as well as the U.S., have experienced a particularly sharp rise since the pandemic as major ports have limited capacity to manage incrementing freight volume, resulting in an uneven distribution of ocean freight capacity globally, which has eventually led to a drastic increase of average price of containers shipped across the world.

Air Freight	Ocean Freight

Source: Frost & Sullivan

As the risk of virus infection increased during COVID-19, the number of workers returning to work remains uncertain. Many regions worldwide impose draconic requirements for resumption of work. Therefore, labor shortage has increased labor costs with also fewer working hours. For customs clearance, as the inspection of goods is currently more stringent, the duration for customs clearance has increased. As the pandemic continues to prevail, more countries and ports will impose stricter control over the entry and exit of crew members.

Other cost components include warehousing, renting and labor costs.

EFFECTS OF THE COVID-19 PANDEMIC AND GEOPOLITICS

COVID-19 Pandemic

Accelerating overseas market expansion. Attributable to effective outbreak preventions, China’s economy has recovered at full tilt as businesses resumed to work after the second quarter of 2020. Compared to the relatively chaotic situations in overseas economies with tight production in supply chain and delayed logistics, Chinese exporters are more likely to seize opportunities in overseas markets by leveraging local capabilities and resilience.

Changing in consumption habits. The COVID-19 pandemic in 2020 has severely pounded offline consumption due to social distancing policies and compelled mass closures of retail stores. Consumers’ shopping behaviors have extensively transformed from offline to online that surged the number of online customers, frequency of online shopping and cross-border shopping behaviors during the period. The pandemic has created further opportunities for market participants to constantly optimize online infrastructure and supply chain solution services to meet consumers’ ever-changing demands.

Supportive policies released by governments. At the beginning of 2020, the COVID-19 pandemic has curtailed the economic development in China. The Chinese government, in line with the development trend of the country’s economy, proposed a “dual circulation” measure and policies such as the establishment of Comprehensive Bonded Zones and exemption of value-added tax and consumption tax extensively propelled the growth of China’s cross-border e-commerce and integrated logistics markets in the scale of import and export trade.

International and domestic logistics services suffered from the pandemic. The growth of the cross-border delivery business has hampered in the first quarter of 2020 as the global pandemic posed a negative impact on the transportation of international express and post parcels. Postal, logistics, supply chain management and express companies have taken various measures such as establishing new routes, and implementing temporary charter flights and China-Europe trains to ensure the capacity of international transportation. In terms of domestic logistics, cross-border supply chain may be severely impacted due to China’s zero-COVID strategy accompanied by unpredicted lockdowns in cities and areas.

Geopolitics

US-China Trade War. In the past years starting in 2018, Section 301 tariffs on Chinese import products that have exacerbated trading tensions between U.S. and China. China has also imposed retaliatory tariffs on American import products. The adverse impact on sellers, cross-border e-commerce, logistics companies and overseas warehouses were most prominent in the trade war if products sold belonged to the tariff lines, further leading to massive growth in tax costs. Any trade barriers, legal measures and exchange rate fluctuations may severely affect cross-border business activities or integrated supply chain solution providers that are highly sensitive to price changes.

Russia-Ukraine Tension. China has been Russia’s largest trading partner for over a decade and has become Ukraine’s biggest trading partner in 2019, and the robust growth of e-commerce in the two countries has contributed to the prosperous growth of cross-border trade. The Russia-Ukraine war and its numerous associated economic sanctions could add pressure to the global supply chain, and the war has adversely impacted China’s cross-border transactions due to disruption of orderings, confined logistics and increase in raw material prices. As such, integrated logistics service providers may also suffer from the impact of the Russia-Ukraine conflict.

BUSINESS

OUR MISSION

Our mission is to become a leading global end-to-end supply chain solution provider.

OVERVIEW

We are one of the leading Shenzhen-based end-to-end supply chain solution providers in China, with a focus on providing cross-border logistics services. According to the Frost & Sullivan Report, in 2021, we ranked fifth in terms of the revenues generated from providing end-to-end cross-border supply chain solution among all end-to-end supply chain solution providers based in Shenzhen. Headquartered in Shenzhen, a key component of the Greater Bay Area in China, we benefit from the unique geographical advantages of providing high degree of support for ocean, air and overland logistics. A well-connected transportation network enables us to significantly increase efficiency and reduce transportation costs. As one of the most open and dynamic regions in China, Shenzhen is home to renowned enterprises and the gathering place of cross-border e-commerce market players, which provides us with a large customer base and enables us to develop long-term in-depth relationships with our customers. In addition, the sustained and steady growth of local economy and supportive government policies have backed up our development and brought us great convenience in daily operations.

According to the Frost & Sullivan Report, the global end-to-end cross-border supply chain solution market experienced a soaring growth during the past two years, with its total revenue surging from US$211.8 billion for the year ended December 31, 2020 to US$537.8 billion for the year ended December 31, 2021. In line with this increase, we experienced a rapid growth in 2020 and 2021 as well as the six months ended June 30, 2022. Our gross profit increased by RMB19.1 million, or 161.4%, from RMB11.8 million for the six months ended June 30, 2021 to RMB30.9 million (US$4.6 million) for the six months ended June 30, 2022. Our gross profit increased by RMB13.5 million, or 64.1%, from RMB21.0 million for the year ended December 31, 2020 to RMB34.5 million (US$5.4 million) for the year ended December 31, 2021. Our revenue generated from end-to-end cross-border logistics services increased from approximately RMB98.9 million for the six months ended June 30, 2021 to approximately RMB332.7 million (US$49.6 million) for the six months ended June 30, 2022, representing a period-to-period increase of 236.5%. Our revenue generated from end-to-end cross-border logistics services increased from approximately RMB210.8 million for the year ended December 31, 2020 to approximately RMB390.2 million (US$61.2 million) for the year ended December 31, 2021, representing a year-on-year increase of 85.1%.

We offer a comprehensive range of cross-border supply chain solution services, including: (i) freight forwarding services, (ii) supply chain management, and (iii) other value-added services.

Freight Forwarding Services

Our freight forwarding services primarily comprise (i) integrated cross-border logistics services, and (ii) fragmented logistics services. For the six months ended June 30, 2021 and 2022, revenues from our freight forwarding services amounted to RMB138.6 million and RMB412.2 million (US$61.4 million), respectively, representing an increase of 197.5%. For the years ended December 31, 2020 and 2021, revenues from our freight forwarding services amounted to RMB243.6 million and RMB488.0 million (US$76.5 million), respectively, representing a year-on-year increase of 100.3%.

Integrated Cross-border Logistics Services

Our integrated cross-border logistics services primarily consist of (i) contract logistics services, and (ii) basic logistics services. In our contract logistics services, we provide our enterprise customers with customized integrated logistics services covering the entire delivery process from order origination to the final point of sale or delivery, representing a customized and seamless combination of order processing, warehousing management, transportation and delivery, and other value-added services. In our basic logistics services, our customers may choose from various modularized integrated logistics service offerings that are designed based on our in-depth understanding of the demands of various industries, such as cross-border e-commerce, chemical industry, and the retail sector. Leveraging our integrated service capabilities and our self-developed logistics information technology, or IT, systems, we aspire to manage our distribution network seamlessly, allowing our customers to outsource to us their supply chain process. For the six months ended June 30, 2021 and 2022, revenues from our integrated cross-border logistics services amounted to RMB98.9 million and RMB332.7 million (US$49.6 million), respectively, representing an increase of 236.5%. For the years ended December 31, 2020 and 2021, revenues from our integrated cross-border logistics services amounted to RMB210.8 million and RMB390.2 million (US$61.2 million), respectively, representing a year-on-year increase of 85.1%.

Fragmented Logistics Services

We are also engaged by our customers to provide one or more types of logistics services that only cover part of the entire cross-border cargo delivery process. Such fragmented logistics services primarily include one or a combination of the following: (i) air freight forwarding; (ii) ocean freight forwarding; (iii) overland freight services; (iv) warehousing; and (v) other fragmented logistics services, such as port and depot services, non-time-definite delivery and coordination among various carriers and freight forwarders. For the six months ended June 30, 2021 and 2022, revenues from our fragmented logistics services amounted to RMB39.7 million and RMB79.5 million (US$11.9 million), respectively, representing an increase of 100.3%. For the years ended December 31, 2020 and 2021, revenues from our fragmented logistics services amounted to RMB32.8 million and RMB97.8 million (US$15.3 million), respectively, representing a year-on-year increase of 198.1%.

Supply Chain Management

Our supply chain management business primarily consists of two sub-segments, namely, (i) international trading business, where we engage in international trading directly, with our customers being the purchasers or sellers, and (ii) agent services, where we are engaged by customers as their international trade agent, for the purposes of further streamlining the customers’ supply chain process. We believe our supply chain management business allows us to enhance the overall customer experience and to create vast cross-selling opportunities to drive customer retention, thus further differentiating us from our competitors. For the six months ended June 30, 2021 and 2022, revenues from our supply chain management business amounted to RMB24.8 million and RMB39.0 million (US$5.8 million), respectively, representing an increase of 57.1%. For the years ended December 31, 2020 and 2021, revenues from our supply chain management business amounted to RMB44.0 million and RMB53.5 million (US$8.4 million), respectively, representing a year-on-year increase of 21.8%.

International Trading

We also engage in international trading directly through the wholesaling of certain goods with our customers. Unlike our freight forwarding services, our international trading business requires us to bear both inventory risks and credit risks. For the six months ended June 30, 2021 and 2022, revenues from our international trading amounted to RMB24.7 million and RMB38.9 million (US$5.8 million), respectively, representing an increase of 57.6%. For the years ended December 31, 2020 and 2021, revenues from our international trading amounted to RMB42.0 million and RMB53.0 million (US$8.3 million), respectively, representing a year-on-year increase of 26.2%.

Agent Services

We may be engaged by our customers to act as their international trade agent, managing their cross-border supply chains through assisting our customers, pursuant to an agreement between our customers and a designated third-party, either (i) to procure certain goods from the designated third-party, or (ii) to sell and deliver certain goods to the designated third-party. Similar to our integrated cross-border logistics services, our agent services also involve a seamless combination of order processing, warehousing management, transportation and delivery, and other value-added services, with the major difference being that we carry out a substantial portion of the supply chain process in our own name, and accordingly may be required to bear credit risks in the supply chain process. For the six months ended June 30, 2021 and 2022, revenues from our agent services amounted to RMB0.2 million and RMB0.1 million (US$0.02 million), respectively, representing a decrease of 17.2%. For the years ended December 31, 2020 and 2021, revenues from our agent services amounted to RMB2.0 million and RMB0.6 million (US$0.1 million), respectively, representing a year-on-year decrease of 71.9%.

Other Value-added Services

We endeavor to differentiate our service offerings by, among other things, developing other value-added services. Our value added services primarily include (i) custom brokerage and (ii) intelligent logistic IT systems. For the six months ended June 30, 2021 and 2022, revenues from our other value-added services amounted to RMB1.9 million and RMB2.9 million (US$0.4 million), respectively, representing an increase of 52.4%. For the years ended December 31, 2020 and 2021, revenues from our other value-added services amounted to RMB2.8 million and RMB4.0 million (US$0.6 million), respectively, representing a year-on-year increase of 45.9%.

Leveraging our integrated service capabilities and our proprietary IT systems, we aspire to manage our distribution network seamlessly, allowing our customers to outsource to us their supply chain process.

OUR GLOBAL NETWORK

Our Geographic Location

Headquartered in Shenzhen, Guangdong province, we focus on China as our primary market and expect to expand our business globally. Shenzhen is of great significance in the history of China’s opening-up. Located in this strategic city, we have enjoyed the benefits of its rapid development over the three decades and will continue to take advantage of its growth. The advantages of being headquartered in Shenzhen include: (i) strategic geographical location; (ii) large customer base; and (iii) sustained and steady growth of the local economy as well as supportive government policies.

Shenzhen is a key component of the Greater Bay Area in China. The Greater Bay Area, comprising of Hong Kong, Macau and nine municipalities of Guangdong Province, has unique geographical advantages providing high degree of support for the development of ocean, air and overland logistics. For instance, according to Frost & Sullivan, from 2017 to 2021, the port container throughput in Hong Kong, Guangzhou and Shenzhen ports has increased at a CAGR of 1.7%, and has surpassed that of other major bay areas in the world including San Francisco Bay Area, New York Bay and Tokyo Bay. In Shenzhen, we not only enjoy the support of China’s complete transportation infrastructure, but also, through the links among the cities in the Greater Bay Area, we can take advantage of Hong Kong as the window to efficiently access offshore logistics resources. In addition, we are very close to foreign countries with large consumption power, such as India and Indonesia. Local companies in Shenzhen and those in other cities in China are more likely to trust us when they have business connections with those countries and thus need supply chain solution services.

Shenzhen is home to renowned enterprises and the gathering place of cross-border e-commerce market players in China. The vigorous development of these business entities has promoted the huge demand for international trading, supply chain solutions and logistics services. We are physically close to our customers and understand their needs better. Meanwhile, our business portfolio, which is primarily composed of four segments, covers all links of cross-border supply chain solution and renders us integrated service capabilities. Therefore, we are able to provide our customers with one-stop logistic solutions customized to customers’ continuously evolving demands with lower costs, which in turn allows us to develop long-term in-depth relationships with our customers and further facilitates our business growth and expansion.

Furthermore, the Greater Bay Area is well-recognized as one of the best places to do business in China, mainly attributable to sustained and steady growth of local economy and supportive government policies to promote private economy. According to Frost & Sullivan, from 2017 to 2021, the GDP of the Greater Bay Area has increased from RMB10.2 trillion to RMB12.6 trillion (US$2.0 trillion), representing a CAGR of 5.4%. Stable local revenue enables the local government to better serve local enterprises like us, and it also enables favorable tax policies. Local customs agencies in the Greater Bay Area are flexible, efficient and supportive. For instance, over the years, the China’s General Administration of Customs Shenzhen Customs District has established several logistics pathways, including “China Railway Express”, “Sea-lane Mail” and “Airpass”, to fulfill diversified demands for cross-border logistics companies. China’s central government is also very encouraging to Shenzhen’s development. For example, in 2022, the National Development and Reform Commission and the Ministry of Commerce jointly issued Opinions on Several Special Measures for Relaxing Market Access in Shenzhen’s Construction of a Pilot Demonstration Zone of Socialism with Chinese Characteristics. All such policies bring great convenience to our daily operation, reduce our operating costs, and make us more competitive in the industry.

Our Network

We have established a global operation nexus to support our business. We own logistic facilities strategically located throughout major transportation hubs in China and globally. As of June 30, 2022, we have established a presence in 12 provinces (including provincial municipalities) in mainland China, such as Shenzhen of Guangdong province, Nanjing of Jiangsu province, Ningbo and Yiwu of Zhejiang province, Beijing, Shanghai, Tianjin, as well as some major global transportation hubs such as Hong Kong.

Our global freight network covers various major trade lanes across the world, including Asia-North America, Asia-Europe and Intra-Asia trade lines. As of June 30, 2022, our footprints spread across six continents and over 16 countries, such as Thailand, Singapore, India, Philippine, Hamburg, the United Kingdom, and the United States.

The maps on pages 121 and 122 set forth the countries and regions where we have established presence as of June 30, 2022.

OUR STRENGTHS

We believe the following strengths have contributed to our success and differentiate us from others:

One of the leading end-to-end supply chain solution providers based in Shenzhen

According to the Frost & Sullivan Report, in 2021, we ranked fifth in terms of the revenues generated from providing end-to-end cross-border supply chain solution among all end-to-end supply chain solution providers based in Shenzhen. In September 2022, we were shortlisted as Top Ten North America Special Line/Overseas Warehouse Logistics Service Providers and Top Ten High-quality FBA Service Providers in the online voting for the 2022 Golden Bull Award jointly hosted by Shenzhen Logistics and Supply Chain Management Association and the Shenzhen Cross-border E-commerce Supply Chain Services Association. Headquartered in Shenzhen, a key component of the Greater Bay Area, we benefit from the unique geographical advantages of providing high degree of support for ocean, air and overland logistics. A well-connected transportation network enables us to significantly increase efficiency and reduce transportation costs. As one of the most open and dynamic regions in China, Shenzhen is home to renowned enterprises and the gathering place of cross-border e-commerce market players, which provides us with a large customer base and enables us to develop long-term in-depth relationships with our customers. In addition, the sustained and steady growth of local economy and supportive government policies have backed up our development and brought us great convenience in daily operations.

Our end-to-end supply chain solution primarily includes (i) integrated cross-border logistics services that fall under two sub-categories, namely, contract logistics services and basic logistics services, (ii) fragmented logistics services, and (iii) other value-added services, such as local labeling services, local replacement packaging services and intelligent logistic services. Leveraging our integrated service capabilities, we are able to provide our customers with one-stop logistic solutions customized to and continuously evolving according to the customers’ demands, which in turn allow us to develop long-term in-depth relationships with our customers. According to the Frost & Sullivan Report, the end-to-end supply chain solution market is rapidly growing and has considerable headroom for growth. Total revenue of the end-to-end supply chain solution market increased from US$122.8 billion for the year ended December 31, 2017 to US$537.8 billion for the year ended December 31, 2021, representing a CAGR of approximately 44.7%.

We focus on China as our primary market and have established operations in Hong Kong and 12 provinces in mainland China. Our logistic facilities are strategically located throughout major transportation hubs in China, Shenzhen of Guangdong province, Nanjing of Jiangsu province, Ningbo and Yiwu of Zhejiang province, Beijing, Shanghai, Tianjin, as well as major global transportation hub such as Hong Kong. We believe our logistic services, enabled by our self-developed logistic IT systems and well-established coverage, are more deeply integrated than those offered by traditional logistics service providers.

Strong and integrated logistic service capabilities

We have developed strong and integrated stable service capabilities. We hold all relevant licenses and permits that are required to engage in water, air and overland transportation or logistics services within China, and we are also qualified to conduct businesses such as customs declaration and international trading within our operation scope. Please see “—Licenses, Permits and Approvals” for more details. In terms of air freight forwarding services, we have established strategic cooperation relationships domestically and internationally, allowing our distribution network to efficiently connect major transportation hubs in China, Southeast Asia and the U.S. For the six months ended June 30, 2022 and for the year ended December 31, 2021, the air freight capacity that we sourced in aggregate amounted to 5,099 and 8,600 tons, respectively. In terms of ocean freight forwarding services, our strategic cooperation partners include major container shipping companies, enabling us to develop a major presence in port cities such as Shenzhen of Guangdong province, Tianjin, Shanghai, and Qingdao of Shandong province. For the six months ended June 30, 2022 and for the year ended December 31, 2021, the aggregate shipping capacity that we sourced amounted to 1,718 and 1,592 ocean freight containers, respectively, among which 1,924 and 1,700 tons are in relation to cross-border e-commerce customers, respectively. In terms of overland freight services, we maintained a fleet of two self-owned trucks as of June 30, 2022, and also cooperate with rail transport providers and third-party trucking services providers. For the six months ended June 30, 2022, the trucking service capacities we sourced amounted to 3,089 ton trucks. For the years ended December 31, 2020 and 2021, the trucking service capacities we sourced amounted to 2,956 ton trucks and 2,964 ton trucks, respectively. Further, with regard to warehousing services, as of June 30, 2022, we self-operated one warehouse located in Shenzhen of Guangdong province, with an aggregate GFA of approximately 5,596 sq. m. As of June 30, 2022, we had the rights to use two third-party warehouses located in Yiwu of Zhejiang province and Hong Kong, with an aggregate GFA of approximately 8,531 sq.m. In May 2022, we, through Shenzhen Jayud Logistics Technology Co., Ltd., entered into an agreement to obtain the right to use a brand new warehouse (“Dachan Bay Warehouse”) that was located close to Dachan Bay Terminals, Shenzhen Baoan International Airport and National Highway G4 which connects Beijing, Hong Kong and Macao, with an aggregate GFA of approximately 11,000 sq.m. Later in August, Shenzhen Jayud Logistics Technology Co., Ltd. assigned all its rights and obligations under such agreement to Shenzhen Jayud Yuncang Technology Co., Ltd., one of our subsidiaries in China, by entering into a supplementary agreement. Dachan Bay Warehouse further enhances our capabilities to cover logistics services in the Southeast Asian market. In terms of custom brokerage, we were recognized as an Advanced Certified Enterprise with a China AEO (that is, Authorized Economic Operator) Certificate issued by General Administration of Customs of the PRC, or the China Customs, in 2021, which allows us to perform custom brokerage more efficiently and ensures timely delivery. Leveraging such comprehensive, strong and stable service capabilities and our self-developed logistic IT systems, we are able to manage our distribution network seamlessly, allowing our customers to outsource to us their supply chain process.

Customized logistic solutions comprising a wide range of integrated logistics and freight forwarding services

We have customized our logistics services to meet our customers’ demands. According to the Frost & Sullivan Report, customers have an increasing demand for customized logistics services to deliver merchandise in small quantities but multiple batches. Our integrated logistics services cater to the customers’ demands in two ways: (i) contract logistics, and (ii) basis logistics. In contract logistics, we design customized integrated logistics solution for each of our major enterprise customers, seamlessly covering their entire supply chain processes. For example, we provide one of our key customers, a leading technology company headquartered in Dongguan, with an end-to-end one-stop integrated logistics services solution, including custom brokerage, warehousing, logistics and all other links in the integrated cross-border logistics service process. We opened exclusive air routes for this customer, namely China to Southeast Asia and China to India. Over the years, our self-developed IT systems are gradually connecting with this customer’s internal IT systems in order to realize more efficient logistics management. In basic logistics, we design various modularized integrated logistics service offerings based on our in-depth understanding of the demands of various industries, such as cross-border e-commerce, chemical industry, and the retail sector. Customers of our basic logistics services, such as e-commerce shop owners and other small-and-medium-sized enterprises, or SMEs, may easily choose the service module(s) that accommodate their needs. Further, our customers may also order our supply chain management services and other value-added services, such as local labeling, local replacement packaging, after-sales reverse logistics services and the development of intelligent logistics IT systems, further improving the efficiency of their supply chains. According to the Frost & Sullivan Report, the adoption of information technologies in the logistics industry has enabled logistics service providers and customers to manage supply chains more efficiently. We believe our customized service offerings allow us to have a significant competitive advantage as compared to traditional logistic service providers.

R&D capabilities in proprietary IT systems’ development contributing to increased operational efficiency

We value investment in R&D and technology innovation in the supply chain solution industry. From 2020 to 2021, our expenditure on R&D increased 6.1%. As of June 30, 2022, we owned 51 software copyrights. We have subsidiaries as comprehensive R&D platforms specialized in proprietary IT systems development, and a young and dynamic IT systems development team.

Our IT systems are internally designed, developed and supported to enable efficient operational management and to better serve our customers’ supply chain needs. Our major types of proprietary IT systems include: the warehouse management system (or the “WMS”), the order management system (or the “OMS”), the transportation management system (or the “TMS”) and the booking management system (or the “BMS”). The WMS enables us to manage the entire flow of inventory, labor force and information in and out of our warehouse network, leading to improved inventory visibility and operational accuracy. The OMS realizes visualization of logistics and can exchange application programming interface, or API, data with customers, as well as conducts business intelligence, or BI, data analysis. The TMS provides us an online platform to enhance visibility, accessibility and connectivity by enabling prompt information flow between our customers and their supply chains. The BMS allows our staff and customers to review the details of cargo booking and handling information in real-time. Each of our proprietary IT systems can integrate with our enterprise resource planning, or ERP, system, providing seamless services while allowing us to achieve better efficiency.

As part of our value-added services, we sell and license our proprietary intelligent logistics IT systems as per our major customers’ requests from time to time. We also develop customized proprietary IT systems depending on our major customers’ supply chain needs, such as the Service Supplier Agreement we entered with a leading China-based personal computer company in 2020, in which we undertook to develop a customized TMS pursuant to client’s requirements.

Long-standing relationships with a wide and diversified customer base

We have a wide and diversified customer base. Our major customers include reputable companies such as, among others, a leading China-based lithium-ion battery manufacturer for electric vehicles, a leading China-based designer and manufacturer of consumer electronics, and a leading China-based personal computer company. For the years ended December 31, 2020 and 2021, our five largest customers accounted for 59.9% and 35.8% of our revenue, respectively. For the six months ended June 30, 2021 and 2022, approximately 39.8% and 53.1% of our total revenues, respectively, were generated by our five largest customers of the same periods. In addition, we have established sound relationships with many of our major customers, which are due in part to our ability to continually meet or exceed their requirements for quality and reliability of service. For example, our ten largest customers in terms of service fees for the year ended December 31, 2021 had been in cooperation with us for nearly three years on average, among which, four of them have over five years cooperation relationships with us. Leveraging our in-depth understanding of our customers’ supply chain operations, we are well positioned to expand our service level for each customer and offer customized logistic solutions. We believe our logistic solutions have offered our customers compelling value propositions, making us their preferred logistics service provider.

Visionary and experienced management team with a proven track record

Our executive directors have approximately 20 years of experience in the logistics industry. Our senior management team has in-depth knowledge of the end-to-end supply chain solution industry, as well as a solid understanding of the China market. We believe their industry expertise, coupled with their vision and entrepreneurial spirit, enables us to compete successfully in the market by timely adjusting our business strategies and operations based on customers’ needs and market conditions. Under the leadership of our senior management team, supported by local management teams comprising many local managers with substantial local market knowledge, we have been successful in growing our operations as well as integrating acquired businesses in many new geographic markets and strategic service segments. In particular, we experienced a rapid growth in 2020 and 2021, as well as the six months ended June 30, 2022. We generate revenue primarily from our integrated cross-border logistics services and fragmented logistics services. Our revenue increased by 174.7% from RMB165.3 million for the six months ended June 30, 2021 to RMB454.1 million (US$67.7 million) for the six months ended June 30, 2022. Our revenue increased by 87.9% from RMB290.3 million for the year ended December 31, 2020 to RMB545.6 million (US$85.6 million) in for the year ended December 31, 2021. Our gross profit increased by RMB19.1 million, or 161.4%, from RMB11.8 million for the six months ended June 30, 2021 to RMB30.9 million (US$4.6 million) for the six months ended June 30, 2022. Our gross profit increased by RMB 13.5 million, or 64.1%, from RMB 21.0 million for the year ended December 31, 2020 to RMB 34.5 million (US$5.4 million) for the year ended December 31, 2021.

OUR STRATEGIES

Further enhance our distribution network

We plan to further expand our logistics network by improving overall utilization through economies of scale, increasing the level of integration across our logistics networks, and improving efficiencies through more intelligent decision-making. We will continue to strengthen our logistics network and infrastructure by strategically accessing advantageous geographical locations. We plan to broaden and deepen our logistics networks’ reach to penetrate further into transportation hubs and port cities in China, and also extend our cross-border coverage. We intend to expand our air freight and ocean freight network by increasing the number of destinations and flight and shipment frequencies. We plan to establish more warehouses at major transportation hubs such as Shanghai and Shenzhen of Guangdong province. We will also continue to adopt an open mindset in collaborating with industry participants and partners, and fully utilize their resources and operational expertise to realize synergies.

Adapt our logistic services and customized solutions to different industry verticals in China

We intend to adapt our logistic services and customized solutions to different industry verticals in China, such as the electronics industry primarily located in Shenzhen and Guangzhou of Guangdong province; the apparel and footwear industry primarily located in Xiamen and Fuzhou of Fujian province; or the steel industry primarily located in Hebei province and Tianjin. To that end and leveraging our supply chain management service capabilities, we plan to develop more integrated and sophisticated solutions and services within such industry verticals, and across the entire supply chain from upstream (including production and manufacturing) to downstream (including distribution and delivery), in order to create additional value for our customers.

Further invest in our intelligent logistic IT systems

We plan to further develop, upgrade and maintain our intelligent logistic IT systems. We believe our IT systems are integral to our businesses as they enable us to offer enhanced supply chain management services to customers and create value for customers’ supply chains. While we will continue to leverage our proprietary IT systems to provide customers with better supply chain visibility and higher efficiency in supply chain management, we plan to continue to invest in enhancing our IT capabilities to enable us to respond quickly to, or introduce new IT systems or processes to address, customers’ changing needs, thereby continually improving the competitiveness of our logistic services. We will also continue to integrate our proprietary IT systems, providing seamless logistics services while allowing us to achieve optimal efficiency.

In addition, we will also continue developing, licensing and selling intelligent logistics IT systems to our customers as a part of our other value-added services to accelerate the digitalization and streamlining of the customers’ supply chains.

Further invest in our human capital

We are fully committed to cultivating the development of our employees’ skills and knowledge. We intend to continue to invest in our human capital by providing a continuous learning environment and offering more opportunities for our employees to pursue professional growth. As we enter new markets, we will continue to seek to develop expertise in the local markets through recruiting local talent. Furthermore, we will strive to maintain our dynamic corporate culture and structure, as well as our core values, as we expand our network and service offerings.

Develop our business and service capacities through investments or acquisitions

We intend to further develop our business and service capacities by seeking additional opportunities through potential domestic or international acquisitions, revenue sharing arrangements, partnerships or investments. Specifically, as we expand our distribution network globally, we will consider investments and/or acquisitions in the U.S. to establish warehouses in cooperation with third parties, or on our own. For instance, in July 2022, we invested in Shenzhen Jayud Yuncang Technology Co., Ltd., or Jayud Yuncang, and held 52.0% equity interest in it. Jayud Yuncang was established to implement the Dachan Bay front warehouse project, or the Project, through which we planned to operate distributed mini warehouses, or DMWs, located nearby the wharf and airport in Shenzhen. By pre-positioning the warehouse and placing customer orders close to the community service station, goods in Jayud Yuncang can be transmitted and delivered very quickly. As part of the Project, in May 2022, we, through Shenzhen Jayud Logistics Technology Co., Ltd., entered into an agreement to obtain the right to use Dachan Bay Warehouse that located close to Dachan Bay Terminals, Shenzhen Baoan International Airport and National Highway G4 which connects Beijing, Hong Kong and Macao, with an aggregate GFA of approximately 11,000 sq.m. Later in August 2022, Shenzhen Jayud Logistics Technology Co., Ltd. assigned all its rights and obligations under such agreement to Jayud Yuncang. Jayud Yucang began to operate Dachan Bay Warehouse and was actively configuring the warehouse’s infrastructures. The total investment in the Project is expected to be RMB20.0 million. After its completion, Jayud Yuncang will further enhance our integrated service capabilities and enable our reach to the Southeast Asian market.

OUR BUSINESS MODEL

We are one of the leading Shenzhen-based end-to-end supply chain solution providers in China, with a focus on providing end-to-end cross-border logistics services. In 2021, according to the Frost & Sullivan Report, we ranked fifth in terms of the revenues generated from providing end-to-end cross-border supply chain solution among all end-to-end supply chain solution providers based in Shenzhen. Our revenues generated from providing end-to-end cross-border logistics services increased from approximately RMB98.9 million for the six months ended June 30, 2021 to approximately RMB332.7 million (US$49.6 million) for the six months ended June 30, 2022, representing an increase of 236.5%. Our revenues generated from providing end-to-end cross-border logistics services increased from approximately RMB210.8 million for the year ended December 31, 2020 to approximately RMB390.2 million (US$61.2 million) for the year ended December 31, 2021, representing a year-on-year increase of 85.1%. In addition, we were recognized by the China Federation of Logistics & Purchasing as an AAAA Logistics Service Provider according to the GB/T19680-2013 National Standards of China in 2021.

Operating via our subsidiaries and branches located in the PRC, we provide a comprehensive range of cross-border logistics services that enable our customers to outsource to us their supply chain process:

•	Freight forwarding services

•	Supply chain management

•	Other value-added services

Freight Forwarding Services

Our freight forwarding services primarily comprise (i) integrated cross-border logistics services, including contract logistics services and basic logistics services, and (ii) fragmented logistics services, including air freight forwarding, ocean freight forwarding, overland freight, warehousing services and other fragmented logistics services. For the six months ended June 30, 2021 and 2022, revenues from our freight forwarding services amounted to RMB138.6 million and RMB412.2 million (US$61.4 million), respectively, representing an increase of 197.4%. For the years ended December 31, 2020 and 2021, revenues from our freight forwarding services amounted to RMB243.6 million and RMB488.0 million (US$76.5 million), respectively, representing a year-on-year increase of 100.3%.

Integrated Cross-Border Logistics Services

Our integrated cross-border logistics services primarily consist of (i) contract logistics services, where we provide our enterprise customers with customized integrated logistics services covering the entire delivery process from order origination to the final point of sale or delivery, representing a customized and seamless combination of order processing, warehousing management, transportation and delivery, and other value-added services; and (ii) basic logistics services, where our customers may choose from various modularized integrated logistics service offerings that are designed based on our in-depth understanding of the demands of various industries, such as cross-border e-commerce, chemical industry, and the retail sector. Leveraging our integrated service capabilities and our self-developed logistic IT systems, we aspire to manage our distribution network seamlessly, allowing our customers to outsource to us their supply chain process.

Our integrated cross-border logistics services primarily involve order processing, warehousing management, cross-border transportation and delivery (which could involve air freight, ocean freight and/or overland freight), and other value-added services. Unlike traditional logistics services providers who typically only provide fragmented logistics services, leaving the burden of coordination to the customers, we, as an integrated logistics services provider, efficiently coordinate with ocean, air and overland carriers. We also engage in the operation of depots and warehouses, customs clearance and ground express transportation services (either by our own fleet or third-party trucking service providers), thus reducing lead time and hassle while improving fulfillment efficiency.

The flow chart below sets forth an illustration of our integrated cross-border logistics service process:

Contract Logistics Services

We customize our integrated logistics solutions for our major customers, seamlessly covering their entire supply chain process from order origination to the final point of sale or delivery. For instance, we provide one of our key customers, a leading technology company headquartered in Dongguan, with an end-to-end one-stop integrated logistics services solution, including custom brokerage, warehousing, logistics and all other links in the integrated cross-border logistics service process. We opened exclusive air routes for this customer, namely China to Southeast Asia and China to India. Over the years, our self-developed IT systems are gradually connecting with this customer’s internal IT systems in order to realize more efficient logistics management.

Customers of our contract logistics services are primarily reputable companies such as, among others, a leading China-based lithium-ion battery manufacturer for electric vehicles, a leading China-based designer and manufacturer of consumer electronics, and a leading China-based personal computer company.

Depending on the types of services involved in the supply chain process, we generally charge our customers of contract logistics services the following: (i) basic service fees, which typically include freight charges, custom brokerage fees, and pickup fees; and (ii) additional service fees, which, depending on the instructions from our customers, may include insurance fees, first-mile pickup and/or last-mile delivery fees and warehousing fees.

For the six months ended June 30, 2021 and 2022, revenues from our contract logistics segment amounted to RMB77.0 million and RMB266.2 million (US$39.7 million), respectively, representing an increase of 245.5%. For the years ended December 31, 2020 and 2021, revenues from our contract logistics segment amounted to RMB191.9 million and RMB255.8 million (US$40.1 million), respectively, representing a year-on-year increase of 33.3%.

Material Terms of Contract Logistics Service Agreements

Material terms that are generally contained in our contract logistics service agreements are set out below:

Scope of Service	Our contract logistics service agreements generally stipulate that we shall be responsible for the entire supply chain process, which may involve trucking at the departing terminal, export procedures (including customs clearance), loading and de-stuffing, trans-shipping, coordination of air freight, ocean freight and/or overland freight as appropriate (including prepayments of freight charges), import procedures at the destination (including customs clearance), and last-mile delivery. In addition, we shall also provide tracking reports for the shipment route, and shall use reasonable efforts (including timely inspections) to avoid damages to goods.
Service Fee	We typically charge a lump-sum service fee, the amount of which is ascertained based on the number of packages, weight, measurement, destination port, types of freight and other specific demands. Our service fees are typically settled monthly. We normally provide a credit period of up to 30 days for our customers.

Liability	In the event that the goods are damaged due to our performance failures (such as failures of inspection and/or failures to re-arrange goods timely), we shall bear the damages as appropriate. However, we shall not be responsible for cargo losses or damages, if such losses or damages are due to the causes specified in applicable clauses of the Maritime Law or the Civil Aviation Law.

Term and Renewal	Most of our contract logistics service agreements have a term of one year and may be extended for another term of one-year upon expiration so long as neither party raises written objections.

Termination	Either party may terminate the agreement by written notice to the other.

Basic Logistics Services

We developed various modularized integrated logistics service offerings based on our in-depth understanding of the demands of a variety of industries, such as cross-border e-commerce, chemical industry, and the retail sector. Principal customers of our basic logistics services, such as owners of e-commerce stores and other small-and-medium-sized enterprises (or the “SMEs”), may easily choose the service module(s) that accommodate their needs. We generally charge our customers of basic logistics services the following: (i) basic service fees, which typically include freight charges, custom brokerage fees, and pickup fees; and (ii) additional service fees, which, depending on the instructions from our customers, may include insurance fees, first-mile pickup and/or last-mile delivery fees and warehousing fees. For the six months ended June 30, 2021 and 2022, revenues from our basic logistics segment amounted to RMB21.8 million and RMB66.5 million (US$9.9 million), respectively, representing an increase of 204.6%. For the years ended December 31, 2020 and 2021, revenues from our basic logistics segment amounted to RMB18.9 million and RMB134.4 million (US$21.1 million), respectively, representing a year-on-year increase of 609.5%.

Material Terms of Basic Logistics Service Agreements

Unlike our contract logistics service agreements, our basic logistics service fees are determined on a case-by-case basis and are subject to market conditions each time an order is placed. Material terms that are generally contained in our basic logistics service agreements are set out below:

Scope of Service	Depending on our customers’ needs, our basic logistics service agreements generally stipulate that we shall be responsible for the services to be provided including trucking at the departing terminal, export procedures (including customs clearance), loading and de-stuffing, trans-shipping, coordination of air freight, ocean freight or overland freight as appropriate (including prepayments of freight charges), import procedures at the destination (including customs clearance), and last-mile delivery.

Service Fees	Our service fees are generally settled between 30 to 60 days.

Liability	In the event that the goods are damaged due to our performance failures (such as failures of inspection and/or failures to re-arrange goods timely), we shall bear the damages as appropriate. However, generally, we will not be responsible for damages caused by customers’ or recipients’ misconducts, inherent defects of goods, natural losses, improper packaging, or force majeure.

Renewal	Upon expiration, the agreement will be automatically extended for one year if neither party disagrees.

Termination	Either party may terminate the agreement by written notice to the other.

Fragmented Logistics Services

We may also be engaged by our customers to provide one or more types of logistics services that only consist part of the entire cross-border cargo delivery process. Such fragmented logistics services primarily include one or a combination of the following: (i) air freight forwarding; (ii) ocean freight forwarding; (iii) overland freight services; (iv) warehousing; and (v) other fragmented logistics services, such as port and depot services, non-time-definite delivery and coordination services. For the six months ended June 30, 2021 and 2022, revenues from our fragmented logistics services amounted to RMB39.7 million and RMB79.5 million (US$11.9 million), respectively, representing an increase of 100.3%. For the years ended December 31, 2020 and 2021, revenues from our fragmented logistics services amounted to RMB32.8 million and RMB97.8 million (US$15.3 million), respectively, representing a year-on-year increase of 198.1%.

Air Freight Forwarding Services

Operating as an air freight consolidator, we provide both time-saving and cost-effective air freight options to our customers. We purchase cargo space from airlines based on volumes and resell that cargo space to our customers at a lower price than what they could obtain through negotiations with airlines for their scatter shipment needs. We have established strategic cooperation relationships with domestic and international airlines, allowing our distribution network to efficiently connect major transportation hubs in China, the Southeast Asia and the U.S. Customers may also order trucking services to facilitate shipments and/or customs clearance services.

Our air freight forwarding services generally fall into the following three categories: (i) export air freight forwarding; (ii) import air freight forwarding; and (iii) domestic air freight forwarding. We offer deferred, express and charter services, which permit our customers to choose from a menu of different priority options that secure at different price levels, greater assurance of timely delivery. Customers may also request other logistics services ancillary to air freight forwarding, such as (i) port and depot services, where cargos and containers are loaded, uploaded or stored in preparation for delivery, (ii) warehousing and trucking services to facilitate shipments, and (iii) export or import customs clearance services in relation to cross-border air freight forwarding.

Customers of our air freight forwarding services primarily include companies in the electronics and new energy industries, as well as other logistics service providers. The majority of shipments originate in Hong Kong, Shenzhen and Guangzhou of Guangdong province, as well as Shanghai.

We endeavor to ensure air freight shipping capacity is secured and planned in advance to meet our customers’ requirements. The capacity is then made available to our customers at competitive pricing and with the added security of availability, particularly during peak air freight shipping periods. Our volumes enable us to enter significant contracts with airlines to lock in capacity at prices that enable us to secure and retain customers.

Depending on the types of services involved in the process, we generally charge our air freight forwarding customers the following: (i) basic service fees, which typically include, among other things, freight charges, and pick-up fees; and (ii) additional service fees, which, depending on the instructions from our customers, may include custom clearance fees, insurance fees, first-mile pickup and/or last-mile delivery fees and warehousing service fees.

Ocean Freight Forwarding Services

Operating as an ocean freight forwarder, we engage in: (i) ocean freight consolidation, where we consolidate shipments at the origin or deconsolidate freight at the destination, which enables our customers to receive the economics of a consolidated container rate rather than a higher rate for less than full container load, or LCL; and (ii) direct ocean forwarding, where we arrange for ocean freight for customers on a LCL basis. We provide both export and import ocean freight forwarding services. Customers may also request other logistics services ancillary to ocean freight forwarding, such as (i) port and depot services, where cargos and containers are loaded, uploaded or stored in preparation for delivery, (ii) warehousing and trucking services to facilitate shipments, and (iii) export or import customs clearance services in relation to direct ocean freight forwarding.

Customers of our ocean freight forwarding services primarily include manufacturers, companies that engages in international commerce, as well as other logistics service providers. The majority of shipments originate in Shenzhen of Guangdong province, Ningbo of Zhejiang province and Shanghai.

We endeavor to ensure that our ocean freight shipping capacity is secured and planned in advance to meet our customers’ requirements. Ocean freight capacities fluctuated since the COVID-19 outbreak. As such, in an effort to lock in capacity at prices that enable us to secure and retain customers, we have entered significant contracts with major container shipping companies.

Depending on the types of services involved in the process, we generally charge our ocean freight forwarding customers the following: (i) freight charges and our forwarding commissions; and (ii) additional service fees, which, depending on the instructions from our customers, may include custom clearance fees, insurance fees, first-mile pickup and/or last-mile delivery fees and warehousing fees.

Overland Freight Services

Our overland freight services primarily include (i) first-mile pickup, (ii) last-mile delivery, and (iii) other overland freight forwarding services, such as rail freight and intermediate transportations with intermediate stops at Hong Kong.

Customers of our overland freight services primarily include manufacturers, companies that engages in international commerce, as well as other logistics service providers. The majority of freights originate in Shenzhen of Guangdong province.

We endeavor to ensure that our overland freight services capacity is secured and planned in advance to meet our customers’ requirements. To that end, we maintained a fleet of two self-owned trucks as of June 30, 2022 and have developed sound business relationships with third-party trucking service providers. Furthermore, we have also chartered rail transport to secure stable overland freight service capabilities.

Depending on the types of services involved in the process, we generally charge our customers of overland freight services the following: (i) freight charges and/or our forwarding commissions; and (ii) additional service fees, which depending on the instructions from our customers, may include insurance fees, first-mile pickup and/or last-mile delivery fees and warehousing service fees.

Warehousing Services

Our customers may use our warehouses as an intermediate stop for an average period of up to three days, and may store goods or inventory in our warehouses for a period ranging from three days to months. As of June 30, 2022, we self-operated one warehouse located in Shenzhen of Guangdong province, with an aggregate GFA of approximately 5,596 sq. m. As of the same date, we had the rights to use two third-party warehouses located in Yiwu of Zhejiang province and Hong Kong, with an aggregate GFA of approximately 8,531 sq.m. In

May 2022, we, through Shenzhen Jayud Logistics Technology Co., Ltd., entered into an agreement to obtain the right to use Dachan Bay Warehouse that was located close to Dachan Bay Terminals, Shenzhen Baoan International Airport and National Highway G4 which connects Beijing, Hong Kong and Macao, with an aggregate GFA of approximately 11,000 sq.m. Later in August, Shenzhen Jayud Logistics Technology Co., Ltd. assigned all its rights and obligations under such agreement to Shenzhen Jayud Yuncang Technology Co., Ltd., one of our subsidiaries in China, by entering into a supplementary agreement. Besides, we also provide customers with: (i) labeling services, where we print thermal labels and paste them on the packages as per the customers’ requests; (ii) packaging services, where, in the event of the damaged packaging, we may replace the damaged packaging as per the customers’ requests; and (iii) after-sales reverse logistics services, where we provide replacement and return warehousing to support returns management and other aftersales activities, such as product inspection, refurbishment or disposal.

We charge our customers warehousing fees primarily consist of our rental rate for the relevant warehouse, first-mile pickup and/or last-mile delivery fees, and fees for other warehousing services, as applicable.

Other Fragmented Logistics Services

In addition to the foregoing, we also provide the following logistics services on a fragmented basis as per our customers’ needs: (i) port and depot services, where we help to load, upload, store and/or transport containers and cargos; (ii) non-time-definite delivery services, where we provide last-mile delivery for cross-border e-commerce businesses; and (iii) coordination services, where we connect cross-border supply chain solution providers, shippers and consignees to improve logistics efficiency.

Supply Chain Management

Our supply chain management business primarily consists of two sub-segments, namely, (i) international trading, where we engage in international trading directly, with our customers being the purchasers or sellers, and (ii) agent services, where we are engaged by customers as their international trade agent, for the purpose of further streamlining the customers’ supply chain process. We believe our supply chain management business allows us to enhance the overall customer experience and to create vast cross-selling opportunities to drive customer retention, thus further differentiating us from our competitors.

International Trading

We also engage in international trading directly through the wholesaling of certain goods with our customers. Unlike our freight forwarding services, our international trading business requires us to bear both inventory risks and credit risks.

Material Terms of Sales Contract

Material terms that are generally contained in the sales contract with our customers are set out below:

Sale of Goods	The sales contracts would specify the agreed number of and the key information about the goods being sold, such as the name of the manufacturer, model, year of production, and other specifications as appropriate.

Purchase Price	The sales contracts generally provide the per item price as well as the wholesale price. We generally determine the purchase price based on a number of factors such as market conditions, procurement costs, transportation costs and warehousing costs.

Payment	Most of our sales contracts generally require payment within 60 business days after signing of the sales contracts.

Delivery	Our sales contracts are typically on a free on board, basis.

Agent Services

We may be engaged by our customers to act as their international trade agent, managing their cross-border supply chains by assisting our customers, pursuant to the agreements between our customers and designated third-parties, either (i) to procure certain goods from the designated third-party, or (ii) to sell and deliver certain goods to the designated third-party. Similar to our integrated cross-border logistics services, our agent services also involve a seamless combination of order processing, warehousing management, transportation and delivery, and other value-added services. The major difference from integrated cross-border logistics services is that we carry out a substantial portion of the supply chain process in our own name, and consequently we may have to bear credit risks involved in the supply chain process.

Material Terms of Agent Service Agreements

Material terms that are generally contained in our agent service agreements are set out below:

Scope of Service	Our supply chain management service agreements generally stipulate that we shall act as the agent of our customers and be responsible for the entire supply chain process, which may involve trucking at the departing terminal, export procedures (including customs clearance), loading and de-stuffing, trans-shipping, coordination of air freight, ocean freight and/or overland freight as appropriate (including prepayments of freight charges), import procedures at the destination (including customs clearance), and last-mile delivery. In addition, we shall also provide tracking reports for the shipment route and shall use reasonable efforts (including timely inspections) to avoid damages to goods.

Service Fee	We typically charge a commission based on the after-tax amount of the aggregate value of the goods. Further, we are entitled to reimbursements of expenses incurred in relation to the services rendered, such as custom brokerage fees. Our service fees generally shall be settled within three business days after delivery.

Liability	In the event that the goods are damaged due to our performance failures (such as failures of inspection and/or failures to re-arrange the goods timely), we shall bear the damages as appropriate.

Term and Renewal	Most of our agent service agreements have a term of one year, and may be renewed for another term of one-year upon expiration so long as neither party raises written objections.

Termination	Either party may terminate the agreement by written notice to the other.

Other Value-Added Services

We endeavor to differentiate our service offerings by, among other things, developing other value-added services. Our value-added services primarily include (i) custom brokerage; and (ii) intelligent logistic IT systems, which we develop and customize for our customers.

Custom Brokerage

We were recognized as an Advanced Certified Enterprise with a China AEO (that is, Authorized Economic Operator) Certificate issued by the China Customs in 2021. The China AEO Certificate allows us to perform custom brokerage more efficiently, thus ensuring timely delivery. Our services help importers and exporters to clear cargos primarily with the China Customs, including documentation collection, valuation review, product classification, electronic submission to customs and the collection and payment of duties, tariffs and fees. Our custom brokerage fees primarily represent costs incurred plus our commissions.

Intelligent Logistics IT Systems

We have developed proprietary IT systems that can be categorized into the following types: (i) the Warehouse Management System, which allows a high degree of customization and can be integrated with our customers’ enterprise resource planning, or ERP, system to provide end-to-end supply chain visibility; (ii) the Order Management System, which provides end-to-end supply chain visualization; (iii) the Transportation Management System, which is an online platform designed to enhance visibility, accessibility and connectivity by enabling prompt information flow between our customers and their supply chains; and (iv) the Booking Management System, which allows our staff and customers to review the details of cargo booking and handling information in real-time. Each of our proprietary IT systems can integrate with our ERP system. We sell and license our proprietary IT systems as per our customers’ requests.

We also develop customized proprietary IT systems depending on our major customers’ supply chain management needs. For instance, we developed a logistics control system for Lenovo, the Lenovo Service Control Tower (or the “Spider”), which expected to contribute to Lenovo’s supply chain strategy to establish a world-class intelligent global logistics network. The Spider enables end-to-end logistics online management and helps to realize visualization and cost management. By accumulating logistics big data, the Spider supports the optimization of logistics network and logistics intelligence improvement.

COMPETITION

According to the Frost & Sullivan Report, the end-to-end cross-border supply chain solution market in China is highly fragmented, with the top 10 China-based companies comprising only 1.2% of the total integrated cross-border supply chain solution market. Entry barriers have hindered the rise of new entrants to this market, which include (i) strong customer relationships, (ii) a comprehensive network and industry resources, (iii) high-quality and stable services, (iv) industry expertise, and (v) required certifications and permits. Leading companies in this market in China hold stronger capabilities to deliver goods with cross-border door-to-door services through self-operated facilities, comprehensive tracking systems and resources, and the bargaining power of space booking prices of ocean freight, air freight or overland freight. In the future, it is expected more competitors in this market will strengthen their end-to-end cross-border service capabilities in order to reasonably control and reduce transportation time and to secure a more centralized logistics system.

In 2021, we ranked fifth in terms of the revenues generated from providing end-to-end cross-border supply chain solution among all end-to-end supply chain solution providers based in Shenzhen. We believe that our competitive advantage over existing and potential competitors lies in customized logistics services, omnibearing supply chain solution services, eminent customer relationships, and the master of digitalization and informatization of logistics services.

OUR CUSTOMERS

Our customers primarily include (i) the major customers, including reputable companies such as, among others, a leading China-based lithium-ion battery manufacturer for electric vehicles, a leading China-based designer and manufacturer of consumer electronics, and a leading China-based personal computer company; (ii) e-commerce shop owners and other SMEs; and (iii) other logistics service providers. For the six months ended June 30, 2022, we had 1,184 customers and the revenues generated from our ten largest customers represented approximately 65.7% of our revenues for the same period. For the years ended December 31, 2020 and 2021, we had 535 and 1299 customers, respectively, and the revenues generated from our ten largest customers represented approximately 71.7% and 46.8% of our revenues for the same periods, respectively. For the related risk factor, see “Risk Factors—Risks Related to Our Business and Industry—We depend on a limited number of customers for a significant portion of our revenues and the loss of one or more of these customers could adversely affect our business, financial condition, and results of operations” for more details.

Sales and Marketing

We are engaged by our customers through tendering processes and direct engagements. For the six months ended June 30, 2021 and 2022, revenues generated through tendering processes amounted to approximately RMB15.3 million and RMB18.4 million (US$2.7 million), respectively, accounting for approximately 9.2% and 4.1%, respectively, of the total revenues for the same periods. For the years ended December 31, 2020 and 2021, revenues generated through tendering processes amounted to approximately RMB59.3 million and RMB50.7 million (US$8.0 million), respectively, accounting for approximately 20.4% and 9.3%, respectively, of the total revenues for the same periods.

We acquire new customers primarily through our sales and marketing personnel, who, through their experience and good rapport with clients, play an instrumental role in creating and expanding the work platform for us. As of June 30, 2021, we had sales and marketing teams in China with a total number of 48 employees. We also acquire new customers through marketing activities such as online promotions, participation in trade fairs and functions, as well as forming strategic alliances with government bodies and other businesses such as major e-commerce platforms. Our new customers may also be referrals from our existing customers, which we believe reflects our existing customers’ recognition of our quality of services.

We focus on attracting financially stable customers who ideally share traffic flows that complement our existing routes. By maintaining an even flow of freight traffic, we improve our utilization rate by minimizing the movement of empty idle equipment.

Quality Control

We believe that our ability to maintain the quality of our services is critical to our growth. In October 2022, four of our PRC subsidiaries obtained the certificates of management certification issued by a recognized third-party organization in China, certifying that their quality management systems in certain areas are in conformity with GB/T 19001-2016 / ISO 9001:2015. ISO 9001 Quality Management System is known as the most mature quality framework being used worldwide. The certified areas include development of logistics information system software, domestic and international freight forwarding, customs agent, warehousing services, cargo transportation management services, international cargo transportation agent, and cargo declaration agent services. Our quality assurance measures include the following:

•

Internal quality control regulations and policies. We have formulated relevant quality control and management measures for different business segments, requiring our employees to follow standard procedures and comply with safety management requirements. Appropriate punishments will be imposed on employees who conduct business in violation of such quality control and management measures. With the development of our business, we will keep pace with leading companies in the supply chain solution market and update such regulations and policies from time to time.

•

Quality assurance training courses for employees. Our employees are responsible for daily business operations, and we require them to attend quality assurance training courses. These courses introduce our latest quality control system and give employees a better understanding of proper business processes. Presenters also answer questions and address issues that employees may encounter in implementing relevant internal regulations and policies. Through employees’ feedback from these courses, we could also optimize our internal quality control measures.

•

Regular management meetings. Our management and other staff hold regular weekly or monthly meetings to discuss topics relating to quality control. During the meetings, our management may review internal regulations and policies, propose new quality control measures, randomly inquire to check facilities’ conditions, go through key customers’ feedback, and deliberate reports on quality control updates presented by each department.

•	Regular facilities inspection. To ensure employee and operators’ safety, we have implemented a regular facilities maintenance regime. All facilities, such as trucks and equipment in warehouses, are subject to regular inspection to avoid any potential hazards and to minimize accidents. Moreover, we have implemented a GPS system on our vehicles that enables us to accurately track their departure and arrival times, and detect any malpractice in the course of services.

•

Quality assurance requirements to suppliers and partners. We have set up a quality policy for our suppliers and partners to assure the quality of services or products from them. We generally make clear stipulations on quality management in the agreements with our suppliers and partners. In the course of doing business, we also explicitly pass on our quality control principles to third parties, in order to expect them to operate with high faith and in a responsible manner. If any suppliers or partners fail to meet our quality control standards, we will seek remedies, require them to make a correction, or terminate the cooperation.

•

Customer feedbacks and process improvement. Our sales and marketing team and customer service team work closely with our customers throughout each job engagement. We constantly seek feedback from our customers on possible areas of improvement and often make changes to our internal processes in order to deliver higher quality services to our customers.

OUR SUPPLIERS

Our suppliers primarily include air freight carriers, ocean freight carriers, and other freight forwarders. For the years ended June 30, 2021 and 2022, expenses incurred in relation to our five largest suppliers in terms of contract amount accounted for approximately 51.2% and 68.9% of our total expenses for the same periods, respectively. Except for Cargo Link Logistics HK Company Limited, the remaining top four suppliers are completely different for the six months ended June 30, 2021 and 2022. See “Note 15 Concentration” on page F-71 for more details. For the years ended December 31, 2020 and 2021, expenses incurred in relation to our five largest suppliers in terms of contract amount accounted for approximately 65.0% and 51.3% of our total expenses for the same periods, respectively. Except for Cargo Link Logistics HK Company Limited, the remaining top four suppliers are completely different for the fiscal years of 2020 and 2021. See “Note 15 Concentration” on page F-34 for more details. For the years of 2020 and 2021, and for the six months ended June 30, 2022, the contract amount of Cargo Link Logistics HK Company Limited accounted for 58.0%, 36.4% and 21.8% of our total expenses for the same periods, respectively, indicating an overall declining trend. When choosing our suppliers, we consider their qualification and reputation, their response speed in general, and the proposed pricing. Our supply has been stable and easily sourced for the fiscal years ended December 31, 2020 and 2021, as well as the six months ended June 30, 2022. We do not have long-term written agreements with our suppliers and the agreements with our five largest suppliers in 2020, 2021 and during the six months ended June 30, 2022 are all on one-year terms. We do not consider any of our suppliers to be material to our business since no agreement with them is exclusive. We can, at our sole discretion, replace existing suppliers with others who can offer better services with more favorable quotes in the market by giving existing suppliers a prior notice of termination. Thus, we do not believe we depend upon any agreements with any of our suppliers.

Our sound relationships with suppliers to a large extent allowed us to enjoy strong and stable service capabilities. As of June 30, 2022, our ten largest suppliers, in terms of contract amount for the six months ended June 30, 2022, had been in cooperation with us for nearly two and a half years on average. We have entered into strategic cooperation agreements with our key suppliers.

Material terms of our agreements with air freight carriers are set forth below:

Scope of Service	The air carrier shall provide air freight to designated destinations according to contractual routes and schedules. In transit, the carrier shall notify us the flight schedules, actual operations, and reasons for delays.

Service Fees	The air carrier charges air freight fees per flight, and we shall prepay a deposit in an amount equal to the air freight fees for certain flights. In the event that we cause any delays, we shall bear costs incurred as appropriate.

Liability	The air carrier shall be responsible for the loss, pollution and damage incurred by its negligence, but generally shall not be responsible for damages or losses resulting from our failures of payment, force majeure, and reasons ascribed to airports. We shall be responsible for damages caused by our goods and the reimbursement of any other derivate costs.

Renewal	The agreement can be renewed in writing within 30 days prior to its expiration upon mutual consent.

Termination	Either party may terminate the agreement by written notice to the other.

Material terms of our agreements with ocean freight carriers are set forth below:

Scope of Service	The ocean freight carrier shall provide ocean freight to the designated destination according to contractual routes and schedules.

Service Fees	The ocean freight carrier charges fees per voyage and we shall prepay a deposit.

Liability	We shall be responsible for losses or damages caused by hazardous substance or goods prohibited or restricted by law.

Renewal	The agreement may be renewed upon mutual consent.

Termination	The agreement may be terminated by prior notice.

In addition, we entered into mutual agency agreements with third-party freight forwarders. Material terms of our mutual agency agreements with third-party freight forwarders are set forth below:

Scope of Service	The agents provide services including but not limited to picking-up goods, booking space, domestic or international forwarding, customs clearance, submitting inspection, packing, unpacking, advanced payment, storage, and distribution. The agents shall immediately notify us of the schedules, logistics information, actual operations, force majeure events and any accidents. The carrier agents shall also take measures to mitigate damages to goods arising from carriers’ improper operation.

Service Fees	The agents generally provide us with one quote for each deal. Unless both parties reach an agreement on a long-term fixed price, we shall pay service fees according to the specific quotations and bills from the agents.

Liability	The agents shall be liable for the loss or damage of goods caused by their defaults. Generally, the compensation amount shall be limited to the actual value of such goods. We shall bear damages due to our defaults as appropriate.

Renewal	The agreements generally have a term of one-year, and may be renewed by prior notice upon mutual consent.

Termination	Either party may terminate the agreement by prior notice to the other.

SEASONALITY

Historically, our own operating results as well as the industry as a whole have been subject to seasonal demand. As our manufacturer customers generally experience higher demands from July to December (until the Spring Festival) and lower demands after the Spring Festival, typically the third quarter and the fourth quarter are the strongest, with the second quarter being the weakest. However, there are no guarantees that these trends will continue or that the COVID-19 pandemic will not cause any other business disruptions. Specifically, our operations in Hong Kong were negatively affected by the COVID-19 pandemic during the first half of 2022, which we believe may impact our results of operations for the same period. It is widely understood in the industry that these seasonal trends are influenced by a number of factors, including weather patterns, national holidays, economic conditions, consumer demand, major product launches, as well as a number of other market forces.

TECHNOLOGY, RESEARCH AND DEVELOPMENT

We have a dedicated research and development team responsible for the design and development of our products. As of June 30, 2022, our research and development team consisted of 15 employees. As of June 30, 2022, the management of our research and development team had experience in the IT industry for more than six years.

For the six months ended June 30, 2021 and 2022, our research and development expenses amounted to RMB0.7 million and RMB1.0 million (US$0.1 million), respectively. For the years ended December 31, 2020 and 2021, our research and development expenses amounted to RMB1.4 million and RMB1.5 million (US$ 0.2 million), respectively. Such amounts were primarily expenses in relation to our proprietary IT systems, all of which are internally designed and developed to support efficient operational management and to better serve our customers’ supply chain needs. Each of our proprietary IT systems can integrate with our enterprise resource planning, or ERP, system, providing seamless services while allowing us to achieve better efficiency. Our major types of proprietary IT systems include:

•	The Warehouse Management System allows a high degree of customization and can be integrated with our customers’ enterprise resource planning systems to provide end-to-end supply chain visibility.

•	The Order Management System provides end-to-end supply chain visualization.

•

The Transportation Management System is an online platform designed to enhance visibility, accessibility and connectivity by enabling prompt information flow between our customers and their supply chains.

•	The Booking Management System allows our staff and customers to review the details of cargo booking and handling information in real-time.

As a part of our value-added services, we from time to time sell and license our proprietary intelligent logistics IT systems as per our major customers’ requests. We also develop customized proprietary IT systems depending on our major customers’ supply chain needs.

INTELLECTUAL PROPERTY

We seek to protect our intellectual properties through a combination of patents, copyrights, trademarks, trade secrets and confidentiality agreements. As of June 30, 2022, we have registered 51 registered copyrights, 3 registered domain names, and 3 registered trademarks, including “佳裕达” and “JAYUD GROUP”. In addition, we had submitted one trademark application for two categories, which has been successfully approved as a registered trademark as of the date of this prospectus.

We intend to protect our intellectual properties vigorously, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. See “Risk Factors—Risks Related to Our Business and Industry—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.” and “Risk Factors—Risks Related to Our Business and Industry—We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.”

EMPLOYEES

We had 192 full-time employees as of June 30, 2022. The following table sets forth the number of our full-time employees categorized by function as of June 30, 2022:

Function	As of June 30, 2022
	Number of employees	%
Management	6	3.1%
Supply chain service department	12	6.3%
E-commerce service department	14	7.3%
Key account service department	15	7.8%
Operational department	49	25.5%
IT department	18	9.4%
Human resources department	6	3.1%
Financial department	24	12.5%
Sales and marketing department	48	25.0%

Total	192	100.0%

We have established procedures to provide our staff with a safe and healthy working environment by setting out a series of work safety rules in case of emergencies. We also provide our employees with occupational safety education and trainings to enhance their awareness of safety issues. In addition, we require medical checks prior to the enrollment of our employees. We are subject to the requirements under the local laws, national standards and industrial standards in the PRC to maintain safe working conditions and to protect the occupational health of employees. See “Regulations—Regulations Relating to Employment” and “Regulations—Regulations Relating to Work Safety.”

As required by regulations in China, we participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time. For risk in relation to our contribution for employee social security plans, see “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties” for more details.”

PROPERTIES

Our headquarters is located in Shenzhen, China. As of June 30, 2022, the approximate gross floor area of our leased properties was 10,894 sq.m. in aggregate and we did not have self-held properties. We believe our properties are sufficient for our current needs and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

LICENSES, PERMITS AND APPROVALS

As of the date of this prospectus, we have obtained all requisite licenses, permits and approvals from relevant authorities that are material to our operations. The table below sets forth the relevant details of the material ones we hold for our operation in China:

License/Permit	Holder	Issue Date	Expiration Date(1)
Registered Foreign Trade Business Operator	Shenzhen Jiayuda E-Commerce Technology Co., Ltd	April 21, 2021	—

Recorded International Freight Forwarding Agent Enterprise	Shenzhen Jiayuda E-Commerce Technology Co., Ltd.	July 18, 2022	—

Recorded Entity for Non-Vessel Operating Common Carrier Business	Shenzhen Jiayuda E-Commerce Technology Co., Ltd.	April 20, 2022	—

Recorded Customs Declaration Entity	Shenzhen Jiayuda E-Commerce Technology Co., Ltd.	April 24, 2022	—

Permit for Road Freight Transportation Business	Shenzhen Jiayuda International Logistics Co., Ltd.	June 27, 2022	June 26, 2026

Registered Customs Declaration Entity	Shenzhen Jiayuda International Logistics Co., Ltd.	February 20, 2021	—

Recorded Entity for Non-Vessel Operating Common Carrier Business	Shenzhen Jiayuda International Logistics Co., Ltd.	September 30, 2020	—

Registered Foreign Trade Business Operator	Shenzhen Jiayuda International Logistics Co., Ltd.	January 14, 2020	—

Recorded International Freight Forwarding Agent Enterprise	Shenzhen Jiayuda International Logistics Co., Ltd.	April 16, 2020	—

Permit for Road Freight Transportation Business	Shenzhen Jiayuda Global Supply Chain Co., Ltd.	July 1, 2022	June 30, 2026

Registered Customs Declaration Entity	Shenzhen Jiayuda Global Supply Chain Co., Ltd.	December 8, 2015	—

Recorded Entity for Non-Vessel Operating Common Carrier Business	Shenzhen Jiayuda Global Supply Chain Co., Ltd.	April 10, 2019	—

License/Permit	Holder	Issue Date	Expiration Date(1)

Registered Foreign Trade Business Operator	Shenzhen Jiayuda Global Supply Chain Co., Ltd.	December 15, 2015	—

Recorded International Freight Forwarding Agent Enterprise	Shenzhen Jiayuda Global Supply Chain Co., Ltd.	August 15, 2016	—

Registration certificate of self-inspection declaration enterprise	Shenzhen Jiayuda Global Supply Chain Co., Ltd.	July 10, 2014	—

Registered Customs Declaration Entity	Shenzhen Jiayuda Customs Declaration Co., Ltd.	August 27, 2020	—

AEO Certificate	Shenzhen Jiayuda Customs Declaration Co., Ltd.	August 31, 2021	—

Registered Customs Declaration Entity	Shenzhen Jiayuda Trading Co., Ltd.	May 31, 2018	—

Recorded Entity for Declaration of Entry-Exit Inspection and Quarantine (Self-inspection Declaration)	Shenzhen Jiayuda Trading Co., Ltd.	July 9, 2018	—

Registered Foreign Trade Business Operator	Shenzhen Jiayuda Trading Co., Ltd.	September 2, 2021	—

Recorded Entity for Operation of Class II Medical Devices	Shenzhen Jiayuda Trading Co., Ltd.	February 28, 2020	—

Permit for Road Freight Transportation Business	Shenzhen Jayud Logistics Technology Co., Ltd.	June 29, 2022	June 28, 2026

Registered Customs Declaration Entity	Shenzhen Jayud Logistics Technology Co., Ltd.	January 10, 2020	—

Recorded Non-Vessel Operating Common Carrier	Shenzhen Jayud Logistics Technology Co., Ltd.	December 17, 2018	July 31, 2023

Recorded International Freight Forwarding Agent Enterprise	Shenzhen Jayud Logistics Technology Co., Ltd.	October 31, 2018	—

Registered Foreign Trade Business Operator	Shenzhen Jayud Logistics Technology Co., Ltd.	December 12, 2018	—

License/Permit	Holder	Issue Date	Expiration Date(1)

National AAAA-level logistics enterprise certificate	Shenzhen Jayud Logistics Technology Co., Ltd.	March 1, 2021	March 1, 2024

Registration Certificate of Self-inspection Declaration Enterprise	Shenzhen Xinyuxiang Import & Export Co., Ltd.	December 5, 2011	—

Registered Customs Declaration Entity	Shenzhen Xinyuxiang Import & Export Co., Ltd.	December 6, 2016	—

Registered Foreign Trade Business Operator	Shenzhen Xinyuxiang Import & Export Co., Ltd.	April 26, 2022	—

Recorded Customs Declaration Entity	Nanjing Jiayuda Logistics Co., Ltd.	April 25, 2022	—

Registered Foreign Trade Business Operator	Nanjing Jiayuda Logistics Co., Ltd.	November 30, 2021	—

Recorded Entity for Non-Vessel Operating Common Carrier Business	Nanjing Jiayuda Logistics Co., Ltd.	October 26, 2021	—

Recorded International Freight Forwarding Agent Enterprise	Nanjing Jiayuda Logistics Co., Ltd.	November 9, 2021	—

Registered Foreign Trade Business Operator	Shaanxi Jiayuda Supply Chain Management Co., Ltd.	April 3, 2018	—

Registered Foreign Trade Business Operator	Xuchang Jayud Supply Chain Management Co., Ltd	May 19, 2021	—

Recorded Consignee and Consigner of Imported and Exported Goods	Xuchang Jayud Supply Chain Management Co., Ltd	May 20, 2021	—

Recorded International Freight Forwarding Agent Enterprise	Cargo Link Company Limited	January 29, 2023	—

Note:

(1)	“—” represents that no specified expiration date was indicated on the license, permit or approval.

INSURANCE AND SOCIAL SECURITY MATTERS

We participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We currently do not have any business liability or disruption insurance.

Our insurance coverage complies with the requirements of PRC laws, except underpaid or unpaid employee benefits. For the related risk factor, see “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties” for more details. We believe that such coverage is in line with industry norms in the PRC and is adequate and sufficient for our current operations.

LEGAL PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC.

REGULATIONS RELATING TO ROAD TRANSPORTATION

Pursuant to the Regulations on Road Transportation promulgated by the State Council in April 2004 and most recently amended in March 2022, and the Provisions on Administration of Road Freight Transportation and Stations (Sites) issued by the Ministry of Transport in June 2005 and most recently amended in September 2022, or the Road Freight Provisions, the business operations of road freight transportation refer to commercial road freight transportation activities that provide public services. The road freight transportation includes general road freight transportation, special road freight transportation, road transportation of large articles, and road transportation of dangerous cargos. Special road freight transportation refers to freight transportation using special vehicles such as vehicles with containers, refrigeration equipment, or tank containers. The Road Freight Provisions set forth detailed requirements with respect to vehicles and drivers.

Under the Road Freight Provisions, anyone engaging in the business of operating road freight transportation or stations (sites) must obtain a road transportation operation permit from the local county-level competent authority for transportation, and each vehicle used for road freight transportation must have a road transportation certificate from the same authority. The incorporation of a subsidiary of a road freight transportation operator that intends to engage in road transportation business is subject to the same approval procedure. If a road freight transportation operator intends to establish a branch, it should file with the local competent authority for transportation where the branch is to be established.

Although the road transportation operation permits have no limitation with respect to geographical scope, several provincial governments in China, including Shanghai and Beijing, promulgated local rules on administration of road transportation, stipulating that permitted operators of road freight transportation registered in other provinces should also make filing with the local road transportation administrative bureau where it carries out its business.

REGULATIONS RELATING TO CARGO VEHICLES

Pursuant to the Administrative Provisions Concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the Ministry of Transport, which took effect on September 21, 2016 and most recently amended in August 2021, cargo vehicles running on public roads shall not carry cargo weighing more than the limits prescribed by this regulation and their dimensions shall not exceed those as set forth in the same regulation. Vehicle operators who violate this regulation may be subject to a fine of up to RMB30,000 for each violation. In the event of repeated violations, the regulatory authority may suspend the operating license of the vehicle operator and/or revoke the business operation registration of the relevant vehicle.

REGULATIONS RELATING TO INTERNATIONAL FREIGHT FORWARDING AGENCIES

According to the Administrative Provisions on International Freight Forwarders (promulgated in 1995), its detailed rules for implementing (promulgated in 2004) and the Tentative Measures on Putting on Record of International Freight Forwarding Agencies (promulgated in 2005 and revised in 2016), all international freight forwarding agencies and their branches registered with state industrial and commercial administration in accordance with laws should be filed with the Ministry of Commerce (“MOC”) or the governmental authorities authorized by MOC. The minimum amount of registered capital should be RMB5 million for an international freight forwarder by sea, RMB3 million for an international freight forwarder by air and RMB2 million for an international freight forwarder by land or for an entity operating international express delivery services. Additionally, an international freight forwarder must, when applying for setting up its branches, increase its registered capital (or the excess amount over its minimum registered capital) by RMB500,000. An international freight forwarding agency may accept a commission to operate part or all of the following businesses, including (i) to book ship’s holds and warehouses, (ii) to supervise the loading and unloading of freight and the assembling and dismantling of containers, (iii) multi-forms of international transportation, (iv) international express deliveries excluding private letters, (v) to submit customs declarations and undergo customs quarantine and insurance inspections, (vi) to prepare the related bills and certificates, pay transport charges, settle accounts and miscellaneous fees, and (vii) any other businesses of an international freight forwarder. An international freight forwarding agency should conduct its business within its ratified scope. To engage in the above-mentioned businesses, an international freight forwarding agency must register with relevant competent authorities as required by the related laws and administrative rules and regulations. International freight forwarding agencies can also be mutually entrusted to conduct business as stipulated in these regulations. On January 16, 2013, MOC issued the Guiding Opinions on Accelerating the Healthy Development of International Freight Forwarding and Logistics Industry, which further provides that MOC entrusts the China International Freight Forwarders Association (“CIFA”) to oversee the filing of international freight forwarding enterprises. Accordingly, an international freight forwarding enterprise may complete filings with the CIFA or its branch.

REGULATIONS RELATING TO NON-VESSEL OPERATING COMMON CARRIER

Pursuant to the Regulations on International Maritime Transport promulgated by the State Council on December 11, 2001 and most recently amended on March 2, 2019 and Implementing Rules for the Regulations on International Maritime Transport promulgated by the Ministry of Transport on January 20, 2003 and most recently amended on November 28, 2019, Non-vessel operating common carriers (“NVOCC”) shall mean carriers that undertake to carry cargo of consignors, issue their own bills of lading or other transport documents, collect freight from the consignors, complete international maritime transport through international shipping operators, and bear carrier liability in the international maritime transport activities undertaken by them. The NVOCC performs the following activities relating to the entrusted cargo and carried out for the purpose of accomplishing such activities, including (1) conclusion of an international cargo transport contract in the capacity of a carrier with a consignor; (2) receipt and delivery of cargo in the capacity of a carrier; (3) issue of bills of lading or other transport documents; (4) collection of transport fees and other remuneration for services rendered; (5) booking of cabin or shipping space and cargo handling with international shipping operators or other transport operators; (6) payment of freight or other transport fees; (7) container de-consolidation and assembly business activities; and (8) other related business activities.

According to the Regulations on International Maritime Transport and its implementation rules, all NVOCC shall complete bill of lading registration formalities with the department responsible for transportation under the State Council, and pay the security deposit. Applicants for registration of bill of lading by a NVOCC shall submit an application for registration of bill of lading to the Ministry of Transport together with the relevant materials. The Ministry of Transport shall, within 15 working days from receipt of complete application documents, examine the application materials. Bill of lading registration shall be granted and a non-vessel carrier business operation qualification registration certificate shall be issued to successful applicants. NVOCC using two or more types of bills of lading shall complete registration for each type of bill of lading. Where there is a change to a registered bill of lading of a NVOCC, a sample format of the new bill of lading shall be filed with the Ministry of Transport for record at least 15 days in advance of the use of new bill of lading.

On February 27, 2019, the State Council issued the Decision to Cancel and Delegate to Lower-level Authorities a Group of Administrative Licensing Items, deciding to cancel 25 administrative licensing items, including the registration application procedures of NVOCC business, change to the filing procedures, and the NVOCC security deposit requirements.

REGULATIONS RELATING TO CUSTOMS DECLARATION

Pursuant to the Customs Law of the PRC promulgated by the Standing Committee of the National People’s Congress (“SCNPC”) on January 22, 1987, most recently amended on April 29, 2021, the consignor or consignee of the goods exported or imported as well as a customs declaration enterprise must register themselves for declaration activities at customs in accordance with the law. Anyone who is not registered at the customs shall not conduct declaration activities. Customs brokers or customs declaration persons shall not make customs declaration illegally on behalf of others or conduct customs declaration activities beyond their business scope. Pursuant to the Administrative Provisions of the Customs on Record-filing of Customs Declaration Entities promulgated by the General Administration of Customs (the “GAC”) on November 19, 2021 and became effective on January 1, 2022, a consignor or consignee of imported and exported goods as well as customs declaration enterprise shall go through customs declaration entity record-filing formalities with the competent customs in accordance with the applicable provisions. Customs declaration entities may handle customs declarations business within the customs territory of the PRC.

On April 16, 2018, the GAC circulated the Announcement on Matters relating to the Consolidation of Enterprises’ Qualifications for Customs Declaration and Declaration for Inspection and Quarantine (“Announcement 28”), the record-filing for declaration agencies for inspection and quarantine and the registration for customs declaration enterprises will be consolidated into the registration for customs declaration enterprises. From April 20, 2018, an enterprise will simultaneously become qualified for the customs declaration and the declaration for inspection and quarantine, once it has registered itself or filed a record with the customs and the customs will approve and issue the Certificate of the Customs of the People’s Republic of China on Registration of the Customs Declaration Entity and the Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine affixed with its special seal for registration and record-filing to the registered or recorded enterprise simultaneously.

On October 26, 2018, the GAC circulated the Announcement on Matters Related to Promoting the Integration of Customs Inspection and Optimizing the Registration of Customs Declaration, according to which, from October 29, 2018, the Certificate of the Customs of the People’s Republic of China on Registration of the Customs Declaration Entity issued by the customs to the customs declaration enterprise that has completed the registration automatically reflects the two qualifications for customs declaration and the declaration for inspection and quarantine. The original “Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine” and “Registration Form for Entry-Exit Inspection and Quarantine Reporters” will no longer be issued. Any enterprises engaged in the business of making customs declarations and making the declaration for inspection and quarantine as an agent should obtain relevant certificate and make filings for customs declaration persons as prescribed by the foresaid regulations.

REGULATIONS RELATING TO IMPORT AND EXPORT OF GOODS

Pursuant to the Foreign Trade Law which was promulgated by SCNPC on May 12, 1994 and was most recently amended on December 30, 2022 and the Administrative Regulations for the Import and Export of Goods which were issued by the State Council on December 10, 2001 and became effective on January 1, 2002, certain goods are allowed to be imported into or exported out of China freely while certain goods are prohibited or restricted from being imported into or exported out of China due to their impact on national security, life and health of people, animals or plants, the development of certain domestic industries, or other reasons stipulated in relevant laws and regulations. No one shall import or export goods that are prohibited from being imported into or exported out of China. The import and export of goods that are restricted from being imported into or exported out of China shall be in compliance with relevant restrictive laws and regulations.

Before December 30, 2022, according to the then-effective Foreign Trade Law, and the Measures for the Record-Filing and Registration of Foreign Trade Operators promulgated by MOC on June 25, 2004, and most recently amended on May 10, 2021, foreign trade operators which engage in the import and export of goods shall go through the record-filing and registration with MOC or an authority authorized by MOC, unless laws, administrative regulations and rules of MOC provide that it is unnecessary to go through such formalities. If foreign trade operators fail to go through the formalities for record-filing and registration in accordance with relevant provisions, the PRC customs authority shall refuse to handle the declaration and clearance formalities of their imports and exports. On December 30, 2022, the Foreign Trade Law of the PRC was amended, and foreign trade operators were no longer required to go through the record registration formalities.

According to the Customs Law of the PRC, unless otherwise provided for, the declaration of import or export goods and the payment of customs duties may be made by the consignees or consigners themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the PRC customs authority. The Regulations on Import and Export Duties, promulgated by the State Council on November 23, 2003 and most recently amended on March 1, 2017, further stipulated that, unless otherwise provided by the relevant laws and regulations, goods permitted to be imported into or exported out of China shall be subject to payment of customs duties. The consignees of imported goods, consigners of exported goods or owners of inward articles shall undertake the obligation of the payment of customs duties. The State Council also promulgated implementation rules and tariff schedules to regulate the items and rates of the customs duties.

According to the Import and Export Commodity Inspection Law promulgated by SCNPC on February 21, 1989 and most recently amended on April 29, 2021 and its implementation rules, the imported and exported goods that are subject to compulsory inspection listed in the catalog compiled by the import and export commodity inspection department established by the State Council shall be inspected by the commodity inspection organizations, and the imported and exported goods that are not subject to statutory inspection shall be subject to random inspection. Consignees and consignors or their entrusted customs brokers may apply for inspection to the goods inspection authorities.

REGULATIONS RELATING TO INTELLECTUAL PROPERTY

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the State Administration for Market Regulation (“SAMR”) is responsible for the registration and administration of trademarks in China. SAMR under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models,” and “designs.” Invention patents are valid for twenty years, while utility model patents are valid for ten years, and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first-come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness, and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On August 24, 2017, the Ministry of Industry and Information Technology (“MIIT”) promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which China Internet Network Information Center, or the CNNIC, is responsible for the daily administration of CN domain names and PRC domain names. Pursuant to the Domain Name Measures, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. The Domain Name Measures regulate the registration of domain names, such as China’s national top-level domain name “.CN”. The CNNIC issued the Measures for the Resolution of Country Code Top-Level Domain Name Disputes on June 18, 2019, pursuant to which, in the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to initiate the domain name dispute resolution procedure, file a suit to the People’s Court, or initiate an arbitration procedure.

REGULATIONS RELATING TO FOREIGN EXCHANGE

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments, and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special-purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. Under the supervision of SAFE, the qualified banks may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, SAFE issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which allows non-investment foreign-invested enterprises to make domestic equity investment with their capital funds in accordance with the law under the premise that such investment does not violate the existing special administrative measures (Negative List) for foreign investment and the project invested in China is authentic and compliant. Pursuant to SAFE Circular 28, upon receiving the payment of consideration from a foreign investor for the equity transfer under foreign direct investment, the domestic transferor, with relevant registration certificates, can process the formalities for account opening, fund receipt, and foreign exchange settlement and use directly at the bank. The foreign investor’s deposit remitted from overseas or transferred from domestic accounts can be directly used for its lawful domestic capital contribution as well as domestic and overseas payment after the transaction is concluded.

On April 10, 2020, SAFE issued the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business, or SAFE Circular 8, pursuant to which, eligible enterprises are allowed to use the income under capital account, from such sources as capital funds, foreign debt and overseas listing, for domestic payment without having to provide supporting authentication materials to the banks for every transaction in advance, but the use of funds shall be true and compliant as well as conform to the existing administration regulations regarding use of income under capital account. The concerned bank shall conduct spot checking in accordance with the relevant requirements.

REGULATIONS RELATING TO FOREIGN EXCHANGE REGISTRATION OF OVERSEAS INVESTMENT BY PRC RESIDENTS

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75, the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities to seek offshore financing or make an offshore investment, using legitimate onshore or offshore assets or interests. An “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, establishing foreign-invested enterprises to obtain ownership, control rights, and management rights. SAFE Circular 37 provides that, before contributing to an SPV, PRC residents or entities must complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

REGULATIONS RELATING TO FOREIGN EXCHANGE REGISTRATION OF OVERSEAS INVESTMENT BY PRC ENTERPRISES

On December 26, 2017, the National Development Reform Committee (“NDRC”) promulgated the Administrative Measures on Overseas Investments by Enterprises, which took effect as of March 1, 2018. According to this regulation, nonsensitive overseas investment projects are subject to record-filing requirements with the local branch of NDRC. On September 6, 2014, MOC promulgated the Administrative Measures on

Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve nonsensitive countries and regions and nonsensitive industries are subject to record-filing requirements with a local branch of MOC. According to the Circular of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, and Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which was promulgated by SAFE on February 13, 2015 and took effect on June 1, 2015, PRC enterprises must register for overseas direct investment with a local SAFE branch or its authorized banks.

REGULATIONS RELATING TO DIVIDEND DISTRIBUTIONS

Under our current corporate structure, we may rely on dividend payments from our PRC subsidiaries, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include Foreign Investment Law of the People’s Republic of China and the Company Law of the People’s Republic of China. Under these laws, wholly foreign-owned enterprises in China may freely make remittance inward and outward in RMB or foreign exchange of capital contribution, profits, capital yield, income from asset disposal, intellectual property licensing fees, indemnity obtained according to law or income from compensation and liquidation.

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries is required to draw 10% of its after-tax profits each year, if any, to fund certain statutory reserve fund, which may stop drawing its after-tax profits if the aggregate balance of the statutory reserve fund has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. The PRC subsidiaries may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after-tax profits of our PRC subsidiaries may be distributed to the shareholders.

REGULATIONS RELATING TO FUNDS TRANSFER TO PRC SUBSIDIARIES

We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries through loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements.

In the event of subsequent changes in the registered capital of our PRC subsidiary which is a foreign-invested enterprise, or FIE, such as increase in its registered capital, the FIE shall complete registration change formalities with competent administrations for market regulation in accordance with relevant regulations, and registration change formalities shall also be completed with the competent administration of foreign exchange according to the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors. In addition, pursuant to Circular 16, FIEs shall use their registered capital pursuant to the principle of authenticity and self-use within their business scope.

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance (“MOF”) and SAFE in January 2003 and effective as of March 1, 2003, any loans provided by us to our PRC subsidiaries in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign-invested enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign-invested enterprises may take foreign loans freely within the scope of difference.

On January 12, 2017, the People’s Bank of China (“PBOC”) issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on All-round Cross-border Financing (the “No.9 Notice”), which improved the policy framework of the cross-border financing. The No.9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of crossborder financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. Currently, the implementation of the foregoing methodologies for foreign-invested enterprises in cross-border financing have not been formally determined by PBOC and SAFE.

Moreover, as the debtors of cross-border financing, our PRC subsidiaries are also required to comply with certain registration formalities for execution of foreign debt contracts with the foreign exchange bureau at the locality according to the Notice of State Administration of Foreign Exchange on Promulgation of the administrative Measures on Registration of Foreign Debt which was promulgated by SAFE in April 2013 and revised in May 2015.

Pursuant to the Administrative Measures for Examination and Registration of Medium and Long-term Foreign Debts of Enterprises (“Circular 56”), which came into force on February 10, 2023 and replaced the Circular of the National Development and Reform Commission on Promoting the Administrative Reform of the Record-filing and Registration System for the Issuance of Foreign Debts by Enterprises promulgated on September 14, 2015, before the issuance of foreign loans, enterprises shall first apply to and obtain from NDRC the Certificate of Examination and registration of Foreign Debts Borrowed by Enterprises and shall report the information on the issuance to NDRC within 10 business days after completion of each issuance. The term “foreign loan” shall mean RMB-denominated or foreign currency-denominated debt instruments with a maturity of more than one year which are issued overseas by domestic enterprises and their controlled overseas enterprises or branches and for which the principal and interest are repaid as agreed, including senior bonds, perpetual bonds, capital bonds, medium-term notes, convertible bonds, exchangeable bonds, finance leases, and so forth. In February 2023, NDRC circulated the Guide to the Registration of Foreign Debt Issued by Enterprises on its official website, according to which, domestic companies (and their controlled overseas companies or branches) who borrowed from foreign companies (including overseas shareholders) a loan for more than one year need to apply to NDRC. However, NDRC has not issued any other further explanation for the implementation of Circular 56.

REGULATIONS RELATING TO OVERSEAS LISTINGS AND M&A RULES

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), of which the public comment period ended on January 23, 2022.

The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which will become effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Administration Provisions and Measures by providing substantially the same requirements for filings of overseas offering and listing by domestic companies. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to

September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. As the Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and its implementation, if we are required to submit to the CRSC and complete the filing procedure of our overseas public offering and listing, we cannot be sure that we will be able to complete such filings in a timely manner. Any failure or perceived failure by us to comply with such filing requirements under the Trial Measures may result in forced corrections, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

On August 8, 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to MOC for approval. The M&A Rules also require that an overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such overseas SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC.

Our PRC legal counsel, PacGate Law Group, has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules, and, the CSRC’s approval may not be required for the listing and trading of our Class A ordinary shares on the Nasdaq in the context of this offering. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules, and our PRC legal counsel cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

The M&A Rules and other regulations and rules concerning mergers and acquisitions also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOC on August 25, 2011, and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOC, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

REGULATIONS RELATED TO FOREIGN INVESTMENT

The establishment, operation, and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020. They replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Foreign Investment Law and the Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments. “Negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalog of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields, and regions in which foreign investors are encouraged and guided to invest.

Investment activities in the PRC by foreign investors were principally governed by the catalog for the Guidance of Foreign Investment Industries, or the catalog, which was promulgated and is amended from time to time by MOC and NDRC. Industries listed in the catalog were divided into three categories: encouraged, restricted and prohibited. Industries not listed in the catalog were generally deemed as constituting a fourth “permitted” category. The Catalog was replaced by the Special Administrative Measures for Access of Foreign Investment (Negative List) and the catalog of Industries for Encouraging Foreign Investment in 2018 and 2019, respectively. On December 27, 2021, NDRC and MOC issued the latest Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. The Negative List 2021 sets out the areas where foreign investment is prohibited and the areas where foreign investment is allowed only on certain conditions. Foreign investment in areas not listed in the Negative List 2021 is treated equally with domestic investment and the relevant provisions of the Opinions of the State Council on Implementing Negative List System for Market Access promulgated by the State Council on October 2, 2015 and effective as of December 1, 2015 shall apply to domestic and foreign investors on a unified basis. Moreover, according to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be in compliance with PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation (“SAMR”) or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status before the occurrence of the investment described above. The illegal gains, if any, shall be confiscated. In the event that the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. In the event that the foreign investor fails to make corrections within the specified time limit, the provisions above regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by MOC and SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, MOC shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or structure according to applicable laws and go through the applicable registrations, the relevant administration for market regulation shall not handle other registrations for changes and shall publicize the relevant circumstances. However, after the organizational forms or structures have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process matters such as equity interest transfer, income distribution, or surplus assets as agreed in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

REGULATIONS RELATING TO EMPLOYMENT

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. In the event that an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

Currently, our PRC subsidiaries are making contributions to the plans based on the minimum standards as required by law for most employees although the PRC laws required such contributions to be made for all employees based on the actual employee salaries up to a maximum amount specified by the local government. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.”

REGULATIONS RELATING TO WORK SAFETY

Pursuant to the Work Safety Law of the PRC promulgated by SCNPC in June 2002 and was recently amended in June 2021, transportation entities shall establish a work safety management office or be staffed with full-time work safety management personnel. In March 2015, the Ministry of Transport issued the Notice on Implementing the Work Safe Law, pursuant to which, the relevant enterprise shall establish and improve safety production responsibility system covering all aspects of production and operation, clear standards and responsibility to the post, solidly promote the standardization of production safety and strengthen safety production management.

REGULATIONS RELATING TO LEASING

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000.

REGULATIONS RELATING TO TAXATION

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008, and amended on February 24, 2017, and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in SAT Circular 698. SAT Bulletin 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, SAT Bulletin 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. SAT Bulletin 7 lists several factors to be considered by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under SAT Bulletin 7 will not be subject to PRC tax under SAT Bulletin 7. The safe harbors include qualified group restructurings, public market trades, and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Bulletin 37, which took effect on December 1, 2017 and was most-recently amended on June 15, 2018. According to SAT Bulletin 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc., of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under SAT Bulletin 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by SCNPC on September 4, 1992 and newly amended on April 24, 2015 (the “Tax Collection Law”), in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. According to SAT Circular 7, where the transferee fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. SAT Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Bulletin 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove their status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

On October 14, 2019, the State Administration of Taxation issued the Notice on the Administrative Measures for Non-resident Enterprises to Enjoy Contractual Benefits, or the Circular 35, which was implemented from January 1, 2020. According to Circular 35, non-resident enterprises may enjoy the benefits by way of “self-judgment, declaration and enjoyment, and retention of relevant information for future reference”. If a non-resident enterprise judges that it meets the conditions for enjoying the contractual benefits, it may enjoy the contractual benefits at the time of tax declaration or through the withholding agent. At the same time, it shall collect and retain relevant information for reference in accordance with Circular 35, and accept the follow-up management of the tax authorities.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993, and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which MOF promulgated on December 25, 1993, and amended on December 15, 2008, and October 28, 2011, entities or individuals engaging in the sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, MOF and SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by MOF and SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Urban Maintenance and Construction Tax

Pursuant to the Urban Maintenance and Construction Tax Law of the PRC as promulgated in August 2020, any taxpayer, whether an entity or individual, of consumption tax or value-added tax shall be required to pay urban maintenance and construction tax based on the total amount of consumption tax or value-added tax paid by such taxpayer. The tax rate shall be 7% for a taxpayer whose domicile is in an urban area, 5% for a taxpayer whose domicile is in a county or a town, and 1% for a taxpayer whose domicile is not in any urban area or county or town.

Education Surcharge

Pursuant to the Provisional Provisions on Imposition of Education Surcharge as amended in January 2011, a taxpayer, whether an entity or individual, of consumption tax or value-added tax shall pay an education surcharge at a rate of 3% on the total amount of consumption tax or value-added tax paid by such entity, unless such obliged taxpayer is instead required to pay a rural area education surcharge as stipulated under the Notice of the State Council on Raising Funds for Schools in Rural Areas that promulgated by State Council in December 1984.

Tax Collection and Payment

The Tax Collection Law prescribes a regulatory framework of tax collection and payment in the PRC and the Implementation Regulations for the Tax Collection Law as amended in February 2016 has made further provisions on the basis of the Tax Collection Law. Pursuant to the Tax Collection Law, a taxpayer or withholding agent shall pay or deliver tax payments in compliance within the time limit specified by laws or administrative regulations, or as determined by taxation authorities in accordance with laws or administrative regulations. Where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50% but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. As prescribed by the Tax Collection Law, such compulsory enforcement measures adopted by the tax authorities may include (i) to notify in writing the bank or any other financial institution with which the taxpayer, withholding agent or tax payment guarantor has opened an account to withhold and remit the taxes from its deposits; (ii) to attach, seal up or, in accordance with law, auction or dispose of the commodities, goods or other property of the taxpayer, withholding agent or tax payment guarantor, valued equivalent to the taxes payable, and to use the proceeds therefrom to offset the taxes payable. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly.

REGULATIONS RELATING TO ANTI-MONOPOLY ENFORCEMENT

The PRC Anti-Monopoly enforcement agencies have in recent years strengthened enforcement under the PRC Anti-Monopoly Law. In March 2018, SAMR was formed as a new governmental agency to take over,

among other things, the Anti-Monopoly enforcement functions from the relevant departments under MOC, NDRC and the pre-existing State Administration for Industry and Commerce, respectively. Since its inception, SAMR has continued to strengthen Anti-Monopoly enforcement. In December 2018, SAMR issued the Notice on Anti-Monopoly Enforcement Authorization, which grants authorities to its province-level branches to conduct Anti-Monopoly enforcement within their respective jurisdictions. In September 2020, SAMR issued Anti-Monopoly Compliance Guideline for Operators, which requires, under the PRC Anti-Monopoly Law, operators to establish Anti-Monopoly compliance management systems to prevent Anti-Monopoly compliance risks. On February 7, 2021, the Anti-Monopoly Commission of the State Council officially promulgated the Anti-Monopoly Guidelines for Internet Platforms. Pursuant to an official interpretation from the Anti-Monopoly Commission of the State Council, the Anti-Monopoly Guidelines for Internet Platforms mainly covers five aspects, including general provisions, monopoly agreements, abusing market dominance, concentration of undertakings, and abusing of administrative powers eliminating or restricting competition. On June 24, 2022, the SCNPC passed the Amendments to Anti-Monopoly Law (the “Amendments to the AML”) which will come into effect on August 1, 2022. The Amendments to the AML set out new substantive rules including safe harbor for monopoly agreements, introduced “stop-the-clock” mechanism and enhanced personal liability and monetary penalties for substantive violations.

As the Amendments to the AML are newly published and it still takes time for it to come into effect, we are unable to estimate its specific impact on our business, financial condition, results of operations and prospects and future acquisition of any PRC subsidiaries. We cannot assure you that our business operations will comply with such regulations and authorities’ requirements in all respects. Any failure or perceived failure by us to comply such regulations and authorities’ requirements may result in governmental investigations or enforcement actions, lawsuits or claims against us and could have an adverse effect on our business, financial condition and results of operations upon our future acquisition of PRC subsidiaries.

REGULATIONS RELATING TO INFORMATION PROTECTION ON NETWORKS

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, MIIT issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective as of September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by SCNPC. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

On June 1, 2017, the Cybersecurity Law of the PRC promulgated in November, 2016 by SCNPC became effective. This law also absorbed and restated the principles and requirements mentioned in the aforesaid decision and order, and further provides that, where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

On June 10, 2021, SCNPC promulgated the PRC Data Security Law, which has been taken effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, SCNPC promulgated the PRC Personal Information Protection Law, or the PIPL, which has taken effect in November 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. Article 38 of the PIPL provides that where a personal information processor needs to provide personal information outside the territory of the PRC due to business or other needs, it shall meet any of the following conditions: (i) it shall pass the security evaluation organized by the CAC; (ii) it shall have been certified by a specialized agency for protection of personal information in accordance with the provisions of the CAC; (iii) it shall enter into a contract with the overseas recipient under the standard contract formulated by the CAC, specifying the rights and obligations of both parties; and (iv) it shall meet other conditions prescribed by laws, administrative regulations or the CAC. The CAC published Notice of the Cyberspace Administration of China on Seeking Public Comments on the Provisions on Standard Contracts for Cross-border Transfers of Personal Information (Exposure Draft) on June 30, 2022, providing requirements and guidelines for personal information processor to enter into a contract regarding providing personal information abroad.

On December 28, 2021, the CAC published the Cybersecurity Review Measures (2021), which came into effect on February 15, 2022 and has replaced the current Cybersecurity Review Measures (2020). The Cybersecurity Review Measures provides that the operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. In addition, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Cybersecurity Review Measures (2021), an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Cybersecurity Review Measures (2021), there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas.

On July 7, 2022, the CAC passed the Security Assessment Measures for Outbound Data Transfers which will come into effect on September 1, 2022. The Security Assessment Measures provide circumstances in which a data processor is required to declare security assessment for its outbound data transfer to the CAC through the provincial cyberspace administration, and specified requirement for self-assessment and the administrative procedure for declaration of security assessment with cyberspace department at the provincial level. Given the recency of the issuance of the Security Assessment Measures, substantial uncertainties exist with respect to their implementation after their effectiveness.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 4th Floor, Building 4, Shatoujiao Free Trade Zone, Shenyan Road, Yantian District, Shenzhen, China.

Directors and Executive Officers	Age	Position
Xiaogang Geng	49	Founder, Chairman, Director and Chief Executive Officer
Dun Zhao	39	Director Nominee and Chief Marketing Officer Nominee
Feiyong Li	40	Independent Director Nominee
Steven Gu	44	Independent Director Nominee
Jian Wang	44	Independent Director Nominee
Lin Bao	49	Chief Financial Officer
Jianhong Huang	39	Chief Operating Officer Nominee

Mr. Xiaogang Geng has been our director since June 2022. He is also our chairman of the board of directors and chief executive officer. Mr. Geng is the founder of Jayud brand and has over 20 years of experience in logistics industry. Mr. Geng has also been serving as the executive director and general manager of Shaanxi Jiayuda Supply Chain Management Co., Ltd. since 2018, the supervisor of Shenzhen Jiayuda Trading Co., Ltd. since 2016, the executive director and general manager of Shenzhen Jayud Logistics Technology Co., Ltd. since 2015, the executive director and general manager of Shenzhen Jiayuda Customs Declaration Co., Ltd. since 2015, the executive director and general manager of Shenzhen Jiayuda Global Supply Chain Co., Ltd. since 2014, and the executive director and general manager of Shenzhen Jiayuda International Logistics Co., Ltd. since 2011. Mr. Geng previously served as the manager of custom affairs department of Yigao Semiconductor Equipments (Shenzhen) Co., Ltd. from 2003 to 2006 and as custom broker of Kras Semiconductor Assembly Equipment (Shenzhen) Co. Ltd. from 2000 to 2003. In 2016, Mr. Geng received an Executive M.B.A. Degree from HSBC Business School of Peking University in China. Mr. Geng has also been actively involved in charitable activities with a focus on public health and education. We believe that Mr. Geng is qualified to serve as our director based on his experience as our founder and in the supply chain industry.

Mr. Dun Zhao will serve as our director and chief marketing officer upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Zhao has been the overseas operations director of Shenzhen Jayud Logistics Technology Co., Ltd. since June 2021. He has rich overseas living and working experience, and the passion for the global logistics industry. From 2014 to 2020, Mr. Zhao served as the deputy manager at a parking automation company, where he primarily managed his family businesses and ventures ranging from industrial manufacturing to real estate development. From 2008 to 2014, Mr. Zhao served as the marketing analyst at Blue Ocean Trading Corporation, a wholesale distributor of human hair products in Atlanta, and also invested in the beauty supply retailing business. During his studies in the U.K. from 2002 to 2007, Mr. Zhao was already assisting with his family business in the U.K., the U.S., Nigeria and Kenya from 2006 to 2007. He worked as a part-time marketing consultant of Comedic LLC, a human hair products distributor in London. Mr. Zhao received a Bachelor’s Degree in International Trade and English in 2005 and a Master’s degree in Marketing from University of Portsmouth in 2007. He finished Executive M.B.A. courses at HSBC Business School of Peking University in China from 2016 to 2018. We believe that Mr. Zhao is qualified to serve as our director based on his international vision, experience in marketing and extensive knowledge on the supply chain industry.

Mr. Feiyong Li will serve as an independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Li has over ten years of experience in investment and financing projects in the securities market. Mr. Li has been serving as the investment manager at Koala Securities Limited since 2019. Mr. Li previously served as the general manager of Zen Corporate Consulting Limited from 2012 to 2021, where he focused on providing public relations processing services, listing consulting services, and corporate investment and financing services. From 2013 to 2020, Mr. Li also served as the chief investment officer of CNI Securities Group Limited, where he was responsible for project investment and financing. From 2009 to 2011, Mr. Li consecutively served as the investment consultant of Kingston Securities Limited and Guoyuan Securities Brokerage (Hong Kong) Limited. In 2021, Mr. Li received the Advanced Diploma in Business Studies from Windsor Management College in Singapore. He has been a licensed individual at Hong Kong Securities and Futures Commission since 2009. We believe that Mr. Li is qualified to serve as our director based on his experience in investment and financing.

Mr. Steven Gu will serve as an independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Gu is both a licensed Certified Public Accountant, or CPA, in the state of Georgia and a New York registered attorney with more than 15 years of experience in tax and accounting. Mr. Gu has worked with businesses from startups to established middle-market corporations and Fortune 500 companies and he is currently a member of Georgia Asian Pacific American Bar Association, and Georgia Society of CPAs. He served as council member for Metro Atlanta Chamber of Commerce, and Technology Association of Georgia. From 2020 to 2022, Mr. Gu served as fractional CFO for multiple companies including software-as-a-service technology and e-commerce sectors, where he navigated tax laws and accounting rules and coordinated with entrepreneurs. From 2015 to 2018, Mr. Gu worked in several local accounting firms before he started his own CPA practice. Mr. Gu previously worked in the M&A Tax Department at KPMG USA LLP from 2006 to 2014, where he worked on numerous deals including sell-side and buy-side M&A, leveraged buyouts, bankruptcy works, carve-out and IPOs. Mr. Gu received a Bachelor’s Degree in Law from China Southwestern University of Finance and Economics in 1999, a Master’s Degree in Professional Accountancy from West Texas A&M University in 2004 and a Master’s Degree in Tax Law from University of Florida in 2006. We believe that Mr. Gu is qualified to serve as our director based on his extensive accounting experience and tax law background.

Mr. Jian Wang will serve as an independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Wang has been the executive director of China South City Group Huacaitong Digital Technology (Shenzhen) Co., Ltd. since 2021. Mr. Wang has over 20 years of working experience in the logistics industry and is proficient in the application of logistics technologies. He is familiar with business operation of inventory management, logistics management, warehousing management, and supply chain finance. Mr. Wang has expertise in cross-border e-commerce logistics, settlement and finance. Mr. Wang previously served as the vice president of eBao Network Technology Co., Ltd. from 2019 to 2022 and the vice general manager of the south China region at Cainiao Network Technology Co., Ltd. from 2017 to 2019. From 2001 and 2017, Mr. Wang served as the deputy head of the General Office, the head of the Regulations Division and the head of the reform office at Shenzhen Customs District. He received a Bachelor’s Degree in Economics from University of International Business and Economics in 2001 and an MBA Degree from University of Science and Technology of China in 2009. We believe that Mr. Wang is qualified to serve as our director based on his operational experience in the supply chain industry and his expertise in logistics technologies.

Ms. Lin Bao has been our chief financial officer since October 2022. Ms. Bao has over 15 years of experience in accounting and auditing. Ms. Bao has been serving as the independent director of Cetus Capital Acquisition Corp. since January 31, 2023, and served as the CFO of Eagsen, Inc. from 2020 to 2022. Before Eagsen, Inc. was set up, Ms. Bao served as the CFO of Shanghai Eagsen Intelligent Co., Ltd. from 2019 to 2020. From 2018 to 2019, she served as the CFO of Jufeel International Group. From 2015 to 2018, Ms. Bao worked as an independent consultant to provide accounting advisory services for China-based companies. She also served as the CFO of Balintimes Online Media Ltd. from 2014 to 2015 in China. From 2011 to 2014, she served as the VP Finance of Cathay Forest Products Corp. During the three years from 2008 to 2011, Ms. Bao served as the corporate controller of Arehada Mining Ltd. and from 2008 to 2010, she concurrently served as the corporate controller of Changfeng Energy Inc. From 2005 to 2008, she worked as a senior auditor in Ernst & Young LLP in Toronto, Canada. From 1994 to 2000, Ms. Bao served as the account manager of China Tuhsu Sunry

Development Co. Ltd. She received a Bachelor’s Degree in Accountancy from Concordia University in Montreal, Canada in 2004 and she graduated with a Bachelor’s Degree in Japanese from Beijing Second Foreign Language University in 1994. Ms. Bao is a CPA in the United States, a Canadian Chartered Professional Accountant and a CPA in Hong Kong.

Ms. Jianhong Huang will serve as our chief operating officer upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Ms. Huang is well experienced in the global logistics service industry and has accumulated extensive on-site knowledge from her work experience. She has been serving as the vice general manager of Shenzhen Jayud Logistics Technology Co., Ltd. since April 2015. She previously served as the manager of Shenzhen Qinhui Logistics Co., Ltd. from 2005 to 2008 and the operation supervisor of Dongguan Yihui Logistics Corporation from 2003 to 2005. Ms. Huang worked as a manager assistant in a toy manufacturer from 2002 to 2003. She graduated from Jiangxi Shangrao Education College with a major in computer application in 2001.

EMPLOYMENT AGREEMENTS AND INDEMNIFICATION AGREEMENTS

[We have entered into employment agreements with each of our executive officers.] Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors will consist of no less than three (3) directors. The powers and duties of our directors include convening general meetings and reporting our board’s work at our shareholders’ meetings, declaring dividends and distributions, determining our business and investment plans, appointing officers and determining the term of office of the officers, preparing our annual financial budgets and financial reports, formulating proposals for the increase or reduction of our authorized capital as well as exercising other powers, functions and duties as conferred by our articles of association. A director may exercise all the powers of our company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of our company or of any third party.

A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Steven Gu, Mr. Feiyong Li, and Mr. Jian Wang, and will be chaired by Mr. Steven Gu. Mr. Steven Gu, Mr. Feiyong Li, and Mr. Jian Wang satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Steven Gu qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent registered public accounting firm; and

•	reporting regularly to the board of directors.

Compensation Committee. Our compensation committee will consist of Mr. Feiyong Li, Mr. Steven Gu and Mr. Jian Wang, and will be chaired by Mr. Jian Wang. Mr. Feiyong Li, Mr. Steven Gu and Mr. Jian Wang satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

•	approving and overseeing the total compensation package for our executives other than the three most senior executives;

•	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

•	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Feiyong Li, Mr. Steven Gu, and Mr. Jian Wang, and will be chaired by Mr. Feiyong Li. Mr. Feiyong Li, Mr. Steven Gu, and Mr. Jian Wang satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

•

reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•

selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Directors and officers generally owe fiduciary duties to our company, and not to our company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors. Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director needs not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Pursuant to our post-offering amended and restated memorandum and articles of association, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, our board of directors has the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. Our directors are not subject to a term of office and will hold their offices until such time as their earlier death, resignation or removal. An appointment of a director may be on terms that the director shall automatically retire from office (unless he or she has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the director and us.

Our officers are elected by and serve at the discretion of the board of directors.

Compensation of Directors and Executive Officers

For the year ended December 31, 2021, we paid an aggregate of approximately RMB1.2 million (US$0.2 million) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within              days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. The percentage of beneficial ownership of our ordinary shares immediately after the completion of this offering is based on              ordinary shares include (i) 10,872,320 Class A ordinary shares and 5,127,680 Class B ordinary shares outstanding as of the date of this prospectus; and (ii)              Class A ordinary shares issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Unless otherwise noted, the business address for each of our directors and executive officers is 4th Floor, Building 4, Shatoujiao Free Trade Zone, Shenyan Road, Yantian District, Shenzhen, China.

	Ordinary shares beneficially owned prior to this offering**			Ordinary shares beneficially owned after this offering**
	Class A ordinary shares	Class B ordinary shares	Percentage of beneficial ownership (of total Class A and Class B ordinary shares)(1)	Class A ordinary shares	Class B ordinary shares	Percentage of beneficial ownership (of total Class A and Class B ordinary shares)(2)	Percentage of total voting power after this offering(2)(3)
Directors and Executive Officers*
Xiaogang Geng(4)	—	5,127,680	32.05%	—	5,127,680
Feiyong Li	—	—	—	—	—	—	—
Steven Gu	—	—	—	—	—	—	—
Jian Wang	—	—	—	—	—	—	—
Lin Bao	—	—	—	—	—	—	—
Dun Zhao(5)	400,000	—	2.50%	400,000	—
Jianhong Huang(6)	2,880,000	—	18.00%	2,880,000	—
All directors and executive officers as a group	3,280,000	5,127,680	52.55%	3,280,000	5,127,680

Principal Shareholders:
Europa Investment Holding Limited(4)	—	5,127,680	32.05%	—	5,127,680
Cassini Investment Holding Limited(7)	1,376,000	—	8.60%	1,376,000	—
Tucana Investment Holding Limited(6)	2,880,000	—	18.00%	2,880,000	—
Fornax Investment Holding Limited(8)	800,000	—	5.00%	800,000	—

Notes:

*	Except as otherwise indicated below, the business address of our directors and executive officers is 4th Floor, Building 4, Shatoujiao Free Trade Zone, Shenyan Road, Yantian District, Shenzhen, China.
**

Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

(1)	Based on 10,872,320 Class A ordinary shares and 5,127,680 Class B ordinary shares issued and outstanding as of the date of this prospectus.
(2)

Based on              Class A ordinary shares outstanding upon completion of this offering, assuming the underwriters do not exercise its over-allotment, and 5,127,680 Class B ordinary shares issued and outstanding.

(3)

For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to ten (10) votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(4)

Represents 5,127,680 ordinary shares held of record by Europa Investment Holding Limited, a British Virgin Islands company wholly owned by Mr. Xiaogang Geng. The registered address of Europa Investment Holding Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(5)

Represents 400,000 ordinary shares held of record by James Webb Holding Limited, a British Virgin Islands company wholly owned by Mr. Dun Zhao. The registered address of James Webb Holding Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

(6)

Represents 2,880,000 ordinary shares held of record by Tucana Investment Holding Limited, a British Virgin Islands company wholly owned by Ms. Jianhong Huang. The registered address of Tucana Investment Holding Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(7)

Represents 1,376,000 ordinary shares held of record by Cassini Investment Holding Limited, a British Virgin Islands company wholly owned by Ms. Xiaohua Jia, spouse of Mr. Xiaogang Geng. The registered address of Cassini Investment Holding Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(8)

Represents 800,000 ordinary shares held of record by Fornax Investment Holding Limited, a British Virgin Islands company wholly owned by Mr. Yu Yi. The registered address of Fornax Investment Holding Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

As of the date of this prospectus, of our issued and outstanding ordinary shares are held by record holders in the United States, representing 4.0% of our total outstanding shares on an as-converted basis. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for historical changes in our major shareholders.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee. Set forth below are material related-party transactions during the fiscal years ended December 31, 2020 and 2021 and the six months ended June 30, 2022.

TRANSACTIONS WITH RELATED PARTIES

Set forth below are our material related party transactions that occurred during the fiscal years ended December 31, 2020 and 2021, as well as the six months ended June 30, 2022. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of Form 20-F. Please see “Note 14 Related Party Balances and Transactions” from page F-30 to F-33, and “Note 14 Related Party Balances and Transactions” from page F-68 to F-71 for more details.

		For the six months ended June 30
Related Parties	Nature	2021	2022
		RMB	RMB	US$
Winpass Logistics (HK) Co., Limited(1)	Purchase of logistic services	3,689,327	1,000,862	149,129
Cargo Link Logistics HK Company Limited(2)	Purchase of logistic services	53,738,253	92,434,478	13,772,756
Cargo Link Logistics HK Company Limited(2)	Provided logistic services	12,981,567	240,885	35,892
Cargo LINK Logistics (SHENZHEN) Company Limited(3)	Purchase of logistic services	2,672,803	—	—
Minfang Cheng(4)	Interest expenses of a loan	—	6,000	894
Dun Zhao(5)	Interest expenses of a loan	—	20,000	2,980

		For the years ended December 31
Related Parties	Nature	2020	2021
		RMB	RMB	US$
Winpass Logistics (HK) Co., Limited(1)	Purchase of logistic services	1,248,954	4,514,552	708,087
Winpass Logistics (HK) Co., Limited(1)	Purchase of products	1,932,797	—	—
Cargo Link Logistics HK Company Limited(2)	Purchase of logistic services	156,091,594	185,858,692	29,151,104
Cargo Link Logistics (SHENZHEN) Company Limited(3)	Purchase of logistic services	—	2,672,803	419,217
Cargo Link Logistics HK Company Limited(2)	Provided logistic services	28,587,482	14,141,548	2,218,038
Minfang Cheng(4)	Interest expense of loan	—	12,000	1,882
Dun Zhao(5)	Interest expense of loan	—	40,000	6,274

(1)

The entity in which Ms. Xiaohua Jia beneficially owned 100% of equity interest. Ms. Xiaohua Jia beneficially owned 1,376,000 Class A ordinary shares of us through Cassini Investment Holding Limited, a British Virgin Islands company, prior to this offering.

(2)	The entity in which beneficially owned 33.3% equity interest of Sky Pacific Logistics HK Company Limited, one of our subsidiaries.
(3)	A wholly-owned subsidiary of Cargo Link Logistics HK Company Limited in which beneficially owned 33.3% equity interest of Sky Pacific Logistics HK Company Limited, one of our subsidiaries.
(4)	Mr. Mingfang Cheng is an executive of Shenzhen Jayud Customs Declaration Co., Ltd.
(5)	Mr. Dun Zhao beneficially owned 400,000 Class A ordinary shares of us through James Webb Holding Limited, a British Virgin Islands company, prior to this offering.

PRIVATE PLACEMENT

See “Description of Share Capital—History of Securities Issuances.”

EMPLOYMENT AGREEMENTS AND INDEMNIFICATION AGREEMENTS

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Act of the Cayman Islands (as revised), which is referred to as the Companies Act below.

On February 16, 2023, we implemented a 1 for 1.25 Reverse Share Split of our ordinary shares. As of the date hereof, our authorized share capital is US$50,000 divided into (i) 384,000,000 Class A ordinary shares of par value US$0.000125 each and (ii) 16,000,000 Class B ordinary shares of par value US$0.000125 each. As of the date of this prospectus, there are 16,000,000 ordinary shares issued and outstanding, including 10,872,320 Class A ordinary shares and 5,127,680 Class B ordinary shares. The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

We have conditionally adopted our post-offering amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering and replace the current memorandum and articles of association in its entirety and our authorized share capital will be US$50,000 divided into 400,000,000 ordinary shares, with a par value of US$0.000125 each, comprising of 384,000,000 Class A ordinary shares and 16,000,000 Class B ordinary shares of a par value of US$0.000125 each of such class or classes, among which,              Class A ordinary shares will be issued, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

ORDINARY SHARES

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Transfer Agent and Registrar. The transfer agent and registrar for our ordinary shares is Transhare Corporation.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to our amended and restated articles of association.

Conversion. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to the Company that such holder elects to convert a specified number of Class B ordinary share into Class A ordinary share. In no event shall Class A ordinary share be convertible into Class B ordinary share. Any conversion of Class B ordinary shares into Class A ordinary shares pursuant to these Articles shall be effected by means of the re-designation and re-classification of each relevant Class B ordinary share as a Class A ordinary share.

Voting Rights. Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled to one (1) vote, and each Class B ordinary share shall be entitled to ten (10) votes, on all matters subject to a vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

A quorum required for a meeting of shareholders consists of at least one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold in aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company. An annual general meeting may (but shall not be obliged to) hold in each year. Extraordinary general meetings may be held at such times as may be determined by our board of directors and may be convened by a majority of our board of directors or the chairman of the board on its/his own initiative or upon a request to the directors by shareholders holding in the aggregate not less than one-third of our voting share capital. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing share capital, and canceling any unissued shares.

Transfer of Shares. Subject to the restrictions of our post-offering amended and restated memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or ordinary form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one Class of Shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or (e) a fee of such maximum sum as the Nasdaq may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year as our board of directors may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. Subject to the provisions of the Companies Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by our board of directors, before the issue of such shares, or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. All or any of the special rights attached to any shares may, subject to the provisions of the Companies Act, be varied either with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. See “Where You Can Find Additional Information.”

Changes in Capital. Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

sub-divide our existing shares, or any of them into shares of an amount smaller than that fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Subject to the Companies Act and our post-offering amended and restated memorandum and articles of association with respect to matters to be dealt with by ordinary resolution, we may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Our post-offering memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

•	designation of the series;

•	the number of shares of the series;

•	the dividend rights, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

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the names and addresses of our members, a statement of the shares held by each member, of the amount paid or agreed to be considered as paid, on the shares of each member, and of whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to the depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

DIFFERENCES IN CORPORATE LAW

The Companies Act is modeled after companies law statutes of England and Wales but does not follow recent United Kingdom statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but it is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow common law principles that permit a minority shareholder to commence a class action against the company or a derivative action in the name of the company to challenge certain acts, including the following:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our post-offering memorandum and articles of association permit indemnification of officers and directors for losses, damages costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director needs not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering articles allow our shareholders holding in the aggregate not less than one-third of the aggregate number of votes attaching to all issued and outstanding shares of our company to requisition an extraordinary meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As an exempted Cayman company, we are not obliged by the Company Law to call shareholders’ annual general meetings. Our post-offering articles of association provides that we may (but shall not be obliged to) in each year to hold a general meeting as our annual general meeting, and to specify the meeting as such in the notice calling it.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, directors may be removed by an ordinary resolution.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands and our post-offering memorandum and articles of association, our company may be dissolved, liquidated or wound up voluntarily by a special resolution, or by an ordinary resolution on the basis that we are unable to pay our debts as they become due.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended by special resolution.

Inspection of Books and Records. Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Anti-takeover Provisions in Our Memorandum and Articles of Association. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of the securities issuances by our company since its inception.

Ordinary Shares

Upon our incorporation in the Cayman Islands on June 10, 2022 in connection with our offshore restructuring, we issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share (before the Reverse Share Split) on June 10, 2022:

Name of shareholders	Number of Ordinary Shares
Europa Investment Holding Limited	6,409,600
Cassini Investment Holding Limited	1,720,000
Tucana Investment Holding Limited	3,600,000
Fornax Investment Holding Limited	1,000,000
Crux Investment Holding Limited	400,000
James Webb Holding Limited	500,000
Pengeo Investment Holding Limited	800,000
Amalthea Investment Holding Limited	600,000
Ganymede Investment Holding Limited	800,000

On September 6, 2022, we issued 770,400 Class A ordinary shares to Acrux Investment Holding Limited for a consideration of US$77.04, and 600,000 Class A ordinary shares to Pearl Centaurus Investment Holding Limited for a consideration of US$60.00. On September 7, 2022, we issued 500,000 and 300,000 Class A ordinary shares to FirsTrust Group, Inc. and Aspen impact LLC, respectively, with FirsTrust China Ltd.’s professional financial advisory services as the consideration. On September 9, 2022, we issued 200,000 Class A ordinary shares to Pearl Centaurus Investment Holding Limited for a consideration of US$500,000, 900,000 Class A ordinary shares to Magellan Investment Holding Limited for a consideration of US$2,250,000 and 900,000 Class A ordinary shares to Omega Centaurus Investment Holding Limited for a consideration of US$2,250,000.

The above issuances were exempt from registration under Section 4(a)(2) of the Securities Act since they were transactions by an issuer not involving any public offering.

On February 16, 2023, we implemented the Reverse Share Split. As a result of the Reverse Share Split, the total of 13,590,400 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 10,872,320 issued and outstanding Class A ordinary shares and the total of 6,409,600 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 5,127,680 issued and outstanding Class B ordinary shares. The Reverse Share Split maintained our existing shareholders’ percentage ownership interests in our company. The Reverse Share Split also increased the par value of our ordinary shares from $0.0001 to $0.000125 and decreased the number of authorized shares of our company from 500,000,000 to 400,000,000 divided into 384,000,000 Class A ordinary shares and 16,000,000 Class B ordinary shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have              outstanding ordinary shares, including (i)              Class A ordinary shares offered in this offering, or approximately             % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares; and (ii) 5,127,680 Class B ordinary shares. All of the Class A ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares. Prior to this offering, there has been no public market for our ordinary shares and we cannot assure you that a regular trading market will develop even if our Class A ordinary shares are approved for listing on the Nasdaq Capital Market.

LOCK-UP AGREEMENTS

We have agreed, for a period of three (3) months from the closing of this offering, we will not to (i) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares of us or any securities convertible into or exercisable or exchangeable for capital shares of us, or (ii) file or caused to be filed any registration statement with the SEC in relating to the offering of any capital shares of us or any securities convertible into or exercisable or exchangeable for capital shares of us.

Furthermore, our directors, officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

REGULATION S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. [Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903.] In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

RULE 144

All of our ordinary shares outstanding prior to this offering upon the completion of this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning              days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

•

            % of our then total issued and outstanding ordinary shares, in the form of Class A ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares (or approximately              Class A ordinary shares if the underwriters in full their option to purchase additional Class A ordinary shares); or

•

the average weekly trading volume of our ordinary shares of the same class on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares              days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

REGISTRATION RIGHTS

As of the date of this prospectus, we do not have registration rights arrangements with the holders of our ordinary shares or their transferees, but we may enter into registration rights agreements with certain holders of our ordinary shares or their transferees in the future, under which they will be entitled to request that we register their ordinary shares for resale under the Securities Act upon completion of this offering and following the expiration of the lock-up agreements described above.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our special Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of PacGate Law Group, our PRC counsel.

PEOPLE’S REPUBLIC OF CHINA TAXATION

Under the EIT Law, which became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued SAT Bulletin 45 (revised in 2018) to provide more guidance on the implementation of SAT Circular 82. In 2014, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Determination of Resident Enterprises on the Basis of Their Actual Management Bodies that provides more guidance on the implementation of Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We believe that we do not meet all of the criteria described above. We believe that neither we nor our subsidiaries outside of China are PRC tax resident enterprises, because neither we nor they are controlled by a PRC enterprise or PRC enterprise group, and because our records and their records (including the resolutions of the respective boards of directors and the resolutions of shareholders) are maintained outside the PRC. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” when applied to our offshore entities, we may be considered as a resident enterprise and therefore may be subject to PRC enterprise income tax at 25% on our worldwide income. In addition, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

If we are considered a “non-resident enterprise” by the PRC tax authorities, the dividends we receive from our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, the dividend withholding tax rate may be reduced to 5%, if a Hong Kong resident enterprise that receives a dividend is considered a non-PRC tax resident enterprise and holds at least 25% of the equity interests in the PRC enterprise distributing the dividends, subject to approval of the PRC local tax authority. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. Accordingly, Jayud Global Logistics (Hong Kong) Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries if it satisfies the relevant conditions under tax rules and regulations, and obtains the approvals as required.

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of our Class A ordinary shares by U.S. Holders (as defined below) that will hold our Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; or investors that have a functional currency other than the U.S. dollar), or holders that acquire ordinary shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in Class A ordinary shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our Class A ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our Class A ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our Class A ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the Class A ordinary shares.

We are a corporation organized under the laws of the Cayman Islands. As such, we believe that we are properly classified as a non-U.S. corporation for U.S. federal income tax purposes. Under certain provisions of the Code and U.S. Treasury regulations, however, if pursuant to a plan (or a series of related transactions), a non-U.S. corporation (such as our company) acquires substantially all of the properties constituting a trade or business of a U.S. corporation or partnership, and after the acquisition 80% or more of the stock (by vote or value) of the non-U.S. corporation (excluding stock issued in a public offering related to the acquisition) is owned by former stockholder or partners of the U.S. corporation or partnership by reason of their holding stock or a capital or profits interest in the U.S. corporation or partnership, the non-U.S. corporation will be considered a U.S. corporation for U.S. federal income tax purposes. You are urged to consult your tax advisor concerning the income tax consequences of purchasing, holding or disposing of Class A ordinary shares if we were to be treated as a U.S. corporation for U.S. federal income tax purposes. The remainder of this discussion assumes that our company is treated as a non-U.S. corporation for U.S. Federal income tax purposes.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC or other tax withheld) paid on our Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our Class A ordinary shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our stock is readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the comprehensive United States-PRC income tax treaty, or the “Treaty”, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our Class A ordinary shares.

In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our Class A ordinary shares, as described under “Taxation—People’s Republic of China Taxation”. If we are deemed to be a PRC tax resident enterprise, you may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our Class A ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our Class A ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such Class A ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the Class A ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the Class A ordinary shares may be subject to tax in the PRC, as described under “Taxation—People’s Republic of China Taxation”. If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our Class A ordinary shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. However, if PRC tax were to be imposed on any gain from the disposition of our Class A ordinary shares, if you are eligible for the benefits of the Treaty, you generally may be able to treat such gain as foreign-source income. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our taxable year ending December 31, 2023. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our taxable year ending December 31, 2023 or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our Class A ordinary shares even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

•

amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

•

amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the Class A ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of your taxable year over your adjusted basis in such Class A ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the Class A ordinary shares will be listed on the Nasdaq, which is a qualified exchange for these purposes. If the Class A ordinary shares are regularly traded, and the Class A ordinary shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our Class A ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the Class A ordinary shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our Class A ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our Class A ordinary shares, if such Class A ordinary shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our ordinary shares and warrants, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

The Benchmark Company, LLC is acting as representative (Representative) of each of the underwriters named below. We and the underwriters named below have entered into an underwriting agreement with respect to the Class A ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A ordinary shares indicated in the following table.

Underwriter	Number of Class A Ordinary Shares
The Benchmark Company, LLC

Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the Class A ordinary shares subject to their acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Class A ordinary shares included in this offering are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated, severally and not jointly, to purchase all the Class A ordinary shares if any such Class A ordinary shares are taken. However, the underwriters are not required to take or pay for the Class A ordinary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the Class A ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$             per Class A ordinary share under the initial public offering price. After the initial offering of the Class A ordinary shares, the offering price and other selling terms may from time to time be varied by the representative.

Option to Purchase Additional Class A Ordinary Shares

We have granted to the underwriters an option, exercisable for [30] days after the date of this prospectus, to purchase up to an aggregate of              additional Class A ordinary shares from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional Class A ordinary shares approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A ordinary shares.

Total
	Per Class A ordinary share	No exercise	Full exercise
(US$)
Public offering price
Underwriting discounts and commissions paid by us(1)
Proceeds, before expenses, to us

Note:

(1)

Represents underwriting discounts equal to (i) seven percent (7%) per Class A ordinary share (or $             per Class A ordinary share), for investors in this offering. Does not include a non-accountable expense allowance.

We will also pay to the representative, by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one half percent (0.5%) of the gross proceeds received by us from the sale of our Class A ordinary shares.

We paid an advance (the “Advance”) expense deposit of $15,000 to the representative for its anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to reimburse the representative’s accountable expenses of the offering, up to $157,500 (inclusive of the Advance), including, but not limited to: (i) the legal and due diligence fees and expenses incurred by the representative; (ii) the reasonable cost for road show meetings and preparation of the roadshow presentation; and (iii) all reasonable travel and lodging expenses incurred by the representative in connection with the roadshow.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $            , including a maximum aggregate reimbursement of $157,500 of representative’s accountable expenses.

Representative’s Warrants

In addition to the foregoing, we have agreed to issue warrants to the representative of the underwriters to purchase such number of Class A ordinary shares equal to 3% of the total number of Class A ordinary shares sold in this offering (including any Class A ordinary share sold pursuant to the exercise of the over-allotment option). Such warrants shall have an exercise price equal to 100% of the offering price of the Class A ordinary shares sold to investors in this offering and may be exercised on a cashless basis. The representative’s warrants will be exercisable commencing six months from the closing of this offering and will terminate on the fifth anniversary of the commencement of sales for this offering. Furthermore, the representative’s warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the representative’s warrants nor any of our Class A ordinary shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of 180 days immediately following the commencement of sales of this offering. [In addition, although the representative’s warrants and the Class A ordinary shares will be registered by the registration statement of which this prospectus forms a part, we have also agreed that the warrants will provide for registration rights in certain cases. The unlimited piggyback registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8).]

We will bear all fees and expenses attendant to registering the Class A ordinary shares issuable upon exercise of the warrants. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, in accordance with FINRA Rule 5110(g)(8).

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Lock-Up Agreements

Our directors and officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of this offering. We have agreed with the underwriters that, for a period of three (3) months from the closing of this offering, we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares.

The restrictions described in the preceding paragraph are subject to certain exceptions.

In connection with the offering, the underwriters may purchase and sell Class A ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A ordinary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A ordinary shares or purchasing Class A ordinary shares in the open market. In determining the source of Class A ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A ordinary shares available for purchase in the open market as compared as compared to the price at which they may purchase additional Class A ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Class A ordinary shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Class A ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Class A ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, NASDAQ or relevant exchange, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Pricing of the Offering

Class A ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any Class A ordinary share sold by the underwriters to securities dealers may be sold at a discount of up to US$             per Class A ordinary share from the initial public offering price. After the initial offering of the Class A ordinary shares, the representative may change the offering price and the other selling terms. The offering of the Class A ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Prior to the offering, there has been no public market for the Class A ordinary shares. The initial public offering price has been negotiated among us and the representative. Among the factors to be considered in determining the initial public offering price of the Class A ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of us, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Class A ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Canada

The Class A ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the Class A ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have not offered or sell, directly or indirectly, any Class A ordinary shares in the Cayman Islands.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom, or each a Relevant State, no Class A ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A ordinary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any Class A ordinary shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A ordinary shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representative of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of Class A ordinary shares to the public” in relation to any Class A ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

The Class A ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Class A ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Class A ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A ordinary shares. The Class A ordinary shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A ordinary shares. The Class A ordinary shares may only be transferred en bloc without subdivision to a single investor.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Class A ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Class A ordinary shares are subscribed for or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SPA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A ordinary shares under Section 275 of the SPA except: (1) to an institutional investor under Section 274 of the SPA or to a relevant person (as defined in Section 275(2) of the SPA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SPA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SPA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Class A ordinary shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Class A ordinary shares are subscribed for or purchased under Section 275 of the SPA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SPA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Class A ordinary shares under Section 275 of the SPA except: (1) to an institutional investor under Section 274 of the SPA or to a relevant person (as defined in Section 275(2) of the SPA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SPA, or (6) as specified in Regulation 32.

United Kingdom

The Class A ordinary shares may not be made in the United Kingdom, except that an offer to the public of any Class A ordinary shares may be made in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”).

provided that no such offer of Class A ordinary shares shall result in the requirement for the publication by us of a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the any Class A ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A ordinary shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (ed) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A ordinary shares are only available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire the Class A ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the Class A ordinary shares by us. With the exception of the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$
Nasdaq listing fee
Financial Industry Regulatory Authority Inc. filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent expenses
Miscellaneous

Total	US$

We will bear these expenses and the underwriting discounts and commissions incurred in connection with the offer and sale of the Class A ordinary shares by us.

LEGAL MATTERS

We are being represented by DLA Piper UK LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State Law. The validity of the Class A ordinary shares offered in this offering will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by PacGate Law Group. DLA Piper UK LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law and PacGate Law Group with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Jayud Global Logistics Limited, as of December 31, 2020 and 2021, and for each of the years in the two-year period ended December 31, 2021, included in this prospectus, have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of Friedman LLP is One Liberty Plaza 165 Broadway, Floor 21 New York, New York 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares, to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and their exhibits and schedules for further information with respect to us and our Class A ordinary shares.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

JAYUD GLOBAL LOGISTICS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Jayud Global Logistics Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Jayud Global Logistics Limited and subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor during 2022.

New York, New York

September 21, 2022

JAYUD GLOBAL LOGISTICS LIMITED

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2021
	RMB	RMB	US$
Assets
Current assets
Cash	23,705,696	40,266,725	6,315,656
Accounts receivable, net	34,395,768	87,545,391	13,731,103
Accounts receivable—a related party	2,814,719	26,154	4,102
Contract assets	593,474	3,203,033	502,381
Prepaid expenses and other current assets, net	6,794,905	28,551,387	4,478,154
Prepaid expenses—a related party	—	1,674,157	262,584

Total current assets	68,304,562	161,266,847	25,293,980

Non-current assets
Property and equipment, net	1,308,136	1,153,975	180,996
Intangible assets, net	873,405	920,908	144,440
Operating right-of-use assets	6,358,095	6,463,320	1,013,743
Deferred offering costs	—	898,870	140,984
Deferred tax assets	1,002,390	138,318	21,695

Total non-current assets	9,542,026	9,575,391	1,501,858

TOTAL ASSETS	77,846,588	170,842,238	26,795,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	7,710,000	10,900,000	1,709,616
Current maturities of long-term borrowing	—	600,000	94,107
Loans payable—third parties	1,385,355	4,800,000	752,859
Loan payable— related parties	—	1,612,000	252,835
Loans payable—shareholders	—	2,560,000	401,525
Accounts payable	19,817,678	41,901,620	6,572,081
Accounts payable—related parties	21,542,795	60,978,653	9,564,229
Contract liabilities	1,908,488	7,851,588	1,231,486
Accrued expenses and other current liabilities	4,366,853	7,239,053	1,135,413
Others payable—related parties	3,650,760	1,881,145	295,049
Others payable—shareholders	1,974,434	1,314,602	206,189
Taxes payable	3,137,958	2,345,914	367,946
Operating lease liabilities—current	2,738,732	3,698,233	580,051

Total current liabilities	68,233,053	147,682,808	23,163,386

Non-current liabilities
Long-term borrowing	—	3,850,000	603,855
Operating lease liabilities—non-current	3,427,655	2,539,151	398,254
Other long-term liabilities	49,427	—	—

Total non-current liabilities	3,477,082	6,389,151	1,002,109

Total liabilities	71,710,135	154,071,959	24,165,495

	As of December 31,
	2020	2021
	RMB	RMB	US$
Commitments and contingencies (Note 16)
Shareholders’ Equity
Class A Ordinary shares (par value of US$0.0001 per share; 480,000,000 Class A ordinary shares authorized and 10,790,400 Class A ordinary shares issued and outstanding as of December 31, 2020 and 2021, respectively.)*	6,880	6,880	1,079
Class B Ordinary shares (par value of US$0.0001 per share; 20,000,000 Class B ordinary shares authorized and 6,409,600 class B shares issued and outstanding as of December 31, 2020 and 2021, respectively.)*	4,087	4,087	641
Additional paid in capital	12,831,938	13,190,206	2,068,825
Statutory reserves	1,468,823	2,447,862	383,936
(Accumulated deficit)/Retained earnings	(8,106,381)	1,219,888	191,334
Accumulated other comprehensive income	8,442	18,600	2,917

Total Jayud Global Logistics Limited shareholders’ equity	6,213,789	16,887,523	2,648,732
Non-controlling interests	(77,336)	(117,244)	(18,389)

Total shareholders’ equity	6,136,453	16,770,279	2,630,343

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	77,846,588	170,842,238	26,795,838

*	Ordinary shares and share data have been retroactively restated to give effect to the reverse recapitalization completed on September 6, 2022 (Note 1(b)).

The accompanying notes are an integral part of these consolidated financial statements

JAYUD GLOBAL LOGISTICS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
Revenues	290,332,933	545,593,497	85,573,897
Cost of revenues	(269,306,314)	(511,092,522)	(80,162,574)

Gross profit	21,026,619	34,500,975	5,411,323

Operating expenses
Selling expenses	(6,272,901)	(8,956,522)	(1,404,790)
General and administrative expenses	(7,043,391)	(11,275,729)	(1,768,548)
Research and development expenses	(1,376,644)	(1,460,960)	(229,145)

Total operating expenses	(14,692,936)	(21,693,211)	(3,402,483)

Operating profit	6,333,683	12,807,764	2,008,840
Other non-operating expense, net	(87,504)	(11,599)	(1,819)
Financial expenses, net	(1,564,122)	(869,318)	(136,349)

Total other expenses, net	(1,651,626)	(880,917)	(138,168)

Income before income tax expense	4,682,057	11,926,847	1,870,672
Income tax expenses	(1,634,929)	(1,703,179)	(267,136)

Net income	3,047,128	10,223,668	1,603,536
Less: Net loss attributable to non-controlling interests	(15,309)	(81,640)	(12,805)

Net income attributable to the Jayud Global Logistics Limited’s ordinary shareholders	3,062,437	10,305,308	1,616,341

Net income	3,047,128	10,223,668	1,603,536
Foreign currency translation difference, net of tax	11,615	10,158	1,593

Total comprehensive income	3,058,743	10,233,826	1,605,129
Less: total comprehensive loss attributable to non-controlling interest	(15,309)	(81,640)	(12,805)

Total comprehensive income attributable to Jayud Global Logistics Limited’s ordinary shareholders	3,074,052	10,315,466	1,617,934

Net income per share
Basic and diluted	0.18	0.60	0.09
Weighted average number of shares*
Basic and diluted	17,200,000	17,200,000	17,200,000

*	Ordinary shares and share data have been retroactively restated to give effect to the reverse recapitalization completed on September 6, 2022 (Note 1(b)).

The accompanying notes are an integral part of these consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Additional paid-in capital	Statutory reserves	(Accumulated deficit)/Retained earnings	Accumulated other comprehensive income	Total Jayud Global Logistics Limited shareholders’ equity	Non-controlling interests	Total shareholders’ equity
	Class A Ordinary shares*		Class B Ordinary shares*
	Share	Amount	Share	Amount
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2019	10,790,400	6,880	6,409,600	4,087	12,831,938	645,259	(9,145,254)	(3,173)	4,339,737	(62,027)	4,277,710
Provision for statutory reserve		—		—	—	823,564	(823,564)	—	—	—	—
Net income/(loss)		—		—	—	—	3,062,437	—	3,062,437	(15,309)	3,047,128
Dividend distribution		—		—	—	—	(1,200,000)	—	(1,200,000)	—	(1,200,000)
Foreign currency translation		—		—	—	—	—	11,615	11,615	—	11,615

Balance as of December 31, 2020	10,790,400	6,880	6,409,600	4,087	12,831,938	1,468,823	(8,106,381)	8,442	6,213,789	(77,336)	6,136,453
Provision for statutory reserve		—		—	—	979,039	(979,039)	—	—	—	—
Net income/(loss)		—		—	—	—	10,305,308	—	10,305,308	(81,640)	10,223,668
Capital injection		—		—	400,000	—	—	—	400,000	—	400,000
Acquisition of non-controlling interest		—		—	(41,732)			—	(41,732)	41,732	—
Foreign currency translation		—		—	—	—	—	10,158	10,158	—	10,158

Balance as of December 31, 2021	10,790,400	6,880	6,409,600	4,087	13,190,206	2,447,862	1,219,888	18,600	16,887,523	(117,244)	16,770,279

Balance as of December 31, 2021 (US$)	10,790,400	1,079	6,409,600	641	2,068,825	383,936	191,334	2,917	2,648,732	(18,389)	2,630,343

* Ordinary shares and share data have been retroactively restated to give effect to the reverse recapitalization completed on September 6, 2022 (Note 1(b)).

The accompanying notes are an integral part of these consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
Cash flows from operating activities:
Net income	3,047,128	10,223,668	1,603,536
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	216,405	442,543	69,411
Depreciation and amortization	878,988	688,866	108,046
Amortization of operating lease right-of-use asset	3,205,424	3,498,048	548,653
Losses from disposal of property and equipment	10,392	52,663	8,260
Deferred tax (benefits)/expenses	(1,002,390)	864,072	135,526
Changes in operating assets and liabilities
Accounts receivable, net	5,006,669	(53,592,329)	(8,405,717)
Accounts receivable—related parties	(682,052)	2,788,565	437,374
Contract assets	(159,475)	(2,609,559)	(409,298)
Prepaid expenses and other current asset, net	(2,567,994)	(21,756,319)	(3,412,380)
Prepaid expenses—related parties	—	(1,674,157)	(262,584)
Accounts payable	628,951	22,083,942	3,463,767
Accounts payable—related parties	6,172,032	39,435,858	6,185,338
Contract liabilities	1,833,468	5,943,100	932,149
Accrued expenses and other current liabilities	744,214	2,884,200	452,374
Others payable—shareholders	(213,302)	(659,832)	(103,492)
Tax payable	1,616,662	(792,044)	(124,229)
Operating lease liabilities	(3,235,059)	(3,532,276)	(554,022)
Other long-term liabilities	(180,338)	(49,427)	(7,752)

Net cash provided by operating activities	15,319,723	4,239,582	664,960

Cash flows from investing activities:
Purchase of property, equipment and intangible asset	(155,102)	(634,871)	(99,577)

Net cash used in investing activities	(155,102)	(634,871)	(99,577)

	For the Years Ended December 31,
	2020	2021	2021
	RMB	RMB	US$
Cash flows from financing activities:
Proceeds from short-term borrowings	10,710,000	18,000,000	2,823,219
Proceeds from a long-term borrowing	—	5,000,000	784,228
Repayments of short-term borrowings	(10,000,000)	(14,810,000)	(2,322,882)
Repayment of a long-term borrowing	—	(550,000)	(86,265)
Proceeds from loans provided by shareholders	—	6,245,000	979,500
Proceeds from loans provided by related parties	1,385,675	2,100,000	329,376
Loans repayment to shareholders	—	(3,685,000)	(577,976)
Loans repayment to related parties	(1,385,675)	(500,000)	(78,423)
Proceeds from loans provided by third parties	7,621,342	4,800,000	752,859
Loans repayment to third parties	(6,235,987)	(1,385,355)	(217,287)
Proceeds from shareholder’s contribution	—	400,000	62,739
Payments for deferred offering costs	—	(898,870)	(140,984)
Dividend distribution	(1,350,000)	—	—
Others payable—related parties	3,042,583	(1,769,615)	(277,556)

Net cash provided by financing activities	3,787,938	12,946,160	2,030,548

Effect of exchange rate changes	11,615	10,158	1,593

Net increase in cash	18,964,174	16,561,029	2,597,524
Cash at beginning of the year	4,741,522	23,705,696	3,718,132

Cash at end of the year	23,705,696	40,266,725	6,315,656

Supplemental disclosure of cash flow information:
Interest expense paid	533,982	1,046,305	164,108
Income tax paid	1,187,085	1,773,998	278,244

Supplemental non-cash investing and financing information:
Obtaining right-of-use assets in exchange for operating lease liabilities	6,200,864	3,603,273	565,157

The accompanying notes are an integral part of these consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Organization

Jayud Global Logistics Limited (“Jayud” or the “Company”) was incorporated in the Cayman Islands on June 10, 2022 under the Cayman Islands Companies Act. The Company through its consolidated subsidiaries (collectively, the “Group”) is principally engaged in the freight forwarding and trading based in the People’s Republic of China (“PRC” or “China”).

As of December 31, 2021, the details of the Company’s subsidiaries are as follows. All subsidiaries of the Group are all owned by the Company through equity investment.

Entity	Controlled by	Date of incorporation	Place of incorporation	Percentage of direct ownership	Principal activities
Jayud Global Logistics (Hong Kong) Limited	Jayud	June 24, 2022	Hong Kong	100.00%	Investment holding
Shenzhen Jayud Logistics Technology Co., Ltd. (“JYD WLKJ”)	Jayud Hong Kong	July 23, 2015	PRC	100.00%	Freight forwarding
Shenzhen Jiayuda International Logistics Co., Ltd. and its Tianjin Branch and Jiangmen Branch (“JYD SZGJHY”)	JYD WLKJ	June 19, 2011	PRC	100.00%	Freight forwarding
Shenzhen Jiayuda Trading Co., Ltd. (“JYD SM”)	JYD WLKJ	September 18, 2009	PRC	100.00%	International trading
Xuchang Jayud Supply Chain Management Co., Ltd. (“JYD XC”)	JYD WLKJ	May 6, 2021	PRC	100.00%	Freight forwarding
Shenzhen Jiayuda Customs Declaration Co., Ltd. (“JYD BG”)	JYD WLKJ	September 14, 2015	PRC	100.00%	Customs brokerage
Shenzhen Xinyuxiang Import & Export Co., Ltd. (“JYD XYX”)	JYD WLKJ	October 26, 2011	PRC	100.00%	Agent service
Shenzhen Jiayuda Global Supply Chain Co., Ltd. (“JYD HQ”)	JYD WLKJ	April 23, 2014	PRC	100.00%	Freight forwarding
Shenzhen Jiayuda E-Commerce Technology Co., Ltd. (“JYD DS”)	JYD WLKJ	April 1, 2014	PRC	100.00%	Freight forwarding
Nanjing Jiayuda Logistics Co., Ltd. and its Nantong Branch, Xiamen Branch, and Danyang Branch (“JYD NJWL”)	JYD WLKJ	February 12, 2018	PRC	100.00%	Freight forwarding
Shaanxi Jiayuda Supply Chain Management Co., Ltd. (“JYD SXGYL”)	JYD WLKJ	March 27, 2018	PRC	100.00%	Freight forwarding
Cargo Link Company Limited (“JYD SHWL”)	JYD WLKJ	November 10, 2021	PRC	51.00%	Freight forwarding
Sky Pacific Logistics HK Company Limited (“TPYHK”)	JYD HQ	March 2, 2016	Hong Kong	67.00%	Agent service
Hongkong Jayud International Logistics Company Limited (“JYD HKGJHY”)	JYD HQ	December 31, 2017	Hong Kong	100.00%	Agent service

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

(b)	Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Company incorporated Jayud Global Logistics (Hong Kong) Limited (“JYD HK”) under the laws of Hong Kong, PRC, as its direct wholly-owned subsidiary, on June 24, 2022. In September 2022, JYD HK directly invested in JYD WLKJ, as its direct wholly-owned subsidiary.

Due to the fact that the Company and its subsidiaries were effectively controlled by the same shareholders immediately before and after the reorganization completed on September 6, 2022, as described above, the reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

The Company and its subsidiaries resulting from Reorganization has always been under the common control of the same controlling shareholders before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

(c)	Changes of non-controlling interests

In November 2021, the Company acquired 33% non-controlling interests of JYD HKGJHY from Cargo Link Logistics HK Company Limited. (Note 2(v))

In November 2021, JYD WLKJ set up JYD SHWL with non-controlling shareholders and obtained 51% equity interest of JYD SHWL. (Note 2(v))

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Use of estimates and assumptions

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates include, but not limited to revenue recognition, allowance for doubtful accounts, useful lives and impairment of long-lived assets, deferred income taxes, uncertain tax position and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)	Use of estimates and assumptions (cont.)

differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)	Foreign currencies and foreign currency translation

The functional and reporting currency of the Group is Renminbi (“RMB”). The Company’s operating subsidiaries in China and Hong Kong use their respective currencies RMB and Hong Kong Dollar (“HKD”) as their functional currencies.

The financial statements of Hong Kong entities are translated into RMB using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the years for income and expense items. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency other than RMB is translated at the historical rate of exchange at the time of capital contribution.

Translation adjustments arising from these are reported as foreign currency translation adjustments RMB11,615 and RMB10,158 (US$1,593) for the years ended December 31, 2020 and 2021, respectively and are shown as a separate component of shareholders’ equity on the consolidated financial statement. The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements, representing the index rates stipulated by the Bank of China:

	December 31, 2020		December 31, 2021
	Year-end spot rate	Average rate	Year-end spot rate	Average rate
HKD against RMB	HKD1=RMB0.8504	HKD1=RMB0.8928	HKD1=RMB0.8168	HKD1=RMB0.8327

(e)	Convenience translation

The United States dollar (“US$”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers. Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the rate of US$1.00=RMB6.3757 on December 31, 2021, representing the middle rate as set forth in the statistical release of the Bank of China as of December 31, 2021. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(f)	Segment information

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s chief operating decision maker in order to allocate resources and assess performance of the segment.

In accordance with ASC (“Accounting Standard Codification”) 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Group uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f)	Segment information (cont.)

decisions and assessing performance as the source for determining the Group’s reportable segments. The Group’s CODM has been identified as the chief executive officer (the “CEO”), who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

The Group has determined that there is only one reportable operating segment since all types of the services provided and products delivered are viewed as an integrated business process and allocation of the resources and assessment of the performance are not separately evaluated by the Group’s CODM.

(g)	Cash

Cash consists of cash on hand and cash in bank. The Group maintains cash with various financial institutions primarily in China. As of December 31, 2020 and 2021, balances of cash were RMB23,705,696 and RMB40,266,725 (US$6,315,656), respectively. The Group has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

(h)	Accounts receivable, net

Accounts receivable, net, include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. The credit terms are generally between 30 to 60 days. Provision for doubtful accounts is recognized when reasonable and supportable forecasts affect the expected collectability. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Group considers many factors in assessing the collectability such as the age of the amounts due, consideration of historical loss experience, adjusted for current conditions, forward-looking indicators, trends in customer payment frequency, and judgments about the probable effects of relevant observable data, including present and future economic conditions and the financial health of specific customers and market sectors. The Group established standards and policies for reviewing major account exposures and concentrations of risk.

The allowance for doubtful accounts as of December 31, 2020 and 2021 was RMB240,199 and RMB682,905 (US$107,111), respectively.

(i)	Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives with a 5% residual value of the assets as follows:

Category	Estimated useful lives
Motor vehicles	4 -5 years
Electronic equipment	1 -5 years
Machinery	5 years
Other equipment	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j)	Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. The intangible assets of the Group mainly represent the software for operating activities. Intangible assets are amortized using the straight-line basis over the estimated useful live of the asset as follows:

Category	Estimated useful lives
Software	5 -10 years

(k)	Related party

A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company has disclosed all significant related party transactions.

(l)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of December 31, 2020 and 2021.

(m)	Fair value measurement

The Group applies ASC 820, Fair Value Measurements and Disclosures, (‘‘ASC 820’’). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3 — Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future cash flow amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(m)	Fair value measurement (cont.)

Financial assets and liabilities of the Group primarily consisted of cash, accounts receivable, amounts due from related parties, other receivables included in prepaid expenses and other current assets, short-term borrowings, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. As of December 31, 2020 and 2021, the carrying amounts of financial instruments approximated to their fair values due to the short-term maturity of these instruments.

The Group’s non-financial assets, such as property and equipment and land-use-right, would be measured at fair value only if they were determined to be impaired.

(n)	Revenue recognition

The Group adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), from January 1, 2019, using the modified retrospective transition approach to all contracts that did not have an impact on the beginning retained earnings on January 1, 2019. The Group’s revenue recognition policies effective on the adoption date of ASC 606 are presented as below.

Substantially all of the Group’s revenues are from contracts associated with freight forwarding services domestically and internationally. Additionally, the Group provides supply chain management to customers, by exploiting its advantages in global supply chain services.

The following table identifies the disaggregation of the Group’s revenue for the years ended December 31, 2020 and 2021, respectively:

Revenue Categories	FY 2020%		FY 2021%
	(RMB)		(RMB)	(US$)
Type A: Freight forwarding services	243,607,373	83.91%	488,036,905	76,546,404	89.46%
—Integrated cross-border logistics	210,794,731	72.61%	390,229,299	61,205,719	71.53%
—Fragmented logistics	32,812,642	11.30%	97,807,606	15,340,685	17.93%

Type B: Supply chain management	43,966,498	15.14%	53,531,895	8,396,238	9.81%
—International trading in relation to supply chain management	41,985,512	14.46%	52,974,861	8,308,870	9.71%
—Agent services	1,980,986	0.68%	557,034	87,368	0.10%

Type C: Other value-added services	2,759,062	0.95%	4,024,697	631,255	0.73%
—Customs brokerage	2,566,570	0.88%	2,750,027	431,329	0.50%
—Software development	192,492	0.07%	1,274,670	199,926	0.23%
Total	290,332,933	100.00%	545,593,497	85,573,897	100.00%

The following table presents revenue classified by timing of revenue recognition for the years ended December 31, 2020 and 2021, respectively.

	Year ended December 31, 2020	Year ended December 31, 2021
	RMB	RMB	US$
Point in time	43,966,498	53,531,895	8,396,238
Over time	246,366,435	492,061,602	77,177,659

Total revenue	290,332,933	545,593,497	85,573,897

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)	Revenue recognition (cont.)

Type A: Freight forwarding services

The Group primarily engages in freight forwarding services, including freight services and facilitating services such as customs brokerage services, packaging services and so on. The Group fulfills its performance obligation by transporting freights from the origin to the destination, both are specified by customers, via air freight, ocean freight, and land freight. The Group considers that there is only one performance obligation as the customer cannot benefit from the facilitating services on its own but be bundled with the freight services since the customer’s purpose for entering into this contract is to transport goods from the origin to the destination. The transaction price is fixed when the contract was signed by both parties. This type of revenue is recognized over time based on the extent of progress towards completion of the performance obligation. The Group adopts the output method, which is based on the transit time period, to measure progress.

The Group considers itself the principal for transactions that it is in control of establishing the transaction price, and it is responsible for managing all aspects of the shipments process and taking the risk of loss for delivery. Therefore, such revenues are reported on a gross basis.

For certain contracts, the Group considers itself the agent for transactions that it cooperates with third-party carriers to arrange freight services. Third-party carriers signed the contracts with customers and were in control of establishing the transaction price, and were responsible for fulfilling the promise to provide freight services. Therefore, such revenues are reported on a net basis.

The payment term is within 60 days after completion of freight forwarding services.

Type B: Supply chain management

The Group also engages in supply chain management, which includes international trading and agent services. The Group provides international trading, which sells electronic products through both export and import, by exploiting its advantages in global supply chain services and networks. The Group fulfills its performance obligation by transferring products to the designated location. In accordance with the Company’s customary business practices, the delivery term is “Free on board” (“FOB”). Therefore, once the products are loaded on the board, the control of products has transferred. The transaction price is fixed when the contract was signed by both parties. This type of revenue is recognized based on the product value specified in the contract at a point in time when the control of products has transferred. The Group considers itself the principal because it is in control of establishing the transaction price and bearing inventory risk. Therefore, such revenues are reported on a gross basis.

In addition to international trading, the Group also provides agent services relates to export/import procedures, for example, application for duty-refund, customs brokerage services and so on. The Group fulfills its performance obligation by arranging export/import business for the customer, including but not limited to signing contracts with end customers on behalf of the customer and preparing customs brokerage and duty refund. This type of revenue is recognized over time based on the extent of progress towards completion of the agent services. The Group considers itself the agent because the Group is not primarily responsible for fulfilling the promise to provide the specified goods, neither bears the inventory risks. Therefore, such revenues are reported on a net basis.

The payment term is within 60 days after completion of international trading and agent services.

Type C: Other value-added services

The Group also provides customs brokerage services, and logistics-related software development services.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)	Revenue recognition (cont.)

Customs brokerage services under Type C represents independent revenue stream, different from being one of the facilitating services of the freight forwarding business under Type A, or the facilitating services of the agent services under Type B under which those services are bundled as one performance obligation. The Group fulfills its performance obligation by providing customs brokerage services only. The transaction price is fixed when the contract was signed by both parties. This type of revenue is recognized over service period, usually within one day.

The Group also generates revenues from logistics-related software development services. The Group identifies two performance obligations within the contract: the software development services and the maintenance services. The transaction price is allocated based on the stand-alone selling price for each type of service. The Group recognizes software development services revenue over time in proportionate to the relative labor hours over the total budgeted hours of the project. The Group also promises to provide one-year maintenance service after the above mentioned software has been launched. The Group recognizes maintenance services revenue over the service period of one year.

Contract assets and liabilities

In-transit freight with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on consolidated balance sheets as “Contract assets”. Contract assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

Contract liabilities represents the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract liabilities of the Group mainly consist of advance product payments from customers of international trading. The Group expects to recognize this balance as revenue over the next 12 months.

The following table shows the amounts of revenue recognized in the current reporting period that were included in the contract liabilities at the beginning of the reporting period:

	2020	2021
	RMB	RMB	US$
Revenue recognized that was included in contract liabilities at the beginning of the reporting period:	75,020	1,908,488	299,338

Contract assets related were RMB593,474 and RMB3,203,033 (US$502,381) as of December 31, 2020 and 2021, respectively. The significant changes in contract assets represent the increasing trend in freight forwarding services for the year ended December 31, 2021, which give rise to the increase in revenues recognized to date in excess of cumulative billings. Contract liabilities related to advance payments from customers were RMB1,908,488 and RMB7,851,588 (US$1,231,486) as of December 31, 2020 and 2021, respectively. The significant changes in contract liabilities represent the increasing trend in freight forwarding services and international trading for the year ended December 31, 2021.

Contract costs

Contract costs consists of incremental costs of obtaining a contract with customers, for example, sales commissions. The Group elects to use the practical expedient, allowing to recognize the incremental costs of

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)	Revenue recognition (cont.)

obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

(o)	Cost of revenues

Cost of revenues consist primarily of (i) cost of freight charges, (ii) cost of purchase for international trading, (iii) labor costs, (iv) cost of customs brokerage, and (iv) cost of packaging. Cost of freight charges consists of (i) airfreight/ocean freight/land freight charges, (ii) delivery fees, and (iii) other service fees.

(p)	Selling expenses

Selling expenses mainly consist of (i) employee payroll and commission, (ii) entertainment and marketing expenses, and (iii) rental and depreciation related to selling and marketing functions.

(q)	Advertising expenses

Advertising costs amounted to RMB529,816 and RMB598,605 (US$93,889) for the years ended December 31, 2020 and 2021, respectively. Advertising costs are expensed as incurred and included in selling and marketing expenses.

(r)	General and administrative expenses

General and administrative expenses mainly consist of (i) employee payroll, rental and depreciation related to general and administrative personnel, (ii) professional service fees, and (iii) other corporate expenses.

(s)	Research and development expenses

Research and development expenses mainly consist of (i) employee payroll, (ii) lease expenses, and (iii) depreciation expense for experimental facilities and other daily expenses related to the Group’s research and development activities.

(t)	Financial expenses, net

Financial expenses, net mainly consist of (i) interest expenses, (ii) foreign exchange gain or loss, and (iii) bank charges. The Group incurred interest expenses of RMB533,982 and RMB1,046,305 (US$164,108) for the years ended December 31, 2020 and 2021, respectively. The Group incurred foreign exchange loss of RMB912,988 and foreign exchange gain RMB489,268 (US$76,739) for the years ended December 31, 2020 and 2021, respectively.

(u)	Deferred offering costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the initial public offering. Should the initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses. As of December 31, 2020 and 2021, the Group has incurred nil and RMB898,870 (US$140,984) of deferred offering costs, respectively.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(v)	Non-controlling interests

On June 13, 2017, JYD HQ entered into an equity investment agreement with Mr. Mak Chun Pong, the shareholder of TYPHK, to acquire 67% of equity interest in TYPHK with HKD6,781. Since the Group retains the control of TYPHK, the remaining 33% of equity interest in TYPHK from the other shareholder, Cargo Link Logistics HK Company Limited, was accounted for as non-controlling interest.

On October 30, 2021, JYD WLKJ entered into a joint venture agreement with Cargo Link Logistics HK Company Limited and Ms. Zheng Yan, to set up JYD SHWL. Since the Group retains control of JYD SHWL, the investment from Cargo Link Logistics HK Company Limited and Ms. Zheng Yan was accounted for as non-controlling interest.

In November 2021, the Company acquired 33% non-controlling interests of JYD HKGJHY from Cargo Link Logistics HK Company Limited at the consideration of nil. The non-controlling interest was HKD47,844 at the date of acquisition. Upon completion of the acquisition, the Company acquired 100% equity interest of JYD HKGJHY. Changes in controlling ownership interest that do not result in a loss of control of the subsidiary are accounted for in accordance with ASC 810. Any difference between the consideration paid by the parent to a non-controlling interest shareholder and the adjustment to the carrying amount of the non-controlling interest in the subsidiary is recognized directly in equity (i.e. additional paid-in capital) and attributable to the controlling interest.

(w)	Employee benefits

According to the regulations of the PRC, full-time eligible employees of the Group in the PRC are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated employee benefit plan. The Group is required to make contributions to the plan and accrues for these benefits based on certain percentages of the qualified employees’ salaries. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as costs and expenses in the accompanying consolidated statements of income and comprehensive income amounted to RMB334,896 and RMB1,187,520 (US$186,257) for the years ended December 31, 2020 and 2021, respectively. As of December 31, 2020 and 2021, the outstanding social insurance plan contributions payable were nil and RMB25,319 (US$3,971), respectively.

(x)	Leases

On January 1, 2019, the Group adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. See Note 9 for additional information.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Group recognizes operating lease expenses on a straight-line basis over the lease term.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(x)	Leases (cont.)

Leases with an initial term of 12 months or less are short-term lease and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheet. The Group recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities are recognized based on the present value of the lease payments not yet paid, discounted using the average borrowing rate of the Group’s outstanding loans.

Lease term includes rent holidays and options to extend or terminate the lease when the Group is reasonably certain that the Group will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the operating lease right-of-use assets. Interest expense is determined using the effective interest method. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Group reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Group reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Group has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

(y)	Income taxes

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities,

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(y)	Income taxes (cont.)

accounting for interest and penalties associated with tax positions, and related disclosures. The Group believes there were no uncertain tax positions at December 31, 2020 and 2021, respectively.

Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2020 and 2021.

(z)	Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenues generated from providing services. Revenue from providing services and sales of products is generally subject to VAT at applicable tax rates, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected tax payable. The Group reports revenue net of PRC’s VAT for all the periods presented in the Consolidated Statements of Income.

The PRC VAT rate is 0%, 1%, 6% and 9% for taxpayers providing logistics services and 13% for product sales for the years ended December 31, 2020 and 2021.

On March 23, 2016, Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) jointly issued the Circular of Full Implementation of Business Tax to VAT Reform (the “Circular 36”), which was last amended by the Announcement of the Ministry of Finance, the State Taxation Administration and the General Administration of Customs on Relevant Policies for Deepening the Value-Added Tax Reform on March 20, 2019 and came into effect on April 1, 2019, confirms that business tax will be completely replaced by VAT from May 1, 2016. The Notice of MOF and SAT on the Adjustment to VAT Rates, promulgated on April 4, 2018 and effective as of May 1, 2018, adjusted the applicative rate of VAT. The deduction rates of 17% and 11% applicable to the taxpayers who have VAT taxable sales activities or imported goods are adjusted to 16% and 10%, respectively. For the export goods to which a tax rate of 17% was originally applicable and the export rebate rate was 17%, the export rebate rate is adjusted to 16%. For the export goods and cross-border taxable activities to which a tax rate of 11% was originally applicable and the export rebate rate was 11%, the export rebate rate is adjusted to 10%.

Pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which was promulgated by MOF, SAT and the General Administration of Customs on March 20, 2019 and became effective on April 1, 2019, where (i) for VAT taxable sales or imports of goods originally subject to value-added tax rates of 16%, such tax rates shall be adjusted to 13%; (ii) for the exported goods originally subject to a tax rate of 16% and an export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%.

(aa)	Share-based compensation

The Group grants shares (“Share-based Awards”) to external consultants in exchange for services provided and accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation. Share-based awards are measured at the grant date fair value of the shares granted. For shares with performance conditions, the Group would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(aa)	Share-based compensation (cont.)

The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Group for accounting purposes.

(ab)	Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS.

Basic EPS are computed by dividing income available to ordinary shareholders of the Group by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31, 2020 and 2021, there was no dilution impact.

(ac)	Comprehensive income

Comprehensive income is defined as the increase in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Amongst other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income included net income and foreign currency translation adjustments that are presented in the consolidated statements of comprehensive income.

(ad)	Statutory reserves

The Company’s PRC subsidiaries are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Group is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by corresponding PRC subsidiaries in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends. For the years ended December 31, 2020 and 2021, statutory reserve provided were RMB823,564 and RMB979,039 (US$153,558), respectively.

(ae)	Contingencies

From time to time, the Group may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against the Group that, if adversely determined, would in the Group’s management’s judgment have a material adverse effect on the Group.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(af)	Concentration of risks

Concentration of Credit Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality. As of December 31, 2020 and 2021, RMB22,648,345 and RMB35,463,754 (US$5,562,331) of the Group’s cash were on deposit at financial institutions in the PRC, respectively.

The Group has a concentration of its account receivables and revenues with specific customers.

As of December 31, 2020, two customers accounted for 16.59% and 13.66% of accounts receivable, respectively. As of December 31, 2021, three customers accounted for 20.68%, 14.83% and 10.22% of accounts receivable, respectively.

For the year ended December 31, 2020, three customers accounted for approximately 17.90%, 15.63% and 10.71% of the total revenue, respectively. For the year ended December 31, 2021, one customer accounted for approximately 13.09% of the total revenue.

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

The Group also has a concentration of its account payables and purchases with specific suppliers.

As of December 31, 2020, one supplier accounted for 51.18% of the total accounts payable balance. As of December 31, 2021, two suppliers accounted for 59.07% and 11.35% of the total accounts payable balance, respectively. For the years ended December 31, 2020 and 2021, one supplier accounted for 57.96% and 36.36% of the total purchases, respectively.

Foreign Exchange Risk

The Groups’ operations are primarily in China. The reporting currency is denominated in RMB. The Group is exposed to currency risk primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in currencies other than the functional currency of the operations to which the transactions relate. Thus, revenues and results of operations may be impacted by exchange rate fluctuations between RMB and U.S. dollars. The Group incurred and recognized foreign currency exchange loss of RMB912,988 and foreign currency exchange gain of RMB489,268 (US$76,739) in 2020 and 2021, respectively, as a result of changes in the exchange rate.

(ag)	Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Further, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU No. 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group will adopt ASU No. 2016-13 from January 1, 2023. The Group is in the process of evaluating the impacts the standards will have on its consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(ag)	Recent accounting pronouncements (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (‘‘ASU 2019-12’’), which simplifies the accounting for income taxes by removing exceptions and simplifies the accounting for income taxes regarding franchise tax, good will, separate financial statements, enacted change in tax laws or rates and employee stock ownership plans. ASU 2019-12 will be effective for the Group for annual reporting periods beginning January 1, 2022 and interim periods within fiscal years beginning January 1, 2023. The Group in the process of evaluating the impacts the standards will have on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Accounts receivable	34,635,967	88,228,296	13,838,214
Allowance for doubtful accounts	(240,199)	(682,905)	(107,111)

Total accounts receivable, net	34,395,768	87,545,391	13,731,103

The movement of allowance of doubtful accounts is as follows:

	December 31,	December 31,	December 31,
	2020	2021	2021
	RMB	RMB	US$
Beginning balance	168,481	240,199	37,675
Addition	71,718	442,706	69,436

Ending balance	240,199	682,905	107,111

The Group recorded bad debt expenses of RMB71,718 and RMB442,706 (US$69,436) for the years ended 2020 and 2021, respectively.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets consisted of the following:

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Tax refund (a)	6,579,364	7,931,578	1,244,032
Deposits	2,574,705	1,952,388	306,223
Advanced to suppliers (b)	2,088,010	20,578,203	3,227,599
Others receivables (c)	297,554	2,833,783	444,464
	11,539,633	33,295,952	5,222,318
Allowance of doubtful accounts	(4,744,728)	(4,744,565)	(744,164)

Total prepaid expenses and other receivables, net	6,794,905	28,551,387	4,478,154

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET (cont.)

The movement of allowance of doubtful accounts is as follows:

	December 31,	December 31,	December 31,
	2020	2021	2021
	RMB	RMB	US$
Beginning balance	4,600,041	4,744,728	744,189
Addition	144,687	—	—
Reverse	—	(163)	(25)

Ending balance	4,744,728	4,744,565	744,164

(a)	The balance mainly represents the tax refund JYD SM entitled from international trading business. Jayud has recorded fully allowance for the portion with doubt of collection.
(b)	The balance mainly represents the paid in advance payments made for chartered airlines freight services.
(c)	The balance mainly represents the customs or fees that Jayud paid on behalf of customers and some advances to employees.

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Motor vehicles	1,428,587	1,428,587	224,067
Electronic equipment	950,493	1,255,203	196,873
Machinery	300,382	117,656	18,454
Other equipment	588,897	639,424	100,291

Subtotal	3,268,359	3,440,870	539,685
Less: accumulated depreciation	(1,960,223)	(2,286,895)	(358,689)

Property and equipment, net	1,308,136	1,153,975	180,996

Depreciation expense was RMB754,302 and RMB545,048 (US$85,488) for the years ended December 31, 2020 and 2021, respectively.

6.	INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Software	1,246,854	1,438,174	225,571
Less: accumulated depreciation	(373,449)	(517,266)	(81,131)

Intangible assets, net	873,405	920,908	144,440

Amortization expense was RMB124,686 and RMB143,818 (US$22,558) for the years ended December 31, 2020 and 2021, respectively.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	SHORT-TERM BORROWINGS

Short-term borrowings represent amounts due to various banks normally maturing within one year. The principal of the borrowings is due at maturity. Accrued interest is due either monthly or quarterly. The bank borrowings are for working capital and capital expenditure purposes. The balance of short-term borrowings consists of the following:

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Ningbo Bank (a)	4,000,000	—	—
Industrial and Commercial Bank of China (b)	3,000,000	3,000,000	470,536
Bank of China Jingang Branch (c)	710,000	—	—
China Construction Bank Shenzhen Shangbu Branch (d)	—	7,900,000	1,239,080

Total	7,710,000	10,900,000	1,709,616

(a)

On August 7, 2019, JYD SM entered into a loan agreement with Ningbo Bank in the total amount of RMB4,000,000 with an interest rate of 4.50% with one-year term. The amount was repaid and renewed on July 13, 2020 for one year, and furtherly repaid on October 27, 2021. The borrowing was pledged by Geng Xiaogang and Jia Xiaohua, two of the shareholders of Jayud with individual real estates.

(b)

On March 15, 2020, JYD HQ initially entered into a loan agreement with Industrial and Commercial Bank of China in the total amount of RMB3,000,000 with a half-year term with an interest rate of 4.65%. The loan is subject to repayment and is eligible for renewal every six month.

The Loan was fully repaid at each due date at the end of six-month period, and new loan principle was granted to the Company along with the renewed loan agreement in September and March of 2020 and 2021. Interest rate remains the same from FY2020 to FY2021.

(c)

On July 31 and August 15, 2020, JYD SZGJHY entered into two loan agreements with Bank of China Jingang Branch in the total amount of RMB710,000 with an interest rate of 4.50% from July 31, 2020 to July 30, 2021 and August 15, 2020 to August 14, 2021, respectively. The total amount was repaid on July 26, 2021.

(d)

On October 13, 2021, JYD HQ entered into an entrusted loan agreement with Shenzhen Guarantee Group Co. LTD (“SZ Guarantee”). SZ Guarantee instructed the Shenzhen Shangbu Branch of China Construction Bank to grant a one-year maturity loan of total amount of RMB8,000,000 (US$1,254,764) with an interest rate of 3.60%. The loan was guaranteed by JYD SM and shareholders of the Group (Xiaogang Geng and Xiaohua Jia) and was pledged with trade receivables of JYD HQ arising within 24 months from the effective date of pledge agreement as well as individual real estates of Xiaogang Geng and Xiaohua Jia. For the year ended December 31, 2021, JYD HQ has paid an amount of RMB100,000 (US$15,685).

Interest expenses were RMB448,601 and RMB343,544 (US53,883) for short-term borrowings for the years ended December 31, 2020 and 2021, respectively.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Accrued payroll and employee benefits	2,943,799	3,385,258	530,963
Payable to third parties (a)	1,312,211	2,084,745	326,983
Reimbursement payable to employees	40,779	472,436	74,099
Deposit payable	30,900	1,118,416	175,419
Others	39,164	178,198	27,949

Total	4,366,853	7,239,053	1,135,413

(a)

The balance mainly represents the payables for acquiring some services for daily operations such as property fees, rent and utility bills as well as some professional and consulting services for the years ended December 31, 2020 and 2021.

9.	LOANS PAYABLE TO THIRD PARTIES

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Shenzhen Boyatong Supply Chain Management Co., LTD (a)	1,385,355	—	—
Li Jia (b)	—	4,800,000	752,859

Total	1,385,355	4,800,000	752,859

(a)

On December 11, 2020, Jayud borrowed a short-term interest-free loan from Shenzhen Boyatong Supply Chain Management Co., LTD of US$250,000 and repaid a total amount of US$50,000. For the year ended December 31, 2021, Jayud repaid the remaining part of US$200,000 (RMB1,385,355).

(b)	On August 2, 2021, Jayud borrowed an interest-free loan from Li Jia of RMB4,800,000 (US$752,859) for seven months.

10.	LEASES

Effective on January 1, 2019, the Group adopted Topic 842. At the inception of a contract, the Group determines if the arrangement is, or contains, a lease. The leases of the Group mainly consisted of office leasing and warehouse leasing.

Supplemental balance sheet information related to operating lease was as follows:

	As of December 31,
	2020	2021
	RMB	RMB	US$
Right-of-use assets	6,358,095	6,463,320	1,013,743

Operating lease liabilities - current	2,738,732	3,698,233	580,051
Operating lease liabilities - non-current	3,427,655	2,539,151	398,254

Total operating lease liabilities	6,166,387	6,237,384	978,305

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	LEASES (cont.)

The weighted average remaining lease terms and discount rates for the operating lease as of December 31, 2021 were as follows:

Remaining lease term and discount rate:
Weighted average remaining lease term (years)	1.74
Weighted average discount rate	4.20%

During the years ended December 31, 2020 and 2021, the Group incurred total operating lease expenses of RMB3,205,424 and RMB3,498,048 (US$548,653) respectively.

The following is a schedule of future minimum payments under the Group’s operating leases as of December 31, 2021:

For the fiscal years ended December, 31	Amounts
2022	3,889,527
2023	2,288,878
2024	591,532
2025	—
Thereafter	—

Total lease payments	6,769,937
Less: imputed interest	(532,553)

Total operating lease liabilities, net of interest	6,237,384

11.	LONG-TERM BORROWING

Long-term borrowing represents the amount due to various banks normally maturing over one year. The principal of the borrowings is due at maturity. Accrued interest is due either monthly or quarterly. The bank borrowings are for working capital and capital expenditure purposes. The balance of long-term borrowing consists of the following:

	December 31,	December 31,
	2020	2021
	RMB	RMB	US$
Postal Savings Bank of China	—	4,450,000	697,962
Less: to be matured within one year	—	(600,000)	(94,107)

Total	—	3,850,000	603,855

On January 1, 2021, JYD HQ entered into a two-year maturity loan agreement with Postal Savings Bank of China in the total amount of RMB5,000,000(US$784,228) with an interest rate of 4.35%. The loan was guaranteed by Shenzhen SME Financing Guarantee Co., LTD. and shareholders of the Group (Xiaogang Geng and Xiaohua Jia). For the year ended December 31, 2021, JYD HQ repaid a total amount of RMB550,000 (US$86,265) and recorded interest expenses of RMB197,103 (US$30,915).

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, these entities are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. The Group was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s subsidiaries that are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

For the years ended 2020 and 2021, JYD SZGJHY, JYD SM, JYD BG, JYD XYX, JYD NJWL were recognized as small low-profit enterprises and there were three additional subsidiaries, JYD XC, JYD DS and JYD SHWL were recognized as small low-profit enterprises for the year ended 2021.

In January 2019, the State Administration of Taxation provides a preferential corporate income tax rate of 20% and an exemption ranged from 50% to 75% in the assessable taxable profits for entities qualified as small-size enterprises (the exemption range has been changed to from 50% to 87.5% for the period from January 1, 2021 to December 31, 2022.

The income tax provision consisted of the following components:

	Year ended December 31, 2020	Year ended December 31, 2021
	RMB	RMB	US$
Current income tax expenses	2,637,319	836,762	131,242
Deferred income tax benefit	(1,002,390)	866,417	135,894

Total income tax expenses	1,634,929	1,703,179	267,136

Reconciliation between the provision for income taxes computed by applying the PRC EIT rate of 25% to income before income taxes and the actual provision of income taxes is as follows:

	Year ended December 31, 2020	Year ended December 31, 2021
	RMB	RMB
PRC statutory income tax rate	25.00%	25.00%
Effect of preferential tax rate	(2.33)%	(6.41)%
Non-deductible items	1.57%	0.92%
Tax effect on deferred offering costs	0.00%	(1.88)%
Change in valuation allowance	10.68%	(3.35)%

Effective tax rate	34.92%	14.28%

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	TAXATION (cont.)

As of December 31, 2020 and 2021, the significant components of the deferred tax assets and deferred tax liability were summarized below:

	Year ended December 31, 2020	Year ended December 31, 2021
	RMB	RMB	US$
Deferred tax assets:
Net operating loss carried forward	3,016,895	1,724,529	270,485
Bad debt provision	10,974	39,337	6,170
Less: Valuation allowance	(2,025,479)	(1,625,548)	(254,960)

Deferred tax assets, net of valuation allowance	1,002,390	138,318	21,695

As of December 31, 2021, net operating loss carry forward will expire, if unused, in the following amounts:

For the fiscal years ended December, 31	Amounts
2022	116,308
2023	2,450,965
2024	3,213,366
2025	5,308,880
2026	559,941

Total	11,649,460

Valuation allowances have been provided on the deferred tax assets where, based on all available evidence, it was considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2020 and 2021, the Group did not have any significant unrecognized uncertain tax positions.

The Group’s taxes payable consists of the following:

	Year ended December 31, 2020	Year ended December 31, 2021
	RMB	RMB	US$
Income tax payable	2,637,319	1,820,229	285,495
VAT and other taxes payable	500,639	525,685	82,451

Total taxes payable	3,137,958	2,345,914	367,946

13.	EQUITY

Ordinary shares

The Company’s authorized share capital comprises of (i) 480,000,000 Class A ordinary shares of par value US$0.0001 each and (ii) 20,000,000 Class B ordinary shares of par value US$0.0001 each. On June 10, 2022, the Company issued 9,420,000 Class A ordinary shares and 6,409,600 Class B ordinary shares. On September 6, the Company issued another 1,370,400 Class A ordinary shares which issuance were

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	EQUITY (cont.)

considered as being part of the reorganization of the Group and was retroactively applied as if the transaction occurred at the beginning of the period presented. For the year ended December 31, 2021, one of the shareholders, Mr. Yi Yu, made a capital injection of RMB400,000 (US$62,739) to JYD DS.

Restricted net assets

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, the Company’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. The Group is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Shareholders. Paid-in capital of subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2020 and 2021, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Company’s subsidiaries, that are included in the Company’s consolidated net assets were approximately RMB20.7 million and RMB22.6 million (US$3.5 million), respectively.

14.	RELATED PARTY BALANCES AND TRANSACTIONS

Accounts receivable—a related party

As of December 31, 2020 and 2021, accounts receivable from a related party consisted of the following:

Name	Relationship	Nature	As of December 31, 2020	As of December 31, 2021
			RMB	RMB	US$
Cargo Link Logistics HK Company Limited	Owns 33% of shares of Sky Pacific Logistics HK Company Limited	Logistic services	2,814,719	26,154	4,102

			2,814,719	26,154	4,102

Prepaid expenses—a related party

As of December 31, 2020 and 2021, prepaid expenses from a related party consisted of the following:

Name	Relationship	Nature	As of December 31, 2020	As of December 31, 2021
			RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	100% controlled by Jia Xiaohua	Logistic services	—	1,674,157	262,584

			—	1,674,157	262,584

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Accounts payable—related parties

As of December 31, 2020 and 2021, accounts payable to related parties consisted of the following:

Name	Relationship	Nature	As of December 31, 2020	As of December 31, 2021
			RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	100% controlled by Jia Xiaohua	Logistic services	374,483	205,695	32,262
Cargo Link Logistics HK Company Limited	Owns 33% of shares of Sky Pacific Logistics HK Company Limited	Logistic services	21,168,312	60,772,958	9,531,967

			21,542,795	60,978,653	9,564,229

Loans payable—related parties

As of December 31, 2020 and 2021, loan payable to related parties consisted of the following:

Name	Relationship	Nature	As of December 31, 2020	As of December 31, 2021
			RMB	RMB	US$
Shenzhen Quanjieyuan Enterprise Management Consulting Partnership (Limited Partnership)	Controlled by Geng Xiaogang & Jia Xiaohua	Loan (a)	—	1,000,000	156,846
Cheng Minfang	Executive of the Group	Loan (b)	—	612,000	95,989

			—	1,612,000	252,835

(a)

For the year ended December 31, 2021, Jayud borrowed a total amount RMB1,500,000 (US$235,268) from Shenzhen Quanjieyuan Enterprise Management Consulting Partnership (Limited Partnership) without interest for a half year and paid RMB500,000 (US$78,423).

(b)

On August 28, 2021, Jayud borrowed a short-term loan from Cheng Minfang of RMB600,000 (US$94,107) with an interest rate of 6% for a half year. Jayud recorded an interest expense of RMB12,000 for the loan for the year ended December 31, 2021.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Others payable—related parties

As of December 31, 2020 and 2021, others payable to related parties consisted of the following:

Name	Relationship	Nature	As of December 31, 2020	As of December 31, 2021
			RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	100% controlled by Jia Xiaohua	Paid on behalf of the Group (a)	3,504,473	1,370,270	214,921
Cargo Link Logistics HK Company Limited	Owns 33% of shares of Sky Pacific Logistics HK Company Limited	Paid on behalf of the Group (b)	146,287	510,875	80,128

			3,650,760	1,881,145	295,049

(a)

For the year ended December 31, 2020, Winpass paid on behalf of Jayud in a total amount of RMB4,092,436 and collected a total amount of RMB1,040,074. For the year ended December 31, 2021, Winpass paid on behalf of Jayud in a total amount of RMB16,467,687 (US$2,582,883) and collected a total amount of RMB18,601,890 (US$2,917,623).

(b)	For the years ended December 31, 2020 and 2021, Cargo Link paid on behalf of Jayud in a total amount of RMB11,480 and RMB364,588 (US$57,184), respectively.

Loans payable—shareholders

As of December 31, 2020 and 2021, loans payable to shareholders consisted of the following:

Name	Relationship	Nature	As of December 31, 2020	As of December 31, 2021
			RMB	RMB	US$
Geng Xiaogang	Shareholder	Loan (a)	—	190,000	29,801
Jia Xiaohua	Shareholder	Loan (b)	—	330,000	51,759
Zhao Dun	Shareholder	Loan and related interests (c)	—	2,040,000	319,965

			—	2,560,000	401,525

(a)	For the year ended December 31, 2021, Jayud borrowed a total amount of RMB520,000 (US$81,560) without interests for 18 months from Geng Xiaogang and repaid RMB330,000 (US$51,759).
(b)	For the year ended December 31, 2021, Jayud borrowed a total amount of RMB3,685,000 (US$577,976) without interests for 8 months from Jia Xiaohua and repaid RMB3,355,000 (US$526,217).
(c)

For the year ended December 31, 2021, Jayud borrowed a total amount of RMB2,000,000 (US$313,691) with an interest rate of 6% for 6 months from Zhao Dun and recorded interest expenses of RMB40,000 (US$6,274).

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Others payable—shareholders

As of December 31, 2020 and 2021, others payable—shareholders consisted of the following:

Name	Relationship	Nature	Year ended December 31, 2020	Year ended December 31, 2021
			RMB	RMB	US$
Geng Xiaogang	Shareholder	Business reimbursement payable	315,126	—	—
Jia Xiaohua	Shareholder	Business reimbursement payable	261,415	—	—
Wang Qing	Shareholder	Business reimbursement payable	197,893	114,602	17,974
Huang Jianhong	Shareholder	Dividend payable	1,200,000	1,200,000	188,215

			1,974,434	1,314,602	206,189

Related party transactions

For the fiscal years ended December 31, 2020 and 2021, the Group had the following material related party transactions:

		For the years ended December 31,
Related Parties	Nature	2020	2021
		RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	Purchase of logistic services	1,248,954	4,514,552	708,087
Winpass Logistics (HK) Co., Limited	Purchase of products	1,932,797	—	—
Cargo Link Logistics HK Company Limited	Purchase of logistic services	156,091,594	185,858,692	29,151,104
Cargo Link Logistics (SHENZHEN) Company Limited	Purchase of logistic services	—	2,672,803	419,217
Cargo Link Logistics HK Company Limited	Provided logistic services	28,587,482	14,141,548	2,218,038
Cheng Minfang	Interest expense of loan	—	12,000	1,882

Shareholder transaction

For the fiscal years ended December 31, 2020 and 2021, the Group had the following material shareholder transaction:

		For the years ended December 31,
Shareholder	Nature	2020	2021
		RMB	RMB	US$
Zhao Dun	Interest expense of loan	—	40,000	6,274

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	CONCENTRATION

The following table sets forth information as to each customer that accounted for 10% or more of total accounts receivable as of December 31, 2020 and 2021.

	As of		As of
	December 31, 2020		December 31, 2021
Customer	Amount	% of Total	Amount	% of Total	Amount
	RMB	%	RMB	%	US$
A	5,745,823	16.59%	*	*	*
B	4,731,576	13.66%	*	*	*
C	*	*	18,241,469	20.68%	2,861,093
D	*	*	13,088,371	14.83%	2,052,852
E	*	*	9,018,665	10.22%	1,414,537

*	Represented the percentage below 10%

The following table sets forth information as to each customer that accounted for 10.00% or more of total revenue for the fiscal years ended December 31, 2020 and 2021.

	As of		As of
	December 31, 2020		December 31, 2021
Customer	Amount	% of Total	Amount	% of Total	Amount
	RMB	%	RMB	%	US$
D	51,976,003	17.90%	*	*	*
F	45,373,496	15.63%	*	*	*
B	31,095,213	10.71%	*	*	*
G	*	*	71,419,145	13.09%	11,201,773

*	Represented the percentage below 10%

The following table sets forth information as to each supplier that accounted for 10% or more of total accounts payable for the fiscal years ended December 31, 2020 and 2021.

	As of		As of
	December 31, 2020		December 31, 2021
Supplier	Amount	% of Total	Amount	% of Total	Amount
	RMB	%	RMB	%	US$
Cargo Link Logistics HK Company Limited	21,168,312	51.18%	60,772,958	59.07%	9,531,966
B	*	*	11,676,432	11.35%	1,831,396

*	Represented the percentage below 10%

The following table sets forth information as to each supplier that accounted for 10% or more of total purchase for the fiscal years ended December 31, 2020 and 2021.

	As of		As of
	December 31, 2020		December 31, 2021
Supplier	Amount	% of Total	Amount	% of Total
Cargo Link Logistics HK Company Limited	156,091,594	57.96%	185,858,692	36.36%

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	COMMITMENTS AND CONTINGENCIES

The Group has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

The following table sets forth our contractual obligations as of December 31, 2021:

	Payments due by period
	Total	Within one year	Within 1-2 years
	RMB
Operating lease payment	6,769,937	3,889,527	2,880,410
Bank borrowings	15,350,000	11,500,000	3,850,000
Loans from related parties	1,612,000	1,612,000	—
Loans from shareholders	2,560,000	2,560,000	—
Loans from third parties	4,800,000	4,800,000	—

Total	31,091,937	24,361,527	6,730,410

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2021.

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China from February to mid-March in 2020. As the date of the report, the pandemic has been resurged ever and again resulting in an unstable business operation. While the Company strives to bring in new customers and provide more services to mitigate the negative impact of COVID-19, it has no control over the development of the COVID-19 situations in China or around the world and therefore may not be able to achieve a revenue growth or maintain its historical revenue level in future periods. The downturn brought by and the duration of the coronavirus pandemic is difficult to assess or predict and actual effects will depend on many factors beyond the Company’s control, including the increased world-wide spread of COVID-19 and the relevant governments’ actions to contain COVID-19 or treat its impact. The extent to which COVID-19 impacts the Company’s results remains uncertain. The business, results of operations, financial condition and prospects could be adversely affected directly, as well as to the extent that the coronavirus or any other epidemic harms the global economies in general.

17.	SUBSEQUENT EVENTS

Dividend declaration

On February 8, 2022, JYD DS’s shareholders approved a resolution to declare cash dividends of RMB2,410,000 to its shareholders, of which RMB1,687,000 and RMB723,000 were distributed and paid to JYD WLKJ and Yi Yu, respectively, on April 27, 2022.

On February 28, 2022, JYD HQ’s shareholders approved a resolution to declare cash dividends of RMB7,360,000 to its shareholders, of which a total of RMB5,152,000 was distributed and paid to JYD WLKJ in April and May 2022, and RMB2,208,000 was distributed and paid to Huang Jianhong on April 27, 2022.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	SUBSEQUENT EVENTS (cont.)

In addition, on April 27, 2022, JYD HQ paid cash dividends of RMB4,000,000 to its shareholders, which was declared in 2020. RMB2,800,000 was paid to JYD WLKJ, and RMB1,200,000 was paid to Huang Jianhong.

On March 15, 2022, JYD WLKJ’s shareholders approved a resolution to declare cash dividends of RMB9,000,000 to its shareholders, of which RMB8,100,000 was distributed to Geng Xiaogang and RMB900,000 was distributed to Jia Xiaohua. RMB1,875,000 and RMB200,000 of the dividend were paid to Geng Xiaogang and Jia Xiaohua, respectively, on April 27, 2022.

Loans from shareholders

On May 24, 2022, JYD WLKJ entered into an interest-free loan agreement on demand with Jin Tao, in the total amount of RMB2,631,457 for six months. Jin Tao is one of the shareholders of the Group.

On June 1, 2022, JYD WLKJ entered into an interest-free loan agreement with one of the shareholders, Huang Jianhong, with the total amount of RMB4,920,000 for three months.

Loan from third party

On May 30, 2022, JYD WLKJ entered into a loan agreement with Xi’an Renruishuisheng Technology Construction Co., Ltd (“Xi’an Renrui”), in the total amount of RMB3,000,000 with annual interest of 6% for three months.

Shares Granted

On September 7, 2022, the Company granted 800,000 Class A ordinary shares to a financial advisory consultant as a bonus on the condition of a successful initial public offering (“IPO”) under the professional financial advisory services. Granted shares shall be subject to a right of repurchase by the Company for nil consideration if the Company fails to achieve a successful IPO. On September 9, 2022, the Company granted 2,000,000 Class A ordinary shares at US$ 2.5 per share.

18.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The condensed financial information of the parent company, Jayud, has been prepared using the same accounting policies as set out in Jayud’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

Jayud’s share of income and losses from its subsidiaries is reported as incomes from subsidiaries in the accompanying condensed financial information of parent company.

Jayud is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Jayud is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Jayud did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2020 and 2021.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed balance sheets

	As of December 31,
	2020	2021
	RMB	RMB	US$
Assets
Non-current assets
Investments in subsidiaries	6,213,789	16,887,523	2,648,732

Total assets	6,213,789	16,887,523	2,648,732

Shareholders’ equity
Class A Ordinary shares (par value of US$0.0001 per share; 480,000,000 Class A ordinary shares authorized and 10,790,400 Class A ordinary shares issued and outstanding as of December 31, 2020 and 2021, respectively.)*	6,880	6,880	1,079
Class B Ordinary shares (par value of US$0.0001 per share; 20,000,000 Class B ordinary shares authorized and 6,409,600 class B shares issued and outstanding as of December 31, 2020 and 2021, respectively.)*	4,087	4,087	641
Additional paid-in capital	12,831,938	13,190,206	2,068,825
Statutory reserves	1,468,823	2,447,862	383,936
(Accumulated deficit)/Retained earnings	(8,106,381)	1,219,888	191,334
Accumulated other comprehensive income	8,442	18,600	2,917

Total shareholders’ equity	6,213,789	16,887,523	2,648,732

Non-controlling interests	(77,336)	(117,244)	(18,389)

Total liabilities and shareholders’ equity	6,136,453	16,770,279	2,630,343

*	Ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization.

Condensed statements of comprehensive income

	For the years ended December 31,
	2020	2021
	RMB	RMB	US$
Operating income:
Share of income from subsidiaries	3,062,437	10,305,308	1,616,341

Total operating income	3,062,437	10,305,308	1,616,341

Income before income tax expense	3,062,437	10,305,308	1,616,341

Income tax expense	—	—	—

Net income	3,062,437	10,305,308	1,616,341

Other comprehensive income	—	—	—

Total comprehensive income	3,062,437	10,305,308	1,616,341

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed statements of cash flows

For the years ended December 31,
	2020	2021
	RMB	RMB	US$
Cash flows from operating activities:
Net income	3,062,437	10,305,308	1,616,341
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in gain of subsidiaries	(3,062,437)	(10,305,308)	(1,616,341)

Net cash provided by operating activities	—	—	—
Net cash provided by investing activities	—	—	—
Net cash provided by financing activities	—	—	—

Net increase in cash	—	—	—
Cash at beginning of year	—	—	—

Cash at end of year	—	—	—

JAYUD GLOBAL LOGISTICS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
	RMB	RMB	US$
Assets
Current assets
Cash	40,266,725	46,709,950	6,959,792
Accounts receivable, net	87,545,391	54,641,231	8,141,555
Accounts receivable—a related party	26,154	237,854	35,440
Contract assets	3,203,033	4,074,503	607,102
Prepaid expenses and other current assets, net	28,551,387	50,764,243	7,563,882
Prepaid expenses—a related party	1,674,157	1,908,326	284,341

Total current assets	161,266,847	158,336,107	23,592,112

Non-current assets
Property and equipment, net	1,153,975	1,373,621	204,670
Intangible assets, net	920,908	839,434	125,076
Operating right-of-use assets, net	6,463,320	39,054,459	5,819,123
Deferred offering costs	898,870	2,429,016	361,924
Deferred tax assets	138,318	15,669	2,335
Refundable deposit	—	3,002,260	447,337
Prepayment for acquisition	—	3,458,956	515,385

Total non-current assets	9,575,391	50,173,415	7,475,850

TOTAL ASSETS	170,842,238	208,509,522	31,067,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	10,900,000	12,300,000	1,832,703
Current maturities of long-term borrowing	600,000	4,150,000	618,351
Loans payable—third parties	4,800,000	5,090,000	758,411
Loans payable—related parties	1,612,000	—	—
Loans payable—shareholders	2,560,000	5,033,000	749,918
Accounts payable—third parties	41,901,620	33,387,832	4,974,794
Accounts payable—related parties	60,978,653	20,364,286	3,034,283
Contract liabilities	7,851,588	36,754,501	5,476,428
Accrued expenses and other current liabilities	7,239,053	4,696,599	699,794
Others payable—related parties	1,881,145	2,156,964	321,388
Others payable—shareholders	1,314,602	6,992,646	1,041,906
Taxes payable	2,345,914	4,011,700	597,744
Operating lease liabilities—current	3,698,233	14,373,109	2,141,596

Total current liabilities	147,682,808	149,310,637	22,247,316

Non-current liabilities
Long-term borrowing	3,850,000	—	—
Operating lease liabilities – non-current	2,539,151	20,127,051	2,998,935

Total non-current liabilities	6,389,151	20,127,051	2,998,935

Total liabilities	154,071,959	169,437,688	25,246,251

	As of
	December 31, 2021	June 30, 2022
		(Unaudited)
	RMB	RMB	US$
Commitments and contingencies
Shareholders’ Equity
Class A Ordinary shares (par value of US$0.0001 per share; 480,000,000 Class A ordinary shares authorized and 10,790,400 Class A ordinary shares issued and outstanding as of December 31, 2021 and June 30, 2022, respectively.)*	6,880	6,880	1,079
Class B Ordinary shares (par value of US$0.0001 per share; 20,000,000 Class B ordinary shares authorized and 6,409,600 class B shares issued and outstanding as of December 31, 2021 and June 30, 2022, respectively.)*	4,087	4,087	641
Additional paid in capital	13,190,206	37,870,206	5,642,669
Statutory reserves	2,447,862	4,395,909	654,991
Retained earnings (Accumulated deficit)	1,219,888	(2,506,044)	(373,401)
Accumulated other comprehensive income (loss)	18,600	(45,241)	(6,827)

Total Jayud Global Logistics Limited shareholders’ equity	16,887,523	39,725,797	5,919,152
Non-controlling interests	(117,244)	(653,963)	(97,441)

Total shareholders’ equity	16,770,279	39,071,834	5,821,711

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	170,842,238	208,509,522	31,067,962

*	Ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

JAYUD GLOBAL LOGISTICS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended
	June 30,
	2021	2022
	(Unaudited)	(Unaudited)
	RMB	RMB	US$
Revenues	165,297,747	454,099,525	67,660,924
Cost of revenues	(153,479,652)	(423,211,920)	(63,058,664)

Gross profit	11,818,095	30,887,605	4,602,260

Operating expenses
Selling expenses	(2,763,178)	(8,288,836)	(1,235,038)
General and administrative expenses	(4,747,775)	(9,223,117)	(1,374,246)
Research and development expenses	(723,204)	(998,923)	(148,840)

Total operating expenses	(8,234,157)	(18,510,876)	(2,758,124)

Operating profit	3,583,938	12,376,729	1,844,136

Other income
Other income, net	33,851	99,901	14,885
Foreign exchange gain, net	535,244	2,567,807	382,604
Interest expenses, net	(442,494)	(500,445)	(74,566)

Total other income, net	126,601	2,167,263	322,923

Income before income tax expense	3,710,539	14,543,992	2,167,059
Income tax expenses	(1,272,006)	(4,927,596)	(734,213)
Net income	2,438,533	9,616,396	1,432,846

Less: Net loss attributable to non-controlling interests	(24,100)	(536,719)	(79,971)

Net income attributable to the Jayud Global Logistics Limited’s ordinary shareholders	2,462,633	10,153,115	1,512,817

Net income	2,438,533	9,616,396	1,432,846
Foreign currency translation difference, net of tax	9,361	(63,841)	(9,512)
Total comprehensive income	2,447,894	9,552,555	1,423,334
Less: total comprehensive loss attributable to non-controlling interest	(24,100)	(536,719)	(79,971)

Total comprehensive income attributable to Jayud Global Logistics Limited’s ordinary shareholders	2,471,994	10,089,274	1,503,305

Net income per share
Basic and diluted	0.14	0.59	0.09
Weighted average shares
Basic and diluted	17,200,000	17,200,000	17,200,000

*	Ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Class A Ordinary shares*		Class B Ordinary shares*		Additional paid-in capital	Statutory reserves	(Accumulated deficit)/Retained earnings	Accumulated other comprehensive income (loss)	Total Jayud Global Logistics Limited shareholders’ equity	Non-controlling interests	Total shareholders’ equity
	Share	Amount	Share	Amount
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2020	10,790,400	6,880	6,409,600	4,087	12,831,938	1,468,823	(8,106,381)	8,442	6,213,789	(77,336)	6,136,453

Provision for statutory reserve	—	—	—	—	—	461,054	(461,054)	—	—	—	—
Net income (loss)	—	—	—	—	—	—	2,462,633	—	2,462,633	(24,100)	2,438,533
Capital injection	—	—	—	—	400,000	—	—	—	400,000	—	400,000
Foreign currency translation	—	—	—	—	—	—	—	9,361	9,361	—	9,361

Balance as of June 30, 2021 (unaudited)	10,790,400	6,880	6,409,600	4,087	13,231,938	1,929,877	(6,104,802)	17,803	9,085,783	(101,436)	8,984,347

Balance as of December 31, 2021	10,790,400	6,880	6,409,600	4,087	13,190,206	2,447,862	1,219,888	18,600	16,887,523	(117,244)	16,770,279

Provision for statutory reserve	—	—	—	—	—	1,948,047	(1,948,047)	—	—	—	—
Net income (loss)	—	—	—	—	—	—	10,153,115	—	10,153,115	(536,719)	9,616,396
Capital injection	—	—	—	—	24,680,000	—	—	—	24,680,000	—	24,680,000
Dividend distribution	—	—	—	—	—	—	(11,931,000)	—	(11,931,000)	—	(11,931,000)
Foreign currency translation	—	—	—	—	—	—	—	(63,841)	(63,841)	—	(63,841)

Balance as of June 30, 2022 (unaudited)	10,790,400	6,880	6,409,600	4,087	37,870,206	4,395,909	(2,506,044)	(45,241)	39,725,797	(653,963)	39,071,834

Balance as of June 30, 2022 (unaudited) (US$)		1,079		641	5,642,669	654,991	(373,401)	(6,827)	5,919,152	(97,441)	5,821,711

*	Ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
	RMB	RMB	US$
Cash flows from operating activities:
Net income	2,438,533	9,616,396	1,432,846
Adjustments to reconcile net income to net cash used in operating activities:
Provision for doubtful accounts	341,830	127,283	18,965
Depreciation and amortization	335,802	373,612	55,668
Amortization of operating lease right-of-use asset	1,640,942	3,121,453	465,097
Losses from disposal of property and equipment	—	23,580	3,513
Deferred tax expenses	—	122,649	18,275
Changes in operating assets and liabilities
Accounts receivable, net	(2,851,730)	32,776,877	4,883,762
Accounts receivable—related parties	2,451,145	(211,700)	(31,543)
Contract assets	(3,084,451)	(871,470)	(129,849)
Prepaid expenses and other current asset, net	(15,356,301)	(25,215,116)	(3,757,060)
Prepaid expenses—related parties	(1,807,315)	(234,169)	(34,891)
Accounts payable	10,020,068	(8,513,788)	(1,268,556)
Accounts payable—related parties	(10,786,619)	(40,614,367)	(6,051,549)
Contract liabilities	1,656,779	28,902,913	4,306,540
Accrued expenses and other current liabilities	(39,093)	(2,542,454)	(378,826)
Others payable—shareholders	(673,408)	(123,956)	(18,469)
Tax payable	(416,259)	1,665,786	248,202
Operating lease liabilities	(1,674,217)	(7,449,816)	(1,110,024)
Other non-current liabilities	(49,427)	—	—

Net cash used in operating activities	(17,853,721)	(9,046,287)	(1,347,899)

Cash flows from investing activities:
Prepayment for acquisition	—	(3,458,956)	(515,385)
Purchase of property and equipment	(310,599)	(535,364)	(79,769)

Net cash used in investing activities	(310,599)	(3,994,320)	(595,154)

	For the Six Months Ended June 30,
	2021	2022
	(Unaudited)	(Unaudited)
	RMB	RMB	US$
Cash flows from financing activities:
Proceeds from short-term borrowings	3,000,000	5,000,000	745,001
Proceeds from a long-term borrowing	5,000,000	—	—
Repayments of short-term borrowings	(3,000,000)	(3,600,000)	(536,401)
Repayment of a long-term borrowing	(250,000)	(300,000)	(44,700)
Proceeds from loans provided by shareholders	504,676	6,192,000	922,609
Loans repayment to shareholders	(314,676)	(3,679,000)	(548,172)
Proceeds from a loan provided by a related party	—	500,000	74,500
Loans repayment to related parties	—	(2,100,000)	(312,900)
Proceeds from loans provided by third parties	3,000,000	5,631,457	839,088
Loans repayment to third parties	(1,385,355)	(5,341,457)	(795,878)
Proceeds from shareholder’s contribution	400,000	24,680,000	3,677,325
Payments for deferred offering costs	—	(1,530,146)	(227,992)
Dividend distribution	—	(6,181,000)	(920,970)
Others payable—related parties	(1,262,642)	275,819	41,097

Net cash provided by financing activities	5,692,003	19,547,673	2,912,607

Effect of exchange rate changes	9,361	(63,841)	(9,512)

Net (decrease) increase in cash	(12,462,956)	6,443,225	960,042
Cash at beginning of the year	23,705,696	40,266,725	5,999,750

Cash at end of the year	11,242,740	46,709,950	6,959,792

Supplemental disclosure of cash flow information:
Interest expense paid	242,120	439,208	65,442
Income tax paid	1,633,823	2,399,901	357,586
Supplemental non-cash investing and financing information:
Obtaining right-of-use assets in exchange for operating lease liabilities	1,646,128	35,712,592	5,321,184
Dividend payable included in Others payable—shareholders	—	5,750,000	856,751

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Organization

Jayud Global Logistics Limited (“Jayud” or the “Company”) was incorporated in the Cayman Islands on June 10, 2022 under the Cayman Islands Companies Act. The Company through its consolidated subsidiaries (collectively, the “Group”) is principally engaged in the freight forwarding and trading based in the People’s Republic of China (“PRC” or “China”).

As of June 30, 2022, the details of the Company’s subsidiaries are as follows. All subsidiaries of the Group are all owned by the Company through equity investment.

Entity	Controlled by	Date of incorporation	Place of incorporation	Percentage of direct ownership	Principal activities
Hongkong Jayud International Logistics Company Limited (“JYD HK”)	Jayud	June 24, 2022	Hong Kong	100.00%	Wholly foreign owned enterprise
Shenzhen Jayud Logistics Technology Co., Ltd (“JYD WLKJ”)	Jayud Hong Kong	July 23, 2015	PRC	100.00%	Freight forwarding
Shenzhen Jia Yu Da International Logistics Co., Ltd. And its Tianjin Branch, Jiangmen Branch, Guangzhou Branch, Qingdao Branch and Ningbo Branch (“JYD SZGJHY”)	JYD WLKJ	June 19, 2011	PRC	100.00%	Freight forwarding
Shenzhen Jia Yu Da Trading Co., Ltd. (“JYD SM”)	JYD WLKJ	September 18, 2009	PRC	100.00%	International trading
Xuchang Jayud Supply Chain Management Co., Ltd (“JYD XC”)	JYD WLKJ	May 6, 2021	PRC	100.00%	Freight forwarding
Shenzhen Jiayuda Customs Declaration Co., Ltd. (“JYD BG”)	JYD WLKJ	September 14, 2015	PRC	100.00%	Customs brokerage
Shenzhen XIN YU Xiang Import & Export Co., Ltd. (“JYD XYX”)	JYD WLKJ	October 26, 2011	PRC	100.00%	Agent service
Shenzhen Jiayuda Global Supply Chain Co., Ltd. (“JYD HQ”)	JYD WLKJ	April 23, 2014	PRC	100.00%	Freight forwarding
Shenzhen Jiayuda E-Commerce Technology Co., Ltd (“JYD DS”)	JYD WLKJ	April 1, 2014	PRC	100.00%	Freight forwarding
Nanjing Jiayuda Logistics Co., Ltd. And its Nantong Branch, Xiamen Branch, and Danyang Branch (“JYD NJWL”)	JYD WLKJ	February 12, 2018	PRC	100.00%	Freight forwarding
Shaanxi Jia Yuda Supply Chain Management Co., Ltd. (“JYD SXGYL”)	JYD WLKJ	March 27, 2018	PRC	100.00%	Freight forwarding
Cargo Link Company Limited (“JYD SHWL”)	JYD WLKJ	November 10, 2021	PRC	51.00%	Freight forwarding
Sky Pacific Logistics HK Company Limited (“TPYHK”)	JYD WLKJ	March 2, 2016	Hong Kong	67.00%	Agent service
Hongkong Jayud International Logistics Company Limited (“JYD HKGJHY”)	JYD HQ	December 31, 2017	Hong Kong	100.00%	Agent service

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

(b)	Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Company incorporated Jayud Global Logistic (Hong Kong) Limited (“JYD HK”) under the laws of Hong Kong, PRC, as its direct wholly-owned subsidiary, on June 24, 2022. In September 2022, JYD HK directly invested in JYD WLKJ as its direct wholly-owned subsidiary.

Due to the fact that the Company and its subsidiaries were effectively controlled by the same shareholders immediately before and after the reorganization completed in September 2022, as described above, the reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

The Company and its subsidiaries resulting from the reorganization have always been under the common control of the same controlling shareholders before and after the reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (the “SEC”) and have been consistently applied. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows and should be read in conjunction with the Company’s consolidated financial statements as of December 31, 2020 and 2021. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented. Operating results for the interim period ended June 30, 2022 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2022.

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Use of estimates and assumptions

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)	Use of estimates and assumptions (cont.)

the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates include, but not limited to revenue recognition, allowance for doubtful accounts, useful lives and impairment of long-lived assets, deferred income taxes, uncertain tax position and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)	Foreign currencies and foreign currency translation

The functional and reporting currency of the Group is Renminbi (“RMB”). The Company’s operating subsidiaries in China and Hong Kong use their respective currencies RMB and Hong Kong Dollar (“HKD”) as their functional currencies.

The financial statements of Hong Kong entities are translated into RMB using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the years for income and expense items. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency other than RMB is translated at the historical rate of exchange at the time of capital contribution.

Translation adjustments arising from these are reported as foreign currency translation gains of RMB9,361 and losses of RMB63,841 (US$9,512) for the six months ended June 30, 2021 and 2022, respectively and are shown as a separate component of shareholders’ equity on the consolidated financial statement. The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements, representing the index rates stipulated by the Bank of China:

	June 30, 2021		December 31, 2021		June 30, 2022
	Period-end spot rate	Average rate	Year-end spot rate	Average rate	Period-end spot rate	Average rate
HKD against RMB	HKD1=RMB0.8191	HKD1=RMB0.8362	HKD1=RMB0.8168	HKD1=RMB0.8237	HKD1=RMB0.8521	HKD1=RMB0.8271

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in exchange gains/(losses) on the consolidated statements of income and comprehensive income. The Group incurred and recognized foreign currency exchange gain of RMB535,244 and RMB2,567,807 (US$382,604) for the six months ended June 30, 2021 and 2022, respectively, as a result of changes in the exchange rate.

(e)	Convenience translation

The United States dollar (“US$”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers. Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the rate of US$1.00=RMB6.7114 on June 30, 2022, representing the middle rate as set forth in the statistical release of the Bank of China as of June 30, 2022. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f)	Segment information

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s chief operating decision maker in order to allocate resources and assess performance of the segment.

In accordance with ASC (“Accounting Standard Codification”) 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Group uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Group’s reportable segments. The Group’s CODM has been identified as the chief executive officer (the “CEO”), who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

The Group has determined that there is only one reportable operating segment since all types of the services provided and products delivered are viewed as an integrated business process and allocation of the resources and assessment of the performance are not separately evaluated by the Group’s CODM.

(g)	Cash

Cash consists of cash on hand and cash in bank. The Group maintains cash with various financial institutions primarily in China. As of December 31, 2021 and June 30, 2022, balances of cash were RMB40,266,725 and RMB46,709,950 (US$6,959,792), respectively. The Group has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

(h)	Accounts receivable, net

Accounts receivable, net, include amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. The credit terms are generally between 30 to 60 days.

Provision for doubtful accounts is recognized when reasonable and supportable forecasts affect the expected collectability. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Group considers many factors in assessing the collectability such as the age of the amounts due, consideration of historical loss experience, adjusted for current conditions, forward-looking indicators, trends in customer payment frequency, and judgments about the probable effects of relevant observable data, including present and future economic conditions and the financial health of specific customers and market sectors. The Group established standards and policies for reviewing major account exposures and concentrations of risk.

The allowance for doubtful accounts as of December 31, 2021 and June 30, 2022 was RMB682,905 and RMB810,188 (US$120,718), respectively

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)	Property and equipment, net

Property and equipment is stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives with an estimated residual value of the assets as follows:

Category.	Estimated useful lives
Motor vehicles	4 - 5 years
Electronic equipment	1 - 5 years
Machinery	5 years
Other equipment	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

(j)	Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. The intangible assets of the Group mainly represent the software for operating activities. Intangible assets are amortized using the straight-line basis over the estimated useful live of the asset as follows:

Category	Estimated useful lives
Software	5 - 10 years

(k)	Refundable deposit

The refundable deposit represents the long-term deposit for a three-year lease. Management reviews the deposit on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of June 30, 2022, no allowance was deemed necessary.

(l)	Prepayment for acquisition

The prepayment for acquisition is the payment made to acquire a business offering inspection services for China Customs and customs brokerage. These amounts can be refundable if the acquisition will not be completed. Management reviews its prepayments on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of June 30, 2022, no allowance was deemed necessary. The Company expects to finish its acquisition at the beginning of 2023.

(m)	Related party

A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company discloses all significant related party transactions.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of December 31, 2021 and June 30, 2022.

(o)	Fair value measurement

The Group applies ASC 820, Fair Value Measurements and Disclosures, (‘‘ASC 820’’). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3 — Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future cash flow amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consisted of cash, accounts receivable, amounts due from related parties, other receivables included in prepaid expenses and other current assets, short-term borrowings, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. As of December 31, 2021 and June 30, 2022, the carrying amounts of financial instruments approximated to their fair values due to the short-term maturity of these instruments.

The Group’s non-financial assets, such as property and equipment and land-use-right, would be measured at fair value only if they were determined to be impaired.

(p)	Revenue recognition

Substantially all of the Group’s revenues are from contracts associated with freight forwarding services domestically and internationally. Additionally, the Group provides supply chain management to customers, by exploiting its advantages in global supply chain services.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)	Revenue recognition (cont.)

The following table identifies the disaggregation of the Group’s revenue for the six months ended June 30, 2021 and 2022, respectively:

Revenue Categories	Six months ended June 30, 2021%		Six months ended June 30, 2022%
	RMB		RMB	US$
Type A: Freight forwarding services	138,567,449	83.8%	412,188,561	61,416,182	90.8%
—Integrated cross-border logistics	98,866,839	59.8%	332,660,827	49,566,533	73.3%
—Fragmented logistics	39,700,610	24.0%	79,527,734	11,849,649	17.5%

Type B: Supply chain management	24,832,128	15.0%	39,018,845	5,813,816	8.6%
—International trading in relation to supply chain management	24,662,876	14.9%	38,879,257	5,793,017	8.6%
—Agent services	169,252	0.1%	139,588	20,799	0.0%

Type C: Other services	1,898,170	1.2%	2,892,119	430,926	0.6%
—Customs brokerage	1,207,800	0.8%	2,223,879	331,358	0.4%
—Software development	690,370	0.4%	668,240	99,568	0.2%

Total	165,297,747	100.0%	454,099,525	67,660,924	100.0%

The following table presents revenue classified by timing of revenue recognition for the six months ended June 30, 2021 and 2022, respectively.

	Six months ended June 30, 2021	Six months ended June 30, 2022
	RMB	RMB	US$
Point in time	24,832,128	39,018,845	5,813,816
Over time	140,465,619	415,080,680	61,847,108

Total revenue	165,297,747	454,099,525	67,660,924

Type A: Freight forwarding services

The Group primarily engages in freight forwarding services, including freight services and facilitating services such as customs brokerage services, packaging services and so on. The Group fulfills its performance obligation by transporting freights from the origin to the destination, both are specified by customers, via air freight, ocean freight, and land freight. The Group considers that there is only one performance obligation as the customer cannot benefit from the facilitating services on its own but be bundled with the freight services since the customer’s purpose for entering into this contract is to transport goods from the origin to the destination. The transaction price is fixed when the contract was signed by both parties. This type of revenue is recognized over time based on the extent of progress towards completion of the performance obligation. The Group adopts the output method, which is based on the transit time period, to measure progress.

The Group considers itself the principal for transactions that it is in control of establishing the transaction price, and it is responsible for managing all aspects of the shipments process and taking the risk of loss for delivery. Therefore, such revenues are reported on a gross basis.

For certain contracts, the Group considers itself the agent for transactions that it cooperates with third-party carriers to arrange freight services. Third-party carriers signed the contracts with customers and were in control of establishing the transaction price, and were responsible for fulfilling the promise to provide freight services. Therefore, such revenues are reported on a net basis.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)	Revenue recognition (cont.)

The Group further divides this type of revenue into two sub-categories, “Integrated cross-border logistics” and “Fragmented logistics”. These two sub-categories are consistent regarding revenue recognition analysis, but with different quotation process. For “Integrated cross-border logistics” services, transaction prices remained unchanged for similar orders during a specific period of time, usually six to twelve months depending on different route. While for “Fragmented logistics” services, transaction prices are assessed and quoted based on each specific order, which could be varied among similar orders during a specific period of time.

The payment term is within 60 days after completion of freight forwarding services.

Type B: Supply chain management

The Group also engages in supply chain management, which includes international trading and agent services. The Group provides international trading, which sells electronic products through both export and import, by exploiting its advantages in global supply chain services and networks. The Group fulfills its performance obligation by transferring products to the designated location. In accordance with the Company’s customary business practices, the delivery term is “Free on board” (“FOB”). Therefore, once the products are loaded on the board, the control of products has transferred. The transaction price is fixed when the contract was signed by both parties. This type of revenue is recognized based on the product value specified in the contract at a point in time when the control of products has transferred. The Group considers itself the principal because it is in control of establishing the transaction price and bearing inventory risk. Therefore, such revenues are reported on a gross basis.

In addition to international trading, the Group also provides agent services relates to export/import procedures, for example, application for duty-refund, customs brokerage services and so on. The Group fulfills its performance obligation by arranging export/import business for the customer, including but not limited to signing contracts with end customers on behalf of the customer and preparing customs brokerage and duty refund. This type of revenue is recognized over time based on the extent of progress towards completion of the agent services. The Group considers itself the agent because the Group is not primarily responsible for fulfilling the promise to provide the specified goods, neither bears the inventory risks. Therefore, such revenues are reported on a net basis.

The payment term is within 60 days after completion of international trading and agent services.

Type C: Other value-added services

The Group also provides customs brokerage services, and logistics-related software development services.

Customs brokerage services under Type C represents independent revenue stream, different from being one of the facilitating services of the freight forwarding business under Type A, or the facilitating services of the agent services under Type B under which those services are bundled as one performance obligation. The Group fulfills its performance obligation by providing customs brokerage services only. The transaction price is fixed when the contract was signed by both parties. This type of revenue is recognized over service period, usually within one day.

The Group also generates revenues from logistics-related software development services. The Group identifies two performance obligations within the contract: the software development services and the maintenance services. The transaction price is allocated based on the stand-alone selling price for each type

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)	Revenue recognition (cont.)

of service. The Group recognizes software development services revenue over time in proportionate to the relative labor hours over the total budgeted hours of the project. The Group also promises to provide one-year maintenance service after the abovementioned software has been launched. The Group recognizes maintenance services revenue over the service period of one year.

Contract assets and liabilities

In-transit freight with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on consolidated balance sheets as “Contract assets”. Contract assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

Contract liabilities represents the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract liabilities of the Group mainly consist of advance product payments from customers of international trading. The Group expects to recognize this balance as revenue over the next 12 months.

The following table shows the amounts of revenue recognized in the current reporting period that were included in the contract liabilities at the beginning of the reporting period:

	December 31, 2021	June 30, 2022
	RMB	RMB	US$
Revenue recognized that was included in contract liabilities at the beginning of the reporting period:	1,908,488	7,851,588	1,169,888

Contract assets related were RMB3,203,033 and RMB4,074,503 (US$607,102) as of December 31, 2021 and June 30, 2022, respectively, whose changes remained relatively stable. Contract liabilities related to advance payments from customers were RMB7,851,588 and RMB36,754,501 (US$5,476,428) as of December 31, 2021 and June 30, 2022, respectively. The significant changes in contract liabilities represent the increase of prepayment from customers for chartered airline freight services.

Contract costs

Contract costs consists of incremental costs of obtaining a contract with customers, for example, sales commissions. The Group elects to use the practical expedient, allowing to recognize the incremental costs of obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

(q)	Cost of revenues

Cost of revenues consist primarily of (i) cost of freight charges, (ii) cost of purchase for international trading, (iii) labor costs, (iv) cost of customs brokerage, (iv) cost of packaging and (v) cost of indemnity paid to carriers.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(r)	Selling expenses

Selling expenses mainly consist of (i) employee payroll and commission, (ii) entertainment and marketing expenses, and (iii) rental and depreciation related to selling and marketing functions.

(s)	Advertising expenses

Advertising costs amounted to RMB295,356 and RMB1,495,825 (US$222,878) for the six months ended June 30, 2021 and 2022, respectively. Advertising costs are expensed as incurred and included in selling and marketing expenses.

(t)	General and administrative expenses

General and administrative expenses mainly consist of (i) employee payroll, rental and depreciation related to general and administrative personnel, (ii) professional service fees, and (iii) other corporate expenses.

(u)	Research and development expenses

Research and development expenses mainly consist of (i) employee payroll, (ii) lease expenses, and (iii) depreciation expense for experimental facilities and other daily expenses related to the Group’s research and development activities.

(v)	Interest expenses, net

Interest expenses, net mainly consist of (i) interest expenses, (ii) interest income, and (ii) bank charges. The Group incurred interest expenses of RMB315,791 and RMB357,846 (US$53,319) for the six months ended June 30, 2021 and 2022, respectively.

(w)	Deferred offering costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the initial public offering. Should the initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses. For the year ended December 31, 2021 and six months ended June 30, 2022, the Group has incurred RMB898,870 and RMB1,530,146 (US$227,992) of deferred offering costs, respectively.

(x)	Employee benefits

According to the regulations of the PRC, full-time eligible employees of the Group in the PRC are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated employee benefit plan. The Group is required to make contributions to the plan and accrues for these benefits based on certain percentages of the qualified employees’ salaries. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as costs and expenses in the accompanying consolidated statements of income and comprehensive income amounted to RMB549,256 and RMB1,007,854 (US$150,170) for the six months ended June 30, 2021 and 2022, respectively. As of

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(x)	Employee benefits (cont.)

December 31, 2021 and June 30, 2022, the outstanding social insurance plan contributions payable were RMB25,319 and RMB51,585 (US$7,686), respectively.

(y)	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The right-of-use assets and related lease liabilities are recognized at the lease commencement date. The Group recognizes operating lease expenses on a straight-line basis over the lease term.

Leases with an initial term of 12 months or less are short-term lease and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheet. The Group recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use of asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities are recognized based on the present value of the lease payments not yet paid, discounted using the average borrowing rate of the Group’s outstanding loans.

Lease term includes rent holidays and options to extend or terminate the lease when the Group is reasonably certain that the Group will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the operating lease right-of-use assets. Interest expense is determined using the effective interest method. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Group reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Group reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Group has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

(z)	Income taxes

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(z)	Income taxes (cont.)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group believes there were no uncertain tax positions at December 31, 2021 and June 30, 2022, respectively.

Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group’s uncertain tax positions and determining its provision for income taxes. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the six months ended June 30, 2021 and 2022.

(aa)	Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenues generated from providing services. Revenue from providing services and sales of products is generally subject to VAT at applicable tax rates, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected tax payable. The Group reports revenue net of PRC’s VAT for all the periods presented in the Consolidated Statements of Income.

The PRC VAT rate is 0%, 1%, 6% and 9% for taxpayers providing logistics services and 13% for product sales for the six months ended June 30, 2021 and 2022.

On March 23, 2016, Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) jointly issued the Circular of Full Implementation of Business Tax to VAT Reform (the “Circular 36”), which was last amended by the Announcement of the Ministry of Finance, the State Taxation Administration and the General Administration of Customs on Relevant Policies for Deepening the Value-Added Tax Reform on March 20, 2019 and came into effect on April 1, 2019, confirms that business tax will be completely replaced by VAT from May 1, 2016. The Notice of MOF and SAT on the Adjustment to VAT Rates, promulgated on April 4, 2018 and effective as of May 1, 2018, adjusted the applicative rate of VAT. The deduction rates of 17% and 11% applicable to the taxpayers who have VAT taxable sales activities or imported goods are adjusted to 16% and 10%, respectively. For the export goods to which a tax rate of 17% was originally applicable and the export rebate rate was 17%, the export rebate rate is adjusted to 16%. For the export goods and cross-border taxable activities to which a tax rate of 11% was originally applicable and the export rebate rate was 11%, the export rebate rate is adjusted to 10%.

Pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which was promulgated by MOF, SAT and the General Administration of Customs on March 20, 2019 and became effective on April 1, 2019, where (i) for VAT taxable sales or imports of goods originally subject to value-

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(aa)	Value added tax (“VAT”) (cont.)

added tax rates of 16%, such tax rates shall be adjusted to 13%; (ii) for the exported goods originally subject to a tax rate of 16% and an export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%.

(ab)	Share-based compensation

The Group grants shares (“Share-based Awards”) to external consultants in exchange for services provided and accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation. Share-based awards are measured at the grant date fair value of the shares granted. For shares with performance conditions, the Group would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved.

The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive Share-based Awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Group for accounting purposes. The Group is in the process of evaluating the fair value of the share-based compensation.

(ac)	Earnings per share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS.

Basic EPS are computed by dividing income available to ordinary shareholders of the Group by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31, 2021 and June 30, 2022, there was no dilution impact.

(ad)	Comprehensive income

Comprehensive income is defined as the increase in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Amongst other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group’s comprehensive income included net income and foreign currency translation adjustments that are presented in the consolidated statements of comprehensive income.

(ae)	Statutory reserves

The Company’s PRC subsidiaries are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Group is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(ae)	Statutory reserves (cont.)

corresponding PRC subsidiaries in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends. For the six months ended June 30, 2021 and 2022, statutory reserve provided were RMB461,054 and RMB1,948,047 (US$290,259), respectively.

(af)	Contingencies

From time to time, the Group may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against the Group that, if adversely determined, would in the Group’s management’s judgment have a material adverse effect on the Group.

(ag)	Concentration of risks

Concentration of Credit Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality. As of December 31, 2021 and June 30, 2022, RMB35,463,754 and RMB32,579,446 (US$4,854,344) of the Group’s cash were on deposit at financial institutions in the PRC, respectively.

The Group has a concentration of its account receivables and revenues with specific customers.

As of December 31, 2021, three customers accounted for 20.7%, 14.8% and 10.2% of accounts receivable, respectively.

As of June 30, 2022, two customers accounted for 14.3% and 11.0% of accounts receivable, respectively.

For the six months ended June 30, 2021, no customers accounted more than 10.0% of the total revenue. For the six months ended June 30, 2022, two customers accounted for approximately 25.9% and 11.8% of the total revenue, respectively.

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

The Group also has a concentration of its account payables and purchases with specific suppliers.

As of December 31, 2021, two suppliers accounted for 59.1% and 11.4% of the total accounts payable balance, respectively. As of June 30, 2022, one supplier accounted for 37.3% of the total accounts payable balance. For the six months ended June 30, 2021, one supplier accounted for 35.0% of the total purchases. For the six months ended June 30, 2022, two suppliers accounted for 28.2% and 21.8% of the total purchases, respectively.

Foreign Exchange Risk

The Groups’ operations are primarily in China. The reporting currency is denominated in RMB. The Group is exposed to currency risk primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in currencies other than the functional currency of the operations to which the transactions relate. Thus, revenues and results of operations may be impacted by exchange rate fluctuations between RMB and U.S. dollars.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(ah)	Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Further, the FASB issued ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU No. 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group will adopt ASU No. 2016-13 from January 1, 2023. The Group is in the process of evaluating the impacts the standards will have on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (‘‘ASU 2019-12’’), which simplifies the accounting for income taxes by removing exceptions and simplifies the accounting for income taxes regarding franchise tax, good will, separate financial statements, enacted change in tax laws or rates and employee stock ownership plans. ASU 2019-12 will be effective for the Group for annual reporting periods beginning January 1, 2022 and interim periods within fiscal years beginning January 1, 2023. The Group in the process of evaluating the impacts the standards will have on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Accounts receivable	88,228,296	55,451,419	8,262,273
Allowance for doubtful accounts	(682,905)	(810,188)	(120,718)

Total accounts receivable, net	87,545,391	54,641,231	8,141,555

The movement of allowance of doubtful accounts is as follows:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Beginning balance	240,199	682,905	101,753
Addition	442,706	127,283	18,965

Ending balance	682,905	810,188	120,718

The Group recorded bad debt expenses of RMB341,830 and RMB127,283 (US$18,965) for the six months ended June 30, 2021 and 2022, respectively.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets consisted of the following:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Advanced to suppliers (a)	20,578,203	34,835,777	5,190,538
Tax refund (b)	7,931,578	11,928,797	1,777,393
Deposits (c)	1,952,388	5,758,817	858,065
Other receivables (d)	2,833,783	2,985,417	444,828

	33,295,952	55,508,808	8,270,824
Allowance of doubtful accounts	(4,744,565)	(4,744,565)	(706,942)

Total prepaid expenses and other receivables, net	28,551,387	50,764,243	7,563,882

The movement of allowance of doubtful accounts is as follows:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Beginning balance	4,744,728	4,744,565	706,942
Addition	—	—	—
Reverse	(163)	—	—

Ending balance	4,744,565	4,744,565	706,942

(a)	The balance mainly represents the advance payments made to suppliers for chartered airlines freight services and to lesser for warehouse rents.
(b)	The balance mainly represents the tax refund JYD SM entitled from international trading business. Jayud has recorded fully allowance for the portion with doubt of collection.
(c)	The balance mainly represents the current operational deposits for lease and cargo space reservation to suppliers.
(d)	The balance mainly represents the customs or fees that Jayud paid on behalf of customers and advances to employees.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Motor vehicles	1,428,587	1,538,213	229,194
Electronic equipment	1,255,203	1,473,731	219,586
Machinery	117,656	143,486	21,379
Other equipment	639,424	700,691	104,403
Subtotal	3,440,870	3,856,121	574,562
Less: accumulated depreciation	(2,286,895)	(2,482,500)	(369,892)

Property and equipment, net	1,153,975	1,373,621	204,670

Depreciation expense was RMB273,460 and RMB292,138 (US$43,528) for the six months ended June 30, 2021 and 2022, respectively.

6.	INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Software	1,438,174	1,438,174	214,288
Less: accumulated depreciation	(517,266)	(598,740)	(89,212)

Intangible assets, net	920,908	839,434	125,076

Amortization expense was RMB62,342 and RMB81,474 (US$12,140) for the six months ended June 30, 2021 and 2022, respectively.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	SHORT-TERM BORROWINGS

Short-term borrowings represent amounts due to various banks normally maturing within one year. The principal of the borrowings is due at maturity. Accrued interest is due either monthly or quarterly. The bank borrowings are for working capital and capital expenditure purposes. The balance of short-term borrowings consists of the following:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
China Construction Bank Shenzhen Shangbu Branch (a)	7,900,000	7,300,000	1,087,702
Industrial and Commercial Bank of China (b)	3,000,000	3,000,000	447,001
Shenzhen Futian Yinzuo Rural Bank (c)	—	2,000,000	298,000

Total	10,900,000	12,300,000	1,832,703

(a)

On October 13, 2021, JYD HQ entered into an entrusted loan agreement with Shenzhen Guarantee Group Co. LTD (“SZ Guarantee”). SZ Guarantee requested the Shezhen Shangbu Branch of China Construction Bank to grant a one-year maturity loan of total amount of RMB8,000,000 (US$1,192,002) with an interest rate of 3.60%. The loan was guaranteed by JYD SM and shareholders of the Group (Xiaogang Geng and Xiaohua Jia). For the six months ended June 30, 2022, JYD HQ has repaid an amount of RMB600,000 (US$89,400) and the remaining balance has been fully repaid in September, 2022.

(b)

On March 15, 2020, JYD HQ initially entered into a loan agreement with Industrial and Commercial Bank of China in the total amount of RMB3,000,000 with a half-year term with an interest rate of 4.65%. The loan is subject to repayment and is eligible for renewal every six month and the newest term was from March 15, 2022 to September 15, 2022. The loan was renewed for another six months in September 2022 and due in March, 2023.

(c)	On June 27, 2022, JYD WLKJ entered into a loan agreement with Shenzhen Futian Yinzuo Rural Bank in the total amount of RMB2,000,000 with an interest rate of 10.512% with one-year term.

Interest expenses were RMB253,391 and RMB201,801 (US30,068) for short-term borrowings for the six months ended June 30, 2021 and 2022, respectively.

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Accrued payroll and employee benefits	3,385,258	2,160,799	321,960
Payable to third parties (a)	2,084,745	1,816,995	270,733
Deposit payable	1,118,416	543,743	81,018
Others	650,634	175,062	26,083

Total	7,239,053	4,696,599	699,794

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES (cont.)

(a)

The balance mainly represents the payables for acquiring services for daily operations such as property fees, rent and utility bills as well as professional and consulting services as of December 31, 2021 and June 30, 2022.

9.	LOANS PAYABLE - THIRD PARTIES

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Jia Li (a)	4,800,000	—	—
Xi ‘an Renrui Underwater Acoustic Technology Engineering Co. LTD (b)	—	3,000,000	447,001
Tao Jin (c)	—	2,090,000	311,410

Total	4,800,000	5,090,000	758,411

(a)	On August 2, 2021, Jayud borrowed an interest-free loan from Jia Li of RMB4,800,000 for seven months. The loan was fully repaid in March, 2022.
(b)

On May 30, 2022, Jayud borrowed a loan with an interest rate of 6% from Xi ‘an Renrui Underwater Acoustic Technology Engineering Co. LTD of RMB3,000,000 (US$447,001) for three months. The balance was fully repaid on August 30, 2022.

(c)

On May 24, 2022, Jayud borrowed an interest-free loan from Tao Jin of RMB2,631,457 (US$392,088) for three months and RMB541,457(US$80,678) was repaid in June 2022. The remaining balance was fully repaid on September 8, 2022.

10.	LEASES

Supplemental balance sheet information related to operating lease was as follows:

	As of
	December 31,	June 30,
	2021	2022
		(Unaudited)
	RMB	RMB	US$
Right-of-use assets	6,463,320	39,054,459	5,819,123

Operating lease liabilities – current	3,698,233	14,373,109	2,141,596
Operating lease liabilities – non-current	2,539,151	20,127,051	2,998,935

Total operating lease liabilities	6,237,384	34,500,160	5,140,531

The weighted average remaining lease terms and discount rates for the operating lease as of June 30, 2022 were as follows:

	As of
	December 31,	June 30,
	2021	2022
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	1.74	2.95
Weighted average discount rate	4.20%	4.20%

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	LEASES (cont.)

During the six months ended June 30, 2021 and 2022, the Group incurred total operating lease expenses of RMB1,640,942 and RMB3,121,453 (US$465,097), respectively.

The following is a schedule of future minimum payments under the Group’s operating leases as of June 30, 2022:

Year	Amounts
Remainder of 2022	7,958,341
2023	14,473,681
2024	12,758,147
2025	4,967,135
2026	210,210

Thereafter	973,973
Total lease payments	41,341,487

Less: imputed interest	(6,841,327)

Total operating lease liabilities, net of interest	34,500,160

11.	LONG-TERM BORROWING

Long-term borrowing represents the amount due to various banks normally maturing over one year. The principal of the borrowings is due at maturity. Accrued interest is due either monthly or quarterly. The bank borrowings are for working capital and capital expenditure purposes. The balance of long-term borrowing consists of the following:

	As of
	December 31,	June 30,
	2021	2022
	RMB	RMB	US$
Postal Savings Bank of China	4,450,000	4,150,000	618,351
Less: to be matured within one year	(600,000)	(4,150,000)	(618,351)

Total	3,850,000	—	—

On January 1, 2021, JYD HQ entered into a two-year maturity loan agreement with Postal Savings Bank of China in the total amount of RMB5,000,000(US$784,228) with an interest rate of 4.35%. The loan was guaranteed by Shenzhen SME Financing Guarantee Co., LTD. and shareholders of the Group (Xiaogang Geng and Xiaohua Jia). For the six months ended June 30, 2022, JYD HQ repaid total amount of RMB300,000 (US$44,700) and recorded interest expenses of RMB77,543 (US$11,554).

12.	TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, these entities are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	TAXATION (cont.)

Hong Kong

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. The Group was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s subsidiaries that are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%.

For the six months ended June 30, 2021, JYD WLKJ, JYD SZGJHY, JYD SM, JYD XC, JYD BG, JYD XYX, JYD NJWL, JYD DS and JYD SHWL were recognized as small low-profit enterprises. For the six months ended June 30, 2022, JYD WLKJ changed to be a general taxpayer whose applicable tax rate is 25.0% and other subsidiaries remained unchanged. Entities with annual taxable income exceeding RMB3,000,000, total assets exceeding RMB50,000,000, and their number of employees exceeding 300 are considered general taxpayer.

In January 2019, the State Administration of Taxation announced that from January 1, 2019 to December 31, 2021, small and low-profit enterprises can enjoy a 20% corporate income tax rate on 25% of their taxable income amount for the proportion of taxable income not exceeding RMB1 million; and a 20% corporate income tax on 50% of their taxable income amount of more than RMB1 million but not exceeding RMB3 million. The State Administration of Taxation further announced that from January 1, 2021 to December 31, 2022, for the portion of taxable income not exceeding RMB1 million, the amount of taxable income can be halved from 25% to 12.5%, and the corporate income tax will be levied at 20%, for small and low-profit enterprises, and from January 1, 2022 to December 31, 2024, small and low-profit enterprises can enjoy a 20% corporate income tax rate on 25% of the taxable income amount for the portion of taxable income more than RMB1 million but not exceeding RMB3 million.

The income tax provision consisted of the following components:

	For the six months ended June 30,
	2021	2022
	RMB	RMB	US$
Current income tax expenses	1,272,006	5,050,245	752,488
Deferred income tax benefit	—	(122,649)	(18,275)

Total income tax expenses	1,272,006	4,927,596	734,213

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	TAXATION (cont.)

Reconciliation between the provision for income taxes computed by applying the PRC EIT rate of 25% to income before income taxes and the actual provision of income taxes is as follows:

	For the six months ended June 30,
	2021	2022
PRC statutory income tax rate	25.0%	25.0%
Effect of preferential tax rate	(9.3)%	(3.4)%
Non-deductible items	1.5%	0.5%
Tax effect on deferred offering costs	0.0%	(2.7)%
Change in valuation allowance	15.8%	14.5%

Effective tax rate	33.0%	33.9%

The effect on deferred offering costs mainly resulted from the book-tax difference of capitalization for initial public offerings expenses. The deferred offering costs are deductible under PRC tax regulation.

As of December 31, 2021 and June 30, 2022, the significant components of the deferred tax assets and deferred tax liability were summarized below:

	As of
	December 31, 2021	June 30, 2022
	RMB	RMB	US$
Deferred tax assets:
Net operating loss carried forward	1,724,529	1,547,100	230,518
Bad debt provision	39,337	10,257	1,528
Less: Valuation allowance	(1,625,548)	(1,541,688)	(229,711)

Deferred tax assets, net of valuation allowance	138,318	15,669	2,335

As of June 30, 2022, net operating loss carry forward will expire, if unused, in the following amounts:

As of June 30, 2022, net operating loss carryforwards will expire, if unused, in the following amounts:	Amounts
Remainder of 2022	116,308
2023	2,450,965
2024	3,213,366
2025	5,308,880
2026	559,941
2027	5,310,636

16,960,096

Valuation allowances have been provided on the deferred tax assets where, based on all available evidence, it was considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2021 and June 30, 2022, the Group did not have any significant unrecognized uncertain tax positions.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	TAXATION (cont.)

The Group’s taxes payable consists of the following:

	As of
	December 31, 2021	June 30, 2022
	2021	2022	2022
	RMB	RMB	US$
Income tax payable	1,820,229	3,835,822	571,538
VAT and other taxes payable	525,685	175,878	26,206

Total taxes payable	2,345,914	4,011,700	597,744

13.	EQUITY

Ordinary shares

The Company’s authorized share capital comprises of (i) 480,000,000 Class A ordinary shares of par value US$0.0001 each and (ii) 20,000,000 Class B ordinary shares of par value US$0.0001 each. On June 10, 2022, the Company issued 9,420,000 Class A ordinary shares and 6,409,600 Class B ordinary shares. On September 6, the Company issued another 1,370,400 Class A ordinary shares which issuance was considered as being part of the reorganization of the Group and was retroactively applied as if the transaction occurred at the beginning of the period presented.

Capital injection

For the six months ended June 30, 2022, Xiaogang Geng and Xiaohua Jia, two of our shareholders, made capital injections of RMB23,430,000 (US$3,491,075) and RMB1,250,000 (US$186,250) to JYD WLKJ, respectively. As of June 30, the total paid-in capital of JYD WLKJ was RMB35,000,000 (US$5,215,007).

Restricted net assets

A significant portion of the Group’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, the Company’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. The Group is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Shareholders. Paid-in capital of subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2021 and June 30, 2022, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Company’s subsidiaries, that are included in the Company’s consolidated net assets were approximately RMB22.6 million and RMB52.9 million (US$7.9 million), respectively.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS

Accounts receivable—a related party

As of December 31, 2021 and June 30, 2022, accounts receivable from a related party consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Cargo Link Logistics HK Company Limited	Owns 33% of shares of Sky Pacific Logistics HK Company Limited	Logistic services	26,154	237,854	35,440

			26,154	237,854	35,440

Prepaid expenses—a related party

As of December 31, 2021 and June 30, 2022, prepaid expenses from a related party consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	100% controlled by Xiaohua Jia	Logistic services	1,674,157	1,908,326	284,341

			1,674,157	1,908,326	284,341

Accounts payable—related parties

As of December 31, 2021 and June 30, 2022, accounts payable to related parties consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	100% controlled by Xiaohua Jia	Logistic services	205,695	320,100	47,695
Cargo Link Logistics HK Company Limited	Owns 33% of shares of Sky Pacific Logistics HK Company Limited	Logistic services	60,772,958	20,044,186	2,986,588

			60,978,653	20,364,286	3,034,283

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Loans payable—related parties

As of December 31, 2021 and as of June 30, 2022, loan payable to a related party consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Shenzhen Quanjieyuan Enterprise Management Consulting Partnership (Limited Partnership) (a)	Controlled by Xiaogang Geng & Xiaohua Jia	Loan (a)	1,000,000	—	—
Minfang Cheng (b)	Executive of the Group	Loan and related interests (b)	612,000	—	—

			1,612,000	—	—

(a)

For the year ended December 31, 2021, Jayud borrowed a total amount RMB1,000,000 from Shenzhen Quanjieyuan Enterprise Management Consulting Partnership (Limited Partnership) without interest for a half year and on Janurary 18, Jayud borrowed another RMB500,000 (US$74,500). On March 5, 2022, total RMB1,500,000 (US$223,500) was repaid.

(b)

On August 28, 2021, Jayud borrowed a short-term loan from Minfang Cheng of RMB600,000 (US$94,107) with an interest rate of 6% for a half year. Jayud recorded an interest expense of RMB6,000 for the loan for the six months ended June 30, 2022 and a total amount of RMB618,000 (US$92,082) was repaid on March 8, 2022.

Others payable—related parties

As of December 31, 2021 and June 30, 2022, others payable to related parties consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	100% controlled by Xiaohua Jia	Paid on behalf of the Group (a)	1,370,270	1,641,342	244,560
Cargo Link Logistics HK Company Limited	Owns 33% of shares of Sky Pacific Logistics HK Company Limited	Paid on behalf of the Group (b)	510,875	515,622	76,828

			1,881,145	2,156,964	321,388

(a)

For the six months ended June 30, 2022, Winpass paid on behalf of Jayud for logistics services acquired abroad in a total amount of RMB2,998,905 (US$446,837) and collected on behalf of Jayud for logistics services provided abroad in a total amount of RMB2,723,086 (US$405,740).

(b)	For the six months ended June 30, 2022, Cargo Link didn’t pay on behalf of Jayud in any amount and the changes was due to the fluctuation of the exchange rate.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Loans payable—shareholders

As of December 31, 2021 and as of June 30, 2022, loans payable to shareholders consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Xiaogang Geng	Shareholder	Loan (a)	190,000	91,000	13,559
Xiaohua Jia	Shareholder	Loan (b)	330,000	—	—
Dun Zhao	Shareholder	Loan and related interests (c)	2,040,000	—	—
Jianhong Huang	Shareholder	Loan (d)	—	4,942,000	736,359

			2,560,000	5,033,000	749,918

(a)

For the year ended December 31, 2021, Jayud borrowed a total amount of RMB520,000 without interests for 18 months from Xiaogang Geng and repaid RMB330,000. On April 15, 2022, Jayud borrowed another RMB1,000,000 (US$149,000) and the amount was repaid on April 24. On May 20, 2022, Jayud repaid RMB99,000 (US$14,751).

(b)

For the year ended December 31, 2021, Jayud borrowed a total amount of RMB3,685,000 without interests for 8 months from Xiaohua Jia and repaid RMB3,355,000. For the six months ended June 30, 2022, Jayud borrowed another RMB250,000 (US$37,250) and repaid RMB580,000 (US$86,420) in total.

(c)

For the year ended December 31, 2021, Jayud borrowed a total amount of RMB2,000,000 with an interest rate of 6% for 6 months from Dun Zhao and recorded interest expenses of RMB40,000. For six months ended June 30, 2022, Jayud recorded an interest expense of RMB20,000 (US$2,980) and a total amount of RMB2,060,000 (US$30,694) was fully repaid.

(d)	On June 1, 2022, Jayud borrowed an interest-free loan of RMB4,942,000 (US$736,359) from Jianhong Huang for three months. The amount was fully repaid on September 9, 2022.

Others payable—shareholders

As of December 31, 2021 and June 30, 2022, others payables to shareholders consisted of the following:

Name	Relationship	Nature	As of December 31, 2021	As of June 30, 2022
			RMB	RMB	US$
Jianhong Huang	Shareholder	Dividend	1,200,000	—	—
Qing Wang	Shareholder	Business Reimbursement Payable	114,602	42,646	6,354
Xiaogang Geng	Shareholder	Dividend	—	6,300,000	938,702
Xiaohua Jia	Shareholder	Dividend	—	650,000	96,850

			1,314,602	6,992,646	1,041,906

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Related party transactions

For the six months ended June 30, 2021 and 2022, the Group had the following material related party transactions:

		For the six months ended June 30,
Related Parties	Nature	2021	2022
		RMB	RMB	US$
Winpass Logistics (HK) Co., Limited	Purchase of logistic services	3,689,327	1,000,862	149,129
Cargo Link Logistics HK Company Limited	Purchase of logistic services	53,738,253	92,434,478	13,772,756
Cargo Link Logistics HK Company Limited	Logistic services revenues	12,981,567	240,885	35,892
Cargo LINK Logistics (SHENZHEN) Company Limited	Purchase of logistic services	2,672,803	—	—
Minfang Cheng	Interest expenses of a loan	—	6,000	894

Shareholder transaction

For the six months ended June 30, 2021 and 2022, the Group had the following material shareholder transaction:

		For the six months ended June 30,
Shareholder	Nature	2021	2022
		RMB	RMB	US$
Dun Zhao	Interest expenses of a loan		20,000	2,980

15.	CONCENTRATION

The following table sets forth information as to each customer that accounted for 10% or more of total accounts receivable as of December 31, 2021 and June 30, 2022.

	As of		As of
	December 31, 2021		June 30, 2022
Customer	Amount	% of Total	Amount	% of Total	Amount
	RMB	%	RMB	%	US$
A	18,241,469	20.7%	7,932,123	14.3%	1,181,888
B	13,088,371	14.8%	*	*	*
C	9,018,665	10.2%	*	*	*
D	*	*	6,124,000	11.0%	912,477

*	Represented the percentage below 10%

The following table sets forth information as to each customer that accounted for 10% or more of total revenue for the six months ended June 30, 2021 and 2022.

	For the six months ended		For the six months ended
	June 30, 2021		June 30, 2022
Customer	Amount	% of Total	Amount	% of Total	Amount
A	*	*	117,528,925	25.9%	17,511,834
B	*	*	53,777,221	11.8%	8,012,817

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15.	CONCENTRATION (cont.)

*	Represented the percentage below 10%

The following table sets forth information as to each supplier that accounted for 10% or more of total accounts payable as of December 31, 2021 and June 30, 2022.

	As of		As of
	December 31, 2021		June 30, 2022
Supplier	Amount	% of Total	Amount	% of Total	Amount
	RMB	%	RMB	%	US$
A	60,772,958	59.1%	20,044,186	37.3%	2,986,588
B	11,676,432	11.4%	*	*	*

*	Represented the percentage below 10%

The following table sets forth information as to each supplier that accounted for 10% or more of total purchase as of December 31, 2021 and June 30, 2022.

	For the six months ended		For the six months ended
	June 30, 2021		June 30, 2022
Supplier	Amount	% of Total	Amount	% of Total	Amount
	RMB	%	RMB	%	US$
Cargo Link Logistics HK Company Limited	53,738,253	35.0%	92,434,478	21.8%	13,772,756
B	*	*	119,396,092	28.2%	17,790,043

16.	COMMITMENTS AND CONTINGENCIES

The Group has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

The following table sets forth our contractual obligations as of June 30, 2022:

	Payments due by period
	Total	Within one year	Within 1-2 years	Over two years
	RMB	RMB	RMB	RMB
Operating lease payment	41,341,487	7,958,341	14,473,681	18,909,465
Bank borrowings	12,300,000	12,300,000	—	—
Loans from shareholders	5,033,000	5,033,000	—	—
Loans from third parties	5,090,000	5,090,000	—	—

Total	63,764,487	30,381,341	14,473,681	18,909,465

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2022.

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	COMMITMENTS AND CONTINGENCIES (cont.)

resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China from February to mid-March in 2020. While the Company strives to bring in new customers and provide more services to mitigate the negative impact of COVID-19, it has no control over the development of the COVID-19 situations in China or around the world and therefore may not be able to achieve a revenue growth or maintain its historical revenue level in future periods. The downturn brought by and the duration of the coronavirus pandemic is difficult to assess or predict and actual effects will depend on many factors beyond the Company’s control, including the increased world-wide spread of COVID-19 and the relevant governments’ actions to contain COVID-19 or treat its impact. The extent to which COVID-19 impacts the Company’s results remains uncertain. The business, results of operations, financial condition and prospects could be adversely affected directly, as well as to the extent that the coronavirus or any other epidemic harms the global economies in general.

17.	SUBSEQUENT EVENTS

Shares Granted

On September 7, 2022, the Company granted 800,000 Class A ordinary shares to its financial advisory consultant as the consideration in the form of bonus with a performance condition of a successful IPO under the professional financial advisory services originally agreed in 2021. Granted shares shall be subject to a right of repurchase by the Company for nil consideration if the Company fails to achieve a successful IPO.

On September 9, 2022, the Company entered into a share subscription agreement with various investors for 2,000,000 Class A ordinary shares at the consideration of $5,000,000. The Company expects to receive the consideration in December 2022.

Establishment of A New Subsidiary

In July 2022, JYD WLKJ and Mr. Pengtao He co-invested in Shenzhen Jayud Yuncang Technology Co., Ltd., or “Jayud Yuncang”, of which the registered capital is RMB18,000,000 and the paid-in capital is RMB9,560,000 as of November 17, 2022. The Company controls 52.0% equity interest in Jayud Yuncang.

Cancelation of Chartered Airline Freight Services

In July 2022, JYD HKGJHY signed termination agreements with its air carrier supplier and a customer. According to the termination agreements, JYD HKGJHY was able to receive prepayment refunds from the air carrier of USD4,890,700 (USD4,890,700 was recorded in Prepaid expenses and other current asset, net as of June 30, 2022), and was obligated to pay USD3,963,500 for advance service payment to the customer (USD3,963,500 were recorded in Contract liabilities as of June 30, 2022). USD4,890,700 receivables from the air carrier were settled on July 28, 2022, and USD3,963,500 of payables due to the customer were subsequently settled on September 21, 2022.

Reverse Share Split

On February 16, 2023, Jayud implemented a 1 for 1.25 reverse share split of its ordinary shares under Cayman Islands law (the “Reverse Share Split”). As a result of the Reverse Share Split, the total of 13,590,400 issued and outstanding Class A ordinary shares prior to the Reverse Share Split was reduced to a total of 10,872,320 issued and outstanding Class A ordinary shares and the total of 6,409,600 issued and outstanding Class B ordinary shares prior to the Reverse Share Split was reduced to a total of 5,127,680 issued and outstanding Class B ordinary shares. The Reverse Share Split maintained existing shareholders’ percentage ownership interests in Jayud. The Reverse Share Split also increased the par value of Jayud’s ordinary shares from $0.0001 to $0.000125 and decreased the number of its authorized shares from 500,000,000 to 400,000,000, which are divided into 384,000,000 Class A ordinary shares and 16,000,000 Class B ordinary shares.

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The condensed financial information of the parent company, Jayud, has been prepared using the same accounting policies as set out in Jayud’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

Jayud’s share of income and losses from its subsidiaries is reported as incomes from subsidiaries in the accompanying condensed financial information of parent company.

Jayud is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Jayud is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Jayud did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2021 and as of June 30, 2022.

Condensed balance sheets

	As of December 31,	As of June 30,
	2021	2022
	RMB	RMB	US$
Assets
Non-current assets
Investments in subsidiaries	16,887,523	39,725,797	5,919,152

Total assets	16,887,523	39,725,797	5,919,152

Shareholders’ equity
Class A Ordinary shares (par value of US$0.0001 per share; 480,000,000 Class A ordinary shares authorized and 10,790,400 Class A ordinary shares issued and outstanding as of December 31, 2021 and June 30, 2022, respectively.)*	6,880	6,880	1,079
Class B Ordinary shares (par value of US$0.0001 per share; 20,000,000 Class B ordinary shares authorized and 6,409,600 class B shares issued and outstanding as of December 31, 2021 and June 30, 2022, respectively.)*	4,087	4,087	641
Additional paid-in capital	13,190,206	37,870,206	5,642,669
Statutory reserves	2,447,862	4,395,909	654,991
Retained earnings (Accumulated deficit)	1,219,888	(2,506,044)	(373,401)
Accumulated other comprehensive income	18,600	(45,241)	(6,827)

Total shareholders’ equity	16,887,523	39,725,797	5,919,152

Non-controlling interests	(117,244)	(653,963)	(97,441)

Total liabilities and shareholders’ equity	16,770,279	39,071,834	5,821,711

JAYUD GLOBAL LOGISTICS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

*	Ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization.

Condensed statements of comprehensive income

	For the six months ended June 30,
	2021	2022
	RMB	RMB	US$
Operating income:
Share of income from subsidiaries	2,462,633	10,153,115	1,512,817

Total operating income	2,462,633	10,153,115	1,512,817

Income before income tax expense	2,462,633	10,153,115	1,512,817

Income tax expense	—	—	—

Net income	2,462,633	10,153,115	1,512,817

Other comprehensive income	—	—	—

Total comprehensive income	2,462,633	10,153,115	1,512,817

Condensed statements of cash flows

For the six months ended June 30,
	2021	2022
	RMB	RMB	US$
Cash flows from operating activities:
Net income	2,462,633	10,153,115	1,512,817
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in gain of subsidiaries	(2,462,633)	(10,153,115)	(1,512,817)

Net cash provided by operating activities	—	—	—
Net cash provided by investing activities	—	—	—
Net cash provided by financing activities	—	—	—

Net increase in cash	—	—	—
Cash at beginning of year	—	—	—

Cash at end of year	—	—	—

Jayud Global Logistics Limited

The Benchmark Company, LLC

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Under the form of indemnification agreements filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Securities*	Consideration (in US$)	Underwriting Discount and Commission
Europa Investment Holding Limited	June 10, 2022	6,409,600 Class B ordinary shares	US$640.9600	n/a
Cassini Investment Holding Limited	June 10, 2022	1,720,000 Class A ordinary shares	US$172.0000	n/a
Tucana Investment Holding Limited	June 10, 2022	3,600,000 Class A ordinary shares	US$360.0000	n/a
Fornax Investment Holding Limited	June 10, 2022	1,000,000 Class A ordinary shares	US$100.0000	n/a
Crux Investment Holding Limited	June 10, 2022	400,000 Class A ordinary shares	US$40.0000	n/a
James Webb Holding Limited	June 10, 2022	500,000 Class A ordinary shares	US$50.0000	n/a

Purchaser	Date of Issuance	Number of Securities	Consideration (in US$)	Underwriting Discount and Commission
Pengeo Investment Holding Limited	June 10, 2022	800,000 Class A ordinary shares	US$80.0000	n/a
Amalthea Investment Holding Limited	June 10, 2022	600,000 Class A ordinary shares	US$60.0000	n/a
Ganymede Investment Holding Limited	June 10, 2022	800,000 Class A ordinary shares	US$80.0000	n/a
Acrux Investment Holding Limited	September 6, 2022	770,400 Class A ordinary shares	US$70.0400	n/a
Pearl Centaurus Investment Holding Limited	September 6, 2022	600,000 Class A ordinary shares	US$60.0000	n/a
FirsTrust Group, Inc.	September 7, 2022	500,000 Class A ordinary shares	professional financial advisory services to us	n/a
Aspen impact LLC	September 7, 2022	300,000 Class A ordinary shares	professional financial advisory services to us	n/a
Pearl Centaurus Investment Holding Limited	September 9, 2022	200,000 Class A ordinary shares	US$500,000	n/a
Magellan Investment Holding Limited	September 9, 2022	900,000 Class A ordinary shares	US$2,250,000	n/a
Omega Centaurus Investment Holding Limited	September 9, 2022	900,000 Class A ordinary shares	US$2,250,000	n/a

*	Representing the number of shares before the Reverse Share Split.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

JAYUD GLOBAL LOGISTICS LIMITED

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1	Memorandum and Articles of Association of the Registrant

3.2	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.3	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.2*	Form of Representative’s Warrant

5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered and certain other legal matters

8.1	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of PacGate Law Group regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	Form of Employment Agreement between the Registrant and each of its executive officers

10.2	Form of Director Agreement between the Registrant and each of its directors

10.3	Form of Director Offer Letter between the Registrant and each of its independent directors

10.4	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

21.1	List of Significant Subsidiaries of the Registrant

23.1	Consent of Friedman LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.3	Consent of PacGate Law Group (included in Exhibit 99.2)

24.1	Powers of Attorney (included on signature page in Part II of the registration statement)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of PacGate Law Group regarding certain PRC law matters

99.3	Consent of Frost & Sullivan

99.4	Consent of Feiyong Li

99.5	Consent of Steven Gu

99.6	Consent of Jian Wang

99.7	Consent of Dun Zhao

107	Filing Fee Table

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, People’s Republic of China, on February 17, 2023.

Jayud Global Logistics Limited

By:	/s/ Xiaogang Geng
Name: Xiaogang Geng
Title: Chief Executive Officer, Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Xiaogang Geng and Lin Bao as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such ordinary shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiaogang Geng Name: Xiaogang Geng	Chief Executive Officer, Chairman of the Board of Directors (principal executive officer)	February 17, 2023

* Name: Dun Zhao	Director, Chief Marketing Officer	February 17, 2023

* Name: Feiyong Li	Director	February 17, 2023

* Name: Steven Gu	Director	February 17, 2023

* Name: Jian Wang	Director	February 17, 2023

/s/ Lin Bao Name: Lin Bao	Chief Financial Officer (principal financial and accounting officer)	February 17, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jayud Global Logistics Limited, has signed this Registration Statement or amendment thereto in New York on February 17, 2023.

Authorized U.S. Representative-Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.